As filed with the Securities and Exchange Commission on September 28, 2022

Registration No. 333-257045

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New York Community Bancorp, Inc.

(Exact Name of Registrant as specified in its Charter)

Delaware	6036	06-1377322
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

102 Duffy Avenue,

Hicksville, New York 11801

(516) 683-4100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas R. Cangemi

Chairman, President and Chief Executive Officer

New York Community Bancorp, Inc.

102 Duffy Avenue,

Hicksville, New York 11801

(516) 683-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

H. Rodgin Cohen Mark J. Menting Jared M. Fishman Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Alessandro P. DiNello President, Chief Executive Officer Flagstar Bancorp, Inc. 5151 Corporate Drive Troy, Michigan 48098 (248) 312-5741	Sven G. Mickisch David R. Clark Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

THIS POST EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT ON FORM S-4 (NO. 333-257045) SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

New York Community Bancorp, Inc. (“NYCB”) is filing this Post-Effective Amendment No. 2 on Form S-4 (File No. 333-257045) pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update the initial registration statement on Form S-4, which was previously declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 25, 2021 (the “Registration Statement”), to (i) incorporate by reference the information contained in (x) the Annual Report on Form 10-K for the year ended December 31, 2021 that NYCB filed with the SEC on February 25, 2022, (y) the Annual Report on Form 10-K for the year ended December 31, 2021 that Flagstar Bancorp, Inc. (“Flagstar”) filed with the SEC on March 1, 2022 and (z) certain other documents regarding NYCB and Flagstar that NYCB and Flagstar, respectively, have filed and will from time to time file with the SEC, (ii) update certain information in the Registration Statement and (iii) include certain information required to be included in a registration statement on Form S-4. The joint proxy statement/prospectus included in the Registration Statement is being replaced in its entirety by the amended prospectus contained in this Post-Effective Amendment No. 2.

No additional securities are being registered under this Post-Effective Amendment No. 2 and no proxies are being solicited. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this amended prospectus is not complete and may be changed. A registration statement relating to the securities described in this amended prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This amended prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION

AMENDED PROSPECTUS

On April 24, 2021, New York Community Bancorp, Inc. (“NYCB”), 615 Corp., a direct, wholly owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc. (“Flagstar”) entered into an Agreement and Plan of Merger (the “original merger agreement”). On April 26, 2022, NYCB, Merger Sub and Flagstar entered into Amendment No. 1 to the merger agreement (the “merger agreement amendment” and, together with the original merger agreement, the “merger agreement”). Pursuant to the merger agreement, NYCB will, upon the terms and subject to the conditions set forth in the merger agreement, acquire Flagstar in an all-stock transaction. Under the merger agreement, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, Flagstar will merge with and into NYCB, with NYCB as the surviving entity (the “holdco merger”). Unless otherwise agreed to in writing by NYCB and Flagstar, (i) promptly on the day after the day on which the merger and the holdco merger occur, Flagstar Bank, FSB (“Flagstar Bank, FSB”), a federally chartered stock savings bank and a wholly owned subsidiary of Flagstar, will convert into a national banking association (such resulting entity, “Flagstar Bank, NA” and such conversion, the “conversion”) and (ii) promptly following the conversion, New York Community Bank (“NYCB Bank”), a New York State-chartered savings bank and a wholly owned subsidiary of NYCB will merge with and into Flagstar Bank, NA, with Flagstar Bank, NA as the surviving bank (the “bank merger”). In the merger, holders of the common stock of Flagstar, par value $0.01 per share (“Flagstar common stock”), will receive 4.0151 shares of the common stock of NYCB, par value $0.01 per share (“NYCB common stock”), for each share of Flagstar common stock they own. Holders of NYCB common stock will continue to own their existing shares of NYCB common stock.

NYCB previously registered with the Securities and Exchange Commission (the “SEC”) shares of NYCB common stock to be issued to holders of Flagstar common stock in the merger. NYCB also previously filed with the SEC a joint proxy statement/prospectus, dated June 25, 2021 (the “joint proxy statement/prospectus”), relating to the shares of NYCB common stock to be issued in the merger and to proposals that holders of NYCB common stock (“stockholders” or “NYCB stockholders”) and Flagstar common stock (“shareholders” or “Flagstar shareholders”) were asked to vote on at respective special meetings of the NYCB stockholders and of the Flagstar shareholders. As described in the joint proxy statement/prospectus, the conditions to complete the merger include, among other things, (i) the approval by NYCB stockholders of the proposed issuance of NYCB common stock to holders of Flagstar common stock pursuant to the merger agreement and (ii) the approval by Flagstar shareholders of the merger agreement. These approvals were obtained at virtual special meetings of the NYCB stockholders and Flagstar shareholders, respectively, on August 4, 2021 (the “NYCB special meeting” and “Flagstar special meeting,” respectively). No further approval of the NYCB stockholders or Flagstar shareholders is required to complete the merger. Accordingly, at this time, neither NYCB nor Flagstar is asking you for a proxy and you are requested not to send us a proxy.

This amended prospectus relates to the shares of NYCB common stock to be issued in the merger and replaces in its entirety the joint proxy statement/prospectus. This amended prospectus (i) incorporates by reference the information contained in (x) the Annual Report on Form 10-K for the year ended December 31, 2021 that NYCB filed with the SEC on February 25, 2022, (y) the Annual Report on Form 10-K for the year ended December 31, 2021 that Flagstar filed with the SEC on March 1, 2022 and (z) certain other documents regarding NYCB and Flagstar that NYCB and Flagstar, respectively, have filed and will from time to time file with the SEC, (ii) updates certain information that had been included in the joint proxy statement/prospectus and (iii) includes certain information required to be included in a prospectus included in a registration statement on Form S-4.

In accordance with Form S-4, certain information was included in the joint proxy statement/prospectus relating to NYCB’s and Flagstar’s reasons for entering into the original merger agreement, the recommendations of the boards of directors of NYCB and Flagstar to the NYCB stockholders and Flagstar shareholders, respectively, and information considered by NYCB and Flagstar and their respective board of directors in connection with entering into the original merger agreement and making such recommendations to their respective stockholders and shareholders. Such information was included in the joint proxy statement/prospectus for consideration by the NYCB stockholders and Flagstar shareholders in connection with the proposals that such stockholders and shareholders were asked to vote on at the NYCB special meeting and the Flagstar special meeting, respectively. In accordance with Form S-4, this information must be included in this amended prospectus. Because this information relates to information available to NYCB and Flagstar at the time the original merger agreement was executed and otherwise prior to the NYCB special meeting and the Flagstar special meeting, and because no further approval of the NYCB stockholders or Flagstar shareholders is required to complete the merger, where noted in the applicable sections of this document, this information is included in this amended prospectus in the original form in which it was included in the joint proxy statement/prospectus.

This amended prospectus provides you with detailed information about the merger and the merger agreement. It also contains or references information about NYCB and Flagstar and certain related matters. You are encouraged to read this amended prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 19 for a discussion of the risks you should consider with respect to the merger. You can also obtain information about NYCB and Flagstar from documents that have been filed with the Securities and Exchange Commission that are incorporated into this amended prospectus by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either NYCB or Flagstar, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this amended prospectus is                 , 2022

ADDITIONAL INFORMATION

This amended prospectus includes important business and financial information about NYCB and Flagstar from other documents that are not included in or delivered with this document, which information is available to you without charge upon your written or oral request. Each of NYCB and Flagstar files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. This information is available to you without charge upon your written or oral request. You can obtain the documents, including the documents regarding NYCB and Flagstar incorporated by reference in this document, through the SEC website at http://www.sec.gov or by requesting them in writing, by email or by telephone at the appropriate address below. In addition, documents filed with the SEC by NYCB are available free of charge by accessing NYCB’s website at https://www.mynycb.com and documents filed with the SEC by Flagstar are available free of charge by accessing Flagstar’s website at http://investors.flagstar.com. Except for the documents regarding NYCB and Flagstar incorporated by reference in this document, the information contained on, or that may be accessed through, the respective websites of the SEC, NYCB and Flagstar is not incorporated by reference into, and is not a part of, this amended prospectus.

New York Community Bancorp, Inc. 102 Duffy Avenue Hicksville, New York 11801 Attn: Investor Relations (516) 683-4420 ir@mynycb.com	Flagstar Bancorp, Inc. 5151 Corporate Drive Troy, Michigan 48098 Attn: Investor Relations (248) 312-5741 FBCInvestorRelations@flagstar.com

You will not be charged for any of these documents that you request. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated [                ], 2022, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. The issuance by NYCB of shares of NYCB common stock pursuant to the merger agreement will not create any implication to the contrary.

This amended prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this amended prospectus regarding Flagstar has been provided by Flagstar and information contained in, or incorporated by reference into, this document regarding NYCB has been provided by NYCB.

See “Where You Can Find More Information” beginning on page 155 of this amended prospectus for further information.

SUMMARY

This summary highlights selected information in this amended prospectus and may not contain all of the information that is important to you. You should carefully read this entire amended prospectus, including the documents attached as annexes to this amended prospectus and the other documents we refer you to, for a more complete understanding of the transactions contemplated by the merger agreement. In addition, we incorporate by reference important business and financial information about NYCB and Flagstar into this amended prospectus. You may obtain the information incorporated by reference into this amended prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 155 of this amended prospectus.

Information About the Companies

NYCB

NYCB is a Delaware corporation and the bank holding company for NYCB Bank. Formerly known as Queens County Savings Bank, NYCB Bank converted from a state-chartered mutual savings bank to the capital stock form of ownership on November 23, 1993, on which date NYCB completed its initial offering of common stock (par value: $0.01 per share) at a price of $25.00 per share ($0.93 per share on a split-adjusted basis, reflecting the impact of nine stock splits between 1994 and 2004). As of June 30, 2022, NYCB had consolidated total assets of $63.1 billion, deposits of $41.2 billion and stockholders’ equity of $6.8 billion. NYCB had 2,815 employees as of December 31, 2021.

Established in 1859, NYCB Bank is a New York State-chartered savings bank with 237 branches as of June 30, 2022 that currently operates through eight local divisions, each with a history of strength and service: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. NYCB Bank is a leading producer of multi-family loans in New York City, with an emphasis on non-luxury residential apartment buildings with rent-regulated units that feature below-market rents. In addition to multifamily loans, which are NYCB Bank’s principal asset, NYCB Bank originates commercial real estate (“CRE”) loans (primarily in New York City), specialty finance loans and leases, and, to a much lesser extent, acquisition, development and construction (“ADC”) loans, and commercial and industrial (“C&I”) loans (typically made to small and mid-size business in Metro New York).

NYCB’s common stock is traded on the NYSE under the symbol “NYCB.” The principal executive offices of NYCB are located at 102 Duffy Road, Hicksville, New York 11801, and its telephone number is (516) 683-4100.

Flagstar

Flagstar is a savings and loan holding company incorporated under the state laws of Michigan. Flagstar is the holding company for Flagstar Bank, FSB a federally chartered stock savings bank founded in 1987. As of June 30, 2022, Flagstar had consolidated total assets of $24.9 billion, deposits of $17.5 billion and stockholders’ equity of $2.7 billion. Flagstar had 5,036 full-time equivalent employees as of June 30, 2022.

The principal business of Flagstar is to provide, primarily through its principal subsidiary Flagstar Bank, FSB, commercial and consumer banking services. As of June 30, 2022, Flagstar is the seventh largest bank mortgage originator in the nation and the fifth largest subservicer of mortgage loans nationwide. The relationship-based business model leverages Flagstar Bank, FSB’s full-service bank’s capabilities and national mortgage platform to create and build financial solutions for its customers. At June 30, 2022, Flagstar operated 158 full service banking branches that offer a full set of banking products to consumer, commercial and government customers. Its bank branch footprint spans Michigan, Indiana, California, Wisconsin and Ohio.

Flagstar originates mortgages through a network of brokers and correspondents in all 50 states and its own loan officers, which includes its direct lending team, from 79 retail locations and three call centers. Flagstar is also a leading national servicer of mortgage loans and provides complementary ancillary offerings including mortgage servicing rights (“MSR”) lending, servicing advance lending and MSR recapture services.

Flagstar’s common stock is traded on the NYSE under the symbol “FBC.” The principal executive offices of Flagstar are located at 5151 Corporate Drive, Troy, Michigan 48098, and its telephone number is (248) 312-2000.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of NYCB, is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into Flagstar, with Flagstar surviving as a direct, wholly owned subsidiary of NYCB and the separate corporate existence of Merger Sub will cease.

Its principal executive office is located at c/o New York Community Bancorp, Inc., 102 Duffy Road, Hicksville, New York 11801 and its telephone number is (516) 683-4100.

The Merger and the Merger Agreement (pages 27 and 106)

The terms and conditions of the merger are contained in the merger agreement. A copy of the original merger agreement, as executed on April 24, 2021, is attached as Annex A to this amended prospectus and a copy of the merger agreement amendment, as executed on April 26, 2022, is attached as Annex B to this amended prospectus. You are encouraged to read the merger agreement, including the original merger agreement and the merger agreement amendment, carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger (the “effective time”), Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity. As soon as reasonably practicable following the merger, the holdco merger will occur in which Flagstar will merge with and into NYCB, with NYCB as the surviving entity. The merger agreement further provides that, unless otherwise agreed to in writing by NYCB and Flagstar, (i) promptly on the day after the day on which the merger and the holdco merger occur, the conversion will occur in which Flagstar Bank, FSB will convert into Flagstar Bank, NA, a national banking association, and (ii) promptly following the conversion, the bank merger will occur in which NYCB Bank will merge with and into Flagstar Bank, NA, with Flagstar Bank, NA as the surviving bank. Following the merger, Flagstar common stock will be delisted from the New York Stock Exchange (the “NYSE”), deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will cease to be publicly traded. In this amended prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing,” and the date on which the closing occurs as the “closing date.”

Merger Consideration (page 107)

Each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 4.0151 shares (the “exchange ratio”) of NYCB common stock (the “merger consideration”). Flagstar shareholders who would otherwise be entitled to a fraction of a share of NYCB common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the average closing-sale prices per share of NYCB common stock on the NYSE for the consecutive period of five full trading days ending on the day preceding the closing date (the “NYCB closing share value”).

NYCB common stock is listed on the NYSE under the symbol “NYCB,” and Flagstar common stock is listed on NYSE under the symbol “FBC.” The following table shows the closing-sale prices of NYCB common stock and Flagstar common stock as reported on the NYSE, on April 23, 2021, the last trading day before the public announcement of the merger agreement, and on [                ], 2022, the last practicable trading day before the date of this amended prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Flagstar common stock, which was calculated by multiplying the closing price of NYCB common stock on those dates by the exchange ratio of 4.0151.

	NYCB Common Stock		Flagstar Common Stock		Implied Value of One Share of Flagstar Common Stock
April 23, 2021		$11.99		$45.37		$48.14
[ ], 2022	$	[ ]	$	[ ]	$	[ ]

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 27 and “The Merger Agreement—Merger Consideration” beginning on page 107.

Treatment of Flagstar Equity Awards (page 92)

The merger agreement provides that, at the effective time, each outstanding time-based restricted stock award unit (a “Flagstar RSU”) under Flagstar’s 2016 Stock Award and Incentive Plan (the “Flagstar stock plan”), whether vested or unvested, will cease to represent a restricted stock unit denominated in shares of Flagstar common stock and will be converted into a time-based restricted stock unit denominated in shares of NYCB common stock (each, an “NYCB RSU”). The number of shares of NYCB common stock subject to each such NYCB RSU will be equal to the product of (i) the number of shares of Flagstar common stock subject to such Flagstar RSU immediately prior to the effective time (including any applicable dividend equivalents), multiplied by (ii) the exchange ratio.

The merger agreement also provides that, at the effective time, each outstanding performance share unit award (a “Flagstar PSU”) under the Flagstar stock plan for which the applicable performance period is complete, including awards granted prior to the date of the merger agreement under Flagstar’s Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, will cease to represent a performance share unit denominated in shares of Flagstar common stock and will be converted into the right to receive the merger consideration in respect of the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time based on actual performance through completion of the applicable performance period as determined by the compensation committee of the Flagstar board (the “Flagstar Compensation Committee”) in its reasonable judgment, less applicable tax withholding.

The merger agreement further provides that, at the effective time, each outstanding Flagstar PSU for which the applicable performance period is not complete will cease to represent a performance share unit denominated in shares of Flagstar common stock and will be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU will be equal to the product of (A) the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time (including any applicable dividend equivalents) based on (1) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (2) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (B) the exchange ratio.

Except as specifically provided above, each NYCB RSU will continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Flagstar stock plan or award agreement; provided that such protections will be extended to apply until 18 months after the effective time) as were applicable to the applicable Flagstar RSU or Flagstar PSU immediately prior to the effective time.

The merger agreement provides that, at the effective time, each outstanding restricted stock award held by a Flagstar director (a “Flagstar restricted share”) under the Flagstar stock plan, whether vested or unvested, will accelerate in full and will be converted into, and become exchanged for, the merger consideration.

For more information see “The Merger Agreement—Treatment of Flagstar Equity Awards” beginning on page 92.

Flagstar 401(k) Plan (page 116)

It is expected that the Flagstar Financial, Inc. 401(k) Employee Savings Plan (the “Flagstar 401(k) plan”) will remain in effect through and after the closing date, and will be merged into a 401(k) plan sponsored by NYCB or one of its subsidiaries (the “NYCB 401(k) plan”) at a later date. However, the merger agreement provides that if requested by NYCB in writing delivered to Flagstar not less than 20 business days before the closing date, the board of directors of Flagstar (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Flagstar 401(k) plan, effective as of the day prior to the closing date and contingent upon the occurrence of the effective time. If NYCB requests that the Flagstar 401(k) plan be terminated, (i) Flagstar will provide NYCB with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by NYCB) not later than two days immediately preceding the closing date and (ii) the employees of Flagstar and its subsidiaries who at the effective time become employees of NYCB or its subsidiaries (the “continuing employees”) will be eligible to participate, effective as of the effective time, in the NYCB 401(k) plan. NYCB and Flagstar will take any and all actions as may be required, including amendments to the Flagstar 401(k) plan and/or the NYCB 401(k) plan, to permit the continuing employees to make rollover contributions to the NYCB 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Internal Revenue Code of 1986, as amended (the “Code”)) from the Flagstar 401(k) plan in the form of cash, notes (in the case of loans), NYCB common stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Flagstar 401(k) plan, and NYCB will endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollovers.

Employee Stock Purchase Plan Matters (page 117)

The merger agreement provides that as soon as reasonably practicable following the date of the merger agreement and in any event prior to the effective time, Flagstar shall take all actions (including obtaining any necessary determinations and/or resolutions of the Flagstar board or Flagstar Compensation Committee and, if appropriate, amending the terms of the Flagstar 2017 Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable laws to ensure that (i) except for the three-month offering period under the ESPP that commenced on April 1, 2021 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of the merger agreement, (ii) the Final Offering shall end on a date no later than the business day immediately preceding the closing date (the earlier of the date the Final Offering ends and the business day immediately preceding the closing date, the “ESPP Termination Date”), (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Flagstar common stock in accordance with the ESPP as of the end of the Final Offering, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (iv) the applicable purchase price for shares of Flagstar common stock shall not be decreased below the levels set forth in the ESPP as of the date of the merger agreement and (v) the ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the ESPP thereafter other than in accordance with the preceding clause (iii). The ESPP was terminated on June 30, 2021.

For more information see “The Merger Agreement—Covenants and Agreements—ESPP Matters” beginning on page 117.

U.S. Federal Income Tax Consequences of the Merger (page 127)

The merger and the holdco merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Flagstar’s obligation to complete the merger is conditioned on the receipt by Flagstar of an opinion from its counsel to the effect that the merger and the holdco merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Additionally, NYCB’s obligation to complete the merger is conditioned on either (i) the receipt of a similar opinion from its counsel or (ii) the merger and the holdco merger, taken together, not reasonably being expected to result in a Material Adverse Tax Consequence (as defined in the merger agreement) to NYCB. Accordingly, assuming the receipt and accuracy of the opinions described in the preceding sentences, a holder who receives solely shares of NYCB common stock (or receives NYCB common stock and cash solely in lieu of a fractional share) in exchange for shares of Flagstar common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of NYCB common stock.

For more detailed information, please refer to “U.S. Federal Income Tax Consequences of the Merger” beginning on page 127.

The United States federal income tax consequences described above may not apply to all holders of Flagstar common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors (page 34)

The information under this caption of this amended prospectus relates to NYCB’s reasons for entering into the original merger agreement, the recommendation of the board of directors of NYCB to the NYCB stockholders and information considered by NYCB and its board of directors in connection with entering into the original merger agreement and making such recommendation to the NYCB stockholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus. References under this caption of this amended prospectus to the merger agreement and to the transactions contemplated by the merger agreement should be read as referring to the original merger agreement and to the transactions contemplated by the original merger agreement, respectively.

The NYCB board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of NYCB and its stockholders and unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The NYCB board of directors unanimously recommended that NYCB stockholders vote “FOR” a proposal to approve the issuance of NYCB common stock to holders of Flagstar common stock pursuant to the merger agreement (the “NYCB share issuance proposal” and such issuance the “NYCB share issuance”) and “FOR” a proposal to adjourn the NYCB special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there were not sufficient votes to approve the NYCB share issuance proposal, or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus was timely provided to holders of NYCB common stock (the “NYCB adjournment proposal”). For a more detailed discussion of the NYCB board of directors’ recommendation, see “The Merger—NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors” beginning on page 34.

Opinions of NYCB’s Financial Advisors (page 36)

The information under this caption of this amended prospectus relates to information considered by the board of directors of NYCB in its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, and in making its recommendation to the NYCB stockholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus. Piper Sandler & Co. (“Piper Sandler”) and

Goldman Sachs & Co. LLC (“Goldman Sachs”) separately provided opinions, each dated April 24, 2021, to NYCB’s board of directors, as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger to NYCB, as described below under this caption. The opinions do not speak as of the date of this amended prospectus or as of any other date subsequent to the dates of those opinions. Any references under this caption of this amended prospectus to the merger agreement, Merger Agreement or Agreement are references to the original merger agreement, as executed by NYCB, Merger Sub and Flagstar on April 24, 2021. Further, any references under this caption of this amended prospectus to current data or other information refer to data or other information that was current in connection with the relevant opinion and any related financial analyses, as described in this section.

Opinion of Piper Sandler & Co. (page 37)

Piper Sandler acted as financial advisor to NYCB’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 24, 2021 meeting at which NYCB’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on April 24, 2021, to the effect that, as of such date, the exchange ratio was fair to NYCB from a financial point of view. Piper Sandler’s opinion speaks only as of the date of the opinion. The full text of Piper Sandler’s opinion is attached as Annex C to this amended prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.

Piper Sandler’s opinion was for the information of, and was directed to, the NYCB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of NYCB to engage in the merger or enter into the Agreement, nor did Piper Sandler’s opinion constitute a recommendation to the NYCB board of directors in connection with the merger. Piper Sandler’s opinion did not constitute a recommendation to any holder of NYCB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. You are urged to read the entire opinion carefully.

For more information, see “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.,” beginning on page 37 and Annex C.

Opinion of Goldman Sachs & Co. LLC (page 50)

At a meeting of the NYCB board of directors, Goldman Sachs rendered to the NYCB board of directors its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion dated as of April 24, 2021, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to NYCB.

The full text of the written opinion of Goldman Sachs, dated April 24, 2021, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this amended prospectus as Annex D. The summary of the Goldman Sachs opinion contained in this amended prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the NYCB board of directors in connection with its consideration of the proposed merger and the opinion did not constitute a recommendation as to how any holder of shares of NYCB common stock should vote with respect to the proposed merger or any other matter.

For more information, see “The Merger—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC,” beginning on page 50 and Annex D.

Interests of Certain NYCB Directors and Executive Officers in the Merger (page 88)

The information under this caption of this amended prospectus relates to information considered by NYCB in connection with entering into the original merger agreement and by the board of directors of NYCB in making its recommendation to the NYCB stockholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus. The information presented under this caption and in the section entitled “The Merger—Interests of Certain NYCB Directors and Executive Officers in the Merger” beginning on page 88, reflects the interests of NYCB directors and officers in the merger as of August 4, 2021 or as stated below with respect to “The Merger—Interests of Certain NYCB Directors and Executive Officers—Quantification of Potential Payments and Benefits to NYCB’s Named Executive Officers in Connection with the Merger”, each based on the assumptions stated in those sections. Subsequent to the special meeting of NYCB’s stockholders, NYCB continued to take compensation and benefits actions in the ordinary course and as permitted by the merger agreement, including the payment of annual bonuses, the vesting, settlement and grant of equity awards, among other actions that are not represented in this disclosure. References under this caption of this amended prospectus to the transactions contemplated by the merger agreement should be read as referring to the transactions contemplated by the original merger agreement.

The directors and executive officers of NYCB have certain interests in the merger that may be different from, or in addition to, the interests of NYCB’s stockholders generally. These interests include, among others, the following:

•

Mr. Cangemi has entered into a letter agreement with NYCB which provides that following the effective time, Mr. Cangemi will continue to serve as the President and Chief Executive Officer of NYCB but will cease to serve as Chairman of the NYCB board, and provides for specified termination rights and benefits in connection with the merger;

•

pursuant to the terms of the merger agreement, NYCB will take all necessary action to cause the NYCB Employee Stock Ownership Plan, as amended and restated effective January 1, 2012 (the “ESOP”) to be terminated as of not later than the business day prior to the effective time. Subject to the terms of the ESOP and applicable law, upon termination of the ESOP, the accounts of all participants and beneficiaries in the ESOP immediately prior to the effective time will become fully vested as of the effective time of the termination of the ESOP;

•

pursuant to the terms of the merger agreement, NYCB will take all necessary action to cause the Supplemental Benefits Plan of NYCB Bank to be terminated at or immediately prior to the effective time and to pay each participant a lump sum cash amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan; and

•	following the effective time, certain of NYCB’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of NYCB and NYCB Bank.

NYCB’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that NYCB’s stockholders vote to approve the share issuance proposal. For more information, see “The Merger—Background of the Merger” beginning on page 27 and “The Merger—NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors” beginning on page 34. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of Certain NYCB Directors and Executive Officers in the Merger” beginning on page 88. The merger will not constitute a “change in control” for purposes of NYCB’s compensation arrangements.

Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors (page 60)

The information under this caption of this amended prospectus relates to Flagstar’s reasons for entering into the original merger agreement, the recommendation of the board of directors of Flagstar to the Flagstar shareholders and information considered by Flagstar and its board of directors in connection with entering into the original merger agreement and making such recommendation to the Flagstar shareholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus. References under this caption of this amended prospectus to the merger agreement and to the transactions contemplated by the merger agreement should be read as referring to the original merger agreement and to the transactions contemplated by the original merger agreement, respectively.

After careful consideration, the Flagstar board of directors, by action by unanimous written consent dated as of April 24, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Flagstar and its shareholders, and (ii) adopted the merger agreement and the consummation of the transactions contemplated thereby. Accordingly, the Flagstar board unanimously recommended that the Flagstar common shareholders vote “FOR” a proposal to approve the merger agreement (the “Flagstar merger proposal”), “FOR” a proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Flagstar in connection with the transactions contemplated by the merger agreement (the “Flagstar compensation proposal”) and “FOR” a proposal to adjourn the Flagstar special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there were not sufficient votes to approve the Flagstar merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus was timely provided to Flagstar shareholders (the “Flagstar adjournment proposal”). For a more detailed discussion of the Flagstar board of directors’ recommendation, see “The Merger—Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors” beginning on page 60.

Opinions of Flagstar’s Financial Advisors (page 63)

The information under this caption of this amended prospectus relates to information considered by Flagstar in connection with entering into the original merger agreement and by the board of directors of Flagstar in making its recommendation to the Flagstar shareholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus.

Morgan Stanley & Co. LLC (“Morgan Stanley”) and Jefferies LLC (“Jefferies”) separately provided financial opinions, each dated April 24, 2021, to Flagstar’s board of directors. The opinions do not speak as of the date of this amended prospectus or as of any other date subsequent to the dates of those opinions. Any references under this caption of the amended prospectus to the merger agreement, Merger Agreement or Agreement are references to the original merger agreement, as executed by NYCB, Merger Sub and Flagstar on April 24, 2021. Further, any references under this caption of the amended prospectus to current data or other information refer to data or other information that was current in connection with the relevant opinion and any related financial analyses, as described in this section.

Opinion of Morgan Stanley & Co. LLC (page 63)

Flagstar retained Morgan Stanley to provide it with financial advisory services in connection with a possible merger with NYCB, and, if requested by Flagstar, a financial opinion with respect thereto. Flagstar selected Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Flagstar. In connection with the merger, Morgan Stanley rendered to the Flagstar board of directors at its special meeting on April 24, 2021, its oral opinion, subsequently confirmed by delivery of a written opinion dated April 24, 2021, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of shares of Flagstar common stock (other than shares owned by Flagstar or NYCB (in each case other than shares of Flagstar common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Flagstar or NYCB in respect of debts previously contracted) (collectively, “excluded shares”)).

The full text of the written opinion of Morgan Stanley, dated April 24, 2021, is attached as Annex E to this amended prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Flagstar board of directors and addresses only the fairness, from a financial point of view, to holders of shares of Flagstar common stock (other than holders of the excluded shares) of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and did not constitute a recommendation to shareholders of Flagstar or stockholders of NYCB as to how to vote at any shareholders meetings held with respect to the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this amended prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which NYCB common stock will trade following the consummation of the merger or at any time.

For more information, see “The Merger—Opinions of Flagstar’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” beginning on page 63 and Annex E to this amended prospectus.

Opinion of Jefferies LLC (page 75)

At a meeting of the Flagstar board of directors held on April 24, 2021 to evaluate the merger, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated April 24, 2021, to the Flagstar board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Flagstar common stock (other than holders of the excluded shares).

Jefferies’ opinion was provided for the use and benefit of the Flagstar board of directors (in its capacity as such) in its evaluation of the exchange ratio from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Flagstar, nor did it address the underlying business decision by Flagstar to engage in the merger. Jefferies’ opinion did not constitute a recommendation as to how the Flagstar board of directors, and did not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter.

For more information, see “The Merger—Opinions of Flagstar’s Financial Advisors—Opinion of Jefferies LLC” beginning on page 75 and Annex F to this amended prospectus.

Interests of Certain Flagstar Directors and Executive Officers in the Merger (page 91)

The information under this caption of this amended prospectus relates to information considered by Flagstar in connection with entering into the original merger agreement and by the board of directors of Flagstar in making its recommendation to the Flagstar shareholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus. The information presented under this caption and in the section entitled “The Merger—

Interests of Certain Flagstar Directors and Executive Officers in the Merger” beginning on page 91, reflects the interests of certain Flagstar directors and officers in the merger as of August 4, 2021 or as stated below with respect to “The Merger—Interests of Certain Flagstar Directors and Executive Officers—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger”, each based on the assumptions stated in those sections. Subsequent to the special meeting of Flagstar’s shareholders, Flagstar continued to take compensation and benefits actions in the ordinary course and as permitted by the merger agreement, including the payment of annual bonuses, the vesting, settlement and grant of equity awards, among other actions that are not represented in this disclosure. References under this caption of this amended prospectus to the transactions contemplated by the merger agreement should be read as referring to the transactions contemplated by the original merger agreement.

The directors and executive officers of Flagstar have certain interests in the merger that may be different from, or in addition to, the interests of Flagstar’s shareholders generally. These interests include, among others, the following:

•

Flagstar equity awards (with the exception of Flagstar restricted shares held by its non-employee directors (each, a “Flagstar director restricted share”) and Flagstar PSUs for which the applicable performance period is complete) will be converted into equity awards of NYCB based on the exchange ratio (with the number of shares underlying Flagstar PSUs granted in 2020 set at 150% of the target level and for Flagstar PSUs granted in 2021 and thereafter, set at the target level of performance). Except as specifically provided in the merger agreement, following the closing of the merger (the “closing” or the “effective time”), each converted Flagstar equity award will continue to be governed by the same terms and conditions as were applicable to such awards immediately prior to the effective time, provided that any “change in control” post-termination protections applicable to such awards will be extended to apply until 18 months after the effective time. See “The Merger Agreement—Treatment of Flagstar Equity Awards” beginning on page 92;

•	each Flagstar director restricted share will be converted based on the exchange ratio into the right to receive the merger consideration;

•

certain Flagstar executive officers (including two of its named executive officers) are party to change in control agreements with Flagstar (the “change in control agreements”) that provide for certain severance benefits if the executive officer’s employment is terminated by Flagstar without cause or if the executive officer resigns employment for good reason, in each case, during the period beginning three months prior to and ending 12 months after a change in control, which includes the closing of the merger;

•

Mr. DiNello has entered into a non-competition and non-solicitation agreement with Flagstar (the “restrictive covenants agreement”), which provides for a lump-sum payment to be made within ten days after the closing, subject to continued compliance with certain non-competition and non-solicitation of customers, suppliers and employees covenants;

•

three Flagstar executive officers (including two named executive officers) have entered into new employment agreements (including an offer letter) with NYCB, effective upon the closing, which provide for one-time retention bonus awards to certain individuals and in all cases, severance entitlements effective upon an involuntary termination of employment or resignation for good reason. See “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger—NYCB Employment Agreements” beginning on page 95 and “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger—NYCB Offer Letter” beginning on page 96;

•

pursuant to the terms of the merger agreement and the confidential disclosure schedules, during the period commencing at the effective time and ending on the later of the first anniversary of the effective time and December 31, 2022, any continuing employee of Flagstar, including each executive officer, whose employment is involuntarily terminated or, if applicable, terminated due to a resignation for good reason, will be entitled to receive severance benefits, as follows: (i) with respect to participants in the Flagstar severance plan, effective as of January 18, 2017, benefits set forth in the Flagstar severance plan and (ii) with respect to any continuing employee that is party to a change in control agreement that has not been replaced or superseded as of the effective time, the benefits set forth in such change in control agreement;

•

one of Flagstar’s named executive officers, Stephen Figliuolo, entered into a consulting agreement with NYCB effective as of closing, that provides for annual consulting fees for services to NYCB over the one-year period after the closing;

•

pursuant to the terms of the merger agreement and the confidential disclosure schedules, the Flagstar Compensation Committee may determine that payment of annual cash incentives to Flagstar employees, including its executive officers, with respect to 2021 shall be subject to accelerated vesting and payment upon a participant’s termination of employment without cause, for good reason or due to death or disability, in each case, after the closing of the merger, if such closing occurs prior to the date that 2021 annual cash bonuses are paid in the ordinary course;

•

pursuant to the terms of the merger agreement, Flagstar’s directors and executive officers are entitled to continued indemnification and insurance coverage. See “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger—Indemnification; Directors’ and Officers’ Insurance” beginning on page 97; and

•

at the effective time, certain of Flagstar’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of NYCB and NYCB Bank, and certain of Flagstar’s directors will be invited to serve as members of an advisory board. See “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger—Membership of the Boards of Directors of NYCB and NYCB Bank” beginning on page 97.

Flagstar’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Flagstar’s shareholders vote to approve the merger proposal. For more information, see “The Merger—Background of the Merger” beginning on page 27 and “The Merger—Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors” beginning on page 60. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger” beginning on page 91.

Governance of NYCB After the Merger (page 100)

Prior to the effective time, the NYCB board of directors will take all actions necessary to adopt amendments to the amended and restated bylaws of NYCB (the “NYCB Bylaws”) set forth in Exhibit B to the original merger agreement regarding governance matters (such amendment, the “NYCB bylaws amendment”). Effective as of the effective time of the holdco merger, and in accordance with the NYCB bylaws amendment, the number of directors that will comprise the full board of directors of each of NYCB and of NYCB Bank will each be 12, of which (i) eight will be directors of NYCB immediately prior to the effective time, which will include the Chief Executive Officer of NYCB immediately prior to the effective time, Robert Wann, a current director and Chief Operating Officer of NYCB, Hanif Dahya, a current director of NYCB who will serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four will be directors of Flagstar immediately prior to the effective time (the “Flagstar designated directors”), which will include the Chief Executive Officer of Flagstar immediately prior to the effective time, who will serve as the Non-Executive Chairman of the NYCB board of directors and the NYCB Bank board of directors, David Treadwell, a current director of Flagstar who will serve as the chairman of the risk assessment committee of the NYCB board of directors, and such other directors of Flagstar immediately prior to the effective time as mutually agreed to by Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards.

At the effective time, NYCB will invite all directors of Flagstar immediately prior to the effective time, other than the Flagstar designated directors, to become members of an advisory board of NYCB (the “advisory board”), and will cause all such individuals who accept such invitation to be elected or appointed for a two-year term as members of the advisory board. Such members of the advisory board will serve on the advisory board until the second anniversary of the closing date or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served.

Regulatory Approvals (page 101)

Subject to the terms of the merger agreement, NYCB and Flagstar have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals (as defined in “The Merger—Regulatory Approvals”), use their reasonable best efforts to make such filings by May 16, 2022), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. Pursuant to the original merger agreement, these approvals included, among others, the approval of (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the Federal Deposit Insurance Corporation (the “FDIC”), (iii) the New York State Department of Financial Services (“NYDFS”), (iv) Ginnie Mae, Fannie Mae, Freddie Mac, the Federal Housing Authority of the U.S. Department of Housing and Urban Development, the United States Department of Agriculture and the United States Department of Veterans Affairs (collectively, the “Mortgage Agencies”) with respect to mortgage banking and mortgage servicing activities of Flagstar and certain subsidiaries of Flagstar and (v) the Texas Department of Insurance and the Vermont Department of Financial Regulation with respect to the change of control of certain Flagstar subsidiaries that hold licenses to engage in certain insurance activities. The initial submission of regulatory applications to the Federal Reserve Board, FDIC and NYDFS occurred on May 19, 2021, and the initial regulatory submissions with the Mortgage Agencies had been made as of June 11, 2021, the date of the initial filing of the registration statement on Form S-4 of which this amended prospectus forms a part.

Pursuant to the amendments to the merger agreement effected by the merger agreement amendment, the approvals of the FDIC and the NYDFS are no longer required to consummate the transactions contemplated by the merger agreement. The requirement to obtain these approvals has been replaced, pursuant to the merger agreement amendment, with the approval of the Office of the Comptroller of the Currency (the “OCC”), which is required to consummate the transactions contemplated by the merger agreement. The merger agreement amendment made no other changes to the approvals required to consummate the transactions contemplated by the merger agreement, including those described in the previous paragraph. The initial submission of regulatory applications to the OCC occurred on May 10, 2022.

Although neither NYCB nor Flagstar knows of any reason why it cannot obtain the regulatory approvals required to consummate the transactions contemplated by the merger agreement in a timely manner, NYCB and Flagstar cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger, the holdco merger, the conversion or the bank merger.

Expected Timing of the Merger

The transaction is expected to close as soon as practicable, subject to the satisfaction of customary closing conditions, including the requisite approvals by the stockholders of NYCB and the shareholders of Flagstar, which have already been obtained, and the receipt of the requisite regulatory approvals. However, neither NYCB nor Flagstar can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to the satisfaction or waiver of conditions and factors outside the control of both NYCB and Flagstar. NYCB and Flagstar must obtain the approvals required under the merger agreement and satisfy certain other customary closing conditions. NYCB and Flagstar expect the merger to be completed promptly once NYCB and Flagstar have obtained the approvals required under the merger agreement, and have satisfied certain other closing conditions.

Conditions to Complete the Merger (page 122)

As more fully described in this amended prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•

the requisite NYCB vote and the requisite Flagstar vote, which were obtained at the NYCB special meeting and Flagstar special meeting, respectively, on August 4, 2021. See “The Merger Agreement—Meetings; Recommendation of NYCB’s and Flagstar Boards of Directors” beginning on page 120 for additional information regarding the “requisite NYCB vote” and the “requisite Flagstar vote”;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the NYCB common stock to be issued in the merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, without the imposition of any materially burdensome regulatory condition. See “The Merger—Regulatory Approvals” beginning on page 101 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

•

the effectiveness of the registration statement of which this amended prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction, decree or other legal restraint prohibiting the consummation of the merger, the holdco merger or the bank merger issued by any governmental entity being in effect, and no law, statute, rule or regulation having been enacted, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the holdco merger or the bank merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

(i) with respect to Flagstar’s obligation to complete the merger, the receipt by Flagstar of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) with respect to NYCB’s obligation to complete the merger, either (A) the receipt by NYCB by a similar opinion of its legal counsel or (B) the merger and the holdco merger, taken together, are not reasonably expected to result in Material Adverse Tax Consequences (as defined in the merger agreement) to NYCB.

Termination of the Merger Agreement (page 123)

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Flagstar vote or the requisite NYCB vote, in the following circumstances:

•	by mutual written consent of NYCB and Flagstar;

•

by either NYCB or Flagstar if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the holdco merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the holdco merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either NYCB or Flagstar if the merger has not been completed on or before October 31, 2022 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either NYCB or Flagstar (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Flagstar, in the case of a termination by NYCB, or NYCB or Merger Sub, in the case of a termination by Flagstar, which either individually or in the aggregate would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by Flagstar prior to such time that the requisite NYCB vote was obtained, if (i) NYCB or the NYCB board of directors had made a recommendation change or (ii) NYCB or the NYCB board of directors breached in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the NYCB board recommendation, see “The Merger Agreement—Meetings; Recommendation of NYCB’s and Flagstar’s Boards of Directors” beginning on page 120 for additional information regarding the “recommendation change”; or

•

by NYCB prior to such time that the requisite Flagstar vote was obtained, if (i) Flagstar or the Flagstar board of directors had made a recommendation change or (ii) Flagstar or the Flagstar board of directors breached in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Flagstar board recommendation.

Neither NYCB nor Flagstar is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of NYCB common stock or Flagstar common stock.

Termination Fee (page 124)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of NYCB’s or Flagstar’s respective boards, NYCB or Flagstar may be required to pay a termination fee to the other equal to $90 million.

Accounting Treatment (page 101)

The merger will be accounted for as an acquisition of Flagstar by NYCB under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Rights of Flagstar Shareholders Will Change as a Result of the Merger

The rights of Flagstar shareholders are governed by Michigan law and the second amended and restated articles of incorporation of Flagstar (the “Flagstar articles of incorporation”) and the sixth amended and restated bylaws of Flagstar (the “Flagstar bylaws”). In the merger, Flagstar shareholders will become NYCB stockholders, and their rights will be governed by Delaware law and the amended and restated certificate of incorporation of NYCB, as amended (the “NYCB certificate of incorporation”), and the NYCB bylaws, as amended by the NYCB bylaws amendment attached to the original merger agreement as Exhibit B. Flagstar shareholders will have different rights once they become NYCB stockholders due to differences between the Flagstar governing documents and Michigan law, on the one hand, and the NYCB governing documents and Delaware law, on the other hand. These differences are described in more detail under the section entitled “Comparison of the Rights of NYCB Stockholders and Flagstar Shareholders” beginning on page 139.

Delisting and Deregistration of Flagstar Common Stock

Following the merger, Flagstar common stock will be delisted from NYSE and deregistered under the Exchange Act. Following the merger, shares of NYCB common stock will continue to be traded on the NYSE.

The NYCB Stockholder Approval (page 101)

On June 25, 2021, NYCB filed the joint proxy statement/prospectus with the SEC and, shortly thereafter, NYCB began to mail the joint proxy statement/prospectus statement to its stockholders as of the close of business on June 18, 2021, the record date for the determination of NYCB stockholders entitled to vote at the NYCB special meeting.

The NYCB special meeting was held on August 4, 2021, virtually via webcast, pursuant to notice duly given. At the close of business on June 18, 2021, the record date for the determination of NYCB stockholders entitled to vote at the NYCB special meeting, there were 465,060,525 shares of NYCB common stock, each share being entitled to vote, constituting all of the outstanding voting securities of NYCB. At the NYCB special meeting, the holders of 332,064,008 shares of NYCB’s common stock were represented in person or by proxy constituting a quorum. NYCB’s stockholders approved the NYCB share issuance proposal, with 326,306,527 shares voted for, 3,944,884 shares voted against and 1,812,597 abstentions. There were zero broker non-votes on the NYCB share issuance proposal. A vote on the NYCB adjournment proposal was not taken. The NYCB adjournment proposal was withdrawn as there were sufficient votes to approve the NYCB share issuance proposal.

The Flagstar Shareholder Approval (page 101)

On June 25, 2021, Flagstar filed the joint proxy statement/prospectus with the SEC and, shortly thereafter, Flagstar began to mail the joint proxy statement/prospectus statement to its shareholders as of the close of business on June 18, 2021, the record date for the determination of Flagstar shareholders entitled to vote at the Flagstar special meeting.

The Flagstar special meeting was held on August 4, 2021, virtually via webcast, pursuant to notice duly given. At the close of business on June 18, 2021, the record date for the determination of shareholders entitled to vote at the Flagstar special meeting, there were 52,791,585 shares of Flagstar common stock, each share being entitled to vote, constituting all of the outstanding voting securities of Flagstar. At the Flagstar special meeting, the holders of 42,625,395 shares of Flagstar’s common stock were represented in person or by proxy constituting a quorum. Flagstar’s shareholders approved the Flagstar merger proposal, with 41,750,314 shares voted for, 806,901 shares voted against and 68,180 abstentions. Flagstar’s shareholders did not approve the Flagstar compensation proposal, with 7,861,619 shares voted for, 34,640,416 shares voted against and 123,360 abstentions. Flagstar’s shareholders approved the Flagstar adjournment proposal, with 38,572,288 shares voted for, 3,978,712 shares voted against and 74,395 abstentions. There were zero broker non-votes on any of the Flagstar merger proposal, Flagstar compensation proposal or Flagstar adjournment proposal.

Appraisal or Dissenters’ Rights in the Merger (page 104)

NYCB stockholders are not entitled to appraisal rights under the Delaware General Corporation Law (the “DGCL”) and Flagstar shareholders are not entitled to dissenters’ rights under the Michigan Business Corporation Act (the “MBCA”). For more information, see “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 104.

Litigation Relating to the Merger (page 105)

Between June 14, 2021 and July 26, 2021, eight putative shareholders of Flagstar or stockholders of NYCB filed litigation related to the transaction. The complaints named as defendants one or more of Flagstar, NYCB and the members of the companies’ board of directors. Each complaint alleged, among other things, that the joint proxy statement/prospectus filed with the SEC on June 25, 2021 was materially incomplete and misleading in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. On July 30, 2021, Flagstar and NYCB issued additional disclosures concerning the proposed merger. Thereafter, six of the eight lawsuits were dismissed voluntarily. Two actions, Raul v. New York Community Bancorp, Inc. et al., No. 21-cv-5562, which is brought against NYCB and its board of directors, and Karp v. New York Community Bancorp, Inc. et al., No. 21-cv-5505, which is brought against the same defendants as well as Flagstar and Merger Sub, remain pending, but no defendant in either case ever was served, and those plaintiff have taken no steps to pursue the litigation.

Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. NYCB and Flagstar intend to defend vigorously against the pending lawsuits described above and any other future lawsuits challenging the merger.

Risk Factors (page 19)

The issuance by NYCB of shares of NYCB common stock to Flagstar shareholders pursuant to the merger agreement involves certain risks. You should carefully read this amended prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 19.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this amended prospectus (including in the documents attached as annexes to this amended prospectus) or incorporated by reference into this amended prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations, estimates and projections about, among other things, NYCB’s and Flagstar’s businesses, beliefs of NYCB’s and Flagstar’s management and assumptions made by NYCB’s and Flagstar’s management. Any statement that does not describe historical or current facts is a forward-looking statement, including statements regarding the expected timing, completion and effects of the proposed transactions and NYCB’s and Flagstar’s expected financial results, prospects, targets, goals and outlook. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Future Factors include, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the outcome of any legal proceedings that may be instituted against NYCB or Flagstar;

•

the possibility that the proposed combination will not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated;

•	the ability of NYCB and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction;

•	the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of either or both parties to the combination;

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where NYCB and Flagstar do business;

•	certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;

•	NYCB’s and Flagstar’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate

Flagstar’s operations and those of NYCB, and that such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected;

•	the dilution caused by NYCB’s issuance of additional shares of its capital stock in connection with the proposed transaction; and

•	other factors that may affect future results of NYCB and Flagstar.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which NYCB, Flagstar or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

For any forward-looking statements made in this amended prospectus or in any documents incorporated by reference into this amended prospectus, NYCB and Flagstar claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this amended prospectus or the dates of the documents incorporated by reference into this amended prospectus. Except as required by applicable law, neither NYCB nor Flagstar undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that NYCB and Flagstar have filed with the SEC as described under “Where You Can Find More Information” beginning on page 155.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this amended prospectus.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained in and incorporated by reference into this amended prospectus. In particular, you should carefully consider the matters discussed under “Risk Factors” in NYCB’s Annual Report on Form 10-K for the year ended December 31, 2021 and Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2021, which are incorporated by reference in this amended prospectus. The risks described below or in documents incorporated by reference herein also include forward-looking statements, and NYCB’s and Flagstar’s actual results, as applicable, may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the Consummation of the Merger and NYCB Following the Merger

Because the market price of NYCB common stock may fluctuate, Flagstar shareholders cannot be certain of the market value of the merger consideration they will receive.

In the merger, each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions), will be converted into 4.0151 shares of NYCB common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either NYCB common stock or Flagstar common stock. Changes in the price of NYCB common stock between now and the time of the merger will affect the value that Flagstar shareholders will receive in the merger. Neither NYCB nor Flagstar is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of NYCB common stock or Flagstar common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Flagstar’s and NYCB’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of Flagstar, NYCB and other banking companies, the effects of the COVID-19 pandemic and regulatory considerations, many of which are beyond Flagstar’s and NYCB’s control. You should obtain current market quotations for shares of NYCB common stock and for shares of Flagstar common stock.

The market price of NYCB common stock after the merger may be affected by factors different from those currently affecting the market price of shares of Flagstar common stock or NYCB common stock.

In the merger, Flagstar shareholders will become NYCB stockholders. NYCB’s business differs from that of Flagstar. NYCB is a leading producer of multi-family loans in New York City, with an emphasis on non-luxury residential apartment buildings with rent-regulated units that feature below-market rents, while Flagstar is the seventh largest bank mortgage originator in the nation and the fifth largest subservicer of mortgage loans nationwide. Accordingly, the results of operations of NYCB and the market price of NYCB common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of NYCB and Flagstar. For a discussion of the businesses of NYCB and Flagstar and of certain factors to consider in connection with those businesses, see the documents regarding NYCB and Flagstar incorporated by reference into this amended prospectus and referred to under “Where You Can Find More Information” beginning on page 155.

The opinions delivered by Piper Sandler and Goldman Sachs to NYCB’s board of directors and the opinions delivered by Morgan Stanley and Jefferies to Flagstar’s board of directors, respectively, prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.

The respective oral opinions from Piper Sandler and Goldman Sachs, which are NYCB’s financial advisors, were rendered to NYCB’s board of directors, and the respective oral opinions from Morgan Stanley and Jefferies, which are Flagstar’s financial advisors, were rendered to Flagstar’s board of directors and subsequently confirmed by delivery of their respective written opinions dated April 24, 2021. Changes in the operations and prospects of NYCB or Flagstar, general market and economic conditions and other factors which may be beyond the control of NYCB and Flagstar, including the ongoing effects of the COVID-19 pandemic on such market and economic conditions, and the market prices of NYCB and Flagstar, may have altered the value of NYCB or Flagstar or the prices of shares of NYCB common stock and shares of Flagstar common stock as of the date of this amended prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of the date of this amended prospectus or as of any other date subsequent to the dates of those opinions.

Combining NYCB and Flagstar may be more difficult, costly or time-consuming than expected, and NYCB and Flagstar may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of NYCB and Flagstar. To realize the anticipated benefits and cost savings from the merger, NYCB and Flagstar must integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If NYCB and Flagstar are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of NYCB following the completion of the merger, which may adversely affect the value of the common stock of NYCB following the completion of the merger.

NYCB and Flagstar have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of NYCB and Flagstar during this transition period and on NYCB for an undetermined period after completion of the merger.

Litigation related to the merger has been filed against Flagstar, the Flagstar board of directors, NYCB and the NYCB board of directors, and additional litigation may be filed against Flagstar, the Flagstar board of directors, NYCB and the NYCB board of directors in the future, which could prevent or delay the completion of the merger, result in the payment of damages or otherwise negatively impact the business and operations of NYCB and Flagstar.

Litigation related to the merger has been filed against Flagstar, the Flagstar board of directors, NYCB and the NYCB board of directors, and additional litigation may be filed against Flagstar, the Flagstar board of directors, NYCB and the NYCB board of directors in the future. Some litigation related to the merger has been voluntarily dismissed, however, the outcome of any pending litigation or additional litigation that may be filed is uncertain. If any plaintiff were successful in obtaining an injunction prohibiting NYCB or Flagstar from completing the merger, the holdco merger, the conversion, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to NYCB and/or Flagstar, including costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Further, such lawsuits and the defense or settlement of any such lawsuits may have an adverse effect on the financial condition and results of operations of NYCB and Flagstar.

NYCB may be unable to retain NYCB and/or Flagstar personnel successfully after the merger is completed.

The success of the merger will depend in part on NYCB’s ability to retain the talents and dedication of key employees currently employed by NYCB and Flagstar. It is possible that these employees may decide not to remain with NYCB or Flagstar, as applicable, while the merger is pending or with NYCB after the merger is completed. If NYCB and Flagstar are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, NYCB and Flagstar could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, NYCB’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating NYCB and Flagstar to hiring suitable replacements, all of which may cause NYCB’s business to suffer. In addition, NYCB and Flagstar may not be able to locate or retain suitable replacements for any key employees who leave either company.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on NYCB following the merger.

Before the transactions contemplated by the merger agreement may be completed, approvals, consents and non-objections must be obtained by NYCB and Flagstar from the Federal Reserve Board, the OCC, certain mortgage agencies, and, with respect to Flagstar Bank, NA’s establishment and operation of branches and other offices in connection with the conversion and bank merger, any state bank regulatory authority, and other regulatory authorities. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page 101. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals, including factors not known as of the date of this amended prospectus and factors that may arise in the future; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. The Federal Reserve Board has stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will expect the banking organization to resolve all such weaknesses before applying for such expansionary activity. The Federal Reserve Board has also stated that if issues arise during the processing of an application for expansionary activity, it will expect the applicant banking organization to withdraw its application pending resolution of any supervisory concerns.

The merger agreement amendment provides that approvals of the FDIC and the NYDFS, which were required to be obtained under the original merger agreement, are no longer necessary or conditions to consummate the transactions contemplated by the merger agreement, replacing such approvals with the approval of the OCC. The initial submission of applications by Flagstar Bank, FSB to the OCC occurred on May 10, 2022, and the transactions contemplated by the merger agreement cannot be consummated until OCC approvals are obtained. The merger and other recent transactions comparable to the merger have encountered abnormally lengthy delays, and the transactions contemplated by the merger agreement have been pending for over a year, and may continue to be.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of NYCB’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of NYCB following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, NYCB will not be required, and Flagstar will not be permitted without NYCB’s prior written consent, to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on NYCB and its subsidiaries, taken as a whole, after giving effect to the merger. See “The Merger—Regulatory Approvals” beginning on page 101.

The unaudited pro forma condensed combined financial information included in this amended prospectus is preliminary and the actual purchase price as well as the actual financial condition and results of operations of NYCB after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this amended prospectus is presented for illustrative purposes only and is not necessarily indicative of what NYCB’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Flagstar identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Flagstar as of the date of the completion of the merger. Accordingly, the actual purchase price may vary significantly from the purchase price used in preparing the unaudited pro forma condensed combined financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 130.

Certain of NYCB’s directors and executive officers may have interests in the merger that may differ from the interests of NYCB stockholders.

NYCB stockholders should be aware that some of NYCB’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of NYCB stockholders. These interests and arrangements may create potential conflicts of interest. The NYCB board of directors was aware of these respective interests and considered these interests, among other matters, when making its decisions to approve the merger agreement, and in recommending that NYCB stockholders vote for the approval of the NYCB share issuance proposal. For a more complete description of these interests, please see “The Merger—Interests of Certain NYCB Directors and Executive Officers in the Merger” beginning on page 88.

Certain of Flagstar’s directors and executive officers may have interests in the merger that may differ from the interests of Flagstar shareholders.

Flagstar shareholders should be aware that some of Flagstar’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Flagstar shareholders. These interests and arrangements may create potential conflicts of interest. The Flagstar board of directors was aware of these respective interests and considered these interests, among other matters, when making its decisions to approve the merger agreement, and in recommending that Flagstar shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger—Interests of Certain Flagstar Directors and Executive Officers in the Merger” beginning on page 91.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (1) approval by Flagstar shareholders of the Flagstar merger proposal and the approval by NYCB’s stockholders of the NYCB share issuance proposal, which approvals were obtained at the Flagstar special meeting and the NYCB special meeting, respectively; (2) authorization for listing on the NYSE of the shares of NYCB common stock; (3) the receipt of the requisite regulatory approvals, including the approval of the Federal Reserve Board, the OCC, certain mortgage agencies, and, with respect to Flagstar Bank, NA’s establishment and operation of branches and other offices in connection with the conversion and bank merger, any state bank regulatory authority, and other regulatory authorities, and no such requisite regulatory approval will have resulted in the imposition of any materially burdensome regulatory condition (as defined in the merger agreement); (4) effectiveness of the registration statement on Form S-4 of which this amended prospectus forms a part and no proceedings for such purpose will have been initiated or threatened by the SEC and not withdrawn; and (5) the absence of any order, injunction, decree or other legal restraint prohibiting the consummation of the merger, the holdco merger or the bank merger issued by any governmental entity being in effect, and no law, statute, rule or regulation having been enacted, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the holdco merger or the bank merger. Each of Flagstar’s or NYCB’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement and (c) in the case of Flagstar’s obligation to complete the merger, receipt by Flagstar of an opinion from its counsel to the effect that the merger and the holdco merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code and (d) in the case of NYCB’s obligation to complete the merger, either (i) the receipt of a similar opinion from its counsel, or (ii) the merger and holdco merger, taken together, reasonably being expected to result in a Material Adverse Tax Consequence (as defined in the merger agreement) to NYCB.

These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, or NYCB or Flagstar may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 123.

Failure to complete the merger could negatively impact NYCB or Flagstar.

If the merger is not completed for any reason, there may be various adverse consequences and NYCB and/or Flagstar may experience negative reactions from the financial markets and from their respective customers and employees. For example, NYCB’s or Flagstar’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of NYCB common stock or Flagstar common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. NYCB and/or Flagstar also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against NYCB or Flagstar to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either NYCB or Flagstar may be required to pay a termination fee of $90 million to the other party.

Additionally, each of NYCB and Flagstar has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing the joint proxy statement/prospectus and preparing and filing this amended prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, NYCB and Flagstar would have to pay these expenses without realizing the expected benefits of the merger.

NYCB and Flagstar will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on NYCB and Flagstar. These uncertainties may impair NYCB’s or Flagstar’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with NYCB or Flagstar to seek to change existing business relationships with NYCB or Flagstar. In addition, subject to certain exceptions, Flagstar has agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its business without NYCB’s consent, and Flagstar and NYCB have agreed to refrain from taking certain actions that may adversely affect their respective ability to consummate the merger on a timely basis without the other’s consent. These restrictions may prevent NYCB and/or Flagstar from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 111 for a description of the restrictive covenants applicable to NYCB and Flagstar.

The merger agreement limits Flagstar’s and NYCB’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Flagstar or NYCB.

The merger agreement contains “no shop” covenants that restrict each of NYCB’s and Flagstar’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $90 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Flagstar or NYCB from considering or proposing that acquisition even if, in the case of a potential acquisition of Flagstar, it were prepared to pay consideration with a higher per share price to Flagstar shareholders than what is contemplated in the merger, or may result in a potential third-party acquirer proposing to pay a lower per share price to acquire Flagstar or NYCB than it might otherwise have proposed to pay. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “The Merger Agreement—Meetings; Recommendation of NYCB’s and Flagstar’s Boards of Directors” beginning on pages 124 and 120, respectively.

The shares of NYCB common stock to be received by Flagstar shareholders as a result of the merger will have different rights from the shares of Flagstar common stock.

In the merger, Flagstar shareholders will become NYCB stockholders and their rights as stockholders will be governed by Delaware law and the governing documents of NYCB following the merger. The rights associated with NYCB common stock are different from the rights associated with Flagstar common stock. See “Comparison of the Rights of NYCB Stockholders and Flagstar Shareholders” beginning on page 139 for a discussion of the different rights associated with NYCB common stock.

NYCB and Flagstar have incurred and are expected to continue to incur significant costs related to the merger and integration.

NYCB and Flagstar have incurred and expect to continue to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, NYCB will incur integration costs following the completion of the merger as NYCB integrates the Flagstar business, including facilities and systems consolidation costs and employment-related costs. Anticipated pre-tax one-time expenses related to the merger are currently estimated to be approximately $239 million.

There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. NYCB and Flagstar may also incur additional costs to maintain employee morale and to retain key employees. NYCB and Flagstar have incurred and will continue to incur significant legal, financial advisory, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement—Expenses and Fees” beginning on page 125.

Each current NYCB stockholder or Flagstar shareholder will have a reduced ownership and voting interest in NYCB following the consummation of the merger than the holder’s ownership and voting interest in NYCB or Flagstar individually, as applicable, prior to the consummation of the merger and will exercise less influence over management.

NYCB stockholders and Flagstar shareholders currently have the right to vote in the election of the board of directors and on other matters affecting NYCB and Flagstar, respectively. When the merger is completed, each NYCB stockholder will remain, and each Flagstar shareholder will become, an NYCB stockholder, with a percentage ownership of NYCB that is smaller than the holder’s percentage ownership of either NYCB or Flagstar individually, as applicable, prior to the consummation of the merger. Based on the number of shares of NYCB common stock and Flagstar common stock outstanding as of the close of business on the respective record dates for the NYCB special meeting and the Flagstar special meeting, as applicable, and based on the number of shares of NYCB common stock expected to be issued in the merger, the former Flagstar shareholders, as a group, are estimated to own approximately 31% of the outstanding shares of NYCB common stock immediately after the merger and current NYCB stockholders as a group are estimated to own approximately 69% of the outstanding shares of NYCB common stock immediately after the merger. Because of this, Flagstar shareholders may have less influence on the management and policies of NYCB than they now have on the management and policies of Flagstar, and NYCB stockholders may have less influence on the management and policies of NYCB when the merger is completed than they now have on the management and policies of NYCB.

Issuance of shares of NYCB common stock in connection with the merger may adversely affect the market price of NYCB common stock.

In connection with the payment of the merger consideration, NYCB expects to issue approximately 217.0 million shares of NYCB common stock to Flagstar shareholders. The issuance of these new shares of NYCB common stock may result in fluctuations in the market price of NYCB common stock, including a stock price decrease.

NYCB stockholders and Flagstar shareholders will not have appraisal or dissenters’ rights in the merger.

Appraisal rights or dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Section 262 of the DGCL, NYCB stockholders will not be entitled to appraisal rights in connection with the merger. If the merger is completed, NYCB stockholders will not receive any consideration, and their shares of NYCB common stock will remain outstanding and will constitute shares of NYCB following the completion of the merger. Accordingly, NYCB stockholders are not entitled to any appraisal rights in connection with the merger.

Under Section 762 of the MBCA, Flagstar shareholders will not be entitled to dissenters’ rights in connection with the merger if, on the record date of the Flagstar special meeting, shares of Flagstar’s common stock are listed on a national securities exchange, or Flagstar shareholders are not required to accept as consideration for their shares anything other than the shares of NYCB, cash paid in lieu of fractional shares or any combination of the two. Flagstar common stock was listed on the NYSE, a national securities exchange on the record date for the Flagstar special meeting. In addition, Flagstar shareholders will receive shares of NYCB common stock as consideration in the merger, which shares are currently listed on the NYSE, a national securities exchange, and are expected to continue to be so listed at the effective time.

Accordingly, the holders of Flagstar common stock are not entitled to any dissenters’ rights in connection with the merger.

Risks Relating to NYCB’s Business

You should read and consider risk factors specific to NYCB’s business (including those related to the COVID-19 pandemic) that will also affect NYCB after the merger. These risks are described in the sections entitled “Risk Factors” in NYCB’s Annual Report on Form 10-K for the year ended December 31, 2021, and in other documents that are incorporated by reference into this amended prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 155 of this amended prospectus for the location of information incorporated by reference into this amended prospectus.

Risks Relating to Flagstar’s Business

You should read and consider risk factors specific to Flagstar’s business (including those related to the COVID-19 pandemic) that will also affect NYCB following the completion of the merger. These risks are described in the sections entitled “Risk Factors” in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2021, and in other documents incorporated by reference into this amended prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 155 of this amended prospectus for the location of information incorporated by reference into this amended prospectus.

THE MERGER

This section of the amended prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire amended prospectus, and other documents we refer you to, for a more complete understanding of the merger. In addition, we incorporate important business and financial information about NYCB and Flagstar into this document by reference. You may obtain the information incorporated by reference into this amended prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 155.

Terms of the Merger

Each of NYCB’s and Flagstar’s respective board of directors unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity, which is referred to as the merger, and as soon as reasonably practicable following the merger, Flagstar will merge with and into NYCB, with NYCB as the surviving entity, which is referred to as the holdco merger. Unless otherwise agreed to in writing by NYCB and Flagstar, (i) promptly on the day after the day on which the merger and the holdco merger occur, Flagstar Bank, FSB, a federally chartered stock savings bank and a wholly owned subsidiary of Flagstar, will convert into a national banking association, Flagstar Bank, NA, which conversion is referred to as the conversion, and (ii) promptly following the conversion, NYCB Bank will merge with and into Flagstar Bank, NA, with Flagstar Bank, NA as the surviving bank, which is referred to as the bank merger.

In the merger, each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 4.0151 shares of NYCB common stock. NYCB will not issue any fractional shares of NYCB common stock in the merger. Instead, a former holder of Flagstar common stock who otherwise would have received a fraction of a share of NYCB common stock will receive for the fraction of a share an amount in cash (rounded to the nearest cent) based on the NYCB closing share value.

See the section entitled “The Merger Agreement” beginning on page 106 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of NYCB’s and Flagstar’s boards of directors and senior managements have regularly reviewed and assessed their respective business strategies and objectives, including assessments of potentially available strategic growth opportunities, business combinations involving other financial institutions or remaining independent, among other efforts to enhance value for their respective stockholders and shareholders. These reviews have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment and the economy generally, and the implications of such developments for financial institutions generally and NYCB and Flagstar in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and considerations to NYCB and Flagstar, respectively, and their respective stockholders and shareholders of strategic combinations.

Between late April and early June of 2019, Flagstar and NYCB had preliminary conversations regarding a potential strategic transaction, but those conversations did not develop into any more formal discussions or negotiations (the “2019 Preliminary Discussions”).

Beginning in January 2021, Mr. Thomas Cangemi, Chairman, President and Chief Executive Officer of NYCB, placed several calls to Mr. Alessandro P. DiNello, President and Chief Executive Officer of Flagstar, during which Mr. Cangemi and Mr. DiNello had preliminary conversations regarding a potential strategic transaction involving NYCB and Flagstar. During the first week of March 2021, Mr. Cangemi called Mr. DiNello to discuss dates for a follow-up in-person meeting to continue the discussion of a potential strategic transaction involving NYCB and Flagstar, and Mr. Cangemi and Mr. DiNello agreed to meet in person on March 8, 2021. Prior to the meeting, on March 7, 2021, NYCB and Flagstar executed a confidentiality agreement.

In early March 2021, NYCB engaged Piper Sandler & Co. (“Piper Sandler”) and Goldman Sachs & Co. LLC (“Goldman Sachs”) as financial advisors with respect to a potential transaction with Flagstar.

At the March 8, 2021 meeting, Mr. Cangemi, on behalf of NYCB, delivered to Mr. DiNello a preliminary, non-binding proposal for a potential strategic transaction between NYCB and Flagstar, including the following terms (the “March 8 Proposal”): (i) all-stock merger, (ii) at-market fixed exchange ratio, (iii) board size and board representation to be determined, (iv) management structure to be determined, but indicating NYCB’s desire to have Mr. DiNello and other Flagstar employees have key executive and management roles at the combined company, (v) New York State savings bank charter for the combined company, (vi) maintaining the Flagstar brand for Flagstar’s mortgage business and (vii) maintaining NYCB’s current annual dividend of $0.68.

On March 15, 2021, the Flagstar board of directors held a meeting at which the March 8 Proposal was distributed to the directors and discussed, along with financial materials that had been prepared by Jefferies. Mr. DiNello reported to the Flagstar board of directors the terms of the March 8 Proposal and updated the board on the various discussions he had with Mr. Cangemi regarding the potential transaction. The Flagstar board of directors also discussed the directors’ fiduciary duties in the context of the March 8 Proposal. At the meeting, the board of directors also determined to engage Jefferies and Morgan Stanley as financial advisors to Flagstar and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as legal counsel to Flagstar. In addition, the board of directors determined to reconstitute the transactions committee of the board of directors (the “Flagstar Transactions Committee”). The Flagstar Transactions Committee had originally been established in connection with the 2019 Preliminary Discussions for purposes of evaluating the proposed transaction with NYCB and considering and evaluating other potential strategic transactions and other alternatives, and was reconstituted for the same purpose. The Flagstar Transactions Committee was authorized and empowered to determine the process to be followed in connection with a potential transaction, provide oversight and guidance to Flagstar’s management and Flagstar’s financial, legal and other advisors and to consult with and make regular reports to the Flagstar board of directors. Among other items, the Flagstar Transactions Committee was not authorized or empowered to approve the execution and delivery of any definitive agreement for any proposed transaction, which authority and power remained with the Flagstar board of directors.

On March 17, 2021, the Flagstar board of directors, via a unanimous written consent, effective as of that date, reconstituted the Flagstar Transactions Committee to consist of Jay J. Hansen, Peter Schoels, David Treadwell and Jennifer Whip. On March 18, 2021, Mr. DiNello called Mr. Cangemi to inform him that Flagstar was interested in continuing preliminary discussions regarding a potential transaction with NYCB.

On March 19, 2021, the Flagstar Transactions Committee held a meeting to discuss the March 8 Proposal and more generally a potential transaction with NYCB. Representatives of Jefferies and Skadden and certain members of Flagstar management were in attendance, and each of Jefferies and Skadden had prepared and distributed materials to the directors in advance of the meeting. A representative of Jefferies provided the directors with, among other information, a review and financial analysis of the March 8 Proposal, NYCB, Flagstar and other potential strategic transactions and other alternatives, including to continue to execute on Flagstar’s existing strategic plan. A representative of Skadden reviewed with the directors fiduciary duty and other process considerations. Following discussion, the Flagstar Transactions Committee determined that Flagstar should continue to consider the potential transaction with NYCB as well as other alternatives, including to continue to execute on Flagstar’s existing strategic plan. Regarding the March 8 Proposal, the Flagstar Transactions Committee instructed Mr. DiNello to negotiate for a premium to Flagstar’s share price in calculating the exchange ratio in a potential all-stock merger (the “Merger Exchange Ratio”).

Between March 19 and March 26, Mr. DiNello and certain members of the Flagstar Transactions Committee and Flagstar management, together with Morgan Stanley and Jefferies, held various calls and virtual meetings with representatives of NYCB, Piper Sandler and Goldman Sachs to discuss the terms of the March 8 Proposal and other financial matters of each of Flagstar and NYCB, including with respect to a premium to Flagstar’s share price in calculating the Merger Exchange Ratio.

On March 23, 2021, the NYCB board of directors held a meeting to discuss a potential transaction with Flagstar. Representatives of NYCB management, Piper Sandler and Goldman Sachs were in attendance. Mr. Cangemi described Flagstar and the potential transaction and summarized the conversations he had had with Mr. DiNello. Representatives of Piper Sandler and Goldman Sachs provided the directors with information based on public sources concerning, among other things, the transactional landscape in the banking industry, Flagstar’s business and operational and financial performance, and preliminary financial analysis regarding a potential transaction with Flagstar. The NYCB board of directors discussed Flagstar, the potential transaction and the preliminary terms discussed by Messrs. Cangemi and DiNello, and representatives of Piper Sandler and Goldman Sachs answered questions posed by the NYCB directors. After discussion, the directors expressed support for a potential transaction with Flagstar and resolved to authorize Mr. Cangemi to continue with the investigation and negotiation of the potential transaction.

On the evening of March 26, 2021, NYCB delivered to Flagstar a revised proposal reflecting a 10% premium to Flagstar’s share price in calculating the Merger Exchange Ratio (noting that such premium was conditioned on the final Merger Exchange Ratio being accretive to tangible book value) and also stating that Mr. Cangemi would remain Chairman of the Board of Directors (in addition to his role as President & Chief Executive Officer) of the combined company following the merger (the “March 26 Proposal”). The other terms of the March 8 Proposal were unchanged.

On March 28, 2021, the Flagstar Transactions Committee held a meeting to discuss the March 26 Proposal and more generally a potential transaction with NYCB and to discuss other potential strategic transactions and other alternatives, including to continue to execute on Flagstar’s existing strategic plan. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and each of Jefferies and Morgan Stanley had prepared and distributed materials to the directors in advance of the meeting. Representatives of Morgan Stanley and Jefferies provided the directors with, among other information, a review and financial analysis of the March 26 Proposal, NYCB, Flagstar and other potential strategic transactions and other alternatives, including to continue to execute on Flagstar’s existing strategic plan. In discussing the 10% premium to Flagstar’s share price in calculating the Merger Exchange Ratio and potential to negotiate for a higher premium, Morgan Stanley, Jefferies and the directors discussed NYCB’s stated condition that the proposed transaction be meaningfully accretive to tangible book value of NYCB. A representative of Skadden reviewed with the directors additional fiduciary duty and other process considerations. Following discussion, the Flagstar Transactions Committee determined to recommend to the full board of directors that Flagstar continue to consider the potential transaction with NYCB and authorize management to continue to negotiate the terms of the NYCB transaction and proceed with a mutual diligence process.

On March 29, 2021, the Flagstar board of directors held a meeting to discuss the March 26 Proposal and more generally a potential transaction with NYCB and to discuss other potential strategic transactions and other alternatives, including to continue to execute on Flagstar’s existing strategic plan. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and each of Jefferies and Morgan Stanley had prepared and distributed materials to the board of directors in advance of the meeting. Representatives of Morgan Stanley and Jefferies reviewed with the board of directors the materials and information reviewed and discussed at the March 28, 2021 meeting of the Flagstar Transactions Committee, as updated. In addition, the Flagstar Transactions Committee reviewed with the full board the process that had been undertaken by the Flagstar Transactions Committee and the recommendation that Flagstar continue to consider the potential transaction with NYCB and authorize management to continue to negotiate the terms of the NYCB transaction and proceed with a mutual diligence process. A representative of Skadden reviewed with the directors’ additional fiduciary duty and other process considerations Following discussion, the board of directors authorized the Flagstar Transactions Committee and certain members of management to continue to move forward with the review, exploration and negotiation of a potential transaction with NYCB and the mutual due diligence process. As part of this authorization, the Flagstar board of directors determined its agreement with the 10% premium to Flagstar’s share price in calculating the Merger Exchange Ratio as proposed by NCYB in the March 26 Proposal and, also, the use of a volume weighted average price (VWAP) in calculating the final Merger Exchange Ratio at the signing of the potential transaction, with the exact measurement period of the VWAP (whether five-day, ten-day or other period to be measured prior to the potential signing) to be determined at a future meeting.

On March 31, 2021 Flagstar made available to NYCB, and on April 12, 2021 NYCB made available to Flagstar documents for mutual due diligence review in virtual data rooms. NYCB and Flagstar, and their respective legal, financial and other advisors, engaged in mutual due diligence, including with respect to business, credit, operational, legal and compliance matters, among others.

Over the following weeks, Messrs. Cangemi and DiNello and other members of NYCB’s and Flagstar’s management, with the assistance of their respective companies’ financial and legal advisors, continued to discuss and negotiate the terms of the potential transaction.

On April 5, 2021, the Flagstar Transactions Committee held a meeting to discuss recent developments and updates regarding the ongoing discussions with respect to a potential transaction with NYCB. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and Morgan Stanley had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. Among other matters discussed, the Flagstar Transactions Committee considered alternatives designed to ensure that Flagstar’s existing and successful businesses were appropriately continued at the potential combined company, for the benefit of the combined company and its shareholders. Following discussion, the Flagstar Transactions Committee directed Flagstar’s management to continue the mutual due diligence process and to continue negotiations with NYCB and, as part of the negotiations, to communicate to NYCB and its advisors that the Flagstar directors be at least proportionately represented on the NYCB board and hold key positions with a focus on risk and oversight.

On April 6 and April 7, 2021, members of the senior management teams of NYCB and Flagstar, as well as representatives of their respective financial and legal advisors, met virtually to facilitate NYCB’s further due diligence of Flagstar. Flagstar senior management provided an overview to NYCB’s senior management of the history, business lines, strategy and operations of Flagstar, and the parties also discussed Flagstar’s deposit base, loan portfolio, credit quality trends, financial performance and legal, regulatory and compliance history. Thereafter, NYCB and Flagstar continued to engage in mutual due diligence.

On April 7 and April 8, 2021, Mr. DiNello and Mr. Cangemi met to discuss, among other items, the combined company board and governance matters that the Flagstar Transactions Committee had discussed at its April 5, 2021 meeting. During these meetings, Mr. DiNello and Mr. Cangemi agreed to discuss with their respective boards a construct where Mr. DiNello would become non-executive chairman of the combined company’s board of directors for a period of two years and Mr. Treadwell would become risk committee chairman of the combined company’s board of directors. Mr. Cangemi also stated that NYCB intended to request that Mr. DiNello enter into a restrictive covenant agreement, in which Mr. DiNello would be subject to non-competition and non-solicitation covenants (the “Restrictive Covenant Agreement”); and in consideration of the foregoing covenants, Mr. DiNello would receive a lump-sum payment equal to approximately one year of Mr. DiNello’s target annual compensation.

On April 8, 2021, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), NYCB’s legal counsel, shared with Skadden a first draft of the proposed merger agreement. From April 8, 2021 until April 24, 2021, NYCB and Flagstar and their respective legal advisors negotiated the proposed merger agreement and certain ancillary agreements, and exchanged drafts of the merger agreement and such ancillary agreements. The terms negotiated by the parties and their respective advisors included, among other things interim operating covenants, termination provisions and termination fees, the treatment of Flagstar’s outstanding equity awards rights, employment related agreements with certain members of Flagstar’s senior management and post-closing employee matters. Mutual due diligence continued in parallel with the negotiation of the transaction agreements during this time.

On April 9, 2021, the Flagstar Transactions Committee held a meeting to discuss recent developments and updates regarding the ongoing discussions with respect to a potential transaction with NYCB, including with respect to the April 7 and April 8 discussions between Mr. DiNello and Mr. Cangemi. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and Morgan Stanley had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. In addition to the other matters covered, Mr. DiNello described that NYCB had confirmed agreement on certain board and governance matters, namely (i) Mr. DiNello becoming the non-executive chairman of the NYCB board for a period of two years, (ii) Mr. Treadwell becoming the risk committee chairman of the NYCB board and (iii) a combined company board of directors composition of eight NYCB legacy directors and four Flagstar legacy directors. A representative of Skadden reviewed with the directors certain merger agreement and legal due diligence items, including relating to the banking charter of the combined company being NYCB’s existing New York State savings bank charter. Following discussion, the Flagstar Transactions Committee directed Flagstar’s management to continue the mutual due diligence process and to continue negotiations with NYCB and, as part of the negotiations, to communicate to NYCB and its advisors the use of a five-day volume weighted average price (VWAP) to determine the Merger Exchange Ratio. In addition, to ensure that Flagstar’s existing and successful businesses were appropriately continued at the potential combined company, for the benefit of the combined company and its shareholders, the Flagstar Transaction Committed directed Mr. DiNello to seek commitments from NYCB regarding the maintenance and continuity of Flagstar’s mortgage and banking businesses and related senior management. Later that day on April 9, 2021, Mr. DiNello had additional video calls with Mr. Cangemi and certain members of the NYCB board of directors to discuss the potential transaction with NYCB. On April 14, 2021, Sullivan & Cromwell shared with Skadden a first draft of the proposed Restrictive Covenant Agreement.

Between April 14 and April 17, 2021, members of the senior management teams of NYCB and Flagstar, as well as representatives of their respective financial and legal advisors, met virtually to facilitate Flagstar’s further due diligence of NYCB. NYCB senior management provided an overview to Flagstar’s senior management of the history, business lines, strategy and operations of NYCB, and the parties also discussed NYCB’s deposit base, loan portfolio, credit quality trends, financial performance and legal and compliance history. Thereafter, through April 24, 2021, NYCB and Flagstar continued to engage in mutual due diligence. In addition, over the following weeks, Messrs. Cangemi and DiNello and other members of NYCB’s and Flagstar’s management, with the assistance of their respective companies’ financial and legal advisors, continued to discuss and negotiate the terms of the potential transaction.

On April 15, 2021, the Flagstar Transactions Committee held a meeting to discuss recent developments and updates regarding the ongoing discussions with respect to a potential transaction with NYCB. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and Morgan Stanley and Skadden had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. As part of the advisor presentations, a representative of Skadden reviewed with the directors certain merger agreement and legal due diligence items. In addition to the other matters covered, Mr. DiNello described that NYCB had confirmed agreement on certain additional board, governance and management matters, namely (i) a combined company board of directors composition of eight NYCB legacy directors and four Flagstar legacy directors, (ii) the establishment of an advisory board to the combined company consisting of Flagstar legacy directors not on the combined company board of directors and (iii) commitments from NYCB regarding the maintenance and continuity of Flagstar’s mortgage and banking businesses and related senior management, to be included in the merger agreement or by employment agreements.

On April 20, 2021, the Flagstar board of directors held a meeting to discuss recent developments and updates regarding the ongoing discussions with respect to a potential transaction with NYCB. Representatives of Morgan

Stanley, Jefferies and Skadden were in attendance, and Morgan Stanley and Skadden had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. As part of the advisor presentations, a representative of Skadden reviewed with the directors certain merger agreement terms and considerations and certain legal due diligence items. Also, as part of the advisor presentations, a representative of Morgan Stanley reviewed certain financial aspects of the proposed transaction, including with respect to the pro forma shareholder ownership of the combined company and, also, the calculation of the Merger Exchange Ratio using a five-day volume weighted average price (VWAP) to determine the Merger Exchange Ratio, which VWAP methodology had been agreed to by NYCB. The Flagstar board of directors also reviewed the proposed terms of the Restrictive Covenant Agreement among other management compensation and retention matters.

On April 22, 2021, the NYCB board of directors held a meeting to discuss, among other things, the potential transaction with Flagstar. Representatives of Piper Sandler, Goldman Sachs and Sullivan & Cromwell were in attendance. Representatives of NYCB management, including Mr. Cangemi, provided an overview of Flagstar and the potential transaction; summarized Mr. Cangemi’s meetings and discussions with Mr. DiNello; described the due diligence processes undertaken by NYCB and Flagstar with respect to the potential transaction and the meetings among management and legal and financial advisors; discussed the potential risks and benefits and certain financial aspects of the potential transaction; and reported the revised terms for the potential transaction. Representatives of Sullivan & Cromwell reviewed with the NYCB board of directors the NYCB directors’ fiduciary duties under applicable law and summarized the proposed merger agreement and other agreements in respect of the potential transaction. Representatives of each of Piper Sandler and Goldman Sachs reviewed the financial aspects of the potential transaction and their respective preliminary financial analyses, and each indicated that it expected to be in a position to deliver its respective final financial analyses and fairness opinion following final agreement on the transaction terms. In addition, Mr. Cangemi presented management’s recommendation for the approval of resolutions authorizing NYCB to enter into the merger agreement. The NYCB board of directors discussed the potential transaction and the terms of the agreements and representatives of NYCB management, Piper Sandler, Goldman Sachs and Sullivan & Cromwell answered questions posed by the NYCB directors. Following these discussions, the NYCB board of directors expressed support for the potential transaction and recessed the meeting until Saturday, April 24, 2021.

On April 23, 2021, the Flagstar Transactions Committee held a meeting to discuss the potential transaction with NYCB. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and each of Morgan Stanley, Jefferies and Skadden had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. Representatives of Morgan Stanley and Jefferies presented their respective fairness analyses and noted that each was prepared to deliver its final fairness analyses and opinion upon final determination of the Merger Exchange Ratio, which would be determined prior to the Flagstar board of directors meeting scheduled for the following day. Representatives of Skadden updated the directors on the final terms of the proposed merger agreement and reported that the negotiations were substantially complete. Representatives of Skadden also reviewed the directors’ fiduciary duties. Following these discussions, the Flagstar Transactions Committee unanimously determined to recommend to the full board of directors the approval of resolutions authorizing Flagstar to enter into the merger agreement.

On Saturday, April 24, 2021, the Flagstar board of directors held a meeting to discuss the potential transaction with NYCB. Representatives of Morgan Stanley, Jefferies and Skadden were in attendance, and each of Morgan Stanley, Jefferies and Skadden had prepared and distributed materials to the directors in advance of the meeting and reviewed the same at the meeting. Representatives of Morgan Stanley and Jefferies presented their respective fairness analyses and rendered to the Flagstar board of directors their respective oral opinions, which were confirmed by written opinions dated April 24, 2021, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in their respective opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Flagstar common stock (other than holders of the excluded shares). See “The Merger-Opinion of Flagstar’s Financial Advisors” beginning on page 63.

Representatives of Skadden updated the directors on the final terms of the proposed merger agreement and reported that the negotiations were substantially complete. Representatives of Skadden also reviewed the directors’ fiduciary duties. The directors then engaged in a discussion regarding various aspects of the potential transaction, including the factors described under the section of this amended prospectus entitled “-Flagstar’s Reasons for the Merger; Recommendation of the Flagstar Board of Directors.” Following these discussions, the Flagstar management and Flagstar Transactions Committee presented their respective recommendations for the approval of resolutions authorizing Flagstar to enter into the merger agreement. The Flagstar board of directors then excused members of management and Flagstar’s financial and legal advisors and conducted an executive session, including discussion regarding management and employee retention matters, and including authorizing Flagstar’s execution and delivery of the Restrictive Covenant Agreement.

Later on April 24, 2021, the Flagstar board of directors, via a unanimous written consent, effective as of that date, determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Flagstar and its shareholders, approved and adopted the merger agreement and the transactions contemplated by the merger agreement, and recommended the approval by Flagstar shareholders of the merger agreement and the transactions contemplated thereby. See “—Flagstar’s Reasons for the Merger; Recommendation of the Flagstar Board of Directors.”

On April 24, 2021, the NYCB board of directors resumed its meeting that had commenced on April 22, 2021. Representatives of Piper Sandler, Goldman Sachs and Sullivan & Cromwell were in attendance. Mr. Cangemi provided an update on the potential transaction. Representatives of Sullivan & Cromwell provided an update on legal matters relating to the potential transaction and a review of the final terms of the transaction agreements. Representatives of Piper Sandler and Goldman Sachs presented their respective financial analyses and rendered to the NYCB board of directors their respective oral opinions, which were subsequently confirmed by their respective written opinions dated April 24, 2021, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in their respective opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to NYCB. See “The Merger—Opinion of NYCB’s Financial Advisors” beginning on page 36. Representatives of NYCB management restated management’s recommendation for the approval of resolutions authorizing NYCB to enter into the merger agreement. The directors then engaged in a discussion regarding various aspects of the potential transaction, including the factors described below under “NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors.” Following this discussion, the NYCB board of directors unanimously approved the proposed merger agreement and the transactions contemplated thereby, and recommended the approval and adoption by NYCB stockholders of the merger agreement and the transactions contemplated thereby.

In the evening of Saturday, April 24, 2021, NYCB and Flagstar executed the merger agreement. The transaction was announced in the morning of Monday, April 26, 2021, before the opening of the financial markets in New York, in a press release jointly issued by NYCB and Flagstar.

The foregoing description in this section of the amended prospectus describes the background to the execution of the original merger agreement by NYCB, Merger Sub and Flagstar. Accordingly, references in the foregoing to the merger agreement and to the transactions contemplated by the merger agreement should be read as referring to the original merger agreement and to the transactions contemplated by the original merger agreement, respectively.

On April 25, 2022, NYCB and Flagstar agreed to amend the merger agreement pursuant to the merger agreement amendment. The merger agreement amendment amended the merger agreement to, among other things, (i) extend the termination date from April 24, 2021 to October 31, 2022, (ii) change the structure of the bank merger, so that Flagstar Bank, FSB will initially convert to a national bank charter and NYCB Bank will merge with and into the national bank, with the national bank as the surviving bank in the bank merger, and (iii) amend the regulatory approvals necessary to consummate the transactions contemplated by the merger agreement such that the approvals of the FDIC and NYDFS are no longer required, replacing such approvals with the approval of the OCC. NYCB and Flagstar each believe that a national bank charter is an appropriate charter for the combined company’s banking operations, especially taking into account Flagstar’s national mortgage banking business, which Flagstar has operated successfully for many years under the supervision of the OCC.

NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors

The information in this section of this amended prospectus relates to NYCB’s reasons for entering into the original merger agreement, the recommendation of the board of directors of NYCB to the NYCB stockholders and information considered by NYCB and its board of directors in connection with entering into the original merger agreement and making such recommendation to the NYCB stockholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus. References in this section of this amended prospectus to the merger agreement and to the transactions contemplated by the merger agreement should be read as referring to the original merger agreement and to the transactions contemplated by the original merger agreement, respectively.

After careful consideration, the NYCB board of directors at a special meeting held on April 24, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of NYCB and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, and (iii) recommended the approval by NYCB stockholders of the NYCB share issuance proposal and the other matters to be voted upon at the NYCB special meeting in accordance with the merger agreement. In reaching this decision, the NYCB board of directors evaluated the merger agreement, the merger and the other matters contemplated by the merger agreement in consultation with NYCB’s senior management, as well as with NYCB’s legal and financial advisors, and considered a number of factors, including the following:

•	each of NYCB’s and Flagstar’s business, operations, financial condition, asset quality, earnings and prospects;

•

the strategic rationale for the merger, which will enhance NYCB’s ability to deliver a broader set of commercial and retail banking offerings to customers nationally and in the geographies where NYCB will maintain branch and lending offices;

•	the lack of overlap between the footprints of NYCB and Flagstar, which will expand NYCB’s banking presence in the Midwest and Southwest;

•

the compatibility of NYCB’s and Flagstar’s credit philosophies, and the expectation that the combined business will diversify NYCB’s loan portfolio and reduce NYCB’s existing concentration in multi-family loans and commercial real estate loans, while maintaining both NYCB’s and Flagstar’s low risk credit models;

•

the expanded possibilities for growth that will be available to NYCB, including through Flagstar’s national bank mortgage origination and sub-servicing businesses and access to an extensive base of retail and commercial customers;

•	the ability to leverage NYCB’s investments in technology across a greater number of customers;

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the compatibility of NYCB’s and Flagstar’s culture and values, including with respect to client-centric mindsets, commitment to local communities, team-based approaches and corporate, social, environmental and governance responsibility;

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the complementary nature of the products, customers and markets of the two companies, which NYCB believes should provide the opportunity to mitigate risks and increase potential returns and capital generation;

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the potential changes to NYCB’s funding profile as a result of the merger, including the potential to decrease NYCB’s cost of funding by reducing the percentage of NYCB’s liquidity sourced in the form of wholesale borrowings;

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the anticipated pro forma financial impact of the merger on NYCB, including potential tangible book value accretion, as well as positive impact on earnings, return on equity, asset quality, liquidity and regulatory capital levels;

•	the expectation of cost synergies resulting from the merger;

•

the expectation that the merger will offer potentially significant revenue synergies across multiple business lines and the fact that such revenue synergies were identified but not included in the financial analysis;

•

its review and discussions with NYCB’s senior management concerning NYCB’s due diligence examination of, among other areas, the operations, financial condition and regulatory compliance programs and prospects of Flagstar;

•

its review with Piper Sandler and Goldman Sachs, NYCB’s financial advisors, of the financial terms of the merger agreement and its review with NYCB’s legal advisor of the other terms of the merger agreement, including the representations, covenants, deal protection and termination provisions;

•

the respective oral opinions of Piper Sandler and Goldman Sachs rendered to the NYCB board of directors, subsequently confirmed in Piper Sandler’s and Goldman Sachs’ written opinions, to the effect that, as of the date of such written opinions and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by Piper Sandler and Goldman Sachs as set forth in their respective written opinions, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to NYCB, as more fully described below in the section “—Opinions of NYCB’s Financial Advisors” beginning on page 36;

•

the fact that the exchange ratio would be fixed, which the NYCB board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	its expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•

the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, and the likely effects of these factors on NYCB’s potential growth, development, productivity and strategic options both with and without the merger;

•

the fact that Mr. Cangemi would continue to serve as the Chief Executive Officer of NYCB and the governance structure for NYCB following the completion of the merger, including the fact that four Flagstar directors will join the NYCB’s board of directors upon the closing; and

•

NYCB’s past records of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions and the strength of NYCB’s management and infrastructure to successfully complete the integration process.

The NYCB board of directors also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with Flagstar were likely to outweigh these risks substantially. These potential risks included:

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the state of the economy, general market conditions and competitive factors in the areas where NYCB and Flagstar operate businesses;

•

the costs to be incurred in connection with the merger and the integration of Flagstar’s business into NYCB and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of NYCB and Flagstar;

•	the risk of losing key NYCB or Flagstar employees during the pendency of the merger and following the closing;

•	the possible diversion of management focus and resources from the operation of NYCB’s business while working to implement the transaction and integrate the two companies;

•

the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of NYCB common stock or Flagstar common stock, the value of the shares of NYCB common stock to be issued to Flagstar shareholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•

the risk that the regulatory and other approvals required in connection with the merger may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of NYCB following the completion of the merger;

•	the dilution caused by NYCB’s issuance of additional shares of its capital stock in connection with the proposed transaction;

•	the potential for legal claims challenging the merger; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the NYCB board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the NYCB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, NYCB’s management and NYCB’s independent financial and legal advisors, and overall considered the factors to support its determination.

For the reasons set forth above, the NYCB board of directors determined that the merger agreement and the transactions contemplated thereby (including the merger and the NYCB share issuance) are advisable and fair to and in the best interests of NYCB and its stockholders.

In considering the recommendation of the NYCB board of directors, you should be aware that certain directors and executive officers of NYCB may have interests in the merger that are different from, or in addition to, interests of NYCB stockholders generally and may create potential conflicts of interest.

It should be noted that this explanation of the reasoning of the NYCB board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 17.

Opinions of NYCB’s Financial Advisors

The information in this section of this amended prospectus relates to information considered by the board of directors of NYCB in its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, and in making its recommendation to the NYCB stockholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus.

Piper Sandler and Goldman Sachs separately provided opinions, each dated April 24, 2021, to NYCB’s board of directors, as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger to NYCB, as described below under this caption. The opinions do not speak as of the date of this amended prospectus or as of any other date subsequent to the dates of those opinions. Any references in this section of this amended prospectus to the merger agreement, Merger Agreement or Agreement are references to the original merger agreement, as executed by NYCB, Merger Sub and Flagstar on April 24, 2021. Further, any references in this section of this amended prospectus to current data or other information refer to data or other information that was current in connection with the relevant opinion and any related financial analyses, as described in this section.

Opinion of Piper Sandler & Co.

NYCB retained Piper Sandler to act as financial advisor to NYCB’s board of directors in connection with NYCB’s consideration of a possible business combination with Flagstar. NYCB selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to NYCB’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the Agreement. At the April 24, 2021 meeting at which NYCB’s board of directors considered the merger and the Agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on April 24, 2021, to the effect that, as of such date, the exchange ratio was fair to NYCB from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this amended prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the entire opinion carefully.

Piper Sandler’s opinion was directed to the board of directors of NYCB in connection with its consideration of the merger and the Agreement and did not constitute a recommendation to any shareholder of NYCB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and adoption of the Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to NYCB and did not address the underlying business decision of NYCB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the Agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for NYCB or the effect of any other transaction in which NYCB might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of NYCB or Flagstar, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	an execution copy of the Agreement;

•	certain publicly available financial statements and other historical financial information of NYCB that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Flagstar that Piper Sandler deemed relevant;

•	certain internal preliminary financial information for NYCB for the quarter ending March 31, 2021, as provided by the senior management of NYCB;

•	certain internal preliminary financial information for Flagstar for the quarter ending March 31, 2021, as provided by the senior management of Flagstar;

•

publicly available median analyst earnings per share (“EPS”) estimates for NYCB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of NYCB;

•

publicly available median analyst EPS and dividends per share estimates for Flagstar for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of NYCB;

•

the pro forma financial impact of the merger on NYCB based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for current expected credit losses (“CECL”) accounting standards and the granting of a certain number of restricted stock awards by Flagstar prior to the closing of the merger, as provided by the senior management of NYCB;

•

the publicly reported historical price and trading activity for NYCB common stock and Flagstar common stock, including a comparison of certain stock trading information for NYCB common stock and Flagstar common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information for NYCB and Flagstar with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent merger and acquisition transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of NYCB and its representatives the business, financial condition, results of operations and prospects of NYCB and held similar discussions with certain members of the management of Flagstar and its representatives regarding the business, financial condition, results of operations and prospects of Flagstar.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by NYCB or Flagstar or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of NYCB and Flagstar that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NYCB or Flagstar, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of NYCB or Flagstar. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of NYCB or Flagstar, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to NYCB or Flagstar. Piper Sandler assumed, with NYCB’s consent, that the respective allowances for loan losses for both NYCB and Flagstar were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler received and used the information described in the fourth through eighth bullets of the third preceding paragraph. With respect to such information, the respective senior managements of NYCB and Flagstar confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of NYCB and Flagstar, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of NYCB or Flagstar since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that NYCB and Flagstar would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with NYCB’s consent, that (i) each of the parties to the Agreement would comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on NYCB, Flagstar, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Piper Sandler expressed no opinion as to any legal, accounting or tax matters relating to the merger and the other transactions contemplated by the Agreement.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of NYCB common stock or Flagstar common stock at any time or what the value of NYCB common stock would be once it is actually received by the holders of Flagstar common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to NYCB’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to NYCB or Flagstar and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of NYCB and Flagstar and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to NYCB from a financial point of view on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of NYCB, Flagstar and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to NYCB’s board of directors at its April 24, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of NYCB common stock or Flagstar common stock or the prices at which NYCB or Flagstar common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by NYCB’s board of directors in making its determination to approve the Agreement and the analyses described below should not be viewed as determinative of the decision of NYCB’s board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the Agreement, at the effective time of the merger each share of Flagstar common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the Agreement, shall be converted into the right to receive 4.0151 shares of common stock of NYCB. Piper Sandler calculated an aggregate implied transaction value of approximately $2.6 billion and an implied purchase price per share of $48.14 consisting of the implied value of 52,752,606 shares of Flagstar common stock, 1,129,444 Flagstar restricted awards outstanding and 222,264 total restricted awards estimated to be issued in 2021 and based on the closing price of NYCB common stock on April 23, 2021. Based upon financial information for Flagstar as of or for the last 12 months (“LTM”) ended March 31, 2021 and the closing price of Flagstar’s common stock on April 23, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value per Share	115%
Transaction Price Per Share / LTM EPS	4.2	x
Transaction Price / 2021E Median Consensus EPS	6.6	x
Transaction Price / 2022E Median Consensus EPS	9.3	x
Core Deposit Premium[1]	2.2%
Core Deposit Premium[2]	2.1%
Market Premium as of April 23, 2021	6.1%

1	Excludes jumbo time deposits greater than $100,000 as of December 31, 2020 per Flagstar’s call report
2	Excludes jumbo time deposits greater than $250,000 as of December 31, 2020 per Flagstar’s call report

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of NYCB common stock and Flagstar common stock for the one-year and three-year periods ended April 23, 2021. Piper Sandler then compared the relationship between the movements in the price of NYCB common stock and Flagstar common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

NYCB’s One-Year Stock Performance

	Beginning Value April 23, 2020	Ending Value April 23, 2021
NYCB	100%	124.8%
NYCB Peer Group	100%	224.6%
S&P 500 Index	100%	149.4%
NASDAQ Bank Index	100%	192.1%

NYCB’s Three-Year Stock Performance

	Beginning Value April 23, 2018	Ending Value April 23, 2021
NYCB	100%	93.2%
NYCB Peer Group	100%	103.4%
S&P 500 Index	100%	156.5%
NASDAQ Bank Index	100%	111.9%

Flagstar’s One-Year Stock Performance

	Beginning Value April 23, 2020	Ending Value April 23, 2021
Flagstar	100%	216.7%
Flagstar Peer Group	100%	183.2%
S&P 500 Index	100%	149.4%
NASDAQ Bank Index	100%	192.1%

Flagstar’s Three-Year Stock Performance

	Beginning Value April 23, 2018	Ending Value April 23, 2021
Flagstar	100%	135.0%
Flagstar Peer Group	100%	92.7%
S&P 500 Index	100%	156.5%
NASDAQ Bank Index	100%	111.9%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for NYCB with a group of financial institutions selected by Piper Sandler. The NYCB peer group included banks, thrifts and bank holding companies whose securities are publicly traded on a major exchange (NYSE, NYSEAM, and NASDAQ) headquartered in the continental United States with total assets between $40 billion and $100 billion, but excluded First Citizens BancShares, Inc. due to its announced and pending merger (referred to in this section as the “NYCB Peer Group”). The NYCB Peer Group consisted of the following companies:

Financial Data as of December 31, 2020 Market Data as of April 23, 2021			Balance Sheet & Credit			Capital Position				MRQ Profitability				Valuation
														Price /
Company	City, ST	Ticker	Total Assets ($B)	Loans / Deposits (%)	LLR / Gross Loans (%)	CET1 RBC (%)	T1 Lev (%)	Total RBC (%)	CRE / Total RBC (%)	NIM (%)	ROAA (%)	ROAE (%)	Eff. Ratio (%)	TBV (%)	MRQ Ann. EPS (x)	2021E EPS (x)	2022E EPS (x)	Div Yield (%)	Mkt Cap ($B)
First Horizon Corp¹	Memphis, TN	FHN	87.5	80.1	1.54	10.0	8.2	12.8	156	2.73	1.17	11.94	56.7	174	11.2	10.7	11.3	3.5	9.9
Comerica Inc¹	Dallas, TX	CMA	86.3	68.5	1.81	11.1	9.1	13.9	110	2.36	1.01	10.89	64.6	138	7.2	10.4	13.6	4.0	9.8
Signature Bank¹	New York, NY	SBNY	85.4	68.9	1.02	10.9	8.8	14.4	376	2.24	0.96	13.36	37.5	234	18.4	19.0	16.1	0.9	13.6
Zions Bancorp.¹	Salt Lake City, UT	ZION	85.1	72.4	1.21	11.2	8.3	14.5	169	2.96	1.42	14.69	59.8	140	7.1	10.4	12.6	2.6	8.9
East West Bancorp¹	Pasadena, CA	EWBC	56.9	79.9	1.53	12.7	9.1	14.3	239	2.79	1.25	12.52	42.7	224	13.2	13.5	14.0	1.8	10.8
Synovus Financial¹	Columbus, GA	SNV	55.2	81.9	1.42	9.7	8.8	13.3	226	3.09	1.12	11.77	54.6	168	9.8	11.2	11.5	2.9	7.0
BOK Financial Corp¹	Tulsa, OK	BOKF	47.4	59.5	1.54	12.1	8.5	14.0	137	2.67	1.23	11.84	59.8	152	10.6	12.6	13.2	2.4	6.2
Wintrust Financial¹	Rosemont, IL	WTFC	45.7	87.6	0.81	9.0	8.2	12.6	153	2.55	0.92	9.99	66.6	139	7.6	11.2	14.5	1.7	4.4
Cullen/Frost Bankers	San Antonio, TX	CFR	42.4	49.9	1.51	12.9	8.1	15.4	142	2.78	0.86	8.46	60.6	209	20.9	21.3	22.6	2.6	7.3
Valley National Bncp	New York, NY	VLY	40.7	100.9	1.05	9.9	8.1	12.6	403	3.06	1.02	9.20	48.7	192	14.0	12.7	12.1	3.3	5.7

1.	Financial information for the quarter ended March 31, 2021

Source:	S&P Global Market Intelligence

The analysis compared publicly available financial information for NYCB with corresponding data for the NYCB Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of April 23, 2021. The table below sets forth the data for NYCB and the median, mean, low and high data for the NYCB Peer Group.

NYCB Comparable Company Analysis

	NYCB 3/31/2021[1]	NYCB 12/31/2020	NYCB Peer Group Median	NYCB Peer Group Mean	NYCB Peer Group Low	NYCB Peer Group High
Total assets ($B)	57.7	56.3	56.0	63.3	40.7	87.5
Loans / Deposits (%)	126.1	132.2	76.2	75.0	49.9	100.9
LLRs / Gross Loans (%)	0.46	0.45	1.46	1.34	0.81	1.81
Common Equity Tier 1 Ratio	9.8	9.7	11.0	11.0	9.0	12.9
Tier 1 Leverage Ratio (%)	8.4	8.5	8.4	8.5	8.1	9.1
Total RBC Ratio (%)	13.1	13.0	14.0	13.8	12.6	15.4
CRE / Total RBC Ratio (%)	—	736	162	211	110	403
MRQ Return on average assets (%)	1.03	1.38	1.07	1.10	0.86	1.42
MRQ Return on average equity (%)	8.63	11.22	11.80	11.47	8.46	14.69
MRQ Net interest margin (%)	2.48	2.46	2.75	2.72	2.24	3.09
MRQ Efficiency ratio (%)	39.9	41.4	58.2	55.2	37.5	66.6
Price / Tangible book value (%)	—	142	171	177	138	234
Price / Annualized MRQ EPS (x)	—	7.7	10.9	12.0	7.1	20.9
Price / 2021E EPS (x)	—	10.5	11.9	13.3	10.4	21.3
Price / 2022E EPS (x)	—	9.5	13.4	14.1	11.3	22.6
Current Dividend Yield (%)	—	5.8	2.6	2.6	0.9	4.0
Market value ($B)	—	5.6	8.1	8.4	4.4	13.6

[1]	Reflects preliminary financial data as of March 31, 2021 as provided by NYCB management

Note:

Financial data for the quarter ended December 31, 2020; Financial data for BOK Financial Corporation, Comerica, Inc., East West Bancorp, Inc., First Horizon Corporation, Signature Bank, Synovus Financial Corporation, Wintrust Financial Corporation, and Zions Bancorporation reflect data for the quarter ended March 31, 2021

Piper Sandler used publicly available information to perform a similar analysis for Flagstar by comparing selected financial information for Flagstar with a group of financial institutions selected by Piper Sandler. The Flagstar peer group included banks, thrifts and bank holding companies whose securities are publicly traded on a major exchange (NYSE, NYSEAM and NASDAQ) headquartered in the continental United States with total assets between $15 billion and $50 billion with either (i) 1-4 family loans accounting for greater than or equal to 20.0% of the total loan portfolio or (ii) loans to non-depository financial institutions accounting for greater than or equal to 20.0% of the total loan portfolio, as defined in the respective company’s Y-9C as of December 31, 2020, but excluded BancorpSouth Bank due to its announced and pending merger (referred to in this section as the “Flagstar Peer Group”). The Flagstar Peer Group consisted of the following companies:

Financial Data as of December 31, 2020 Market Data as of April 23, 2021			Balance Sheet & Credit							Capital Position								MRQ Profitability				Valuation
							Loans to Non- Dep. / Loans (%)															Price /
Company	City, ST	Ticker	Total Assets ($B)	Loans / Deposits (%)	1-4 Fam. / Loans (%)			LLR / Gross Loans (%)		CET1 RBC Ratio (%)		T1 Lev Ratio (%)		Total RBC Ratio (%)		CRE / Total RBC (%)		NIM (%)	ROAA (%)	ROAE (%)	Eff. Ratio (%)	TBV (%)	MRQ Ann. EPS (x)	2021E EPS (x)	2022E EPS (x)	Div Yield (%)	Mkt Cap ($B)
Texas Capital¹	Dallas, TX	TCBI	40.1	73.1	1.4	²	44.0	0.99		10.2		8.3		14.0		156		2.05	0.72	9.63	62.6	124	12.4	15.2	14.5	0.0	3.3
BankUnited, Inc.¹	Miami Lakes, FL	BKU	35.2	84.2	27.1	²	9.1	0.95		13.2		8.7		15.2		196		2.38	1.12	12.98	54.0	143	10.8	12.7	13.3	2.1	4.3
Associated Banc¹	Green Bay, WI	ASB	34.6	87.3	31.6		9.7	1.45		10.8		9.5		14.4		227		2.37	1.12	9.19	63.6	126	9.2	13.7	13.8	3.5	3.3
Prosperity Bncshs	Houston, TX	PB	34.1	73.8	20.8		14.9	1.56		13.7		9.7		14.2		211		3.51	1.63	8.98	39.6	251	13.0	14.1	14.1	2.6	7.1
First Midwest Bncp¹	Chicago, IL	FMBI	21.2	91.4	20.4	²	0.0	1.62	²	10.2		9.0		14.3		166		2.99	0.86	6.71	60.3	166	15.1	14.6	15.0	2.7	2.5
Washington Federal¹	Seattle, WA	WAFD	19.5	89.1	36.6		0.0	1.31		12.7	²	9.3	²	13.9	²	260	²	2.75	0.93	8.05	58.9	140	14.7	15.1	14.8	2.8	2.4
Cathay General	Los Angeles, CA	CATY	19.0	97.1	26.5		0.8	1.06		13.5		10.9		15.5		262		3.14	1.50	11.81	49.4	161	11.6	12.8	12.0	3.1	3.3
Customers Bancorp	West Reading, PA	CUBI	18.4	139.3	2.1		23.9	0.91		8.1		8.6		11.9		224		2.80	1.23	20.76	48.6	115	4.9	5.9	8.4	0.0	1.0

1.	Financial information for the quarter ended March 31, 2021

2.	Reflects the value of the previous quarter due to limited information on the Company’s March 31, 2021 earnings release

Source:	S&P Global Market Intelligence

The analysis compared publicly available financial information for Flagstar with corresponding data for the Flagstar Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of April 23, 2021. The table below sets forth the data for Flagstar and the median, mean, low and high data for the Flagstar Peer Group.

Flagstar Comparable Company Analysis

	Flagstar 3/31/2021[1]	Flagstar 12/31/2020	Flagstar Peer Group Median	Flagstar Peer Group Mean	Flagstar Peer Group Low	Flagstar Peer Group High
Total assets ($B)	29.4	31.0	27.6	27.8	18.4	40.1
Loans / Deposits (%)	89.3	93.8	88.2	91.9	73.1	139.3
1-4 Family Loans / Loans (%)	—	8.8	26.5	23.5	2.1	36.6
Loans to Non-Depository Institutions / Loans (%)	—	31.2	9.4	12.8	0.0	44.0
LLRs / Gross Loans	0.99	0.98	1.06	1.18	0.91	1.56
Common Equity Tier 1 Ratio (%)	10.3	9.2	10.8	11.4	8.1	13.7
Tier 1 Leverage Ratio (%)	8.1	7.7	9.0	9.2	8.3	10.9
Total RBC Ratio (%)	13.2	11.9	14.3	14.2	11.9	15.5
CRE / Total RBC Ratio (%)	—	108	211	206	156	262
MRQ Return on average assets (%)	2.00	2.08	1.12	1.14	0.72	1.63
MRQ Return on average equity (%)	25.70	27.56	9.41	11.01	6.71	20.76

	Flagstar 3/31/2021[1]	Flagstar 12/31/2020	Flagstar Peer Group Median	Flagstar Peer Group Mean	Flagstar Peer Group Low	Flagstar Peer Group High
MRQ Net interest margin (%)	2.82	2.79	2.77	2.75	2.05	3.51
MRQ Efficiency ratio (%)	67.7	60.1	56.4	54.6	39.6	63.6
Price / Tangible book value (%)	—	117	142	153	115	251
Price / Annualized MRQ EPS (x)	—	4.0	12.0	11.5	4.9	15.1
Price / 2021E EPS (x)	—	6.2	13.9	13.0	5.9	15.2
Price / 2022E EPS (x)	—	8.4	14.0	13.2	8.4	15.0
Current Dividend Yield (%)	—	0.5	2.7	2.1	0.0	3.5
Market value ($B)	—	2.4	3.3	3.4	1.0	7.1

[1]	Reflects preliminary financial data as of March 31, 2021 as provided by Flagstar management

Note:

Financial data for the quarter ended December 31, 2020; Financial data for Associated Banc-Corp, BankUnited, Inc., First Midwest Bancorp, Inc., Texas Capital Bancshares, Inc., and Washington Federal, Inc. reflect data for the quarter ended March 31, 2021

Analysis of Precedent Transactions.

Piper Sandler reviewed a group of historical, nationwide merger and acquisition transactions. The nationwide group consisted of bank and thrift transactions announced between January 1, 2017 and April 23, 2021 where the target’s assets were between $10 billion and $75 billion at announcement, but excluded transactions defined as merger of equals (referred to in this section as the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

					Transaction Information						Target Information
					Deal Value ($B)	Price/			Core Deposit Prem. (%)	1-Day Market Prem. (%)					LTM Eff. Ratio (%)	NPAs/ Assets (%)
Acquiror	ST	Target	ST	Annc. Date		LTM EPS (x)	Fwd EPS (x)	TBV (%)			Total Assets ($B)	TCE/ TA (%)	LTM ROAA (%)	LTM ROAE (%)
M&T Bank Corp.	NY	People’s United Financial Inc.	CT	02/22/21	7.6	N/M	13.8	167	6.3	12.9	63.1	7.6	0.36	2.8	55.3	0.74
Huntington Bancshares Inc.	OH	TCF Financial Corp.	MI	12/13/20	5.9	23.6	16.4	148	5.4	8.9	47.6	8.7	0.52	4.4	61.7	1.01
First Citizens BancShares	NC	CIT Group Inc.	NY	10/16/20	2.2	N/M	N/M	44	(7.4)	11.0	60.9	8.2	(0.87)	(8.2)	70.7	1.38
Mechanics Bank	CA	Rabobank NA	CA	03/15/19	1.5	10.3	—	203	8.2	—	13.9	5.4	1.07	9.4	60.2	1.91
Synovus Financial Corp.	GA	FCB Financial Holdings Inc.	FL	07/24/18	2.7	20.4	15.8	229	21.4	(1.8)	12.2	9.9	1.24	11.0	40.8	0.22
Fifth Third Bancorp	OH	MB Financial Inc.	IL	05/21/18	4.6	15.1	19.2	271	—	24.2	20.2	8.9	1.54	11.1	63.9	0.51
First Horizon National Corp.	TN	Capital Bank Finl Corp	NC	05/04/17	2.2	N/M	21.3	203	16.8	(2.9)	10.1	11.0	0.81	6.1	56.5	0.78
Sterling Bancorp	NY	Astoria Financial Corp.	NY	03/07/17	2.2	N/M	—	159	9.9	—	14.6	9.7	0.48	4.2	72.4	1.70

Source:	S&P Global Market Intelligence

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-12-months EPS, transaction price to forward EPS, transaction price to tangible book value per share, core deposit premium, and one-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	NYCB/ Flagstar	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	4.2	17.7	17.4	10.3	23.6
Transaction Price / Fwd EPS (x)	9.3	16.4	17.3	13.8	21.3
Transaction Price / Tangible Book Value Per Share (%)	115	185	178	44	271
Tangible Book Value Premium to Core Deposits (%)[1]	2.2	8.2	8.7	(7.4)	21.4
1-Day Market Premium (%)	6.1	9.9	8.7	(2.9)	24.2

[1]	Excludes jumbo time deposits greater than $100,000 as of December 31, 2020 per Flagstar’s call report

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of NYCB common stock assuming NYCB performed in accordance with publicly available median analyst EPS estimates for NYCB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of NYCB. To approximate the terminal value of a share of NYCB common stock at December 31, 2025, Piper Sandler applied price to earnings multiples ranging from 9.0x to 15.0x and multiples of tangible book value ranging from 140% to 190%. Piper Sandler selected these price to earnings and tangible book value multiples based on Piper Sandler’s review of, among other matters, the trading multiples of selected companies that Piper Sandler deemed to be comparable to NYCB. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NYCB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of NYCB common stock of $9.38 to $17.21 when applying multiples of earnings and $11.14 to $17.46 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	10.2x	11.4x	12.6x	13.8x	15.0x
8.0%	$11.37	$12.54	$13.71	$14.87	$16.04	$17.21
9.0%	10.93	12.05	13.17	14.28	15.40	16.52
10.0%	10.51	11.58	12.65	13.72	14.80	15.87
11.0%	10.11	11.14	12.17	13.19	14.22	15.24
12.0%	9.74	10.72	11.70	12.69	13.67	14.65
13.0%	9.38	10.32	11.26	12.20	13.15	14.09

Tangible Book Value Per Share Multiples

Discount Rate	140%	150%	160%	170%	180%	190%
8.0%	$13.55	$14.33	$15.12	$15.90	$16.68	$17.46
9.0%	13.02	13.77	14.52	15.26	16.01	16.76
10.0%	12.51	13.23	13.95	14.66	15.38	16.10
11.0%	12.03	12.72	13.41	14.09	14.78	15.46
12.0%	11.57	12.23	12.89	13.55	14.21	14.86
13.0%	11.14	11.77	12.40	13.03	13.66	14.29

Piper Sandler also considered and discussed with the NYCB’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming NYCB’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for NYCB’s common stock, applying the price to earnings multiples range of 9.0x to 15.0x referred to above and a discount rate of 10.82%.

Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.2x	11.4x	12.6x	13.8x	15.0x
(15.0%)	$9.02	$9.90	$10.78	$11.66	$12.54	$13.41
(10.0%)	9.41	10.34	11.27	12.20	13.13	14.06
(5.0%)	9.80	10.78	11.76	12.74	13.73	14.71
0.0%	10.18	11.22	12.25	13.29	14.32	15.35
5.0%	10.57	11.66	12.74	13.83	14.91	16.00
10.0%	10.96	12.10	13.23	14.37	15.51	16.65
15.0%	11.35	12.54	13.73	14.91	16.10	17.29

Piper Sandler also performed an analysis that estimated the net present value per share of Flagstar common stock, assuming Flagstar performed in accordance with publicly available median analyst EPS and dividends per share estimates for Flagstar for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of NYCB. To approximate the terminal value of a share of Flagstar common stock at December 31, 2025, Piper Sandler applied price to earnings multiples ranging from 8.0x to 14.0x and multiples of tangible book value ranging from 110% to 160%. Piper Sandler selected these price to earnings and tangible book value multiples based on Piper Sandler’s review of, among other matters, the trading multiples of selected companies that Piper Sandler deemed to be comparable to Flagstar. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Flagstar common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Flagstar common stock of $26.10 to $55.45 when applying multiples of earnings and $41.17 to $73.40 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	9.2x	10.4x	11.6x	12.8x	14.0x
9.0%	$32.19	$36.84	$41.49	$46.15	$50.80	$55.45
10.0%	30.84	35.30	39.75	44.21	48.66	53.11
11.0%	29.56	33.83	38.10	42.36	46.63	50.90
12.0%	28.35	32.44	36.53	40.61	44.70	48.79
13.0%	27.19	31.11	35.03	38.95	42.87	46.79
14.0%	26.10	29.85	33.61	37.37	41.13	44.89

Tangible Book Value Per Share Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
9.0%	$50.84	$55.35	$59.86	$64.38	$68.89	$73.40
10.0%	48.70	53.02	57.34	61.66	65.99	70.31
11.0%	46.67	50.81	54.95	59.09	63.23	67.37
12.0%	44.74	48.71	52.67	56.64	60.61	64.58
13.0%	42.91	46.71	50.51	54.32	58.12	61.92
14.0%	41.17	44.81	48.46	52.11	55.76	59.40

Piper Sandler also considered and discussed with the NYCB’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Flagstar’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for Flagstar common stock, applying the price to earnings multiples range of 8.0x to 14.0x referred to above and a discount rate of 11.44%.

Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.2x	10.4x	11.6x	12.8x	14.0x
(15.0%)	$24.83	$28.39	$31.95	$35.51	$39.07	$42.63
(10.0%)	26.23	30.00	33.77	37.53	41.30	45.07
(5.0%)	27.62	31.60	35.58	39.56	43.54	47.52
0.0%	29.02	33.21	37.40	41.58	45.77	49.96
5.0%	30.42	34.81	39.21	43.61	48.00	52.40
10.0%	31.81	36.42	41.02	45.63	50.24	54.84
15.0%	33.21	38.02	42.84	47.66	52.47	57.29

The following table describes the discount rate calculation for NYCB common stock prepared by Piper Sandler. In its normal course of business, Piper Sandler employs the Duff & Phelps Cost of Capital Navigator in determining an appropriate discount rate in which the discount rate equals the sum of the risk free rate, the equity risk premium, the size premium and the industry premium.

Risk Free Rate	1.58%	Per Duff & Phelps Normalized Rate
Equity Risk Premium	7.15%	Per Duff & Phelps Cost of Capital Navigator
Size Premium	0.80%	Per Duff & Phelps Cost of Capital Navigator
Industry Premium	1.29%	Per Duff & Phelps Cost of Capital Navigator

Discount Rate	10.82%

In addition, Piper Sandler performed an analysis that estimated the net present value per share of Flagstar common stock, assuming Flagstar performed in accordance with publicly available median analyst EPS and dividends per share estimates for Flagstar for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, including annual cost savings of approximately $125 million, or approximately 11% of Flagstar’s expense base, as provided by the senior management of NYCB. For purposes of Piper Sandler’s analysis, cost savings were assumed to be 75% phased-in in the year ending December 31, 2022 and 100% in the year ending December 31, 2023 and thereafter. To approximate the terminal value of a share of Flagstar common stock at December 31, 2025, Piper Sandler applied price to earnings multiples ranging from 8.0x to 14.0x and multiples of tangible book value ranging from

110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Flagstar common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Flagstar common stock of $34.12 to $72.82 when applying multiples of earnings and $43.25 to $77.15 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	9.2x	10.4x	11.6x	12.8x	14.0x
9.0%	$42.11	$48.25	$54.40	$60.54	$66.68	$72.82
10.0%	40.34	46.22	52.10	57.99	63.87	69.75
11.0%	38.67	44.30	49.93	55.56	61.20	66.83
12.0%	37.07	42.47	47.87	53.26	58.66	64.06
13.0%	35.56	40.73	45.91	51.08	56.25	61.43
14.0%	34.12	39.08	44.04	49.00	53.97	58.93

Tangible Book Value Per Share Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
9.0%	$53.41	$58.16	$62.90	$67.65	$72.40	$77.15
10.0%	51.16	55.71	60.25	64.80	69.35	73.89
11.0%	49.03	53.38	57.74	62.09	66.45	70.80
12.0%	47.00	51.17	55.35	59.52	63.69	67.87
13.0%	45.08	49.08	53.08	57.08	61.08	65.08
14.0%	43.25	47.08	50.92	54.75	58.59	62.43

Piper Sandler also considered and discussed with NYCB’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Flagstar’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for Flagstar common stock, applying the price to earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 11.44%.

Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.2x	10.4x	11.6x	12.8x	14.0x
(15.0%)	$32.43	$37.12	$41.82	$46.52	$51.22	$55.92
(10.0%)	34.27	39.24	44.22	49.19	54.17	59.14
(5.0%)	36.11	41.36	46.61	51.87	57.12	62.37
0.0%	37.95	43.48	49.01	54.54	60.07	65.59
5.0%	39.80	45.60	51.41	57.21	63.01	68.82
10.0%	41.64	47.72	53.80	59.88	65.96	72.04
15.0%	43.48	49.84	56.20	62.55	68.91	75.27

The following table describes the discount rate calculation for Flagstar common stock prepared by Piper Sandler. In its normal course of business, Piper Sandler employs the Duff & Phelps Cost of Capital Navigator in determining an appropriate discount rate in which the discount rate equals the sum of the risk free rate, the equity risk premium, the size premium and the industry premium.

Risk Free Rate	1.58%	Per Duff & Phelps Normalized Rate
Equity Risk Premium	7.15%	Per Duff & Phelps Cost of Capital Navigator
Size Premium	1.42%	Per Duff & Phelps Cost of Capital Navigator
Industry Premium	1.29%	Per Duff & Phelps Cost of Capital Navigator

Discount Rate	11.44%

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the merger on NYCB assuming the transaction closes on December 31, 2021. Piper Sandler also utilized the following information and assumptions: (i) publicly available median analyst EPS estimates for NYCB for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of NYCB; (ii) publicly available median analyst EPS and dividends per share estimates for Flagstar for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual EPS growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of NYCB; and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards and the granting of a certain number of restricted stock awards by Flagstar prior to the closing of the merger, as provided by the senior management of NYCB. The analysis indicated that the merger could be accretive to NYCB’s estimated EPS (excluding one-time transaction costs and expenses) in the year ending December 31, 2022 and immediately accretive to NYCB’s estimated tangible book value per share.

In connection with this analysis, Piper Sandler considered and discussed with the NYCB’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as NYCB’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to $13.0 million, which fee is contingent upon the closing of the merger. Piper Sandler also received a $3.0 million fee from NYCB upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the merger. NYCB has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to NYCB in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to Flagstar in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to NYCB, Flagstar and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of NYCB, Flagstar and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Opinion of Goldman Sachs & Co. LLC

At a meeting of the NYCB board of directors, Goldman Sachs rendered to the NYCB board of directors its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion dated as of April 24, 2021, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to NYCB.

The full text of the written opinion of Goldman Sachs, dated April 24, 2021, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this amended prospectus as Annex D. The summary of the Goldman Sachs opinion contained in this amended prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the NYCB board of directors in connection with its consideration of the proposed merger and the opinion did not constitute a recommendation as to how any holder of shares of NYCB common stock should vote with respect to the proposed merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of NYCB and Flagstar for the five years ended December 31, 2020;

•	certain publicly available research analyst reports for NYCB and Flagstar;

•	certain internal financial analyses and forecasts for Flagstar prepared by its management; and

•

certain financial analyses and forecasts for Flagstar on a stand-alone basis and certain internal financial analyses and forecasts for NYCB on a stand-alone basis and pro-forma for the proposed merger, in each case, as prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, which are referred to in this section as the “Forecasts,” including certain operating synergies projected by the management of NYCB to result from the proposed merger, as approved for Goldman Sachs’ use by NYCB, which are referred to in this section as the “Synergies” (as described in the section entitled “—Certain Unaudited Prospective Financial Information,” beginning on page 83).

Goldman Sachs also held discussions with members of the senior managements of NYCB and Flagstar regarding their assessment of the past and current business operations, financial condition and future prospects of Flagstar and with the members of senior management of NYCB regarding their assessment of the past and current business operations, financial condition and future prospects of NYCB and the strategic rationale for, and the potential benefits of, the proposed merger; reviewed the reported price and trading activity for the shares of NYCB common stock and shares of Flagstar common stock; compared certain financial and stock market information for NYCB and Flagstar with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the NYCB board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the NYCB board of directors that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NYCB. Goldman Sachs did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of NYCB or Flagstar or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto, and, accordingly, Goldman Sachs assumed that such allowances and marks for losses for NYCB or Flagstar were, in the aggregate, adequate to cover such losses. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on NYCB or Flagstar or on the expected benefits of the proposed merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs assumed that the proposed merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of NYCB to engage in the proposed merger, or the relative merits of the proposed merger as compared to any strategic alternatives that may be available to NYCB; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to NYCB, as of the date of Goldman Sachs’ written opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the proposed merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed merger, including the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of NYCB; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NYCB or Flagstar, or any class of such persons, in connection with the proposed merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which the shares of NYCB common stock or Flagstar common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on NYCB or Flagstar, or as to the impact of the proposed merger on the solvency or viability of NYCB or Flagstar or the ability of NYCB or Flagstar to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs, as of the date of Goldman Sachs’ written opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the NYCB board of directors in connection with its consideration of the proposed merger and Goldman Sachs’ opinion did not constitute a recommendation as to how any holder of shares of NYCB common stock should vote with respect to the proposed merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the NYCB board of directors in connection with rendering to the NYCB board of directors the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 23, 2021, and is not necessarily indicative of current market conditions.

Analysis of Implied Deal Premia and Multiples

Goldman Sachs calculated and compared certain implied premia and multiples using the closing price for shares of Flagstar common stock on April 23, 2021, and the implied value of the merger consideration to be paid by NYCB for each share of Flagstar common stock pursuant to the merger agreement. For purposes of its analysis, Goldman Sachs calculated an implied value for the merger consideration of $48.14 by multiplying the exchange ratio pursuant to the merger agreement by $11.99, the closing price for the shares of NYCB common stock on April 23, 2021.

Goldman Sachs calculated and/or compared the following:

•	the implied premia represented by the closing price of $45.37 per share of Flagstar common stock on April 23, 2021 and the $48.14 implied value of the merger consideration, in each case, relative to:

•	$45.37, the closing price for shares of Flagstar common stock on April 23, 2021, the last full trading day prior to announcement of the proposed merger,

•	$44.99, and $45.98, the average trading prices for shares of Flagstar common stock over the 10-day and 30-day periods ended April 23, 2021, respectively, and

•	$51.12, the highest trading price for shares of Flagstar common stock over the 52-week period ended April 23, 2021;

•	the closing price of $45.37 for shares of Flagstar common stock on April 23, 2021 and the $48.14 implied value of the merger consideration, in each case, as a multiple of

•

the estimated EPS for 2021 and 2022 for Flagstar Bancorp, calculated using both the EPS estimates for Flagstar reflected in the Forecasts and median EPS estimates for Flagstar published by Institutional Broker Estimate System (“IBES”) as of April 23, 2021; and

•	the tangible book value per share (“TBV”) per share, for Flagstar Bancorp, as of March 31, 2021, using TBV per share information reflected in the Forecasts.

The results of these calculations were as follows:

Premia/(Discount)

Implied Premium/(Discount) to:	Flagstar April 23, 2021 Closing Price of $45.37	Implied Value of Merger Consideration of $48.14
April 23, 2021 Closing Price of $45.37	—	6.1%
10-Day Average Price of $44.99	0.8%	7.0%
30-Day Average Price of $45.98	(1.3)%	4.7%
52-Week High Price of $51.12	(11.2)%	(5.8)%

Implied Multiples

	Management Forecasts		IBES Median Estimates
	Flagstar April 23, 2021 Closing Price of $45.37	Implied Value of Merger Consideration of $48.14	Flagstar April 23, 2021 Closing Price of $45.37	Implied Value of Merger Consideration of $48.14
Price/2021E EPS	6.1x	6.5x	6.2x	6.6x
Price/2022E EPS	8.7x	9.3x	8.7x	9.3x

	Flagstar April 23, 2021 Closing Price of $45.37	Implied Value of Merger Consideration of $48.14
Price/March 31, 2021 TBV per share	1.1x	1.2x

Selected Companies Analysis for Flagstar on a Stand-Alone Basis

Goldman Sachs reviewed and compared certain financial information for Flagstar on a stand-alone basis to corresponding financial information and public market multiples for the selected publicly traded companies in the banking industry listed below. Although none of the selected companies is directly comparable to Flagstar, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Flagstar.

For each of Flagstar on a stand-alone basis and the selected companies, Goldman Sachs calculated and compared its closing price per share as of April 23, 2021 as a multiple of each of:

•	estimated EPS for the next 12 months (“NTM”) and for calendar years 2021 and 2022; and

•

stated book value (“SBV”) per share and TBV per share, with respect to each selected company, as of its most recently completed fiscal quarter for which SBV per share and TBV per share information was publicly available as of April 23, 2021 and with respect to Flagstar Bancorp, as of March 31, 2021, based on SBV per share and TBV per share information reflected in the Forecasts.

For purposes of its calculations, Goldman Sachs used 2021, NTM and 2022 EPS estimates for Flagstar on a stand-alone basis and the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of April 23, 2021. For Flagstar on a stand-alone basis, Goldman Sachs also used the 2021, NTM and 2022 EPS estimates reflected in the Forecasts.

The multiples calculated by Goldman Sachs for the selected companies and multiples calculated by Goldman Sachs for Flagstar on a stand-alone basis are as follows:

Selected Company	Price/2021E EPS	Price/NTM EPS	Price/2022E EPS	Price/SBV per share	Price/TBV per share
Western Alliance Bancorporation	13.1x	12.6x	11.7x	3.0x	3.2x
Texas Capital Bancshares Inc.	14.5x	14.6x	14.6x	1.2x	1.2x
F.N.B Corp.	11.9x	12.0x	12.4x	0.9x	1.6x
BankUnited Inc.	14.6x	14.0x	13.1x	1.4x	1.5x
Prosperity Bancshares Inc.	14.2x	14.2x	14.2x	1.2x	2.5x
Associated Banc-Corp	13.0x	13.3x	13.7x	0.9x	1.3x
United Bankshares Inc.	15.7x	16.2x	17.2x	1.2x	2.1x
Investors Bancorp Inc.	13.3x	12.6x	11.4x	1.4x	1.4x
First Midwest Bancorp Inc.	14.8x	14.9x	15.2x	1.0x	1.6x
Ameris Bancorp	11.8x	12.2x	12.9x	1.3x	2.1x
Top Quartile	14.6x	14.5x	14.5x	1.4x	2.1x
Median	13.8x	13.7x	13.4x	1.2x	1.6x
Bottom Quartile	13.1x	12.6x	12.5x	1.0x	1.4x
Flagstar Bancorp
Management Forecasts/Public Information	6.1x	6.9x	8.7x	1.1x	1.1x
IBES Median EPS Estimates/Public Information	6.2x	6.9x	8.7x	—	—

Illustrative Present Value of Future Stock Price Analysis for Flagstar on a Stand-Alone Basis

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of Flagstar common stock on a stand-alone basis, based on theoretical future prices calculated by Goldman Sachs for the shares of Flagstar common stock on a stand-alone basis.

Goldman Sachs derived a range of theoretical future values per share for the shares of Flagstar common stock on a stand-alone basis as of December 31, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples of 9.0x and 11.0x to the estimated EPS of Flagstar on a stand-alone basis for the following years:

$5.19 in 2022, $5.40 in 2023, $5.61 in 2024 and $5.84 in 2025, respectively, using the Forecasts prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB. By applying a discount rate of 8.5%, reflecting an estimate of Flagstar’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of March 31, 2021 both the theoretical future values per share it derived for Flagstar on a stand-alone basis and the estimated dividends to be paid per share of Flagstar common stock through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share of Flagstar common stock on a stand-alone basis ranging from $39.66 to $51.90. The Forecasts, prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, reflected an estimated dividend of $0.68 for the years 2022 through 2025. The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analysis for Flagstar on a Stand-Alone Basis.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Regression Analysis for Flagstar on a Stand-Alone Basis

Goldman Sachs performed a regression analysis using the Price/TBV per share multiples for the selected companies calculated by Goldman Sachs as described above under “—Selected Companies Analysis for Flagstar on a Stand-Alone Basis.” Goldman Sachs compared to the 2022 estimated return on average tangible common equity (“2022E ROATCE”) for those selected companies using the median estimates for such companies published by IBES as of April 23, 2021 to derive a regression line reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCE for the selected companies. The Forecasts, prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, reflected a Flagstar 2022E ROATCE of 13.9%, which Goldman Sachs observed corresponded to an implied Price/TBV per share multiple of 1.6x on the regression line. Goldman Sachs calculated that the closing price for Flagstar common stock on April 23, 2021 reflected a multiple of approximately 1.1x TBV per share as of March 31, 2021 for Flagstar, as reflected in the Forecasts.

Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.5x (0.1x less than the 2022E ROATCE regression implied stand-alone Price/TBV per share multiple of 1.6x) to 1.7x (0.1x more than the 2022E ROATCE regression implied stand-alone Price/TBV per share multiple) to the TBV per share as of March 31, 2021 for Flagstar on a stand-alone basis as reflected in the Forecasts, and applied a 25% discount (reflecting the observed historical discount on Flagstar’s Price/TBV multiple relative to its regression implied Price/TBV multiple on a stand-alone basis) to derive regression implied values per share of Flagstar common stock on a stand-alone basis ranging from $48.49 to $54.75.

Illustrative Discounted Dividend Analyses for Flagstar on a Stand-Alone Basis

Using the Forecasts, Goldman Sachs performed an illustrative discounted dividend analysis for Flagstar on a stand-alone basis, to derive a range of illustrative present values per share of the Flagstar common stock on a stand-alone basis.

Using discount rates ranging from 6.5% to 10.5%, reflecting estimates of the cost of equity for Flagstar on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for Flagstar on a stand-alone basis by discounting to present value as of March 31, 2021, (a) the implied distributions to Flagstar’s shareholders on a stand-alone basis over the period beginning April 1, 2021 through December 31, 2025 calculated using the Forecasts assuming that Flagstar would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity tier 1 capital target as provided by NYCB management, and (b) a range of illustrative terminal values for Flagstar as of December 31, 2025, calculated by applying illustrative one-year forward price to EPS multiples ranging from 9.0x to 11.0x to Flagstar’s estimated terminal year (2026) net income of $324 million on a stand-alone basis, as reflected in the Forecasts prepared by NYCB management and approved for Goldman Sachs’ use by NYCB. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for Flagstar, Goldman Sachs applied illustrative one-year forward price to EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated as described above under “-Selected Companies Analysis for Flagstar on a Stand-Alone Basis.”

Goldman Sachs divided the range of illustrative equity values it derived for Flagstar by the total number of fully diluted shares of Flagstar common stock outstanding as provided by Flagstar’s management to derive illustrative present values per share of Flagstar common stock on a stand-alone basis ranging from $50.68 to $67.46.

Selected Companies Analysis for NYCB on a Stand-Alone Basis

Goldman Sachs reviewed and compared certain financial information for NYCB on a stand-alone basis to corresponding financial information and public market multiples for the selected publicly traded companies in the banking industry listed below. Although none of the selected companies is directly comparable to NYCB, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of NYCB.

For each of NYCB on a stand-alone basis and the selected companies, Goldman Sachs calculated and compared its closing price per share as of April 23, 2021 as a multiple of each of:

•	estimated EPS for NTM and calendar years 2021 and 2022; and

•

its SBV per share and TBV per share, with respect to each selected company, as of its most recently completed fiscal quarter for which SBV per share and TBV per share information was publicly available as of April 23, 2021 and with respect to NYCB, as of March 31, 2021, based on SBV per share and TBV per share information reflected in the Forecasts.

For purposes of its calculations, Goldman Sachs used 2021, NTM and 2022 EPS estimates for NYCB on a stand-alone basis and for the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of April 23, 2021. For NYCB on a stand-alone basis, Goldman Sachs also used the 2021, NTM and 2022 EPS estimates reflected in the Forecasts.

The multiples calculated by Goldman Sachs for the selected companies and multiples calculated by Goldman Sachs for NYCB on a stand-alone basis are as follows:

Selected Company	Price/2021E EPS	Price/NTM EPS	Price/2022E EPS	Price/SBV per share	Price/TBV per share
Regions Financial Corp.	10.8x	10.7x	10.6x	1.2x	1.8x
Comerica Inc.	10.7x	11.6x	13.7x	1.3x	1.4x
First Horizon Corp.	10.6x	10.8x	11.2x	1.3x	1.8x
Zions Bancorp. NA	10.0x	10.7x	12.4x	1.2x	1.4x
Signature Bank	18.6x	17.6x	15.9x	2.5x	2.5x
Synovus Financial Corp.	11.1x	11.2x	11.4x	1.5x	1.7x
East West Bancorp Inc.	14.5x	14.3x	14.0x	2.0x	2.2x
BOK Financial Corp.	12.2x	12.6x	13.6x	1.2x	1.5x
Wintrust Financial Corp.	11.5x	12.4x	14.7x	1.2x	1.4x
Western Alliance Bancorp	13.1x	12.6x	11.7x	3.0x	3.2x
Cullen/Frost Bankers Inc.	20.9x	21.4x	22.6x	1.8x	2.1x
Valley National Bancorp	12.7x	12.4x	12.0x	1.3x	1.9x
South State Corporation	14.4x	14.3x	14.0x	1.3x	2.0x
Texas Capital Bancshares Inc.	14.5x	14.6x	14.6x	1.2x	1.2x
F.N.B. Corp.	11.9x	12.0x	12.4x	0.9x	1.6x
BankUnited Inc.	14.6x	14.0x	13.1x	1.4x	1.5x
Pinnacle Financial Partners	15.2x	15.3x	15.5x	1.4x	2.4x
Prosperity Bancshares Inc.	14.2x	14.2x	14.2x	1.2x	2.5x
Hancock Whitney Corp.	9.9x	10.2x	10.9x	1.1x	1.6x

Selected Company	Price/2021E EPS	Price/NTM EPS	Price/2022E EPS	Price/SBV per share	Price/TBV per share
Associated Banc-Corp	13.0x	13.3x	13.7x	0.9x	1.3x
Commerce Bancshares Inc.	19.6x	20.3x	21.8x	2.7x	2.9x
UMB Financial Corp.	17.3x	17.2x	17.0x	1.5x	1.6x
Top Quartile	14.6x	14.5x	14.7x	1.5x	2.2x
Median	13.1x	12.9x	13.7x	1.3x	1.7x
Bottom Quartile	11.2x	11.7x	12.1x	1.2x	1.5x
New York Community Bancorp
Management Forecasts/Public Information	10.2x	10.1x	9.6x	0.9x	1.4x
IBES Median EPS Estimates/Public Information	10.4x	10.1x	9.6x	—	—

Illustrative Present Value of Future Stock Price Analysis for NYCB on a Stand-Alone Basis

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of NYCB common stock on a stand-alone basis, based on theoretical future prices calculated by Goldman Sachs for the shares of NYCB common stock on a stand-alone basis.

Goldman Sachs derived a range of theoretical future values per share for the shares of NYCB common stock on a stand-alone basis as of December 31, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples of 12.0x to 14.0x to the estimated EPS of NYCB on a stand-alone basis for the following years: 2023 of $1.25, 2024 of $1.30 and 2025 of $1.40, respectively, using the Forecasts prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB. By applying a discount rate of 7.0%, reflecting an estimate of NYCB’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of March 31, 2021 both the theoretical future values per share it derived for NYCB on a stand-alone basis and the estimated dividends to be paid per share of NYCB common stock on a stand-alone basis through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share of NYCB common stock on a stand-alone basis ranging from $14.94 to $17.44. The Forecasts, prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, reflected an estimated dividend of $0.28 for 2022, $0.32 for 2023, $0.36 for 2023 and $0.40 for 2025.

The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs based on its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis.” Goldman Sachs derived the discount rate used in the foregoing analysis by application of CAPM.

Regression Analysis for NYCB on a Stand-Alone Basis

Goldman Sachs observed that the 2022E ROATCE basis for NYCB on a stand-alone basis as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 2.1x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCEs for the selected companies as described above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis.”

Goldman Sachs derived a range of theoretical future values per share for the shares of NYCB common stock on a pro forma basis as of December 31, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples of 11.0 x to 13.0x to the estimated EPS of NYCB on a pro forma basis for the following years: $1.49 in 2023, $1.53 in 2024 and $1.58 in 2025, respectively, using the Forecasts, prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB and taking into account the Synergies. By applying a discount rate of 7.50%, reflecting an estimate of NYCB’s cost of equity on a pro forma basis (based on the estimated cost of equity for each of Flagstar and NYCB on a stand-alone basis blended based on their respective market capitalization), Goldman Sachs discounted to present value as of

March 31, 2021 both the theoretical future values per share it derived for NYCB on a pro forma basis and the estimated dividends to be paid per share of NYCB common stock on a pro forma basis through the end of the applicable year as reflected in the Forecasts to yield illustrative present values per share of NYCB common stock on a pro forma basis ranging from $15.48 to $18.16. The Forecasts, prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, reflected an estimated dividend of $0.68 for the years 2022 through 2025.

Illustrative Discounted Dividend Analyses for NYCB on a Stand-Alone Basis

Using the Forecasts, Goldman Sachs performed illustrative discounted dividend analysis for NYCB on a stand-alone basis, to derive a range of illustrative present values per share of NYCB common stock on a stand-alone basis.

Using discount rates ranging from 6.0% to 8.0%, reflecting estimates of the cost of equity for NYCB on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for NYCB on a stand-alone basis by discounting to present value as of March 31, 2021, (a) the implied distributions to NYCB stockholders on a stand-alone basis over the period beginning April 1, 2021 through December 31, 2025, on a stand-alone basis, calculated using the Forecasts assuming at the direction of NYCB management that NYCB would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity tier 1 capital target, and (b) a range of illustrative terminal values for NYCB on a stand-alone basis as of December 31, 2025, calculated by applying illustrative one-year forward price to EPS multiples ranging from 12.0x to 14.0x to the estimate of NYCB’s terminal year (2026) net income on a stand-alone basis, as reflected in the Forecasts. Goldman Sachs derived the range of discount rates by application of the CAPM. To derive illustrative terminal values for NYCB on a stand-alone basis, Goldman Sachs applied illustrative one-year forward price to EPS multiples based on its professional judgment and experience, taking into account the multiples it calculated for the selected companies as described above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis” and the multiples it calculated for NYCB on a stand-alone basis as set forth above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis.”

Goldman Sachs divided the range of illustrative equity values it derived for NYCB on a stand-alone basis by the total number of fully diluted shares of NYCB common stock outstanding as provided by NYCB management to derive illustrative present values per share of NYCB common stock on a stand-alone basis ranging from $15.75 to $19.26.

Illustrative Present Value of Future Stock Price Analyses for NYCB on a Pro Forma Basis

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of NYCB common stock on a pro forma basis (giving effect to the proposed merger), based on theoretical future prices calculated by Goldman Sachs for the shares of NYCB common stock on a pro forma basis.

Goldman Sachs derived a range of theoretical future values per share for the shares of NYCB common stock on a pro forma basis as of December 31, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples of 11.0 x to 13.0x to the estimates of the EPS of NYCB on a pro forma basis for 2023, 2024 and 2025, respectively, using the Forecasts taking into account the Synergies. By applying a discount rate of 7.50%, reflecting an estimate of NYCB’s cost of equity on a pro forma basis (based on the estimated cost of equity for each of Flagstar and NYCB on a stand-alone basis blended based on their respective market capitalization), Goldman Sachs discounted to present value as of March 31, 2021 both the theoretical future values per share it derived for NYCB on a pro forma basis and the estimated dividends to be paid per share of NYCB common stock on a pro forma basis through the end of the applicable year as reflected in the Forecasts to yield illustrative present values per share of NYCB common stock on a pro forma basis ranging from $15.48 to $18.16.

The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs based on its professional judgment and experience, taking into account the multiples calculated by Goldman Sachs as set forth above under “—Selected Companies Analysis for NYCB on a Stand-Alone Basis.”

Regression Analysis for NYCB Shares on a Pro Forma Basis

The Forecasts prepared by the management of NYCB and approved for Goldman Sachs’ use by NYCB, reflected a NYCB 2022E ROATCE of 15.5% on a fully phased-in basis, which Goldman Sachs observed corresponded to an implied Price/TBV per share multiple of 2.2x on the regression line derived by Goldman Sachs reflecting a range of Price/TBV per share multiples at a range of 2022E ROATCEs for the selected companies as described above under “—Regression Analysis for NYCB on a Stand-Alone Basis.”

Goldman Sachs applied implied Price/TBV per share multiples ranging from 2.1x (0.1x less than the 2022E ROATCE regression implied pro forma Price/TBV per share multiple of 2.2x) to 2.3x (0.1x more than the 2022E ROATCE regression implied pro forma Price/TBV per share multiple) to the TBV per share of $8.61 as of March 31, 2021 for NYCB on a pro forma basis as reflected in the Forecasts, and applied a 5.0% discount (reflecting the blended historical discount to the regression line implied Price/TBV per share multiple as observed on Flagstar and NYCB on a stand-alone basis and blended based on their respective market capitalization), to derive a range of regression implied present values per share of NYCB common stock on a pro forma basis of $17.58 to $19.21.

Illustrative Discounted Dividend Analyses for NYCB Shares on a Pro Forma Basis

Using the Forecasts, Goldman Sachs performed illustrative discounted dividend analysis for NYCB on a pro forma basis (giving effect to the proposed merger). Using discount rates ranging from 6.50% to 8.50%, reflecting estimates of the cost of equity for NYCB on a pro forma basis, Goldman Sachs derived a range of illustrative equity values for NYCB on a pro forma basis by discounting to present value as of March 31, 2021 (a) the implied distributions to/ infusions from NYCB’s stockholders on a pro forma basis from December 31, 2022 through December 31, 2025 calculated using the Forecasts, taking into account the Synergies, assuming at the direction of NYCB management that NYCB would on a pro forma basis make distributions/require infusions of capital as necessary to achieve a 10.0% common equity tier 1 capital target for 2022 through 2025, and (b) a range of illustrative terminal values for NYCB on a pro forma basis as of December 31, 2025, calculated by applying illustrative one-year forward price to EPS multiples ranging from 11.0x to 13.0x to NYCB’s estimated terminal year (2026) net income of $680 million on a pro forma basis, as reflected in the Forecasts prepared by NYCB management and approved for Godman Sachs’ use by NYCB, taking into account the Synergies.

Goldman Sachs divided the range of illustrative equity values it derived for NYCB on a pro forma basis by the total number of fully diluted shares of NYCB common stock outstanding, increased by the number of shares of NYCB common stock anticipated to be issued in the proposed merger, as provided by NYCB management to derive a range of illustrative present values per share of NYCB common stock on a pro forma basis of $15.74 to $19.48.

Illustrative Contribution Analysis

Using the Forecasts and publicly available information, Goldman Sachs analyzed the implied equity contributions of Flagstar and NYCB to the pro forma combined company based on specific historical and estimated future operating and financial information of each company, including, among other things, market capitalization based on closing stock prices of each company as of April 23, 2021, estimated net income for 2021 and 2022, and certain balance sheet items as of March 31, 2021.

Based on the number of fully diluted shares of Flagstar common stock and NYCB common stock outstanding as of March 31, 2021, as provided by NYCB management, following the consummation of the proposed merger, holders of NYCB common stock would hold approximately 68% of the fully diluted shares of the pro forma combined company, and holders of Flagstar common stock would hold approximately 32% of the fully diluted shares of the pro forma combined company. The following table presents the results of this analysis:

	NYCB	Flagstar
Market Capitalization	69%	31%
Projections
2021E Net Income	58%	42%
2022E Net Income	68%	32%
Balance Sheet (March 31, 2021)
Assets	66%	34%
Loans	64%	36%
Deposits	64%	36%
Tangible Common Equity	64%	36%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to NYCB or Flagstar.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the NYCB board of directors that, as of the date of the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to NYCB. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of NYCB, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio pursuant to the merger agreement and the resulting merger consideration to be paid by NYCB for each share of Flagstar common stock pursuant to the merger agreement was determined through arm’s-length negotiations between NYCB and Flagstar and was approved by the NYCB board of directors. Goldman Sachs provided advice to NYCB during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to NYCB or that any specific exchange ratio or amount of consideration constituted the only appropriate consideration for the proposed merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the NYCB board of directors in making its determination to approve the proposed merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the NYCB board of directors and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this amended prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of NYCB, Flagstar and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the proposed merger. Goldman Sachs acted as financial advisor to NYCB in connection with, and participated in certain of the negotiations leading to, the proposed merger. Goldman Sachs expects to receive fees for its services in connection with the proposed merger, the principal portion of which is contingent upon consummation of the proposed merger, and NYCB has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. During the two year period ended April 24, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by NYCB, Flagstar or their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may in the future provide financial advisory and/or underwriting services to NYCB, Flagstar and their respective affiliates for which its Investment Banking Division may receive compensation.

NYCB selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Pursuant to an engagement letter dated April 22, 2021, Goldman Sachs was engaged to serve as the financial advisor to the NYCB board of directors in connection with the proposed merger. The engagement letter between NYCB and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $13 million, $3 million of which became payable upon the execution of the merger agreement, and the remainder of which is payable contingent upon completion of the proposed merger. In addition, NYCB agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors

The information in this section of this amended prospectus relates to Flagstar’s reasons for entering into the original merger agreement, the recommendation of the board of directors of Flagstar to the Flagstar shareholders and information considered by Flagstar and its board of directors in connection with entering into the original merger agreement and making such recommendation to the Flagstar shareholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus. References in this section of this amended prospectus to the merger agreement and to the transactions contemplated by the merger agreement should be read as referring to the original merger agreement and to the transactions contemplated by the original merger agreement, respectively.

After careful consideration, the Flagstar board of directors, by action by unanimous written consent dated as of April 24, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Flagstar and its shareholders, and (ii) approved and adopted the merger agreement and the consummation of the transactions contemplated thereby. Accordingly, the Flagstar board of directors unanimously recommended that the Flagstar shareholders vote “FOR” the Flagstar merger proposal, “FOR” the Flagstar compensation proposal and “FOR” the Flagstar adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby and to recommend that Flagstar’s shareholders approve the merger agreement, the Flagstar board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Flagstar management, as well as with Flagstar’s financial and legal advisors, and considered a number of factors, including the following:

•

each of Flagstar’s and NYCB’s business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the Flagstar board of directors considered that NYCB’s and Flagstar’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Flagstar’s earnings and prospects on a stand-alone basis;

•	the combined company’s position as a top-tier regional bank with greater national scale and geographic and business line diversification;

•

the fact that, upon the closing, the combined company’s board of directors would include four legacy Flagstar directors, including Messrs. DiNello (non-executive chairman) and Treadwell (risk committee chairman), which the Flagstar board of directors believes enhances the likelihood that the strategic benefits Flagstar expects to achieve as a result of the merger will be realized;

•

the fact that, upon the closing, the remainder of the Flagstar directors immediately prior to the effective time who will not be directors of the combined company’s board of directors will be appointed to a two year term as a member of the advisory board;

•

its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Flagstar’s and the combined company’s potential growth, development, productivity and strategic options;

•

its views with respect to other strategic alternatives potentially available to Flagstar, including continuing as a stand-alone company and a transformative transaction with another potential acquiror or merger partner, and its belief that a transaction with such other potential transaction partners would not deliver the financial and operational benefits that could be achieved in the proposed merger with NYCB;

•	the exchange ratio in relation to the respective earnings contributions of Flagstar and NYCB;

•	the fact that the exchange ratio represents a 10% premium to the five-day volume weighted average price per share of Flagstar common stock (from April 19, 2021 to April 23, 2021);

•

the anticipated pro forma financial impact of the merger on the combined company, including earnings, earnings per share accretion, tangible book value accretion, dividends, return on average tangible common equity, return on average assets, asset quality, operational efficiency, liquidity and regulatory capital levels;

•	the fact that the dividends paid by NYCB to its stockholders were higher than dividends paid by Flagstar to its shareholders, even after applying the exchange ratio;

•

the complementary nature of Flagstar’s and NYCB’s businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, cost savings opportunities and enhanced opportunities for growth;

•

Flagstar’s and NYCB’s shared views regarding the best approach to combining and integrating the two companies, structured to maximize the potential for synergies and positive impact to local communities and minimize the loss of customers and employees and to further diversify the combined company’s operating risk profile compared to the risk profile of either company on a stand-alone basis;

•

the fact that, upon the closing, the combined company will re-adopt Flagstar’s existing lending policies and procedures with respect to the existing Flagstar business and the fact that the combined company intends to appoint certain senior management of Flagstar in mortgage and banking functions to equivalent senior positions at the combined company, which the Flagstar board of directors believes enhances the likelihood that the strategic benefits Flagstar expects to achieve as a result of the merger will be realized;

•	its review and discussions with Flagstar’s management concerning Flagstar’s due diligence examination of the operations, financial condition, regulatory and compliance programs and prospects of NYCB;

•	the expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•

the expectation that the transaction will be generally tax-free to Flagstar and its shareholders for United States federal income tax purposes, as more fully described below under the section entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 127;

•

the fact that the exchange ratio would be fixed at the signing, which the Flagstar board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•

the shares of NYCB common stock that the Flagstar shareholders will receive as merger consideration would represent 32% of the outstanding shares of NYCB common stock, after giving effect to the exchange ratio and the merger;

•	the fact that Flagstar’s shareholders would have an opportunity to vote on the approval of the merger agreement and the transactions contemplated thereby;

•

the separate opinions of Morgan Stanley and Jefferies to the Flagstar board of directors, which were in each case dated April 24, 2021, as to the fairness, from a financial point of view, and as of the date of the opinions, to the holders of Flagstar common stock (other than holders of the excluded shares) of the exchange ratio in the proposed merger. See “—Opinions of Flagstar Financial Advisors—Opinion of Morgan Stanley & Co. LLC” and “—Opinions of Flagstar Financial Advisors—Opinion of Jefferies LLC” beginning on pages 63 and 75, respectively; and

•

the terms of the merger agreement (including the representations, covenants, deal protection and termination provisions), which the Flagstar board reviewed with its legal advisor following negotiation of several drafts of the merger agreement with NYCB.

The Flagstar board of directors also considered the potential risks related to the transaction, but concluded that the anticipated benefits of combining with NYCB were likely to outweigh these risks. These potential risks include:

•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•	the risk of losing key Flagstar employees during the pendency of the merger and thereafter;

•

the restrictions on the conduct of Flagstar’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Flagstar from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on Flagstar’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the fact that Flagstar’s shareholders would not be entitled to dissenters’ rights in connection with the merger;

•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	certain anticipated merger-related costs, which could also be higher than expected;

•

the regulatory and other approvals required in connection with the transactions contemplated by the merger agreement and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•	the potential for legal claims challenging the merger;

•

the risk that the merger may not be completed despite the combined efforts of Flagstar and NYCB or that completion may be unduly delayed, including as a result of delays in obtaining the requisite regulatory approvals; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 19 and 17, respectively.

The foregoing discussion of the information and factors considered by the Flagstar board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, the Flagstar board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

For the reasons set forth above, the Flagstar board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Flagstar and its shareholders, and approved and adopted the merger agreement and the transactions contemplated thereby.

Opinions of Flagstar’s Financial Advisors

The information in this section of this amended prospectus relates to information considered by Flagstar in connection with entering into the original merger agreement and by the board of directors of Flagstar in making its recommendation to the Flagstar shareholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus.

Morgan Stanley and Jefferies separately provided financial opinions, each dated April 24, 2021, to Flagstar’s board of directors. Each opinion does not speak as of the date of this amended prospectus or as of any other date subsequent to the date of the opinions. Any references in this section of this amended prospectus to the merger agreement, Merger Agreement or Agreement are references to the original merger agreement, as executed by NYCB, Merger Sub and Flagstar on April 24, 2021. Further, any references in this section of this amended prospectus to current data or other information refer to data or other information that was current in connection with the relevant opinion and any related financial analyses, as described in this section.

Opinion of Morgan Stanley & Co. LLC

Flagstar retained Morgan Stanley to provide it with financial advisory services in connection with a possible merger with NYCB, and, if requested by Flagstar, a financial opinion with respect thereto. Flagstar selected Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Flagstar. Morgan Stanley rendered to the Flagstar board of directors at its special meeting on April 24, 2021, its oral opinion, subsequently confirmed by delivery of a written opinion dated April 24, 2021, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of shares of Flagstar common stock (other than holders of the excluded shares).

The full text of the written opinion of Morgan Stanley, dated April 24, 2021, is attached as Annex E to this amended prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Flagstar board of directors and addresses only the fairness, from a financial point of view, to holders of shares of Flagstar common stock (other than holders of excluded shares) of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and did not constitute a recommendation to shareholders of Flagstar or shareholders of NYCB as to how to vote at any shareholders meetings held with respect to the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this amended prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which NYCB common stock will trade following the consummation of the merger or at any time.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Flagstar and NYCB, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Flagstar and NYCB, respectively;

•

reviewed certain financial projections prepared by the managements of Flagstar and NYCB, respectively (for information regarding such financial projections, see “—Certain Unaudited Prospective Financial Information” beginning on page 83 of this amended prospectus);

•

reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Flagstar and NYCB, respectively (for information regarding the Synergies, see “—Certain Unaudited Prospective Financial Information —Certain Estimated Synergies Attributable to the Merger” beginning on page 87 of this amended prospectus);

•

discussed the past and current operations and financial condition and the prospects of Flagstar, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Flagstar;

•

discussed the past and current operations and financial condition and the prospects of NYCB, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of NYCB;

•	reviewed the pro forma impact of the merger on NYCB’s EPS, consolidated capitalization and certain financial ratios and measures;

•	reviewed the reported prices and trading activity for Flagstar common stock and NYCB common stock;

•

compared the financial performance of Flagstar and NYCB and the prices and trading activity of Flagstar common stock and NYCB common stock with that of certain other publicly-traded companies comparable with Flagstar and NYCB, respectively, and their securities;

•	participated in certain discussions and negotiations among representatives of Flagstar and NYCB and certain parties and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Flagstar and NYCB, and formed a substantial basis for its opinion.

At Flagstar’s direction, Morgan Stanley’s analysis relating to the business and financial prospects for Flagstar for purposes of its opinion was made on the basis of (i) certain financial projections with respect to Flagstar prepared by the management of Flagstar, which forecasts were approved by Flagstar for Morgan Stanley’s use (referred to in this section as the “Flagstar Financial Projections”) and (ii) certain financial projections with respect to Flagstar that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of Flagstar, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on Flagstar’s guidance and reviewed and approved by Flagstar for Morgan Stanley’s use (such forecasts and extrapolations thereof are referred to in this section as the “Flagstar Street Forecasts”). At Flagstar’s direction, Morgan Stanley’s analysis relating to the business and financial prospects for NYCB for purposes of its opinion was made on the basis of certain financial projections with respect to NYCB that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of NYCB, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on Flagstar’s guidance and reviewed and approved by Flagstar for Morgan Stanley’s use (such forecasts and extrapolations thereof are referred to in this section as the “NYCB Street Forecasts”). Morgan Stanley was advised by Flagstar, and assumed, with the consent of Flagstar, that the Flagstar Financial Projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, reflect the best currently available estimates of the future financial performance of Flagstar, and the Flagstar Street Forecasts and NYCB Street Forecasts were reasonable bases upon which to evaluate the business and financial prospects of Flagstar and NYCB, respectively. Morgan Stanley expressed no view as to the Flagstar Financial Projections, the NYCB Street Forecasts or the Flagstar Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the Flagstar Street Forecasts and NYCB Street Forecasts were derived.

In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not an expert in the evaluation of allowance for loan losses, and it neither made an independent evaluation of the adequacy of the allowance for loan losses at Flagstar or NYCB, nor did it examine any individual loan credit files of Flagstar or NYCB nor was it requested to conduct such a review, and, as a result, Morgan Stanley assumed that the aggregate allowance for loan losses of Flagstar and NYCB, respectively, is adequate. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Flagstar and NYCB and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Flagstar’s officers, directors or employees, or any class of such persons, relative to the exchange ratio to be paid to the holders of shares of the Flagstar common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Flagstar or NYCB, nor was it furnished with any such valuations or appraisals, upon which Morgan Stanley relied without independent verification. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, April 24, 2021. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any other alternative business transaction, or other business or financial strategies that might be available to Flagstar, nor did it address the underlying business decision of Flagstar to enter into the merger agreement or proceed with the transactions contemplated by the merger agreement.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated April 24, 2021. The various financial analyses summarized below were based on closing prices of Flagstar common stock and NYCB common stock as of April 23, 2021, the last full trading day preceding the day of the special meeting of the Flagstar board of directors to consider, approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In addition, Flagstar confirmed that Morgan Stanley should use (1) projected excess capital above a 10.0% common equity Tier 1 ratio available for dividend distributions derived from the Flagstar Street Forecasts for fourth quarter 2020 and calendar year 2021, 2022, 2023, 2024, 2025 and 2026 (inclusive of terminal value based on the range of terminal forward multiples and other assumptions outlined on page 68 of this amended prospectus in the subsection named “Flagstar Dividend Discount Analysis”), of $(189) million, $361 million, $275 million, $176 million, $183 million, $191 million and $2.9 billion, respectively, and dividend distributions derived from the Flagstar Financial Projections for fourth quarter 2020 and calendar year 2021, 2022, 2023, 2024, 2025 and 2026 of $(189) million, $699 million, $264 million, $185 million, $193 million, $202 million and $2.9 billion, respectively, (2) projected excess capital above a 10.0% common equity Tier 1 ratio available for dividend distributions derived from the NYCB Street Forecasts for fourth quarter of 2020 and calendar year 2021, 2022, 2023, 2024, 2025 and 2026 (inclusive of terminal value based on the range of terminal forward multiples and other assumptions outlined on page 71 of this amended prospectus in the subsection named “NYCB Dividend Discount Analysis”), of $(115) million, $412 million, $451 million, $475 million, $411 million, $431 million and $7.8 billion, respectively, and (3) projected excess capital above a 10.0% common equity Tier 1 ratio available for dividend distributions derived from the Flagstar Street Forecasts, the NYCB Street Forecasts, the Synergies and other fair market value and transaction adjustments for fourth quarter 2021 and calendar year 2022, 2023, 2024, 2025, 2026 and 2027 (inclusive of terminal value based on the range of terminal forward multiples and other assumptions outlined page 73 of this amended prospectus in the subsection named “Pro Forma Dividend Discount Analysis”), of $205 million, $606 million, $782 million, $769 million, $792 million, $827 million and $12.0 billion, respectively, and dividend distributions derived from the Flagstar Financial Projections, the NYCB Street Forecasts, the Synergies and other fair market value and transaction adjustments for fourth quarter 2021 and calendar year 2022, 2023, 2024, 2025, 2026 and 2027 of $382 million, $778 million, $792 million, $780 million, $803 million, $838 million and $11.9 billion, respectively.

Flagstar Standalone Analyses

Flagstar Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of Flagstar with publicly available information for two groups of selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to Flagstar’s.

Comparable Peer Group 1

The first group of selected companies consisted of all publicly traded banks headquartered in the Midwest region of the United States with total assets between $7.5 billion and $50 billion, excluding any companies that were merger targets in pending transactions. The selected companies consisted of:

•	Wintrust Financial Corporation

•	Associated Banc-Corp

•	UMB Financial Corporation

•	Commerce Bancshares, Inc.

•	Old National Bancorp

•	First Midwest Bancorp, Inc.

•	Heartland Financial USA, Inc.

•	First Financial Bancorp.

•	First Merchants Corporation

•	Great Western Bancorp, Inc.

•	First Busey Corporation

•	Enterprise Financial Services Corp

•	Merchants Bancorp

•	Capital Federal Financial, Inc.

•	Park National Corporation

Comparable Peer Group 2

The second group of selected companies consisted of all publicly traded mortgage companies in the United States, excluding any technology-enabled mortgage companies. The selected companies consisted of:

•	UWM Holdings Corporation

•	PennyMac Financial Services, Inc.

•	Mr. Cooper Group Inc.

•	Home Point Capital Inc.

•	Guild Holdings Company

In all instances, multiples were based on closing stock prices on April 23, 2021. For each of the following analyses performed by Morgan Stanley, financial and market data for both groups of the selected companies were based on the most recent publicly available information and Wall Street consensus estimates.

With respect to both groups of the selected companies, the information Morgan Stanley presented included:

•	multiple of price to estimated EPS for 2022, or Price / 2022E EPS; and

•	multiple of price to tangible book value per share, or Price / Tangible Book Value

	Group 1 of Selected Companies’ Median	Group 2 of Selected Companies’ Median	Flagstar (Flagstar Financial Projections)	Flagstar (Flagstar Street Forecasts)
Price / 2022E EPS	14.4x	4.9x	7.4x	8.8x
Price / Tangible Book Value	1.6x	1.3x	1.1x	1.1x

Based on the analysis of the relevant metrics for each of the selected companies, and taking into account differences between Flagstar and the selected companies including with respect to business mix and operating model, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for Flagstar. For purposes of this analysis, Morgan Stanley utilized estimated EPS for 2022 and 2023 as set forth in the Flagstar Financial Projections and for 2022 as set forth in the Flagstar Street Forecasts. Due to lack of analyst estimates for 2023, Morgan Stanley assumed a five percent growth on the estimated EPS for 2022 as set forth in the Flagstar Street Forecasts to determine estimated EPS for 2023.

Morgan Stanley estimated the implied trading value per share of Flagstar common stock as of April 23, 2021, as follows:

	Flagstar Metric		Multiple Statistic Range		Implied Value Per Share of Flagstar Common Stock
Price / 2022E EPS (Flagstar Street Forecasts)	$5.19		7.0x–9.0x		$36.30–$46.67
Price / 2022E EPS (Flagstar Financial Projections)	$6.14		7.0x–9.0x		$42.96–$55.24
Price / 2023E EPS (Flagstar Street Forecasts)	$5.44	(1)	6.4x–8.2x	(2)	$34.81–$44.75
Price / 2023E EPS (Flagstar Financial Projections)	$6.27		6.4x–8.2x	(2)	$40.08–$51.53

(1)	2023E street estimates based on 5% growth on 2022E street estimates due to lack of 2023E analyst estimates.
(2)	Based on multiple of price to estimated EPS for 2022 discounted by a cost of equity of 9.5%.

Morgan Stanley also did a regression-based analysis based on Price / Tangible Book Value versus 2022 return on tangible common equity for each of the selected companies. The range of estimated regression-based analysis implied values represents a 40% to 20% discount to the value implied by the regression line equation. Utilizing a 2022 return on tangible common equity estimate for Flagstar of 11.1%, as set forth in the Flagstar Street Forecasts, the low-end range of $40.28 represents the implied value if Flagstar were valued at 60% of the value implied by the regression line and the high-end range of $53.70 represents the implied value if Flagstar were valued at 80% of the value implied by the regression line. Utilizing a 2022 return on tangible common equity estimate for Flagstar of 13.0%, as set forth in the Flagstar Financial Projections, the low-end range of $43.88 represents the implied value if Flagstar were valued at 60% of the value implied by the regression line and the high-end range of $58.51 represents the implied value if Flagstar were valued at 80% of the value implied by the regression line.

No company in the public trading comparables analysis is identical to Flagstar. In evaluating the group of selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Flagstar, such as the impact of competition on the business of Flagstar or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Flagstar or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Flagstar Dividend Discount Analysis

Using the Flagstar Street Forecasts for 2021 and 2022 and the Flagstar Financial Projections for 2021, 2022 and 2023, and assuming, at the direction of Flagstar management, 5.0% annual growth after 2022 for the Flagstar Street Forecasts and after 2023 for the Flagstar Financial Projections and that Flagstar would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for Flagstar on a standalone basis. Morgan Stanley calculated a range of implied values per share of Flagstar common stock based on the sum of the discounted present values of (1) projected dividends on shares of Flagstar common stock as of December 31, 2020 through December 31, 2026 and (2) a projected terminal value of Flagstar common stock as of December 31, 2026.

Morgan Stanley based its analysis on a range of terminal forward multiples of 7.0x to 9.0x to the terminal year 2026 estimated forward earnings, 8.5% to 10.5% discount rates, using the capital asset pricing model, and a 1.0% opportunity cost of cash. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of Flagstar common stock ranging from $43.23 to $55.21 using the Flagstar Street Forecasts and $49.47 to $61.45 using the Flagstar Financial Projections. For purposes of deriving the terminal value of Flagstar, Morgan Stanley selected a range of terminal forward multiples of 7.0x to 9.0x upon the application of Morgan Stanley’s professional judgment and experience, taking into account, among other factors, the Price / 2022 EPS multiples for the Flagstar selected companies.

Flagstar Analyst Price Targets Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed future public market trading price targets for Flagstar common stock prepared and published by research analysts prior to April 23, 2021, as reported by Capital IQ. These forward targets reflected each analyst’s estimate of the future public market trading price of Flagstar common stock. The range of such analyst price targets per share for the Flagstar common stock discounted for one year back to April 23, 2021 at a rate of 9.5%, such discount rate selected by Morgan Stanley, upon the application of the capital asset pricing model together with its professional judgment, to reflect Flagstar’s cost of equity as of April 23, 2021, was $45.67 to $54.80 per share.

The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for Flagstar common stock, and these estimates are subject to uncertainties, including the future financial performance of Flagstar and future financial market conditions.

NYCB Standalone Analyses

NYCB Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of NYCB with publicly available information for the selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to NYCB’s.

The selected companies consisted of all publicly traded banks in the United States with total assets between $35 billion and $100 billion, excluding any companies that were merger targets in pending transactions. The selected companies consisted of:

•	Comerica Incorporated

•	First Horizon Corporation

•	Zions Bancorporation, National Association

•	Signature Bank Corp

•	Synovus Financial Corp.

•	East West Bancorp, Inc.

•	First Citizens BancShares, Inc.

•	BOK Financial Corporation

•	Wintrust Financial Corporation

•	Cullen/Frost Bankers, Inc.

•	Valley National Bancorp

•	South State Corporation

•	Texas Capital Bancshares, Inc.

•	F.N.B. Corporation

•	Western Alliance Bancorporation

•	BankUnited, Inc.

In all instances, multiples were based on closing stock prices on April 23, 2021. For each of the following analyses performed by Morgan Stanley, financial and market data for the selected companies were based on the most recent publicly available information and Wall Street consensus estimates.

With respect to the selected companies, the information Morgan Stanley presented included:

•	multiple of price to estimated EPS for 2022, or Price / 2022E EPS; and

•	multiple of price to tangible book value per share, or Price / Tangible Book Value

	Selected Companies’ Median	NYCB
Price / 2022E EPS	13.4x	9.6x
Price / Tangible Book Value	1.6x	1.4x

Based on the analysis of the relevant metrics for each of the selected banks, Morgan Stanley selected a range of multiples and applied this range of multiples to the relevant financial statistics for NYCB. For purposes of this analysis, Morgan Stanley utilized estimated EPS for 2022 as set forth in the NYCB Street Forecasts. Due to lack of analyst estimates for 2023, Morgan Stanley assumed a five percent growth on the estimated EPS for 2022 as set forth in the NYCB Street Forecasts to determine estimated EPS for 2023.

Morgan Stanley estimated the implied trading value per share of NYCB common stock as of April 23, 2021, as follows:

	NYCB Metric		Multiple Statistic Range		Implied Value Per Share of NYCB Common Stock
Price / 2022E EPS	$1.25		9.0x–11.0x		$11.25–$13.75
Price / 2023E EPS	$1.31	(1)	8.3x–10.1x	(2)	$10.89–$13.31

(1)	2023E street estimates based on 5% growth on 2022E street estimates due to lack of 2023E analyst estimates.
(2)	Based on multiple of price to estimated EPS for 2022 discounted by a cost of equity of 8.5%.

Morgan Stanley also did a regression-based analysis based on Price / Tangible Book Value versus 2022 return on tangible common equity for each of the selected companies. The range of estimated regression-based analysis implied values represents a 30% to 0% discount to the value implied by the regression line equation. Utilizing a 2022 return on tangible common equity estimate for NYCB of 13.5%, as set forth in the NYCB Street Forecasts, the low-end range of $11.74 represents the implied value if NYCB were valued at 70% of the value implied by the regression line and the high-end range of $16.77 represents the implied value if NYCB were valued at 100% of the value implied by the regression line.

No company in the public trading comparables analysis is identical to NYCB. In evaluating the group of selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NYCB, such as the impact of competition on the business of NYCB or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of NYCB or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

NYCB Dividend Discount Analysis

Using the NYCB Street Forecasts for 2021 through 2022 and assuming, at the direction of management of Flagstar, 5% annual growth for 2023 and thereafter and that NYCB would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for NYCB on a standalone basis. Morgan Stanley calculated a range of implied values per share of NYCB common stock based on the sum of the discounted present values of (1) projected dividends on shares of NYCB common stock as of December 31, 2020 through December 31, 2026 and (2) a projected terminal value of NYCB common stock as of December 31, 2026.

Morgan Stanley based its analysis on a range of terminal forward multiples of 9.0x to 11.0x to the terminal year 2026 estimated forward earnings, 7.5% to 9.5% discount rates, using the capital asset pricing model, and a 1.0% opportunity cost of cash. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of NYCB common stock ranging from $12.73 to $15.99. For purposes of deriving the terminal value of NYCB, Morgan Stanley selected a range of terminal forward multiples of 9.0x to 11.0x upon the application of Morgan Stanley’s professional judgment and experience, taking into account, among other factors, the Price / 2022 EPS multiples for the NYCB selected companies.

NYCB Analyst Price Targets Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed future public market trading price targets for NYCB common stock prepared and published by research analysts prior to April 23, 2021, as reported by Capital IQ. These forward targets reflected each analyst’s estimate of the future public market trading price of NYCB common stock. The range of such analyst price targets per share for the NYCB common stock discounted for one year back to April 23, 2021 at a rate of 8.5%, such discount rate selected by Morgan Stanley, upon the application of the capital asset pricing model together with its professional judgment, to reflect NYCB’s cost of equity as of April 23, 2021, was $10.60 to $15.67 per share.

The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for NYCB common stock, and these estimates are subject to uncertainties, including the future financial performance of NYCB and future financial market conditions.

Exchange Ratios Analysis

Using the implied value per share reference ranges for Flagstar and NYCB indicated in the public trading comparables analyses, the regression analyses and the dividend discount analyses of Flagstar and NYCB described above, Morgan Stanley calculated ranges of implied exchange ratios of Flagstar common stock into NYCB common stock. The implied exchange ratios represent the range of high-to-low and low-to-high exchange ratios implied by the respective valuation analyses. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 4.0151x provided for in the merger agreement:

Implied Exchange Ratio
Public Trading Comparables
Price / 2022E EPS (NYCB Street Forecasts / Flagstar Street Forecasts)	2.640x – 4.148x
Price / 2022E EPS (NYCB Street Forecasts / Flagstar Financial Projections)	3.124x – 4.910x
Price / 2023E EPS (NYCB Street Forecasts / Flagstar Street Forecasts)	2.616x – 4.110x
Price / 2023E EPS (NYCB Street Forecasts / Flagstar Financial Projections)	3.012x – 4.733x
Regression Analysis
Regression Based (NYCB Street Forecasts / Flagstar Street Forecasts)	2.402x – 4.574x
Regression Based (NYCB Street Forecasts / Flagstar Financial Projections)	2.617x – 4.984x
Dividend Discount Analysis
Dividend Discount Analysis (NYCB Street Forecasts / Flagstar Street Forecasts)	2.703x – 4.338x
Dividend Discount Analysis (NYCB Street Forecasts / Flagstar Financial Projections)	3.094x – 4.828x

Morgan Stanley also reviewed the historical trading prices for Flagstar common stock and NYCB common stock from April 23, 2018 to April 23, 2021 and calculated implied historical exchange ratios by dividing the average daily closing price per share of Flagstar common stock by the average daily closing price per share of NYCB common stock. This implied historical exchange ratio analysis indicated the following historical exchange ratios, as compared to the exchange ratio of 4.0151x provided for in the merger agreement:

Implied Exchange Ratio
April 23, 2021	3.7840x
5-Day VWAP	3.6501x
Average since March 25, 2021	3.5447x
One-Month Average	3.5971x
One-Year Average	3.4463x
Three-Year Average	3.1275x

The historical exchange ratios were presented for reference purposes only, and were not relied upon for valuation purposes.

Contribution Analysis

Morgan Stanley compared NYCB’s and Flagstar’s respective percentage contributions for certain financial metrics described below to the combined company. Morgan Stanley utilized NYCB’s and Flagstar’s respective balance sheet as of December 31, 2020 and estimates of net income for calendar years 2022 and 2023 as set forth in the Flagstar Street Forecasts, Flagstar Financial Projections and NYCB Street Forecasts. The following table summarizes Morgan Stanley’s analysis:

	NYCB Contribution	Flagstar Contribution
Balance Sheet
Loans HFI	73%	27%
Deposits	62%	38%
Common Equity	74%	26%
Tangible Common Equity	66%	34%
Net Income (NYCB Street Forecasts / Flagstar Street Forecasts)
2022E Net Income	68%	32%
2023E Net Income	68%	32%
Net Income (NYCB Street Forecasts / Flagstar Financial Projections)
2022E Net Income	66%	34%
2023E Net Income	68%	32%

Pro Forma Accretion/Dilution Analysis

Morgan Stanley reviewed and analyzed the estimated pro forma impact of the merger on (i) projected accretion/(dilution) to holders of NYCB common stock for the year 2022, (ii) projected accretion/(dilution) to holders of Flagstar common stock for the year 2022, (iii) tangible book value per share of NYCB as of the closing date, (iv) common equity Tier 1 ratio as of the closing date and (v) annual dividend per share for holders of Flagstar common stock as of the closing date, in each case based on the Flagstar Street Forecasts, the Flagstar Financial Projections, the NYCB Street Forecasts and the Synergies. For purposes of the tangible book value per share and common equity Tier 1 ratio analyses, Morgan Stanley utilized an estimated closing date of December 31, 2021. Based on these analyses, Morgan Stanley calculated (a) an estimated pro forma accretive impact to EPS for holders of NYCB common stock for 2022 of 16% based on the Flagstar Street Forecasts and 18% based on the Flagstar Financial Projections, in each case assuming Synergies are fully phased-in, (b) an estimated pro forma accretive impact to EPS for holders of Flagstar common stock for 2022 of 12% based on the Flagstar Street Forecasts and an estimated pro forma dilutive impact of 3% based on the Flagstar Financial Projections, in each case assuming Synergies are fully phased-in, (c) an estimated pro forma accretive impact on tangible book value per share of NYCB as of the closing date of 3% based on Flagstar Street Forecasts and 5% based on the Flagstar Financial Projections, in each case assuming the full impact of one-time merger-related expenses, (d) an estimated pro forma common equity Tier 1 ratio of 10.3% based on the Flagstar Street Forecasts and 10.6% based on the Flagstar Financial Projections, in each case as of the closing date and assuming the impact of estimated one-time merger-related expenses incurred prior to or around closing, and (e) an estimated pro forma accretive impact to the annual dividend per share for holders of Flagstar common stock of 1,038% as of the closing date. Any such estimates are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates.

Pro Forma Dividend Discount Analysis

Using the Flagstar Street Forecasts, Flagstar Financial Projections, the NYCB Street Forecasts, the Synergies and other fair market value and transaction adjustments and assuming, at the direction of the managements of Flagstar and NYCB, that NYCB would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for NYCB on a pro forma basis after giving effect to the merger. Morgan Stanley calculated a range of implied values per share of Flagstar common stock based on the sum of the discounted present values of (1) projected dividends on shares of NYCB common stock as of the estimated closing date for December 31, 2021 through December 31, 2027 and (2) a projected terminal value of NYCB common stock as of December 31, 2027.

Morgan Stanley based its analysis on a range of terminal forward multiples of 8.4x to 10.4x to the terminal year 2027 estimated forward earnings, 7.8% to 9.8% discount rates, reflecting the estimated cost of equity on a pro-forma basis using the capital asset pricing model, and a 1.0% opportunity cost of cash. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of Flagstar common stock ranging from $56.68 to $70.72 using the Flagstar Street Forecasts and $58.83 to $72.87 using the Flagstar Financial Projections. For purposes of deriving the terminal value of NYCB, Morgan Stanley selected a range of terminal forward multiples of 8.4x to 10.4x upon the application of Morgan Stanley’s professional judgment and experience, taking into account, among other factors, the Price / 2022 EPS multiples for the Flagstar and NYCB selected companies.

General

In connection with the review of the merger by Flagstar’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Flagstar or NYCB. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of Flagstar or NYCB. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view to holders of Flagstar common stock (other than holders of excluded shares) of the exchange ratio pursuant to the merger agreement, and in connection with the delivery of its oral opinion, and its subsequent written opinion, to Flagstar’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which Flagstar common stock or NYCB common stock might actually trade. Morgan Stanley expressed no opinion or recommendation as to how the shareholders of Flagstar and NYCB should vote at the shareholders’ meetings to be held in connection with the merger.

The exchange ratio was determined through arm’s-length negotiations between Flagstar and NYCB and was approved by Flagstar’s board of directors. Morgan Stanley provided advice to Flagstar during these negotiations but did not, however, recommend any specific exchange ratio to Flagstar or NYCB, or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to Flagstar’s board of directors was one of many factors taken into consideration by Flagstar’s board of directors in deciding to approve, adopt and authorize the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Flagstar’s board of directors with respect to the exchange ratio pursuant to the merger agreement or of whether Flagstar’s board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Flagstar’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Flagstar, NYCB or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Under the terms of its engagement letter, as compensation for its services relating to the merger, Flagstar has agreed to pay Morgan Stanley a fee of $18.2 million in the aggregate, $1.0 million of which was payable upon the rendering of its opinion and $17.2 million of which is contingent upon the consummation of the merger. Flagstar has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, Flagstar has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to or arising out of Morgan Stanley’s engagement. During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have not received any fees from Flagstar or NYCB for financial advisory or financing services. Morgan Stanley may also seek to provide financial advisory and financing services to Flagstar, NYCB and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of Jefferies LLC

Flagstar has retained Jefferies as a financial advisor to Flagstar in connection with the merger. In connection with this engagement, the Flagstar board of directors requested that Jefferies evaluate the fairness, from a financial point of view, of the exchange ratio provided for pursuant to the merger agreement. At a meeting of the Flagstar board of directors held on April 24, 2021 to evaluate the merger, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated April 24, 2021, to the Flagstar board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Flagstar common stock (other than holders of the excluded shares).

The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex F to this amended prospectus. Jefferies’ opinion was provided for the use and benefit of the Flagstar board of directors (in its capacity as such) in its evaluation of the exchange ratio from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Flagstar, nor did it address the underlying business decision by Flagstar to engage in the merger. Jefferies’ opinion did not constitute a recommendation as to how the Flagstar board of directors, and did not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available financial and other information regarding Flagstar and NYCB;

•

reviewed certain information prepared, and furnished to Jefferies, by the respective managements of Flagstar and NYCB, including certain financial forecasts, projections and estimates relating to Flagstar and NYCB, respectively;

•

reviewed certain estimates as to potential cost savings to result from the merger prepared, and furnished to Jefferies, by the respective senior management teams of Flagstar and NYCB (collectively referred to in this section as the “Synergies”), which were each approved for Jefferies’ use by Flagstar;

•

discussed the businesses, operations and prospects of Flagstar and NYCB, the strategic rationale (and benefits of) the merger and the other matters described in the second through fourth bullets immediately above with members of the senior management teams of Flagstar and NYCB;

•

reviewed certain aspects of the financial performance and condition of Flagstar and NYCB (as were prepared, and furnished to Jefferies, by Flagstar) and compared them with those of certain publicly traded companies comparable with Flagstar and NYCB, respectively;

•	reviewed the stock trading price history for, and analysts’ consensus estimates for the future earnings of, Flagstar and NYCB;

•

considered certain potential pro forma financial effects of the merger on Flagstar and NYCB utilizing the financial forecasts, projections and estimates relating to Flagstar and NYCB and the potential Synergies referred to above (all of which were prepared, and furnished to Jefferies, by Flagstar); and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility or obligation to independently investigate or verify, the accuracy and completeness of all documents and information (including, but not limited to, financial information) that was supplied, provided, furnished or otherwise made available by (or on behalf of) Flagstar and NYCB (and their respective affiliates), or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by Jefferies. Jefferies relied on assurances of the managements and other representatives of Flagstar and NYCB that they were not aware of any facts, events, developments, occurrences or circumstances that would make such documents or information incomplete, inaccurate or misleading. In its review, Jefferies did not make or obtain an independent evaluation or appraisal of any of the assets (or related collateral) or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties, locations or facilities, of Flagstar, NYCB or any other entity and Jefferies assumed no responsibility or obligation to obtain or conduct any such evaluations, investigations, appraisals or physical inspections. Jefferies is not an expert in the evaluation of deposit accounts or loan or securities portfolios, including with respect to interest rate or credit marks or allowances for losses, and Jefferies assumed no responsibility or obligation for conducting a review of individual credit files or loan or securities portfolios. Jefferies expressed no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and Jefferies assumed that each of Flagstar and NYCB had, and the pro forma combined company would have, appropriate reserves to cover any such losses or liabilities. Jefferies did not evaluate the solvency or fair value of Flagstar, NYCB or any other entity under any laws relating to bankruptcy, insolvency, receivership or similar matters. Jefferies’ analyses and opinion also did not consider any actual, pending, threatened or potential arbitration, litigation, claims, disputes or possible unasserted claims, investigations, inquiries or other proceedings to which Flagstar, NYCB or any of their respective affiliates are or in the future may be a party or subject.

At Flagstar’s direction, Jefferies’ analysis relating to the business and financial prospects for Flagstar for purposes of its opinion was made on the basis of: (i) certain financial projections with respect to Flagstar prepared by the management of Flagstar, which were approved by Flagstar for Jefferies’ use (referred to in this section as the “Flagstar Financial Projections”) and (ii) certain financial projections with respect to Flagstar that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of Flagstar, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on Flagstar’s guidance and reviewed and approved by Flagstar for Jefferies’ use (such forecasts and extrapolations thereof are referred to in this section as the “Flagstar Street Forecasts”). At Flagstar’s direction, Jefferies’ analysis relating to the business and financial prospects for NYCB for purposes of its opinion was made on the basis of certain financial projections with respect to NYCB that were primarily derived from a consensus of selected Wall Street equity research financial forecasts, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on Flagstar’s guidance and reviewed and approved by Flagstar for Jefferies’ use (such forecasts and extrapolations thereof are referred to in this section as the “NYCB Forecasts”).

With respect to the Flagstar Financial Projections, Flagstar Street Forecasts and NYCB Forecasts provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised by Flagstar, and assumed, that the Flagstar Financial Projections, including the potential Synergies that it was approved and directed to utilize for purposes of its analyses and opinion, were reasonably prepared on bases reflecting the best currently available forecasts, projections, estimates and good faith judgments of the management of Flagstar and the Flagstar Street Forecasts and NYCB Forecasts were an appropriate basis upon which to evaluate the future financial performance of Flagstar and NYCB, respectively. Jefferies expressed no opinion as to any financial forecasts, projections or estimates or the assumptions or judgments on which they were based. Jefferies assumed that the financial results reflected in such financial forecasts, projections and estimates, including with respect to potential Synergies, would be realized in the amounts and at the times projected.

Jefferies relied upon the assessments of the managements of Flagstar and NYCB as to, among other things, (i) the potential impact on Flagstar and NYCB (and their respective affiliates) of market, competitive, macroeconomic and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the financial services and banking industries and the geographic regions in which Flagstar and NYCB (and their respective affiliates) operate, including the views of such managements regarding prevailing and future interest rates and capital requirements, (ii) matters relating to Flagstar’s and NYCB’s (and their respective affiliates) respective loan and securities portfolios and existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, vendors, third-party service providers and other commercial relationships, (iii) matters relating to prior acquisitions of Flagstar, including financial aspects involved, ongoing obligations, if any, and integration and other financial effects, and (iv) the ability to integrate the businesses of Flagstar and NYCB (and their respective affiliates). Jefferies assumed that there would not be any developments with respect to any such matters that would have an adverse effect on Flagstar, NYCB or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion and that any structural or other change in effecting, consummating or restructuring of, the merger as permitted under the merger agreement would not impact such analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing, and which could be evaluated, as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As the Flagstar board of directors was aware, the credit, financial and stock markets, the industries in which Flagstar and NYCB (and their respective affiliates) operate and the securities of Flagstar and NYCB have experienced and may continue to experience volatility and Jefferies expressed no view or opinion as to any potential effects of such volatility on Flagstar, NYCB (or their respective affiliates) or the merger (including the contemplated benefits thereof).

Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Flagstar, NYCB (or their respective affiliates) or the merger and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to Flagstar and/or the Flagstar board of directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Flagstar, NYCB (or their respective affiliates) or the merger (including the contemplated benefits thereof) and legal, regulatory, accounting and tax consequences to Flagstar, NYCB or their respective affiliates or securityholders of the terms of, and transactions contemplated by, the merger agreement and related documents. Jefferies assumed that the merger would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition, provision or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Flagstar, NYCB or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies also assumed, with Flagstar’s express consent, that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes and would otherwise qualify for the intended tax treatment contemplated by the merger agreement. Jefferies further assumed that the final merger agreement, when signed by the parties thereto, would not differ from the execution version reviewed by Jefferies in any respect meaningful to Jefferies’ analyses or opinion.

Jefferies’ opinion did not address the relative merits of the merger as contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Flagstar, nor did it address the underlying business decision by Flagstar to engage in the merger or the terms of the merger agreement or the documents referred to therein, including the form or structure (or any alternative structure or restructuring) of the merger or any term, aspect or implication of any voting agreement, governance arrangements or any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the merger or otherwise. Jefferies’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio to holders of Flagstar common stock (other than holders of the excluded shares) to the extent expressly specified in such opinion and without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of Flagstar held by such holders, and Jefferies’ opinion did not in any way address proportionate allocation or relative fairness. In addition, Jefferies was not asked to, and Jefferies’ opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Flagstar, NYCB or any other party. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the merger relative to the exchange ratio or otherwise. Jefferies also expressed no view or opinion as to the actual value of NYCB common stock when issued in connection with the merger or the prices at which shares of Flagstar common stock, NYCB common stock or any other securities may trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness committee solely for the limited purposes set forth therein.

In connection with rendering its opinion to the Flagstar board of directors, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analyses summarized below, no company used as a comparison was identical or directly comparable to Flagstar or NYCB. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Flagstar and NYCB in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Flagstar and NYCB. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Flagstar, NYCB or their respective businesses or securities.

The exchange ratio was determined through negotiations between Flagstar and NYCB, and the decision of Flagstar to enter into the merger agreement was solely that of the Flagstar board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the Flagstar board of directors in its evaluation of the exchange ratio and should not be viewed as determinative of the views of the Flagstar board of directors or Flagstar management with respect to the merger or the merger consideration or whether the Flagstar board of directors would have been willing to agree to a different exchange ratio.

Financial Analyses

The summary of the financial analyses described in this section entitled “—Financial Analyses” is a summary of the material financial analyses reviewed with the Flagstar board of directors and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Jefferies divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Flagstar from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for NYCB from such analyses in order to calculate the low-ends (or high-ends, as the case may be) of the implied exchange ratio reference ranges.

Flagstar management confirmed that Jefferies should use (1) projected excess capital above a 10.0% common equity Tier 1 ratio available for dividend distributions derived from the Flagstar Street Forecasts for calendar year 2021, 2022, 2023, 2024, and 2025 (inclusive of terminal value based on the range of terminal forward multiples and other assumptions outlined on page 68 of this amended prospectus in the subsection named “Dividend Discount Analyses—Flagstar”), of $381 million, $272 million, $176 million, $185 million and $3.0 billion, respectively, and dividend distributions derived from the Flagstar Financial Projections for calendar year 2021, 2022, 2023, 2024 and 2025 of $714 million, $264 million, $188 million, $198 million and $3.0 billion, respectively, and (2) projected excess capital above a 10.0% common equity Tier 1 ratio available for dividend distributions derived from the NYCB Street Forecasts for calendar years 2021, 2022, 2023, 2024 and 2025 (inclusive of terminal value based on the range of terminal forward multiples and other assumptions outlined on page 71 of this amended prospectus in the subsection named “Dividend Discount Analyses—NYCB”), of $405 million, $444 million, $468 million, $407 million and $8.9 billion, respectively.

Selected Public Companies Analyses. Jefferies performed separate selected public companies analyses of Flagstar and NYCB in which Jefferies reviewed certain financial and stock market information relating to Flagstar, NYCB and the selected publicly traded companies listed below.

Flagstar. In its selected public companies analysis of Flagstar, Jefferies reviewed publicly available financial, stock market and operating information relating to Flagstar and the following 32 selected publicly traded banks headquartered in the Midwest region of the United States with $5 billion to $200 billion in assets (excluding trust banks, mutual savings banks and any banks that were merger targets in pending transactions) that Jefferies considered generally relevant for purposes of analysis, collectively referred to in this section as the “Flagstar selected companies”:

• KeyCorp	• Huntington Bancshares Incorporated

• Wintrust Financial Corporation	• Associated Banc-Corp

• Commerce Bancshares, Inc.	• UMB Financial Corporation

• First National of Nebraska, Inc.	• Old National Bancorp

• First Midwest Bancorp, Inc.	• Central Bancompany, Inc.

• Heartland Financial USA, Inc.	• First Financial Bancorp.

• First Merchants Corporation	• Great Western Bancorp, Inc.

• First Busey Corporation	• Enterprise Financial Services Corp.

• Merchants Bancorp	• Capital Federal Financial, Inc.

• Park National Corporation	• 1st Source Corporation

• Meta Financial Group, Inc.	• Premier Financial Corp.

• Midland States Bancorp, Inc.	• Byline Bancorp, Inc.

• Republic Bancorp, Inc.	• Horizon Bancorp, Inc.

• Lakeland Financial Corporation	• QCR Holdings, Inc.

• CrossFirst Bankshares, Inc.	• MidWestOne Financial Group, Inc.

• Great Southern Bancorp, Inc.	• Community Trust Bancorp, Inc.

Jefferies reviewed, among other information, closing stock prices on April 23, 2021 as multiples of calendar year 2022 estimated EPS and latest publicly reported fiscal quarter tangible book value, referred to in this section as latest quarter TBV, per share. Financial data of the Flagstar selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Flagstar was based on the Flagstar Street Forecasts and the Flagstar Financial Projections.

The overall low to high calendar year 2022 estimated EPS multiples observed for the Flagstar selected companies were 8.5x to 25.5x (with a median of 13.0x). Jefferies then applied selected ranges of calendar year 2022 estimated EPS multiples of 7.0x to 9.1x derived from the Flagstar selected companies to corresponding data of Flagstar. This analysis indicated approximate implied per share equity value reference ranges for Flagstar based on calendar year 2022 estimated EPS of $42.91 to $55.89 based on the Flagstar Financial Projections and $36.26 to $47.22 based on the Flagstar Street Forecasts.

The overall low to high latest quarter TBV multiples observed for the Flagstar selected companies were 1.14x to 3.23x (with a median of 1.57x). Jefferies then applied a selected range of latest quarter TBV multiples of 1.09x to 1.25x to the latest quarter TBV per share of Flagstar. This analysis indicated an approximate implied per share equity value reference range for Flagstar of $42.26 to $48.50 based on each of the Flagstar Financial Projections and the Flagstar Street Forecasts.

NYCB. In its selected public companies analysis of NYCB, Jefferies reviewed publicly available financial, stock market and operating information relating to NYCB and the following 24 selected publicly traded banks in the United States with $35 billion to $250 billion in assets (excluding banks in Puerto Rico, trust banks, mutual savings banks and any banks that were merger targets in pending transactions) that Jefferies considered generally relevant for purposes of analysis, collectively referred to in this section as the “NYCB selected companies:”

• Fifth Third Bancorp	• Citizens Financial Group, Inc.

• KeyCorp	• First Republic Bank

• M&T Bank Corporation	• Regions Financial Corporation

• Huntington Bancshares Incorporated	• SVB Financial Group

• Comerica Incorporated	• Zions Bancorporation, NA

• First Horizon Corporation	• Signature Bank Corp

• Synovus Financial Corp.	• East West Bancorp, Inc.

• First Citizens BancShares, Inc.	• BOK Financial Corporation

• Wintrust Financial Corporation	• Western Alliance Bancorporation

• Cullen/Frost Bankers, Inc.	• Valley National Bancorp

• F.N.B. Corporation	• South State Corporation

• Texas Capital Bancshares, Inc.	• BankUnited, Inc.

Jefferies reviewed, among other information, closing stock prices on April 23, 2021 as multiples of calendar year 2022 estimated EPS and latest quarter TBV per share. Financial data of the NYCB selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of NYCB was based on the NYCB Forecasts.

The overall low to high calendar year 2022 estimated EPS multiples observed for the NYCB selected companies were 10.4x to 23.4x (with a median of 12.5x). Jefferies then applied selected ranges of calendar year 2022 estimated EPS multiples of 10.4x to 12.5x derived from the NYCB selected companies to corresponding data of NYCB from the NYCB Forecasts. This analysis indicated approximate implied per share equity value reference ranges for NYCB based on calendar year 2022 estimated EPS of $12.99 to $15.67.

The overall low to high latest quarter TBV multiples observed for the NYCB selected companies were 1.24x to 3.54x (with a median of 1.74x). Jefferies then applied a selected range of latest quarter TBV multiples of 1.24x to 1.74x to the latest quarter TBV per share of NYCB from the NYCB Forecasts. This analysis indicated an approximate implied per share equity value reference range for NYCB of $10.43 to $14.67.

Utilizing the approximate implied per share equity value reference ranges derived for Flagstar and NYCB described above, Jefferies calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio of 4.0151x provided for in the merger agreement:

Implied Exchange Ratio
Price / 2022E EPS (Flagstar Financial Projections / NYCB Forecasts)	2.7381x – 4.3021x
Price / 2022E EPS (Flagstar Street Forecasts / NYCB Forecasts)	2.3133x – 3.6346x
Price / TBV (Flagstar Financial Projections / NYCB Forecasts)	2.8803x – 4.6494x
Price / TBV (Flagstar Street Forecasts / NYCB Forecasts)	2.8803x – 4.6494x

Dividend Discount Analyses. Jefferies performed separate dividend discount analyses of Flagstar and NYCB as described below.

Flagstar. Jefferies performed a dividend discount analysis of Flagstar by calculating the estimated present value of the distributable cash flows that Flagstar was forecasted to generate during the fiscal years ending December 31, 2021 through December 31, 2025 based on the Flagstar Financial Projections for 2021, 2022 and 2023, the Flagstar Street Forecasts for 2021 and 2022, and assuming, at the direction of Flagstar management, 5.0% annual growth after 2023 for the Flagstar Financial Projections and after 2022 for the Flagstar Street Forecasts. For purposes of this analysis, a common equity tier 1 ratio of 10.0% and a dividend capacity based on the amount of capital in excess of that required minimum threshold were assumed. Jefferies calculated terminal values for Flagstar by applying to Flagstar’s fiscal year 2027 estimated net income a selected range of terminal EPS multiples of 7.0x to 9.1x. The present values (as of December 31, 2020) of the distributable cash flows and terminal values were then calculated using a selected range of discount rates of 10.1% to 14.1%. This analysis indicated an approximate implied per share equity value reference range for Flagstar of $43.06 to $58.26 based on the Flagstar Financial Projections and $37.20 to $52.14 based on the Flagstar Street Forecasts.

NYCB. Jefferies performed a dividend discount analysis of NYCB by calculating the estimated present value of the distributable cash flows that NYCB was forecasted to generate during the fiscal years ending December 31, 2021 through December 31, 2025 based on the NYCB Forecasts for 2021 and 2022 and assuming, at the direction of Flagstar management, 5% annual growth thereafter. For purposes of this analysis, a common equity tier 1 ratio of 10.0% and a dividend capacity based on the amount of capital in excess of that required minimum threshold were assumed. Jefferies calculated terminal values for NYCB by applying to NYCB’s fiscal year 2027 estimated net income a selected range of terminal EPS multiples of 10.4x to 12.5x. The present values (as of December 31, 2020) of the distributable cash flows and terminal values were then calculated using a selected range of discount rates of 8.8% to 12.8%. This analysis indicated an approximate implied per share equity value reference range for NYCB of $12.03 to $16.39 based on the NYCB Forecasts.

Utilizing the approximate implied per share equity value reference ranges derived for Flagstar and NYCB described above, Jefferies calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 4.0151x provided for in the merger agreement:

Implied Exchange Ratio
Dividend Discount Analysis (Flagstar Financial Projections / NYCB Forecasts)	2.6268x – 4.8409x
Dividend Discount Analysis (Flagstar Street Forecasts / NYCB Forecasts)	2.2694x – 4.3328x

Certain Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the following:

•

Jefferies reviewed the relative contributions of Flagstar and NYCB to certain balance sheet items, estimated net income for fiscal years 2022 and 2023, market capitalization and number of branches of the combined company based on the Flagstar Financial Projections, Flagstar Street Forecasts and NYCB Forecasts. This review indicated overall relative contributions by Flagstar of such financial and other observed data of approximately 31% to 40% as compared to the implied pro forma ownership of holders of Flagstar common stock in the combined company upon the effective time based on the exchange ratio of approximately 32%; and

•

Jefferies reviewed certain publicly available metrics of (i) precedent transactions in the banking industry that were announced in 2019, 2020 and 2021 (as of the date of its opinion) with a deal value greater than $1 billion and (ii) precedent transactions in the mortgage industry that were announced in the last five years; and

•	Jefferies reviewed the metrics of select publicly traded mortgage companies that Jefferies identified as comparable to Flagstar with respect to certain characteristics.

Miscellaneous

Flagstar has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $8 million, of which a portion was payable upon delivery of Jefferies’ opinion to the Flagstar board of directors and approximately $7 million is payable contingent upon consummation of the merger. In addition, Flagstar agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

As the Flagstar board of directors was aware, although Jefferies and its affiliates did not provide financial advisory or financing services to Flagstar unrelated to the merger or to NYCB during the two-year period prior to the date of Jefferies’ opinion for which Jefferies and its affiliates received compensation, Jefferies and its affiliates may in the future provide such services to Flagstar, NYCB and/or their respective affiliates, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Flagstar, NYCB and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.

Jefferies was selected as a financial advisor to Flagstar in connection with the merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with Flagstar’s and NYCB’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Unaudited Prospective Financial Information

NYCB and Flagstar do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results for the current year and certain future years in their respective earnings investor presentations and other investor materials.

However, NYCB and Flagstar are including in this amended prospectus certain unaudited prospective financial information for NYCB and Flagstar that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is set forth below and is included in this amended prospectus solely for the purpose of providing you access to certain nonpublic information made available to NYCB and Flagstar and their respective boards of directors and financial advisors.

Neither NYCB nor Flagstar endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by NYCB senior management or Flagstar senior management, as applicable, at the time such prospective financial information was approved for use by the financial advisors. The prospective financial information represents NYCB senior management’s or Flagstar senior management’s respective evaluation of NYCB’s and Flagstar’s expected future financial performance on a stand-alone basis, without reference to the merger (except as expressly set forth below under “—Certain

Estimated Synergies Attributable to the Merger”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which NYCB and Flagstar operate and the risks and uncertainties described under “Risk Factors” beginning on page 19 of this amended prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17 of this amended prospectus and in the reports that NYCB and Flagstar file with the SEC from time to time, including those regarding NYCB and Flagstar that are incorporated by reference into this amended prospectus, all of which are difficult to predict and many of which are outside the control of NYCB and Flagstar and will be beyond the control of NYCB following the completion of the merger. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of NYCB or Flagstar could or might have taken during these time periods. The inclusion in this amended prospectus of the prospective financial information below should not be regarded as an indication that NYCB, Flagstar or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any NYCB stockholders or Flagstar shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on NYCB or Flagstar of the merger, and does not attempt to predict or suggest actual future results of NYCB following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by NYCB as a result of the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”), the effect on NYCB or Flagstar of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (in each case, except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this amended prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which NYCB would operate after the merger.

The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

The prospective financial information included in this document has been prepared by, and is the responsibility of, NYCB’s management and Flagstar’s management. Neither KPMG LLP (NYCB’s independent registered public accounting firm), PricewaterhouseCoopers LLP (Flagstar’s independent registered public accounting firm), nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, each of KPMG LLP and PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The reports by KPMG LLP and PricewaterhouseCoopers LLP incorporated by reference into this amended prospectus relate to NYCB’s and Flagstar’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Certain Stand-Alone Flagstar Prospective Financial Information Used by Piper Sandler

The following table includes the consensus analyst estimates for Flagstar’s second, third and fourth-quarter 2021 and full-year 2022 EPS and dividends per share that were used by Piper Sandler at NYCB management’s direction in performing its financial analysis with respect to Flagstar on a stand-alone basis as described in “—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.” beginning on page 37.

	2021Q2E	2021Q3E	2021Q4E	2022E
EPS	$2.01	$1.46	$1.28	$5.19
Dividends Per Share	$0.06	$0.06	$0.06	$0.28

For purposes of extrapolating Flagstar financial results, NYCB management provided Piper Sandler with an estimated long-term annual growth rate of 4.0% for Flagstar’s EPS and an annual increase of $0.04 in Flagstar’s dividends per share.

Certain Stand-Alone NYCB Prospective Financial Information Used by Piper Sandler

The following table includes the consensus analyst estimates for NYCB’s second, third and fourth-quarter 2021 and full-year 2022 EPS and dividends per share that were used by Piper Sandler at NYCB management’s direction in performing its financial analysis with respect to NYCB on a stand-alone basis as described in “—Opinions of NYCB’s Financial Advisors—Opinion of Piper Sandler & Co.” beginning on page 37.

	2021Q2E	2021Q3E	2021Q4E	2022E
EPS	$0.28	$0.29	$0.30	$1.25
Dividends Per Share	$0.17	$0.17	$0.17	$0.68

For purposes of extrapolating NYCB financial results, NYCB management provided Piper Sandler with an estimated long-term annual growth rate of 4.0% for NYCB’s EPS and an annual dividend per share of $0.68.

Certain Stand-Alone Flagstar Prospective Financial Information Used by Goldman Sachs

The following table presents certain consensus analyst estimates with respect to Flagstar that were used by Goldman Sachs at NYCB management’s direction in performing its financial analysis with respect to Flagstar on a stand-alone basis as described in “—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” beginning on page 50. The table also presents extrapolations for 2023 through 2026. For purposes of extrapolating Flagstar’s financial results, NYCB management used, among other things, estimated long-term annual growth rates of 4.0% for Flagstar’s net income to common shareholders, EPS and total assets and an annual increase of $0.04 in Flagstar’s dividends per share.

(in millions, except share data)	2021E	2022E	2023E	2024E	2025E	2026E
Net Income to Common Shareholders	$398	$277	$288	$300	$312	$324
EPS	$7.46	$5.19	$5.40	$5.61	$5.84	$6.07
Total Assets	$28,298	$26,320	$27,373	$28,467	$29,606	$30,790
Dividends Per Share	$0.24	$0.28	$0.32	$0.36	$0.40	$0.44

Certain Stand-Alone NYCB Prospective Financial Information Used by Goldman Sachs

The following table presents certain consensus analyst estimates with respect to NYCB that were used by Goldman Sachs at NYCB management’s direction in performing its financial analysis with respect to NYCB on a stand-alone basis as described in “—Opinions of NYCB’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” beginning on page 50. The table also presents extrapolations for 2023 through 2026. For purposes of extrapolating NYCB’s financial results, NYCB management used, among other things, estimated long-term annual growth rates of 4.0% for NYCB’s net income to common stockholders, EPS and total assets and an annual dividend per share of $0.68.

(in millions, except share data)	2021E	2022E	2023E	2024E	2025E	2026E
Net income to Common Stockholders	$544	$581	$605	$629	$654	$680
EPS	$1.17	$1.25	$1.30	$1.35	$1.40	$1.46
Total Assets	$58,842	$60,828	$63,261	$65,792	$68,423	$71,160
Dividends Per Share	$0.68	$0.68	$0.68	$0.68	$0.68	$0.68

Certain Stand-Alone Flagstar Prospective Financial Information Used by Morgan Stanley and Jefferies

The following table presents certain prospective financial information with respect to Flagstar used by Morgan Stanley and Jefferies at Flagstar management’s direction in performing their respective financial analyses with respect to Flagstar on a stand-alone basis as described in “—Opinions of Flagstar’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” and “—Opinions of Flagstar’s Financial Advisors—Opinion of Jefferies LLC” beginning on pages 63 and 75, respectively. Such prospective financial information reflects prospective financial information with respect to Flagstar provided by Flagstar management for calendar years 2021 through 2023. The table also presents extrapolations for calendar years 2024 through 2027 based on assumptions provided by Flagstar management, including, among other things, an estimated 5.0% annual growth rate.

Flagstar Street Forecasts:

(in millions, except share data)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Net Income	$387	$276	$290	$305	$320	$336	$353
EPS	$7.33	$5.19	$5.44	$5.72	$6.00	$6.30	$6.62
Risk Weighted Assets	$22,190	$22,199	$23,299	$24,464	$25,688	$26,972	$28,321

Flagstar Management Projections:

(in millions, except share data)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Net Income	$447	$301	$290	$305	$320	$336	$352
EPS	$8.53	$6.14	$6.27	$6.58	$6.91	$7.26	$7.62
Risk Weighted Assets	$19,405	$19,736	$20,723	$21,759	$22,847	$23,990	$25,189

Certain Stand-Alone NYCB Prospective Financial Information Used by Morgan Stanley and Jefferies

The following table presents certain consensus analyst estimates with respect to NYCB used by Morgan Stanley and Jefferies at Flagstar management’s direction in performing their respective financial analyses with respect to NYCB on a stand-alone basis as described in “—Opinions of Flagstar’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” and “—Opinions of Flagstar’s Financial Advisors—Opinion of Jefferies LLC” beginning on pages 63 and 75, respectively.

The table also presents extrapolations for calendar years 2023 through 2027 based on assumptions provided by Flagstar management, including, among other things, an estimated 5.0% annual growth rate.

(in millions, except share data)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Net Income	$534	$576	$605	$635	$667	$701	$736
EPS	$1.15	$1.25	$1.31	$1.38	$1.45	$1.52	$1.60
Risk Weighted Assets	$41,998	$43,258	$44,556	$46,783	$49,122	$51,579	$54,158

Certain Estimated Synergies Attributable to the Merger

NYCB management and Flagstar management jointly developed and provided to their respective boards of directors certain prospective financial information relating to the anticipated strategic, financial and operational benefits to, and synergies to be realized by, NYCB arising from, and following completion of, the merger. Such prospective financial information also was (i) provided to Piper Sandler and approved by NYCB for Piper Sandler’s use and reliance, (ii) provided to Goldman Sachs and approved by NYCB for Goldman Sachs’ use and reliance, (iii) provided to Morgan Stanley and approved by Flagstar for Morgan Stanley’s use and reliance and (iv) provided to Jefferies and approved by Flagstar for Jefferies use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in “—Opinions of NYCB’s Financial Advisors” and “—Opinions of Flagstar’s Financial Advisors.”

Such prospective financial information included, among other things, (i) annual pre-tax cost savings of $125 million, or approximately 11% of Flagstar’s expense base or 30% of Flagstar’s core bank non-interest expense base, phased in 75% during 2022 and 100% in 2023 and thereafter; (ii) one-time, pre-tax transaction costs of $220 million, phased in to regulatory capital 50% at the completion of the merger and 50% in 2022; and (iii) certain estimated purchase accounting adjustments and adjustments for CECL accounting standards.

See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 17 and 19, respectively, for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.

General

The stand-alone prospective financial information for NYCB and Flagstar was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results NYCB will achieve if the merger is completed and is not intended to represent forecasted financial information for NYCB if the merger is completed.

By including in this amended prospectus a summary of the prospective financial information, neither NYCB or Flagstar nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of NYCB or Flagstar compared to the information contained in the prospective financial information. Neither NYCB nor Flagstar undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of NYCB, Flagstar or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any NYCB stockholders, Flagstar shareholders or other person regarding NYCB’s and Flagstar’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by NYCB and Flagstar and their respective boards of directors and financial advisors in connection with the merger and their consideration of the original merger agreement. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus.

In light of the foregoing, as well as the uncertainties inherent in any forecasted information, you are cautioned not to place unwarranted reliance on such information, and are urged to review the recent SEC filings of NYCB and Flagstar incorporated by reference into this amended prospectus, which contain their respective reported financial results and their respective financial statements. The prospective financial information summarized in this section was not included in the joint proxy statement/prospectus in order to induce any holder of NYCB common stock to vote in favor of the NYCB share issuance proposal or the other proposal voted on at the NYCB special meeting or to induce any holder of Flagstar common stock to vote in favor of the Flagstar merger proposal or any of the other proposals voted on at the Flagstar special meeting.

Interests of Certain NYCB Directors and Executive Officers in the Merger

The information in this section of this amended prospectus relates to information considered by NYCB in connection with entering into the original merger agreement and by the board of directors of NYCB in making its recommendation to the NYCB stockholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus. The information presented in this section reflects the interests of NYCB directors and officers in the merger as of August 4, 2021 or as stated below with respect to “Quantification of Potential Payments and Benefits to NYCB’s Named Executive Officers in Connection with the Merger”, each based on the assumptions stated in those sections. Subsequent to the special meeting of NYCB’s stockholders, NYCB continued to take compensation and benefits actions in the ordinary course and as permitted by the merger agreement, including the payment of annual bonuses, the vesting, settlement and grant of equity awards, among other actions that are not represented in this disclosure. References under this caption of this amended prospectus to the transactions contemplated by the merger agreement should be read as referring to the transactions contemplated by the original merger agreement.

You should be aware that aside from their interests as NYCB stockholders, NYCB’s directors and executive officers have interests in the merger that are different from, or in addition to, those of NYCB’s stockholders generally. Members of NYCB’s board of directors were aware and considered these interests, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making their recommendations that NYCB stockholders approve the NYCB share issuance. For more information, see “—Background of the Merger” beginning on page 27 and “—NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors” beginning on page 34. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “—Quantification of Potential Payments and Benefits to NYCB’s Named Executive Officers in Connection with the Merger” beginning on page 90. The merger will not constitute a “change in control” for purposes of NYCB’s compensation arrangements, except as specifically noted below.

CEO Letter Agreement

In connection with the merger agreement, NYCB entered into a letter agreement with Thomas Cangemi, dated as of April 24, 2021 (the “Letter Agreement”), to be effective upon the effective time. The Letter Agreement provides that, following the effective time, Mr. Cangemi will continue to serve as the President and Chief Executive Officer of NYCB, will report directly to the board, but will cease to serve as Chairman of the NYCB board. The Letter Agreement also provides that Mr. Cangemi’s removal from the role of Chairman of the Board upon the effective time will not constitute “good reason” as defined in Mr. Cangemi’s employment agreement between NYCB and Mr. Cangemi. Pursuant to the Letter Agreement, if Mr. Cangemi is not appointed to serve as Chairman of the Board upon the earlier of (i) the death, resignation, removal, disqualification or other cessation of service by Alessandro DiNello as Non-Executive Chairman of the NYCB board and (ii) the date following the 24 month anniversary of the effective time (the “Succession Date”), unless he is no longer serving as Chief Executive Officer as of the Succession Date, he will have “good reason” to terminate his employment with NYCB at such time under his employment agreement. Further, in the event that Mr. Cangemi is terminated without “cause” as defined his employment agreement or Mr. Cangemi resigns for good reason within the

30 month anniversary of the effective time, the compensation committee of the NYCB board will cause his outstanding equity awards to become fully vested and non-forfeitable upon such termination. Except as set forth in the Letter Agreement, Mr. Cangemi’s existing employment arrangements with NYCB will otherwise remain unchanged. In the event that the merger agreement terminates prior to the closing, the Letter Agreement shall be void ab initio.

See the section entitled “—Quantification of Potential Payments and Benefits to NYCB’s Named Executive Officers in Connection with the Merger” for the estimated value of potential payments to Mr. Cangemi in connection with the Letter Agreement.

Termination of ESOP and Supplemental Benefits Plan

NYCB maintains the ESOP, which is funded with annual discretionary contributions by NYCB determined on a uniform basis for all employees as a percentage of eligible compensation. NYCB also maintains the Supplemental Benefits Plan of NYCB Bank, a non-qualified excess benefits plan, in connection with the ESOP to provide certain executives with benefits that cannot be allocated to them directly through the ESOP as a result of certain limitations under the Code. The Supplemental Benefits Plan was frozen in 1999 with respect to annual excess benefit allocations. Messrs. Cangemi and Pinto were not employees of NYCB in 1999. Mr. Wann received annual excess benefit allocations from 1993 to 1999 and maintains account balances under the Supplemental Benefits Plan of NYCB Bank related to those allocations. The Supplemental Benefits Plan of NYCB Bank was amended in December 2002 to add Mr. Cangemi as a participant only with respect to the separate change in control provision described in the next sentence. In the event of a change in control of NYCB (as defined in the plan), Messrs. Wann and Cangemi will be credited with the value of the allocations they would have received under the plan had it been in effect on an annual basis since 1999 for Mr. Wann and 2002 for Mr. Cangemi, adjusted to reflect stock dividends and the reinvestment of cash dividends over the same period. The merger is considered a change in control for purposes of the Supplemental Benefits Plan and Messrs. Wann and Cangemi will be entitled to such benefits under the change in control provision.

Pursuant to the terms of the merger agreement, NYCB will take all necessary action to cause the ESOP to be terminated as of not later than the business day prior to the effective time. Subject to the terms of the ESOP and applicable law, upon termination of the ESOP, the accounts of all participants and beneficiaries in the ESOP immediately prior to the effective time will become fully vested as of the effective time of the termination of the ESOP (to the extent not already so vested). Additionally, pursuant to the terms of the merger agreement, NYCB will take all necessary action to cause the Supplemental Benefits Plan of NYCB Bank to be terminated at or immediately prior to the effective time and to pay each participant a lump sum cash amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan.

See the section entitled “—Quantification of Potential Payments and Benefits to NYCB’s Named Executive Officers in Connection with the Merger” for the estimated value of potential payments to named executive officers in connection with the termination of the ESOP and the Supplemental Benefits Plan.

Membership of the Boards of Directors of NYCB and NYCB Bank

As of the effective time of the holdco merger, each of the NYCB board and the NYCB Bank board will consist of 12 directors, of which (i) eight will be directors of NYCB immediately prior to the effective time, which will include the Chief Executive Officer of NYCB immediately prior to the effective time, Robert Wann, Hanif Dahya, who will serve as the Presiding Director, and such other directors as determined by NYCB (the “NYCB designated directors”) and (ii) four will be directors of Flagstar immediately prior to the effective time. For additional information, see “The Merger—Governance of NYCB After the Merger” beginning on page 100. As of the date of the joint proxy statement/prospectus and the date of this amended prospectus, no decisions had and have, respectively, been made with respect to the five remaining NYCB designated directors.

Treatment of NYCB Equity Awards

No actions are being taken with respect to outstanding NYCB equity awards (the “NYCB equity awards”) in connection with the merger, and the consummation of the merger will not constitute a “change in control” under the employment agreements between NYCB and its executive officers or under NYCB’s equity incentive plans and underlying equity award agreements. Equity-based awards under NYCB’s stock plans will remain outstanding and continue to be governed by the same terms and conditions that applied prior to the consummation of the merger, except with respect to Mr. Cangemi in connection with the Letter Agreement.

In accordance with their terms, restricted stock awards granted to NYCB non-employee directors will become fully vested on the date of the director’s separation from service other than by reason of the director’s removal for cause.

NYCB Executive Officer Non-Change in Control Cash Severance Entitlements

Each of NYCB’s executive officers is a party to an employment agreement with NYCB that provides for severance benefits in the event the executive officer’s employment is terminated by NYCB other than for “cause” or by the named executive officer for “good reason” (each as defined in the applicable employment agreement). The consummation of the merger will not constitute a “change in control” under the employment agreements. In the event that the employment of any of NYCB’s executive officers terminates in connection with the merger, the existing agreements between NYCB and its executive officers will continue to govern each executive officer’s entitlement to severance benefits, and any benefits potentially provided under those agreements will be not be enhanced by the consummation of the merger. For additional details on these arrangements as of the date of the joint proxy statement/prospectus, see NYCB’s annual proxy statement filed with the SEC on April 16, 2021.

Quantification of Potential Payments and Benefits to NYCB’s Named Executive Officers in Connection with the Merger

No actions are being taken with respect to outstanding NYCB equity awards in connection with the merger. In addition, the consummation of the merger will not constitute a “change in control” under the employment agreements between NYCB and its named executive officers, nor will it constitute a “change in control” under NYCB’s equity incentive plans and underlying equity award agreements.

The following table sets forth the estimated amounts of “golden parachute” compensation (on a pre-tax basis) for purposes of Item 402(t) of Regulation S-K that each named executive officer of NYCB could receive in connection with the merger, using the following assumptions:

•	October 1, 2021 as the closing date of the merger (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	each applicable named executive officer will experience a qualifying termination on October 1, 2021 (which is assumed solely for purposes of this golden parachute compensation disclosure);

•	each applicable named executive officer’s outstanding equity awards as of May 31, 2021; and

•

a price per share of NYCB common stock of $12.30 (the average closing market price of NYCB common stock over the first five business days following the public announcement of the merger on April 26, 2021).

The calculations in the table do not include amounts that NYCB’s named executive officers were already entitled to receive or vested in as of the joint proxy statement/ prospectus. The calculations in the table also do not include amounts that do not relate to the merger, including the value of NYCB equity awards or non-change in control severance described above for executive officers other than Mr. Cangemi. For more information, see “—Treatment of NYCB Equity Awards” beginning on page 90 and “—NYCB Executive Officer Non-Change in Control Cash Severance Entitlements” beginning on page 90. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Total ($)
Named Executive Officers(4)
Thomas R. Cangemi	$9,780,106	$7,496,420	$1,244,612	$18,521,138
Robert Wann	—	—	$2,845,740	$2,845,740

(1)

The amount shown reflects the “double trigger” non-change in control cash severance Mr. Cangemi would receive upon a qualifying termination, as modified by his Letter Agreement, consisting of: (a) a pro rata portion of his annual bonus for the year of termination; (b) three times the highest total annual compensation paid during the three preceding years; and (c) an amount equal to three times that average annual amount contributed under all tax-qualified retirement plans during the three preceding years. For more information, see “—NYCB Executive Officer Non-Change in Control Cash Severance Entitlements” beginning on page 90.

Name	Pro-Rata Bonus ($)	Cash Severance ($)	Total ($)
Named Executive Officers
Thomas R. Cangemi	$1,150,000	$8,630,106	$9,780,106

(2)

The amounts for Mr. Cangemi include the value of his unvested equity awards that would vest in the event of a qualifying termination within 30 months following the effective date as provided in the Letter Agreement. Such amounts are considered “double trigger” payments.

(3)

The amounts for Mr. Cangemi and Mr. Wann represent the full “single trigger” vesting of shares allocated under the Supplemental Benefits Plan as of the assumed closing of the merger for purposes of this disclosure (and acquired for the Supplemental Benefits Plan accounts pursuant to dividend reinvestment) and change in control provision benefits, which are: Mr. Wann—231,361 shares ($2,845,740); Mr. Cangemi—101,188 shares ($1,244,612). All shares allocated under the ESOP to named executive officers are fully vested and are therefore not reported in the table.

(4)

Mr. Pinto, Mr. Adams, and Mr. Ficalora are omitted from the table, as the merger will have no impact on their existing compensation arrangements, as noted above. Mr. Ficalora, NYCB’s former President and former Chief Executive Officer, retired on December 31, 2020.

Interests of Certain Flagstar Directors and Executive Officers in the Merger

The information in this section of this amended prospectus relates to information considered by Flagstar in connection with entering into the original merger agreement and by the board of directors of Flagstar in making its recommendation to the Flagstar shareholders. For the reasons described above on pages 1 to 2, this information is included in this amended prospectus in the form in which it was included in the joint proxy statement/prospectus. The information presented in this section reflects the interests of certain Flagstar directors and officers in the merger as of August 4, 2021 or as stated below with respect to “Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger”, each based on the assumptions stated in those sections. Subsequent to the special meeting of Flagstar’s shareholders, Flagstar continued to take compensation and benefits actions in the ordinary course and as permitted by the merger agreement, including the payment of annual bonuses, the vesting, settlement and grant of equity awards, among other actions that are not represented in this disclosure. References in this section of this amended prospectus to the transactions contemplated by the merger agreement should be read as referring to the transactions contemplated by the original merger agreement.

You should be aware that aside from their interests as Flagstar shareholders, Flagstar’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Flagstar shareholders generally. References to the “named executive officers” or “NEOs” of Flagstar include Messrs. Alessandro P. DiNello, Lee M. Smith, James K. Ciroli, Stephen V. Figliuolo, Paul D. Borja and Ms. Kristy Fercho. All NEOs are currently employed by Flagstar with the exception of Ms. Fercho who resigned effective as of August 2, 2020. Members of Flagstar’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that Flagstar shareholders vote in favor of the merger proposal and other proposals presented at the Flagstar special meeting. For more information, see “—Background of the Merger” beginning on page 27 and “—Flagstar’s Reasons for the Merger; Recommendation of Flagstar’s Board of Directors” beginning on page 34. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger” beginning on page 98.

Treatment of Flagstar Equity Awards

The change in control agreements, the Flagstar employment agreements, the restrictive covenants agreement and the NYCB employment agreements (together with the NYCB offer letter, the “executive agreements”) and the Flagstar stock plan and award agreements govern the treatment of Flagstar RSUs and Flagstar PSUs (together, the “Flagstar Equity Awards”). The executive agreements provide for “double-trigger” vesting if the executive officer is terminated by Flagstar without cause or as a result of the executive officer’s resignation for good reason (as such terms are defined in the applicable executive agreement) during the period beginning three months prior to and ending 12 months following a change in control. Additionally, pursuant to the merger agreement, such protections are extended to apply until 18 months after the closing. The closing will constitute a change in control for purposes of the Flagstar Equity Awards. Accordingly, if an executive officer experiences a qualifying termination within the period between closing and the date that is 18 months following the closing, all unvested converted Flagstar Equity Awards held by the executive officer will fully vest.

For an estimate of the amounts that would be realized by each of Flagstar’s NEOs upon a qualifying termination event in settlement of his or her unvested converted Flagstar Equity Awards, see “—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger” below. The estimated aggregate amount that would be realized by the executive officers who are not named executive officers in settlement of his or her unvested Flagstar Equity Awards that were outstanding on May 31, 2021, if the effective time occurred on October 1, 2021, and each such executive officer experienced a qualifying termination on that date is $809,086. This amount is calculated using a price per share of NYCB’s common stock of $12.30 (the average closing price of NYCB’s common stock on the first five business days following the announcement of the merger) and, in the case of Flagstar PSUs, assuming 150% or 100% target performance, as further described below. In addition, the estimated aggregate amount of merger consideration that would be realized by the ten Flagstar non-employee directors in exchange for their Flagstar director restricted shares that are outstanding as of May 31, 2021, if the effective time occurred on October 1, 2021, is $1,296,079. This amount is calculated using a price per share of NYCB’s common stock of $12.30 (the average closing price of NYCB’s common stock on the first five business days following the announcement of the merger). These amounts do not attempt to forecast any additional equity grants, issuances or forfeitures that may occur prior to the closing.

Pursuant to the terms of the merger agreement and confidential disclosure schedules, if the effective time does not occur before the date on which Flagstar would make annual grants of equity awards to executives and other employees in the ordinary course of business in 2021 (other than with respect to Messrs. DiNello and Smith), Flagstar may make time- and/or performance-based annual equity award grants to executives and other employees in the ordinary course of business consistent with past practice on terms and conditions substantially similar to those applicable to equity awards granted by Flagstar in 2020 (including providing for double-trigger change in control vesting provisions on a termination without cause or resignation for good reason within 18 months of the closing). In addition, it is expected that Flagstar’s non-employee directors will be granted additional restricted shares (or cash awards in lieu thereof) in the ordinary course of business consistent with past practice with a grant date value of $110,000 or, in the case of the Chairman of the Board, $200,000; provided, however, that such awards may provide for accelerated vesting and payout upon the effective time. As a result of the foregoing assumptions, which may or may not be accurate on the relevant date, the actual amounts, if any, to be realized by Flagstar’s executive officers (who are not named executive officers) and directors may materially differ from the amounts set forth above.

Flagstar Time-Based Restricted Stock Units

At the effective time, except as otherwise agreed between NYCB and Flagstar, each outstanding Flagstar RSU under the Flagstar stock plan, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Flagstar common stock and shall be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU shall be equal to the product (rounded up to the nearest whole number) of (i) the number of shares of Flagstar common stock subject to such Flagstar RSU immediately prior to the effective time (including any applicable dividend equivalents), multiplied by (ii) the exchange ratio. Except as specifically provided above, at and following the effective time, each such NYCB RSU shall continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the Flagstar stock plan or applicable award agreement; provided that such protections shall be extended to apply until 18 months after the effective time) as were applicable to the applicable Flagstar RSU immediately prior to the effective time.

Flagstar Performance Share Awards with Completed Performance Periods

At the effective time, except as otherwise agreed between NYCB and Flagstar, each outstanding Flagstar PSU for which the applicable performance period is complete, including awards granted prior to the date of the merger agreement under Flagstar’s Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Flagstar common stock and shall be converted into the right to receive the merger consideration with respect to the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time based on actual performance through completion of the applicable performance period as determined by the Flagstar Compensation Committee in its reasonable judgement, less applicable tax withholding, which shall be delivered as soon as reasonably practicable following the closing date and in no event later than five days following the closing date, provided that any Flagstar PSUs that are subject to Section 409A of the Code (“Section 409A”) and that are not permitted to be paid at the effective time without triggering a tax or penalty under Section 409A will be settled at the earliest time permitted under the applicable Flagstar stock plan and award agreement that will not trigger a tax or penalty under Section 409A.

Flagstar Performance Share Awards with Incomplete Performance Periods

At the effective time, except as otherwise agreed between NYCB and Flagstar, each outstanding Flagstar PSU for which the applicable performance period is not complete shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Flagstar common stock and shall be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU shall be equal to the product (rounded up to the nearest whole number) of (A) the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time (including any applicable dividend equivalents) based on (1) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (2) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (B) the exchange ratio. Except as specifically provided above, at and following the effective time, each such NYCB RSU shall continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the Flagstar Stock Plan or applicable award agreement; provided that such protections shall be extended to apply until 18 months after the effective time) as were applicable to the applicable Flagstar PSU immediately prior to the effective time.

Flagstar Director Restricted Shares

At the effective time, except as otherwise agreed between NYCB and Flagstar, each Flagstar director restricted share, whether vested or unvested, will accelerate in full and be converted into, and become exchanged for, the merger consideration.

Flagstar Change in Control Agreements

Flagstar is party to change in control agreements with Messrs. Ciroli and Figliuolo and Flagstar executive officer Karen Buck. The change in control agreements provide that if the executive’s employment is terminated without cause, or the executive resigns employment for good reason (as “cause” and “good reason” are defined in the change in control agreements), during the period beginning three months prior to and ending 12 months following a change in control, each executive will be entitled to the following payments and benefits, subject to execution of a release of claims:

•

cash severance equal to two times the sum of (i) the employee’s annual base salary as in effect immediately prior to termination of employment plus (ii) the target annual cash bonus amount under Flagstar’s Annual Incentive Program (“AIP”) for the fiscal year in which the change in control occurs;

•	reimbursement for health insurance or continued health coverage for up to 18 months by the employee, his or her spouse and his or her dependents; and

•	notwithstanding the terms of the applicable plan or any award agreements all then-outstanding unvested stock shall become fully vested and exercisable for the remainder of their full term.

In addition, subject to the Flagstar Compensation Committee’s determination in accordance with the terms of the merger agreement and confidential disclosure schedules, upon a termination of the executive officer’s employment by NYCB without cause, for good reason or due to death or disability, in each case, after the closing of the merger, if such closing occurs prior to the date that Flagstar’s 2021 annual cash bonuses are paid in the ordinary course, the executive officer (or his estate) will receive a pro rata portion of his or her 2021 annual cash bonus.

Under the NYCB employment agreements, to the extent that any payments would be subject to excise taxes under Section 4999 of the Code, such payments will be reduced only to the extent that no portion of the payments is subject to excise taxes, but only if reducing the payments provides the employee with a net after-tax benefit that is greater than if the reduction is not made (a “Section 280G ‘net-better’ provision”).

For an estimate of the amounts that would be realized by each of Flagstar’s named executive officers upon a qualifying termination event under their change in control agreement, see “—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger” below. The estimated aggregate value of the severance and other benefits described above that would be payable to Ms. Buck under her change in control agreement, assuming the effective time occurred on October 1, 2021 and Ms. Buck experienced a change-in-control termination on that date is $2,151,260 (including the settlement of her unvested Flagstar Equity Awards as discussed above). This amount does not reflect any possible reductions due to the application of the Section 280G “net-better” provision under Ms. Buck’s change in control agreement.

Flagstar Restrictive Covenant Agreement

In connection with entry into the merger agreement, Flagstar entered into a restrictive covenant agreement with Mr. DiNello, to be effective as of the closing. The restrictive covenant agreement assumes that the employment of Mr. DiNello will be terminated in connection with the closing of the merger, pursuant to which Mr. DiNello will be eligible to receive the severance payments and benefits set forth in his employment agreement with Flagstar as modified by the treatment of equity awards under the merger agreement and also provides that Mr. DiNello will be subject to non-competition and non-solicitation of customers, suppliers and employees covenants for a period of three years after the closing. In consideration of the foregoing covenants, Flagstar, or NYCB, as Flagstar’s successor, will pay Mr. DiNello a lump-sum payment equal to $6 million within ten days following the closing. The restrictive covenant agreement contains a clawback provision providing that Flagstar or NYCB, as Flagstar’s successor, may, in its sole discretion, require Mr. DiNello to repay the after-tax amount of such payment in the event of any breach of the foregoing covenants.

In addition to the foregoing, upon the closing, Mr. DiNello will be entitled to receive the following payments and benefits under his restrictive covenant agreement and his Flagstar employment agreement in connection with his employment separation (as defined in the restrictive covenant agreement):

•	$7,500,000, paid within ten days following his separation date;

•

a pro rata portion of his annual cash bonus under the AIP with respect to the fiscal year in which his employment separation occurs, which shall be deemed earned at 150% and paid within ten days following his separation date;

•

reimbursement for the full cost of a health insurance policy covering Mr. DiNello and his dependents with substantially similar coverage to that provided prior to the separation date until the earlier of such time that Mr. DiNello and his spouse qualify for coverage under Medicare or the date on which Mr. DiNello becomes eligible for healthcare coverage from a subsequent employer; and

•

full vesting and exercisability of all outstanding equity-based compensation awards, with performance for all performance awards with incomplete performance periods deemed to be achieved at the higher of target performance and actual performance through the effective time, as determined by Flagstar Compensation Committee prior to the closing of the merger and performance awards with complete performance periods deemed achieved at the actual level of performance as determined by the Flagstar Compensation Committee, with all such awards to be settled no later than ten days following his separation date; provided that any awards that constitute nonqualified deferred compensation subject to Section 409A will be settled at the earliest time permitted that will not trigger a tax or penalty under Section 409A.

NYCB Employment Agreements

In connection with the merger agreement, NYCB entered into employment agreements (the “NYCB employment agreements”) with Flagstar’s named executive officer Lee Smith and executive officer Reginald Davis, to be effective as of the closing, and which supersede Mr. Smith’s Flagstar employment agreement and Mr. Davis’ Flagstar change in control agreement. The NYCB employment agreements provide that Mr. Smith will serve as Senior Executive Vice President of NYCB and President of Mortgage NYCB Bank and Mr. Davis will serve as Senior Executive Vice President of NYCB and President of Banking of NYCB Bank. Under the NYCB employment agreements, Messrs. Smith and Davis will be eligible to receive respective annual base salaries and target bonus levels (as a percentage of base salary) equal to: $900,000 and 125%, respectively, for Mr. Smith and $600,000 and 100%, respectively, for Mr. Davis, in addition to eligibility to participate in NYCB long term equity incentive program and receive employee benefits generally provided to employees of NYCB.

The NYCB employment agreements provide for retention awards for Messrs. Smith and Davis equal to $3,375,000 and $1,900,000, respectively. Per the new employment agreements, the retention awards will vest 20% on each of the first through the fifth anniversaries of the closing date. The NYCB employment agreements specify that such retention awards were granted in lieu of any cash severance amounts that the executives would have been entitled to receive upon a qualifying termination of employment with Flagstar pursuant to Mr. Smith’s Flagstar employment agreement and Mr. Davis’ change in control agreement.

If Mr. Smith or Mr. Davis’ employment is terminated by NYCB without cause, or upon a resignation of employment for good reason (as “cause” and “good reason” are defined in the NYCB employment agreements)

other than in connection with change in control and subject to execution of a release of claims, each executive will receive:

•

cash severance equal to the sum of (i) the annual base salary as in effect immediately prior to termination of employment plus (ii) the target annual cash bonus amount under NYCB’s short term cash incentive program (for Mr. Davis, target bonus is included only if the termination occurs following the first anniversary of the closing);

•

a pro rata portion of the employee’s annual cash bonus with respect to the fiscal year in which the termination occurs, based on the actual level of achievement of the applicable performance goals, payable on the date that bonuses under the annual cash bonus are paid to officers generally (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement);

•	reimbursement for health insurance or health continuation coverage for up to 12 months for the employee, his or her spouse and his or her dependents; and

•

any unvested portion of the retention awards shall become fully vested, and all other outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse (provided that for performance-based equity awards, if any, payment will be based on the actual performance achieved for such awards as of the date of termination).

If such employee’s employment is terminated without cause, or the employee terminated his or her employment for good reason (each as defined in the new employment agreements), within the period beginning three months prior to and ending 12 months following a change in control at a time when the change in control agreement is in effect, each executive will receive the payments and benefits set forth above, except that (i) cash severance will be equal to two times the sum of annual base salary plus the target annual cash bonus amount and (ii) health continuation coverage will be provided for 18 months. The NYCB employment agreements provide for a Section 280G “net-better” provision. Each of Messrs. Smith and Davis has entered into a Non-Competition, Non-Solicitation and Confidential Information Agreement with NYCB, which provides for restrictive covenants relating to non-competition and non-solicitation of employees and customers, in each case, for a period of one year following his termination for any reason, in addition to confidentiality provisions that apply at all times after termination for any reason.

For an estimate of the amounts that would be realized by Mr. Smith upon a qualifying termination event under his NYCB employment agreement, see “—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger” below. The estimated value of the severance and other benefits described above that would be payable to Mr. Davis if the closing occurred on October 1, 2021 and such executive officer experienced a termination of employment on that date is $3,305,443 (including the settlement of his unvested Flagstar Equity Awards as discussed above). These amounts do not reflect any possible reductions under the Section 280G “net-better” provision included in the change in control agreements.

NYCB Offer Letter

In connection with entry into the merger agreement, Paul D. Borja entered into an offer letter with NYCB (the “NYCB Offer Letter”), effective as of closing, pursuant to which Mr. Borja will serve as First Senior Vice President and Deputy General Counsel of NYCB. The NYCB Offer Letter provides that Mr. Borja will receive an annual base salary of $342,723, a target annual bonus opportunity equal to 40% of his base salary and eligibility to participate in NYCB’s long term equity incentive program and receive employee benefits generally provided to employees of NYCB. The NYCB Offer Letter provides that if Mr. Borja’s employment is terminated by NYCB without cause within 12 months after the closing of the merger, subject to execution of a release of claims, NYCB will make the following payments and provide the following benefits:

•

cash severance equal to two times the sum of (i) Mr. Borja’s annual base salary as in effect immediately prior to termination of employment plus (ii) the target amount of Mr. Borja’s annual cash bonus for the fiscal year in which the change in control occurs;

•	monthly reimbursement for healthcare continuation premiums for up to 18 months by for Mr. Borja and his dependents; and

•

notwithstanding the terms of the applicable plan or any award agreements, all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse (assuming performance criteria, if any, will be deemed to have been achieved at target levels for the relevant performance period(s)).

In addition, subject to the Flagstar Compensation Committee’s determination in accordance with the terms of the merger agreement and confidential disclosure schedules, upon a termination of Mr. Borja’s employment by NYCB without cause, for good reason or due to death or disability (each as defined in the NYCB Offer Letter), in each case, after the closing of the merger, if such closing occurs prior to the date that Flagstar’s 2021 annual cash bonuses are paid in the ordinary course, Mr. Borja (or his estate) will receive a pro rata portion of his 2021 annual cash bonus.

Mr. Borja is also subject to a covenant not to solicit NYCB customers or employees during the term of his employment and for a one year period following the termination of his employment with NYCB. For an estimate of the amounts that would be realized by Mr. Borja upon a qualifying termination event under his NYCB offer letter, see “—Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger” below.

NYCB Consulting Agreement

In connection with entry into the merger agreement, NYCB entered into a consulting agreement with Stephen V. Figliuolo, effective as of closing. The consulting agreement provides that Mr. Figliuolo will provide consulting services to NYCB for one year following the closing at an annual consulting fee rate of $725,000. Upon an early termination of the agreement by NYCB without cause (as defined in the consulting agreement), or as a result of Mr. Figliuolo’s death or disability, NYCB will pay Mr. Figliuolo (or his estate) the remainder of the annual consulting fee otherwise payable through the expiration of the consulting period. Mr. Figliuolo will also be subject to non-competition and non-solicitation of employees and other service providers of NYCB covenants for a period of one year following the termination of the consulting period.

2021 Pro-Rata Incentive Compensation

Pursuant to the terms of the merger agreement and the confidential disclosure schedules, the Flagstar Compensation Committee may determine that payment of annual cash incentives with respect to 2021 shall be subject to accelerated vesting and payment upon a participant’s (including a Flagstar executive officer’s) termination of employment without cause, for good reason or due to death or disability, in each case, after the closing of the merger, if such closing occurs prior to the date that 2021 annual cash bonuses are paid in the ordinary course. The definitions of “cause,” “good reason” and “disability” will be the same as those contained in the Flagstar stock plan.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, each present and former director and officer of Flagstar or any of its subsidiaries is entitled to continued indemnification and insurance coverage through NYCB for acts or omissions occurring at or prior to the effective time of the merger. For additional information, see “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 118.

Membership of the Boards of Directors of NYCB and NYCB Bank

Prior to the effective time, the NYCB board of directors will take all actions necessary to adopt the NYCB bylaws amendment. At the effective time of the holdco merger, in accordance with the NYCB bylaws amendment, the number of directors that will comprise the full board of directors of NYCB and the full board of directors of NYCB Bank will each be 12, of which (i) eight will be directors of NYCB immediately prior to the effective time, which will include the Chief Executive Officer of NYCB immediately prior to the effective time, Robert Wann, Hanif Dahya, who will serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four will be the Flagstar designated directors, which will include Mr. DiNello, who will serve as the Non-Executive Chairman of the board of directors of each of NYCB and NYCB Bank, David Treadwell, who will serve as the Risk Assessment Committee Chairman of NYCB and such other directors as mutually agreed to by Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards. Mr. DiNello and Mr. Treadwell will be eligible to receive annual and committee fees with respect to their service as directors of NYCB and of NYCB Bank in accordance with the non-employee direction compensation program of NYCB on the same basis as other non-employee directors.

At the effective time, NYCB will invite all directors of Flagstar immediately prior to the effective time other than the Flagstar designated directors to become members of the advisory board, and will cause all such individuals who accept the invitation to be elected or appointed for a two year term as members of the advisory board. Members of the advisory board will serve until the second anniversary of the closing or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served. The Chief Executive Officer of NYCB will meet with the advisory board at least once per calendar quarter during the two year period after closing.

Quantification of Potential Payments and Benefits to Flagstar’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of Flagstar that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Flagstar’s named executive officers. The “golden parachute” compensation payable to these individuals was subject to a non-binding, advisory vote of Flagstar’s shareholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Flagstar’s named executive officers would receive, using the following assumptions:

•	the effective time will occur on October 1, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	each of Flagstar’s named executive officers will experience a termination without “cause” (as defined under the applicable executive agreement) at such time;

•	the named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of the joint proxy statement/prospectus;

•	the equity awards that are outstanding as of May 31, 2021 remain unchanged;

•	conversion of Flagstar Equity Awards into NYCB RSUs based on the exchange ratio, with performance levels underlying Flagstar PSUs set at the levels specified in the merger agreement at closing;

•	for purposes of the AIP in which the named executive officers participate, the achievement of target performance; and

•	a price per share of $12.30, the average closing market price of NYCB common stock over the first five business days following the public announcement of the merger.

The calculations in the table below do not include amounts Flagstar named executive officers were already entitled to receive or vested in as of the date hereof, and do not reflect any possible reductions under the

Section 280G “net-better” provisions included in the change in control agreements, Flagstar employment agreements and NYCB employment agreements described above. In addition, these amounts do not include any other incentive award grants, issuances or forfeitures that may be made or occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger, and do not reflect any Flagstar equity or other incentive awards that are expected to vest in accordance with their terms prior to October 1, 2021. Further, these amounts do not include the value of the named executive officers’ accumulated contributions under the ESPP, if any, that would be used to purchase shares of Flagstar common stock upon termination of the ESPP in connection with the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are the closing of the merger as well as a qualifying termination of employment.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Alessandro DiNello	15,189,041.10	15,601,396.58	29,080.00	30,819,517.67
Lee Smith	2,869,520.55	11,037,862.72	33,796.00	13,941,179.26
James Ciroli	2,375,342.47	2,140,846.70	20,777.00	4,536,966.17
Stephen Figliuolo	1,680,019.18	2,140,846.70	24,955.00	3,845,820.88
Paul Borja	1,062,535.20	352,737.58	36,000.00	1,451,272.77
Kristy Fercho(4)	—	—	—	—

(1)

Cash. For Mr. DiNello, reflects a cash severance payment pursuant to his restrictive covenant agreement and Flagstar employment agreement equal to (i) three times his current base salary and (ii) three times his target bonus under the AIP. In addition, for Mr. DiNello, reflects 150% of his target bonus under the AIP and a lump sum cash payment pursuant to the restrictive covenant agreement in an amount equal to $6 million. For Mr. Smith, reflects cash severance payment pursuant to his NYCB employment agreement equal to (i) one times his current base salary and (ii) one times his target bonus opportunity. For Messrs. Ciroli and Figliuolo, reflects their cash severance payments pursuant to the change in control agreements equal to (i) two times their current base salaries and (ii) two times their applicable target bonus under the AIP. For Mr. Borja, reflects a cash severance payment pursuant to his NYCB offer letter equal to (i) two times his current base salary and (ii) two times his target bonus. For Messrs. Smith, Ciroli, Figliuolo and Borja, subject to the Flagstar Compensation Committee’s determination in accordance with the terms of the merger agreement and confidential disclosure schedules, also reflects a pro rata portion of the NEO’s annual cash bonus based on target performance as of October 1, 2021 for purposes of these calculations. The cash severance amounts above, with the exception of Mr. Smith’s cash severance pursuant to his NYCB employment agreement, are “double-trigger.”

For Messrs. DiNello, Ciroli and Figliuolo, such cash severance amounts are payable upon a termination without cause or voluntary resignation for good reason within the period beginning three months prior to and ending 12 months following a change in control. For Mr. Smith, the amounts assume that he will only be entitled to non-change-in-control severance pursuant to the NYCB employment agreement. For Mr. Borja, such cash severance amount is payable upon a termination without cause within the 12 months following the closing. For each named executive officer, receipt of the cash severance payments is conditioned upon the named executive officer’s execution of a general release, and the payment to Mr. DiNello with respect to the restrictive covenant agreement is subject to compliance with restrictive covenants relating to non-competition and non-solicitation for a period of three years following the closing. The cash severance amounts in the following table, with the exception of Mr. Smith’s cash severance pursuant to his NYCB employment agreement, are “double-trigger” and derived as described above.

Name	Cash Severance ($)	Pro-Rata Incentive Compensation ($)(*)	Restrictive Covenant Payment ($)	Total ($)
Alessandro DiNello	7,500,000.00	$1,689,041.10	6,000,000	15,189,041.10
Lee Smith	2,025,000.00	$844,520.55	—	2,869,520.55
James Ciroli	2,000,000.00	$375,342.47	—	2,375,342.47
Stephen Figliuolo	1,453,500.00	$226,519.18	—	1,680,019.18
Paul Borja	959,624.40	$102,910.80	—	1,062,535.20
Kristy Fercho	—	—	—	—

(2)

Equity. Upon a change in control, all equity or equity-based awards that have been granted by Flagstar, its subsidiaries and/or their affiliates to the named executive officers, will be subject to the terms and conditions contained in the Flagstar stock plan, the applicable award agreements and the executive agreements, which provide for full vesting of all outstanding equity awards upon a qualifying termination of employment following a change in control (and in the case of Mr. Smith, upon a qualifying termination other than in connection with a change in control under his NYCB employment agreement entered into in connection with the merger). For Mr. Smith, the amount reflects his $3,375,000 restricted stock retention award pursuant to his NYCB employment agreement. The amounts set forth above are “double-trigger” and derived as described above.

(3)

Perquisites/Benefits. Reflects reimbursement for health insurance or continued coverage for 18 months by the named executive officer, his or her spouse and his or her dependents under Mr. DiNello’s restrictive covenant agreement and Flagstar employment agreement, Mr. Lee’s NYCB employment agreement, and Messrs. Ciroli and Figliuolo’s change in control agreements. The benefits set forth above are all “double-trigger.”

(4)	Ms. Fercho’s last day of employment with Flagstar was August 2, 2020.

Governance of NYCB After the Merger

The merger agreement provides that, prior to the effective time, the NYCB board of directors will take all actions necessary to adopt the NYCB bylaws amendment. Effective as of the effective time of the holdco merger, and in accordance with the NYCB bylaws amendment, the number of directors that will comprise the full board of directors of each of NYCB and of NYCB Bank will each be 12, of which (i) eight will be directors of NYCB immediately prior to the effective time, which will include the Chief Executive Officer of NYCB immediately prior to the effective time, Robert Wann, a current director and Chief Operating Officer of NYCB, Hanif Dahya, a current director of NYCB who will serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four will be the Flagstar designated directors, which will include the Chief Executive Officer of Flagstar immediately prior to the effective time, who will serve as the Non-Executive Chairman of each of the NYCB board of directors and of the NYCB Bank board of directors, David Treadwell, a current director of Flagstar who will serve as the chairman of the risk assessment committee of the NYCB board of directors, and such other directors of Flagstar immediately prior to the effective time as mutually agreed to by Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards.

At the effective time, NYCB will invite all directors of Flagstar immediately prior to the effective time other than the Flagstar designated directors to become members of the advisory board, and will cause all such individuals who accept such invitation to be elected or appointed for a two-year term as members of the advisory board. Such members of the advisory board will serve on the advisory board until the second anniversary of the closing date or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served.

The NYCB Stockholder Approval

On June 25, 2021, NYCB filed the joint proxy statement/prospectus with the SEC and, shortly thereafter, NYCB began to mail the joint proxy statement/prospectus statement to its stockholders as of the close of business on June 18, 2021, the record date for the determination of NYCB stockholders entitled to vote at the NYCB special meeting.

The NYCB special meeting was held on August 4, 2021, virtually via webcast, pursuant to notice duly given. At the close of business on June 18, 2021, the record date for the determination of NYCB stockholders entitled to vote at the NYCB special meeting, there were 465,060,525 shares of NYCB common stock, each share being entitled to vote, constituting all of the outstanding voting securities of NYCB. At the NYCB special meeting, the holders of 332,064,008 shares of NYCB’s common stock were represented in person or by proxy constituting a quorum. NYCB’s stockholders approved the NYCB share issuance proposal, with 326,306,527 shares voted for, 3,944,884 shares voted against and 1,812,597 abstentions. There were zero broker non-votes on the NYCB share issuance proposal. A vote on the NYCB adjournment proposal was not taken. The NYCB adjournment proposal was withdrawn as there were sufficient votes to approve the NYCB share issuance proposal.

The Flagstar Shareholder Approval

On June 25, 2021, Flagstar filed the joint proxy statement/prospectus with the SEC and, shortly thereafter, Flagstar began to mail the joint proxy statement/prospectus statement to its shareholders as of the close of business on June 18, 2021, the record date for the determination of Flagstar shareholders entitled to vote at the Flagstar special meeting.

The Flagstar special meeting was held on August 4, 2021, virtually via webcast, pursuant to notice duly given. At the close of business on June 18, 2021, the record date for the determination of shareholders entitled to vote at the Flagstar special meeting, there were 52,791,585 shares of Flagstar common stock, each share being entitled to vote, constituting all of the outstanding voting securities of Flagstar. At the Flagstar special meeting, the holders of 42,625,395 shares of Flagstar’s common stock were represented in person or by proxy constituting a quorum. Flagstar’s shareholders approved the Flagstar merger proposal, with 41,750,314 shares voted for, 806,901 shares voted against and 68,180 abstentions. Flagstar’s shareholders did not approve the Flagstar compensation proposal, with 7,861,619 shares voted for, 34,640,416 shares voted against and 123,360 abstentions. Flagstar’s shareholders approved the Flagstar adjournment proposal, with 38,572,288 shares voted for, 3,978,712 shares voted against and 74,395 abstentions. There were zero broker non-votes on any of the Flagstar merger proposal, Flagstar compensation proposal or Flagstar adjournment proposal.

Accounting Treatment

NYCB and Flagstar prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Flagstar by NYCB under the acquisition method of accounting, and NYCB will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the merger, NYCB and Flagstar need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, NYCB and Flagstar have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings by May 16, 2022), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. The term “requisite regulatory approvals,” under the merger agreement as amended by the merger agreement amendment, means all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof), or waivers of such regulatory authorizations, consents, orders and approvals, (i) from the Federal Reserve Board, the OCC and the mortgage agencies and, with respect to Flagstar Bank, NA’s establishment and operation of branches and other offices in connection with the conversion and the bank merger, any state bank regulatory authority and (ii) referred to in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, except, in the case of clause (ii), for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on NYCB as the surviving entity in the holdco merger. The original merger agreement provided that approvals of the FDIC and the NYDFS were among the requisite regulatory approvals. The merger agreement amendment amended the merger agreement to replace such approvals with the approval of the OCC and the transactions contemplated by the merger agreement cannot be consummated until OCC approvals are received. As used herein, “mortgage agencies” means Ginnie Mae, Fannie Mae, Freddie Mac, the Federal Housing Authority of the U.S. Department of Housing and Urban Development, the United States Department of Agriculture and the United States Department of Veterans Affairs.

Under the terms of the merger agreement, NYCB will not be required, and Flagstar will not be permitted without NYCB’s prior written consent, to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on NYCB and its subsidiaries, taken as a whole, after giving effect to the merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Flagstar shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

NYCB and Flagstar believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals, including factors not known as of the date of this amended prospectus and factors that may arise in the future; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of NYCB following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board

The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to section 4(c)(8) and 4(j) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Federal Reserve Board takes into consideration a number of factors when acting on notifications under section 4 of the BHC Act that involve the acquisition of an insured depository institution. These factors include (i) the financial and managerial resources and the effect of the proposed merger on these resources (including capital and pro forma capital ratios of the combined organization, the management expertise, internal controls and risk management systems, especially those with respect to compliance with laws applicable to consumers and “fair lending” laws), (ii) the effect of the proposal on competition and (iii) whether the proposed merger can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices, or risk to the stability of the United States banking or financial system. The Federal Reserve Board also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”). As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. In their most recent CRA performance evaluations, NYCB Bank received an overall “satisfactory” regulatory rating and Flagstar Bank, FSB received an overall “satisfactory” regulatory rating, respectively.

Further, the Federal Reserve Board requires published notice of, and the opportunity for public comment on, notifications under section 4 of the BHC Act that involve the acquisition of an insured depository institution. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. The Federal Reserve Board is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by the Federal Reserve Board.

The Federal Reserve Board has also stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will expect the banking organization to resolve all such weaknesses before applying for such expansionary activity. The Federal Reserve Board has also stated that if issues arise during the processing of an application for expansionary activity, it will expect the applicant banking organization to withdraw its application pending resolution of any supervisory concerns.

The initial submission of the notification to the Federal Reserve Board under section 4 of the BHC Act occurred on May 19, 2021. NYCB has provided timely responses to requests for additional information and other correspondence received from the Federal Reserve Board or the Federal Reserve Bank of New York with respect to the notification under section 4 of the BHC Act.

In addition, absent an applicable exemption, the conversion of Flagstar Bank, FSB to a national bank would require approval by the Federal Reserve Board pursuant to section 3 of the BHC Act. On May 19, 2022, NYCB provided notice pursuant to an exemption in the Federal Reserve Board’s published regulations, under which prior approval of the Federal Reserve Board under section 3 of the BHC Act would not be required with respect to the conversion.

OCC

Pursuant to the amendment to the merger agreement effected by the merger agreement amendment, the prior approval of the OCC will be required (i) under Section 5.24 of the OCC’s regulations and applicable provisions of the National Bank Act, for Flagstar Bank, FSB to convert to a national bank and (ii) under Section 18(c) of the Federal Deposit Insurance Act, referred to as the Bank Merger Act, to merge NYCB Bank with and into Flagstar Bank, NA, the bank that will result from the conversion of Flagstar Bank, FSB to a national bank.

In evaluating an application filed under Section 5.24 of the OCC’s regulations, the OCC generally considers, among other things, whether a converting institution can operate safely and soundly as a national bank in compliance with applicable laws, regulations and policies. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources and future prospects (including the risk management system with respect to compliance with laws applicable to consumers and “fair lending” laws) of each bank that is a party to the bank merger and the resultant bank, (3) each of the banks’ effectiveness in combating money-laundering activities, (4) the convenience and needs of the communities the banks serve, and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The OCC also reviews the performance records of the relevant depository institutions under the CRA, including their CRA ratings. In connection with its review under the Bank Merger Act, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

A bank merger approved by the OCC under the Bank Merger Act generally may not be completed until 30 days after the approval of the OCC is received, during which time the Department of Justice (the “DOJ”) may challenge the transaction on antitrust grounds. With the approval of the OCC and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the OCC, and thus it is possible that the DOJ could reach a different conclusion than the OCC.

The initial submission of the applications by Flagstar Bank, FSB to the OCC under Section 5.24 of the OCC’s regulations and the Bank Merger Act occurred on May 10, 2022. Flagstar Bank, FSB has provided timely responses to requests for additional information and other correspondence received from the OCC.

Additional Regulatory Approvals and Notices

Additional notifications and/or applications requesting approval have been or will be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations. Such notifications and/or applications include submissions to (i) the mortgage agencies with respect to mortgage banking and mortgage servicing activities of Flagstar and certain subsidiaries of Flagstar; (ii) certain state financial services and banking regulators with respect to Flagstar Bank, NA’s establishment and operation of branches and other offices in connection with the conversion and bank merger and (iii) the Texas Department of Insurance and the Vermont Department of Financial Regulation with respect to the change of control of certain Flagstar subsidiaries that hold licenses to engage in certain insurance activities.

Stock Exchange Listings

NYCB common stock is listed for trading on the NYSE under the symbol “NYCB.” Flagstar common stock is listed on NYSE under the symbol “FBC.” In the merger, the Flagstar common stock currently listed on NYSE will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, NYCB will cause the shares of NYCB common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance. The merger agreement provides that neither NYCB nor Flagstar will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance. Following the merger, shares of NYCB common stock will continue to be traded on the NYSE.

Appraisal or Dissenters’ Rights in the Merger

Under Section 262 of the DGCL, NYCB stockholders will not be entitled to appraisal rights in connection with the merger. If the merger is completed, NYCB stockholders will not receive any consideration, and their shares of NYCB common stock will remain outstanding and will constitute shares of NYCB following the completion of the merger. Accordingly, NYCB stockholders are not entitled to any appraisal rights in connection with the merger.

Under Section 762 of the MBCA, Flagstar shareholders will not be entitled to dissenters’ rights in connection with the merger if, on the record date of the Flagstar special meeting, shares of Flagstar’s common stock are listed on a national securities exchange, or Flagstar shareholders are not required to accept as consideration for their shares anything other than the shares of NYCB, cash paid in lieu of fractional shares or any combination of the two. Flagstar common stock was listed on the NYSE, a national securities exchange on the record date for the Flagstar special meeting. In addition, Flagstar shareholders will receive shares of NYCB common stock as consideration in the merger, which shares are currently listed on the NYSE, a national securities exchange, and are expected to continue to be so listed at the effective time. Accordingly, the holders of Flagstar common stock are not entitled to any dissenters’ rights in connection with the merger.

Litigation Relating to the Merger

Between June 14, 2021 and July 26, 2021, eight putative shareholders of Flagstar or stockholders of NYCB filed litigation related to the transaction. The complaints named as defendants one or more of Flagstar, NYCB and the members of the companies’ board of directors. Each complaint alleged, among other things, that the joint proxy statement/prospectus filed with the SEC on June 25, 2021 was materially incomplete and misleading in violation of Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. On July 30, 2021, Flagstar and NYCB issued additional disclosures concerning the proposed merger. Thereafter, six of the eight lawsuits were dismissed voluntarily. Two actions, Raul v. New York Community Bancorp, Inc. et al., No. 21-cv-5562, which is brought against NYCB and its board of directors, and Karp v. New York Community Bancorp, Inc. et al., No. 21-cv-5505, which is brought against the same defendants as well as Flagstar and Merger Sub, remain pending, but no defendant in either case ever was served, and those plaintiff have taken no steps to pursue the litigation.

Additional lawsuits arising out of the merger may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. NYCB and Flagstar intend to defend vigorously against the pending lawsuits described above and any other future lawsuits challenging the merger.

THE MERGER AGREEMENT

This section of amended prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this amended prospectus is subject to, and qualified in its entirety by reference to, the complete text of the original merger agreement, which is attached as Annex A to this document, as amended by the merger agreement amendment, which is attached as Annex B to this document, each of which is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about NYCB or Flagstar. Such information can be found elsewhere in this amended prospectus, including in NYCB’s and Flagstar’s filings with the SEC that are incorporated by reference into this amended prospectus, as well as in other public filings NYCB and Flagstar make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 155 of this amended prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about NYCB and Flagstar contained in this amended prospectus or in the public reports of NYCB or Flagstar filed with the SEC may supplement, update or modify the factual disclosures about NYCB and Flagstar contained in the merger agreement. The merger agreement contains representations and warranties by NYCB and Merger Sub, on the one hand, and by Flagstar, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by NYCB, Merger Sub and Flagstar were qualified and subject to important limitations agreed to by NYCB, Merger Sub and Flagstar in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that NYCB and Flagstar each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this amended prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about NYCB and Flagstar at the time they were made or otherwise.

Structure of the Merger

Each of NYCB’s and Flagstar’s respective boards of directors has unanimously approved and adopted the merger agreement. Pursuant to the terms and subject to the conditions set forth in the merger agreement and in accordance with the MBCA and DGCL, at the effective time of the merger, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity. As soon as reasonably practicable following the merger and as part of a single integrated transaction for purposes of the Code, the holdco merger will occur in which Flagstar will merge with and into NYCB, with NYCB as the surviving entity. The merger agreement further provides that, unless otherwise agreed to in writing by NYCB and Flagstar, (i) promptly on the day after the day on which the merger and the holdco merger occur, Flagstar Bank, FSB will convert into a national banking association, Flagstar Bank, NA and (ii) promptly following the conversion, NYCB Bank will merge with and into Flagstar Bank, NA, with Flagstar Bank, NA as the surviving bank.

Prior to the consummation of the merger, each of NYCB and Flagstar may change the method or structure of effecting the combination of NYCB and Flagstar and, if and to the extent requested by such party, the other party will agree to enter into such amendments to the merger agreement as such requesting party may reasonably request in order to give effect to such restructuring, except that no such change or amendment may (i) alter or change the amount or kind of merger consideration provided for in the merger agreement, (ii) adversely affect the tax treatment of the merger with respect to the other party’s shareholders or (iii) impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for shares of Flagstar common stock owned by Flagstar or NYCB (in each case, other than shares of Flagstar common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Flagstar or NYCB in respect of debts previously contracted), will be converted into the right to receive 4.0151 shares of NYCB common stock.

If, prior to the effective time, the outstanding shares of Flagstar common stock or NYCB common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give NYCB stockholders and Flagstar shareholders the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

NYCB will not issue any fractional shares of NYCB common stock in the merger. Instead, a former holder of Flagstar common stock who otherwise would have received a fraction of a share of NYCB common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of NYCB common stock on the NYSE for the consecutive period of five full trading days ending on the day preceding the effective time by (ii) the fraction of a share (after taking into account all shares of Flagstar common stock held by such holder immediately prior to the effective time and rounded to the nearest one thousandth when expressed in decimal form) of NYCB common stock which such holder would otherwise be entitled to receive.

Governing Documents

At the effective time, the Flagstar articles of incorporation and the Flagstar bylaws will be amended in accordance with Exhibit A and Exhibit B, respectively, to the original merger agreement and will thereafter be the articles of incorporation and bylaws of the interim surviving entity of the merger until thereafter amended in accordance with their terms and applicable law.

At the effective time of the holdco merger, the NYCB certificate of incorporation, as in effect immediately prior to the effective time, will be the certificate of incorporation of NYCB until thereafter amended in accordance with its terms and applicable law, and the NYCB bylaws, as in effect immediately prior to the effective time and as amended by the NYCB bylaw amendment, will be the bylaws of NYCB until thereafter amended in accordance with its terms and applicable law.

Treatment of Flagstar Equity Awards

Flagstar RSUs

At the effective time, each outstanding Flagstar RSU under the Flagstar stock plan, whether vested or unvested, will cease to represent a restricted stock unit denominated in shares of Flagstar common stock and will be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU will be equal to the product of (i) the number of shares of Flagstar common stock subject to such Flagstar RSU immediately prior to the effective time (including any applicable dividend equivalents), multiplied by (ii) the exchange ratio.

Flagstar PSUs

At the effective time, each outstanding Flagstar PSU under the Flagstar stock plan for which the applicable performance period is complete, including awards granted prior to the date of the merger agreement under Flagstar’s Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, will cease to represent a performance share unit denominated in shares of Flagstar common stock and will be converted into the right to receive the merger consideration in respect of the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time based on actual performance through completion of the applicable performance period as determined by the Flagstar Compensation Committee in its reasonable judgment, less applicable tax withholding.

At the effective time, each outstanding Flagstar PSU for which the applicable performance period is not complete will cease to represent a performance share unit denominated in shares of Flagstar common stock and will be converted into an NYCB RSU. The number of shares of NYCB common stock subject to each such NYCB RSU will be equal to the product of (A) the number of shares of Flagstar common stock subject to such Flagstar PSU immediately prior to the effective time (including any applicable dividend equivalents) based on (1) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (2) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (B) the exchange ratio.

Except as specifically provided above, each NYCB RSU will continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Flagstar stock plan or award agreement; provided that such protections will be extended to apply until 18 months after the effective time) as were applicable to the applicable Flagstar RSU or Flagstar PSU immediately prior to the effective time.

Flagstar Restricted Shares

The merger agreement provides that, at the effective time, each outstanding Flagstar restricted share under the Flagstar stock plan, whether vested or unvested, will accelerate in full and will be converted into, and become exchanged for, the merger consideration.

Closing and Effective Time of the Merger

The merger will become effective at such date and time specified in the certificates of merger to be filed with the Department of Licensing and Regulatory Affairs of the State of Michigan and the Secretary of State of the State of Delaware, or at such other date and time provided by applicable law. The closing will occur remotely by electronic exchange of documents at 10:00 a.m., New York City time no later than the second business day after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by NYCB and Flagstar.

Exchange of Shares

Exchange Procedures

As promptly as practicable after the effective time, but in no event later than five business days thereafter, NYCB will cause an exchange agent designated by NYCB and reasonably acceptable to Flagstar (the “exchange agent”)

to mail to each holder of record of one or more old certificates (which, for purposes of this amended prospectus, shall be deemed to include certificates or book-entry account statements) representing shares of Flagstar common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for new certificates (which, for purposes of this amended prospectus, shall be deemed to include certificates or, at NYCB’s option, evidence in book-entry form) representing the number of whole shares of NYCB common stock and any cash in lieu of fractional shares, as applicable, which shares of Flagstar common stock represented by such old certificate(s) shall have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “—Dividends and Distributions” below.

If an old certificate for Flagstar common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by NYCB or the exchange agent, the posting of a bond in an amount as NYCB or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.

After the effective time, there will be no further transfers on the stock transfer books of Flagstar of Flagstar common stock that were issued and outstanding immediately prior to the effective time.

Withholding

NYCB will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, cash dividends or distributions or any other cash amounts payable under the merger agreement to any holder of Flagstar common stock the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to NYCB common stock will be paid to the holder of any unsurrendered old certificate representing shares of Flagstar common stock, as applicable, until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of NYCB common stock that the shares of Flagstar common stock represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by Flagstar to NYCB and Merger Sub and by NYCB and Merger Sub to Flagstar relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•

authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transactions contemplated by the merger agreement;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the transactions contemplated by the merger agreement;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal and regulatory proceedings;

•	tax matters;

•	employee benefit matters;

•	SEC reports;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with governmental entities;

•	information technology;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger and the holdco merger, taken together, from qualifying as a reorganization under Section 368(a) of the Code;

•	opinions from each party’s respective financial advisor(s);

•	the accuracy of information supplied for inclusion in the joint proxy statement/prospectus, this amended prospectus and other similar documents; and

•	loan portfolio matters.

The merger agreement contains additional representations and warranties made by Flagstar with respect to:

•	real property;

•	intellectual property;

•	insurance matters;

•	absence of investment advisor subsidiaries and broker-dealer subsidiaries;

•	mortgage business; and

•	securitization matters.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by NYCB and Flagstar, respectively, and (ii) qualified by the reports of NYCB or Flagstar, as applicable, filed with the SEC during the period from January 1, 2020 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of NYCB, Merger Sub and Flagstar are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Flagstar, NYCB or NYCB as the surviving entity in the merger, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations of general applicability (including any COVID-19 pandemic measures) to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates and mortgage rates and terms) conditions affecting industries in which such party or its subsidiaries operate (including any such changes arising out of the COVID-19 pandemic or any COVID-19 pandemic measures) and not specifically relating to such party or subsidiaries;

•

changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any epidemic, pandemic, outbreak of any disease or other public health event (including the COVID-19 pandemic);

•

public disclosure of the execution of the merger agreement or public disclosure of the consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) (however, the foregoing will not apply for purposes of certain representations and warranties relating to (i) the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transactions contemplated by the merger agreement and (ii) required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger, the holdco merger or the bank merger) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services sectors in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the Merger

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, required by law (including any COVID-19 pandemic measure) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, (i) Flagstar will, and will cause its subsidiaries to (a) conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (ii) each of NYCB and Flagstar will, and will cause its respective subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either NYCB or Flagstar to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, including as contained in the confidential disclosure schedules delivered by NYCB and Flagstar, respectively, or in other consents or agreements agreed to between NYCB and Flagstar, Flagstar will not, and will not permit any of its subsidiaries to, without the prior written consent of NYCB (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Flagstar or any of its wholly owned subsidiaries to Flagstar or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned subsidiary of Flagstar) (it being understood and agreed that incurrence of indebtedness in the ordinary course of business will include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

•	adjust, split, combine or reclassify any capital stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Flagstar or any securities of its subsidiaries, except, in each case, (i) regular quarterly cash dividends by Flagstar at a rate not in excess of $0.06 per share of Flagstar common stock, and any associated dividend equivalents for Flagstar equity awards, (ii) dividends paid by any of the subsidiaries of Flagstar to Flagstar or any of its wholly owned subsidiaries, (iii) the acceptance of shares of Flagstar common stock for withholding taxes incurred in connection with the vesting or settlement of Flagstar equity awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements, or (iv) regular distributions of outstanding trust preferred securities in accordance with their terms;

•

grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any securities of Flagstar or any securities of its subsidiaries;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Flagstar or any securities of its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Flagstar or any securities of its subsidiaries, except pursuant to the vesting or settlement of Flagstar equity awards (and dividend equivalents thereon, if any) in accordance with their terms, in each case, outstanding as of the date of the merger agreement or granted on or after the date of the merger agreement to the extent permitted under the merger agreement;

•

sell, transfer, license, encumber or otherwise dispose of any of its material properties (other than real property), deposits or assets or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

•

except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) in or of any other person or the property, deposits or assets of any other person, in each case, other than a wholly owned subsidiary of Flagstar;

•

in each case, except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Flagstar or its subsidiaries, or enter into certain material contracts (unless otherwise permitted under the merger agreement);

•

except as required under the terms of any Flagstar benefit plans existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any Flagstar benefit plan or any arrangement that would be a Flagstar benefit plan if in effect on the date of the merger agreement, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than (a) increases to current employees at the level below senior vice president in connection with a promotion or change in responsibilities and to a level consistent with similarly-situated peer employees or (b) the payment of incentive compensation for completed performance periods based upon actual corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) grant any new awards, or amend or modify the terms of any outstanding awards, under any Flagstar benefit plan, (v) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Flagstar benefit plan, (vii) terminate the employment or services of any employee at or above the level of senior vice president, other than for cause, or (viii) hire any employee at or above the level of senior vice president or promote any employee at or above the senior vice president(other than as a replacement hire or promotion receiving substantially similar terms of employment as the departed employee);

•	become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•

except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding, in an amount and for consideration in excess of $250,000 individually or $500,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by Flagstar or its subsidiaries in respect thereof), or that would impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or NYCB following the consummation of the merger or its subsidiaries;

•

take any action where such action could reasonably be expected to prevent the merger and the holdco merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its charter, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

•

other than in prior consultation with NYCB, materially restructure or materially change its investment securities, derivatives, wholesale funding or bank owned life insurance portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•

(i) enter into any new line of business, (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or policies imposed by any governmental entity, or (iii) make any loans or extensions of credit or renewals thereof to the extent such loan or extension of credit has (a) a risk rating of 10 or worse (as determined in the ordinary course of business consistent with past practice under its and its subsidiaries’ lending policies in effect as of the date of the merger agreement) and (b) an aggregate principal balance that exceeds $20,000,000 individually; and, if NYCB does not respond to any such request for consent within five business days after the relevant loan package is provided to NYCB, such non-response shall be deemed to constitute consent pursuant to clause (iii):

•

make, or commit to make, any capital expenditures, other than (i) any capital expenditure in an amount that in the aggregate, does not exceed the aggregate amount of capital expenditures set forth in Flagstar’s capital expenditure budget as set forth in the confidential disclosure schedules delivered by Flagstar and (ii) any additional capital expenditures so long as the amount of any individual capital expenditure does not exceed the amount contemplated by clause (i) by more than 5%;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•

(i) make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries, (ii) mortgage, acquire or sell any real property (other than other real estate owned (OREO) properties in the ordinary course) for consideration in an amount in excess of $1,000,000 for any individual property or (iii) enter into, materially amend, renew or terminate (except for any renewal or termination in accordance with the terms thereof) any lease with respect to real property requiring base annual rental payments under any individual lease in excess of $500,000;

•

knowingly take any action that is intended or reasonably likely to result in any of the conditions to the consummation of the merger as set forth in the merger agreement not being satisfied in a timely manner;

•	abandon, cancel, or otherwise allow to lapse or expire any material intellectual property owned by it or any of its subsidiaries; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Furthermore, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, NYCB will not, and will not permit any of its subsidiaries to, without the prior written consent of Flagstar (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

amend its charter or its bylaws in a manner that would (i) prevent or delay the adoption, or conflict with, the NYCB bylaws amendment or (ii) otherwise materially and adversely affect Flagstar shareholders, or adversely affect Flagstar shareholders relative to other NYCB stockholders;

•	adjust, split, combine or reclassify any of its capital stock or make, declare or pay any extraordinary dividend on any of its capital stock;

•

incur any indebtedness for borrowed money (other than indebtedness of NYCB or any of its wholly owned subsidiaries to NYCB or any of its subsidiaries) that would reasonably be expected to prevent NYCB or its subsidiaries from assuming Flagstar’s or its subsidiaries’ outstanding indebtedness;

•

sell or transfer all or substantially all of the assets of NYCB or NYCB Bank, merge or consolidate NYCB or NYCB Bank with and into any other person, or restructure, reorganize or completely or partially liquidate or dissolve NYCB or NYCB Bank;

•

take any action where such action could reasonably be expected to prevent the merger and the holdco merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

knowingly take any action that is intended or reasonably likely to result in any of the conditions to the consummation of the merger as set forth in the merger agreement not being satisfied in a timely manner; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

NYCB and Flagstar have agreed to cooperate with each other and use their respective reasonable best efforts to (i) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings by May 16, 2022), that are necessary or advisable, (ii) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and (iii) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. Each of NYCB and Flagstar has agreed to use its reasonable best efforts to (a) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing of the merger and (b) avoid or eliminate each and every impediment that would restrain, prevent or delay the closing of the merger. However, in no event will NYCB or any of its subsidiaries be required, and in no event will Flagstar or any of its subsidiaries be permitted (without the prior written consent of NYCB), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on NYCB and its subsidiaries, taken as a whole, after giving effect to the merger. NYCB and Flagstar have agreed to cooperate with each other (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the requisite regulatory approvals) and will respond as promptly as practicable to the requests of any governmental entities for documents and information. NYCB and Flagstar have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the transactions contemplated by the merger agreement (with sufficient opportunity for the other party to comment in the case of all portions of materials that do not contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality), as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement. NYCB and Flagstar have further agreed to promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any governmental entity in connection with or affecting the transactions contemplated by the merger agreement which the other party does not attend or participate in, to the extent permitted by such governmental entity and subject to applicable law and the merger agreement.

Employee Matters

The merger agreement provides that, commencing on the effective time and ending on December 31, 2023 unless otherwise mutually determined by Flagstar and NYCB prior to the effective time, NYCB will provide to continuing employees (i) a base salary or base wage rate no less than that provided by Flagstar and its subsidiaries to each such continuing employee immediately prior to the effective time, (ii) target incentive opportunities (both cash and equity) that are no less favorable, in the aggregate, than the target incentive opportunities (both cash and equity) provided by Flagstar and its subsidiaries to each such continuing employee immediately prior to the effective time, and (iii) employee benefits (other than severance) that are no less favorable than those provided to other similarly situated employees of NYCB or by Flagstar and its subsidiaries to each such continuing employee immediately prior to the effective time. Notwithstanding the foregoing, NYCB and Flagstar agree that, during the period commencing at the effective time and ending on the later of the first anniversary thereof or December 31, 2023, NYCB will provide severance payments and benefits as described in the confidential disclosure schedules with respect to any continuing employee who is involuntarily terminated during such period.

The merger agreement also provides that, with respect to any employee benefit plans of NYCB or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), NYCB and its subsidiaries will, to the extent permitted by applicable law, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of NYCB or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the effective time occurs towards applicable deductibles, co-payments or coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the effective time for which payment has been made and (iii) give each continuing employee service credit for such continuing employee’s employment with Flagstar and its subsidiaries for all purposes under each applicable new plan (it being understood that, for the avoidance of doubt, such service credit will not entitle any continuing employee to benefits under any frozen NYCB benefit plan), as if such service had been performed with NYCB, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

It is expected that the Flagstar 401(k) plan will remain in effect through and after the closing date, and will be merged into the NYCB 401(k) plan at a later date; however, if requested by NYCB in writing delivered to Flagstar not less than 20 business days before the closing date, the board of directors of Flagstar (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Flagstar 401(k) plan, effective as of the day prior to the closing date and contingent upon the occurrence of the effective time. If NYCB requests that the Flagstar 401(k) plan be terminated, (i) Flagstar will provide NYCB with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by NYCB) not later than two days immediately preceding the closing date, and (ii) the continuing employees will be eligible to participate, effective as of the effective time, in the NYCB 401(k) plan. NYCB and Flagstar will take any and all actions as may be required, including amendments to the Flagstar 401(k) plan and/or the NYCB 401(k) plan, to permit the continuing employees to make rollover contributions to the NYCB 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Flagstar 401(k) plan in the form of cash, notes (in the case of loans), NYCB common stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Flagstar 401(k) plan, and NYCB will endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollovers.

On and after the date of the signing of the merger agreement, any written employee notices or communication materials for distribution to a group of employees (including any website posting) or broad-based oral communications to be provided or communicated by Flagstar with respect to employment, compensation or benefits matters addressed in the merger agreement or related, directly or indirectly, to the transactions contemplated by the merger agreement will be subject to the prior prompt review and comment of NYCB, and Flagstar will consider in good faith revising such notice or communication to reflect any comments or advice that NYCB timely provides. Similarly, on and after the date of the signing of the merger agreement, any written employee notices or communication materials for distribution to a group of employees (including any website posting) or broad-based oral communications to be provided or communicated by NYCB to employees of Flagstar with respect to employment, compensation or benefits matters addressed in the merger agreement or related, directly or indirectly, to the transactions contemplated by the merger agreement will be subject to the prior prompt review and comment of Flagstar, and NYCB will consider in good faith revising such notice or communication to reflect any comments or advice that Flagstar timely provides.

Except as otherwise expressly set forth in the merger agreement, NYCB agrees to assume and honor, in accordance with their terms, all Flagstar benefit plans, it being understood that this sentence will not be construed to limit the ability of NYCB or any of its subsidiaries to amend or terminate any Flagstar benefit plan to the extent that such amendment or termination is permitted by the terms of the applicable Flagstar benefit plan.

NYCB agrees that the transactions contemplated by the merger agreement will constitute a “change in control,” “change of control” or other similar concept under any Flagstar benefit plan, and, prior to the effective time, the Flagstar board of directors (or the compensation committee thereof) will be empowered to take such action as necessary to declare such status under such Flagstar benefit plans.

Under the terms of the merger agreement, Flagstar and NYCB agreed to take certain additional actions set forth in the confidential disclosure schedules. Nothing in the merger agreement will confer upon any employee, officer, director or consultant of NYCB or Flagstar or any of their subsidiaries or affiliates any right to continue in the employ or service of the surviving entity, Flagstar, NYCB or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of the surviving entity, Flagstar, NYCB or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NYCB or Flagstar or any of their subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any Flagstar benefit plan or NYCB benefit plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the surviving entity or any of its subsidiaries or affiliates to amend, modify or terminate any particular Flagstar benefit plan or NYCB benefit plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Without limiting the generality of the terms of the merger agreement, nothing in the merger agreement, express or implied, is intended to or will confer upon any person, including any current or former employee, officer, director or consultant of NYCB or Flagstar or any of their subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.

ESPP Matters

The merger agreement provides that as soon as reasonably practicable following the date of the merger agreement and in any event prior to the effective time, Flagstar shall take all actions (including obtaining any necessary determinations and/or resolutions of the Flagstar board of directors or Flagstar Compensation Committee and, if appropriate, amending the terms of the ESPP) that may be necessary or required under the ESPP and applicable laws to ensure that (i) except for the Final Offering, no offering period shall be authorized or commenced on or after the date of the merger agreement, (ii) the Final Offering shall end on a date no later than the business day immediately preceding the closing date, (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Flagstar common stock in accordance with the ESPP as of the end of the Final Offering, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (iv) the applicable purchase price for shares of Flagstar common stock shall not be decreased below the levels set forth in the ESPP as of the date of the merger agreement and (v) the ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the ESPP thereafter other than in accordance with the preceding clause (iii). The ESPP was terminated on June 30, 2021.

NYCB ESOP Matters

The merger agreement provides that NYCB will take all necessary action to cause the ESOP to be terminated as of not later than the business day prior to the effective time. Subject to the terms of the ESOP and applicable law, upon termination of the ESOP, the accounts of all participants and beneficiaries in the ESOP immediately prior to the effective time will become fully vested as of the effective time of the termination of the ESOP.

NYCB Bank Supplemental Benefits Plan Matters

The merger agreement provides that NYCB will take all necessary action to cause the Supplemental Benefits Plan of NYCB Bank to be terminated at or immediately prior to the effective time and to pay each participant a lump sum cash amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, NYCB as the surviving entity in the merger will indemnify and hold harmless all present and former directors, officers and employees of Flagstar and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of Flagstar or its subsidiaries or is or was serving at the request of Flagstar or its subsidiaries as a director or officer of another person and pertaining to matters existing or occurring at or prior to the effective time of the merger, in each case to the fullest extent permitted by applicable law, the Flagstar articles of incorporation, the Flagstar bylaws and the governing or organizational documents of any subsidiary of Flagstar; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. All rights to indemnification as provided in any indemnification agreement in existence on the date of the merger will survive the merger and be honored by NYCB as the surviving entity in the merger.

The merger agreement requires NYCB, as the surviving entity in the merger, to maintain for a period of six years after consummation of the merger Flagstar’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, NYCB is not required to spend annually more than 300% of the current annual premium paid as of the date of the merger agreement by Flagstar for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then NYCB will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Flagstar, in consultation with, but only upon the consent of NYCB, may (and at the request of NYCB, Flagstar will use its reasonable best efforts to), obtain at or prior to the effective time a six-year “tail” policy under Flagstar’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Restructuring Efforts

The merger agreement provides that if Flagstar failed to obtain the required vote of Flagstar shareholders to approve the Flagstar merger proposal or if NYCB failed to obtain the required vote of NYCB stockholders to approve the NYCB share issuance proposal, each of the parties would in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Flagstar as provided for in the merger agreement, or any term that would adversely affect the tax treatment of the transactions contemplated in the merger agreement, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective shareholders or stockholders, as applicable, for approval.

Flagstar obtained the required vote of Flagstar shareholders to approve the Flagstar merger proposal at the Flagstar special meeting on August 4, 2021. NYCB obtained the required vote of NYCB stockholders to approve the NYCB share issuance proposal at the NYCB special meeting on August 4, 2021.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of the joint proxy statement/prospectus, obtaining required consents, the listing of the shares of NYCB common stock to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by NYCB of Flagstar’s indebtedness, public announcements with respect to the transactions contemplated by the merger agreement and transition matters.

NYCB Governance

The merger agreement provides that, prior to the effective time, the NYCB board of directors will take all actions necessary to adopt the NYCB bylaws amendment. Effective as of the effective time of the holdco merger, and in accordance with the NYCB bylaws amendment, the number of directors that will comprise the full board of directors of each of NYCB and of NYCB Bank will each be 12, of which (i) eight will be directors of NYCB immediately prior to the effective time, which will include the Chief Executive Officer of NYCB immediately prior to the effective time, Robert Wann, Hanif Dahya, who will serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four will be the Flagstar designated directors, which will include the Chief Executive Officer of Flagstar immediately prior to the effective time, who will serve as the Non-Executive Chairman of the NYCB board of directors and the NYCB Bank board of directors, David Treadwell, who will serve as the chairman of the risk assessment committee of the NYCB board of directors, and such other directors of Flagstar immediately prior to the effective time as mutually agreed to by Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards.

At the effective time, NYCB will invite all directors of Flagstar immediately prior to the effective time other than the Flagstar designated directors to become members of the advisory board, and will cause all such individuals who accept such invitation to be elected or appointed for a two-year term as members of the advisory board. Such members of the advisory board will serve on the advisory board until the second anniversary of the closing date or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served. The chief executive officer of NYCB will meet with the advisory board at least one time per quarter during the two year period beginning on the closing date.

As of the effective time, the board of directors of NYCB will take such actions as are necessary and appropriate to adopt the lending policies and procedures of Flagstar that were in effect immediately prior to the closing with respect to the acquired Flagstar operations as the lending policies and procedures for such acquired Flagstar operations.

Meetings; Recommendation of NYCB’s and Flagstar’s Boards of Directors

Each of NYCB and Flagstar agreed to call a meeting of its stockholders and shareholders, respectively, for the purpose of voting upon the approval of the merger agreement (in the case of the Flagstar shareholders) (the “requisite Flagstar vote”) and the NYCB share issuance (in the case of the NYCB stockholders) (the “requisite NYCB vote”), and to use reasonable best efforts to cause the meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Each of Flagstar and NYCB and their respective boards of directors agreed to use its reasonable best efforts to obtain from NYCB stockholders and Flagstar shareholders, respectively, the vote required to approve the merger agreement (in the case of the Flagstar shareholders) and the vote required to approve the NYCB share issuance (in the case of the NYCB stockholders), including by communicating to NYCB stockholders and Flagstar shareholders respectively the NYCB board recommendation that NYCB stockholders approve the NYCB share issuance (the “NYCB board recommendation”) and the Flagstar board recommendation that Flagstar shareholders approve the merger agreement (the “Flagstar board recommendation”), as applicable. Each of NYCB and Flagstar agreed that each of NYCB and Flagstar and their respective boards of directors would not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the NYCB board recommendation, in the case of NYCB, or the Flagstar board recommendation, in the case of Flagstar, (ii) fail to make the NYCB board recommendation, in the case of NYCB, or the Flagstar board recommendation, in the case of Flagstar, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the NYCB board recommendation, in the case of NYCB, or the Flagstar board recommendation, in the case of Flagstar, in each case within ten business days (or such fewer number of days as remained prior to the NYCB stockholders meeting or the Flagstar shareholders meeting, as applicable) after an acquisition proposal was made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).

However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the NYCB board of directors or the Flagstar board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determined in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the NYCB board recommendation or the Flagstar board recommendation, as applicable, then, in the case of NYCB, prior to the receipt of the requisite NYCB vote, and in the case of Flagstar, prior to the receipt of the requisite Flagstar vote, such board of directors could submit the merger agreement to its stockholders or shareholders, respectively, without recommendation and could communicate the basis for its lack of a recommendation to its stockholders or shareholders, as applicable, to the extent required by law, provided that (i) it gave the other party at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action was taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (ii) at the end of such notice period, it took into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determined in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to make or continue to make the NYCB board recommendation or the Flagstar board recommendation, as the case may be. Any material amendment to any acquisition proposal would require a new notice period.

NYCB and Flagstar agreed to adjourn or postpone the NYCB stockholders meeting or the Flagstar shareholders meeting, as applicable, if there were insufficient shares of NYCB common stock or Flagstar common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Flagstar or NYCB, as applicable, had not received proxies representing a sufficient number of shares necessary to obtain the requisite Flagstar vote or the requisite NYCB vote, and subject to the terms and conditions of the merger agreement, Flagstar or NYCB, as applicable, would continue to use reasonable best efforts to solicit proxies from its shareholders or stockholders, as applicable; as long as each of the board of directors of NYCB and Flagstar was not restricted in any way from making a recommendation change as permitted by the merger agreement and disclosing such recommendation change as well as its underlying basis and reasons. Neither NYCB or Flagstar was required to adjourn or postpone the NYCB meeting or Flagstar meeting, as applicable, more than two times. Further notwithstanding any recommendation change by the NYCB board of directors or the Flagstar board of directors, but subject to the obligation to adjourn or postpone such meetings as described in the first sentence of this paragraph, unless the merger agreement had been terminated in accordance with its terms, each party was required to convene a meeting of its shareholders or stockholders, as applicable, and to submit the NYCB share issuance proposal (in the case of the NYCB stockholders) and the Flagstar merger proposal (in the case of the Flagstar shareholders) to a vote of such shareholders or stockholders, as applicable. The boards of directors of NYCB and Flagstar would not be restricted from disclosing its recommendation change and the basis and reasons thereof.

The respective special meetings of the NYCB stockholders and Flagstar shareholders took place on August 4, 2021. At such special meetings, the NYCB stockholders approved the NYCB share issuance proposal and the Flagstar shareholders approved the Flagstar merger proposal.

Agreement Not to Solicit Other Offers

Each of NYCB and Flagstar has agreed that it will, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Flagstar, in the case of NYCB, or NYCB, in the case of Flagstar, with respect to any acquisition proposal.

Each of NYCB and Flagstar has agreed that it will not, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (except (x) to notify a person that has made or, to the knowledge of such party, is making inquiries with respect to, or is considering making, an acquisition proposal, of the existence of such duties and (y) to seek and obtain legal or financial advice from such party’s outside counsel and outside financial advisors, as applicable) or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, (i) with respect to Flagstar, other than the transactions contemplated by the merger agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Flagstar and its subsidiaries or 25% or more of any class of equity or voting securities of Flagstar or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Flagstar, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Flagstar or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Flagstar or (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Flagstar or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Flagstar; and (ii) with respect to NYCB, other than the transactions contemplated by the merger agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, transactions described in subclauses (a) through (c) of clause (i) of this sentence, substituting (x) “NYCB” for “Flagstar” thereof and (y) “50%” for “25%” thereof.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite NYCB vote, in the case of NYCB, or the requisite Flagstar vote, in the case of Flagstar, a party received an unsolicited bona fide written acquisition proposal, it could, and could permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data to and participate in negotiations or discussions with the person making the acquisition proposal or any representative of the person making the acquisition proposal if the NYCB or Flagstar board of directors, as applicable, concluded in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, such party provided such information to the other party to the merger agreement and entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between NYCB and Flagstar, and which confidentiality agreement did not provide such person with any exclusive right to negotiate with such party.

The respective special meetings of the NYCB stockholders and Flagstar shareholders took place on August 4, 2021. At such special meetings, the NYCB stockholders approved the NYCB share issuance proposal and the Flagstar shareholders approved the Flagstar merger proposal.

Each of NYCB and Flagstar has also agreed to (i) promptly (and, in any event, within one business day) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Conditions to Complete the Merger

NYCB’s and Flagstar’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:

•	the requisite NYCB vote and the requisite Flagstar vote, which have been obtained;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the NYCB common stock to be issued in the merger;

•	all requisite regulatory approvals having been obtained and remaining in full force and effect, without the imposition of any materially burdensome regulatory condition;

•

the effectiveness of the registration statement of which this amended prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction, decree or other legal restraint prohibiting the consummation of the merger, the holdco merger or the bank merger issued by any governmental entity being in effect, and no law, statute, rule or regulation having been enacted, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the holdco merger or the bank merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

in the case of Flagstar’s obligation to complete the merger, receipt by Flagstar of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

in the case of NYCB’s obligation to complete the merger, either (i) receipt by NYCB of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the merger and the holdco merger, taken together, not reasonably being expected to result in Material Adverse Tax Consequences (as defined in the merger agreement) to NYCB.

Neither NYCB nor Flagstar can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the consummation of the merger, in the following circumstances:

•	by mutual written consent of NYCB and Flagstar;

•

by either NYCB or Flagstar if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the holdco merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the holdco merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either NYCB or Flagstar if the merger has not been completed on or before October 31, 2022 (the termination date), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either NYCB or Flagstar (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Flagstar, in the case of a termination by NYCB, or NYCB or Merger Sub, in the case of a termination by Flagstar, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by Flagstar prior to such time that the requisite NYCB vote was obtained, if (i) NYCB or the NYCB board of directors had made a recommendation change or (ii) NYCB or the NYCB board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the NYCB board recommendation; or

•

by NYCB prior to such time that the requisite Flagstar vote was obtained, if (i) Flagstar or the Flagstar board of directors had made a recommendation change or (ii) Flagstar or the Flagstar board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Flagstar board recommendation.

Neither NYCB nor Flagstar is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of NYCB common stock or Flagstar common stock. With respect to the second to last and last bullets set forth above, the requisite Flagstar vote and the requisite NYCB vote were obtained at the Flagstar special meeting and the NYCB special meeting, respectively, which were each held on August 4, 2021.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) none of NYCB, Merger Sub or Flagstar will be relieved or released from any liabilities or damages arising out of its actual and intentional common law fraud in such party’s making of its representations and warranties set forth in this agreement (“fraud”) or willful breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and the termination fee described below. For purposes of the merger agreement, “willful breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, the merger agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under the merger agreement.

Termination Fee

Flagstar will be required to pay NYCB a termination fee equal to $90,000,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

in the event that the merger agreement was terminated by NYCB pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee would have been paid to NYCB within two business days of the date of termination. The requisite Flagstar vote was obtained at the Flagstar special meeting on August 4, 2021.

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal with respect to Flagstar has been communicated to or otherwise made known to the Flagstar board of directors or Flagstar’s senior management or has been made directly to the Flagstar shareholders generally, or any person has publicly announced (and not withdrawn at least two business days prior to the Flagstar shareholders meeting, which took place on August 4, 2021) an acquisition proposal with respect to Flagstar, and (i) (a) thereafter the merger agreement is terminated by either NYCB or Flagstar because the merger has not been completed prior to the termination date, and Flagstar has not obtained the requisite Flagstar vote, which was obtained on August 4, 2021, but all other conditions to Flagstar’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by NYCB based on a willful breach of the merger agreement by Flagstar that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is 12 months after the date of such termination, Flagstar enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal with respect to Flagstar (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to NYCB on the earlier of the date Flagstar enters into such definitive agreement and the date of consummation of such transaction.

NYCB will be required to pay Flagstar the termination fee if the merger agreement is terminated in the following circumstances:

•

in the event that the merger agreement had been terminated by Flagstar pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case the termination fee would have been paid to Flagstar within two business days of the date of termination. The requisite NYCB vote was obtained at the NYCB special meeting on August 4, 2021.

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal with respect to NYCB has been communicated to or otherwise made known to the NYCB board of directors or NYCB’s senior management or has been made directly to NYCB stockholders generally, or any person has publicly announced (and not withdrawn at least two business days prior to the NYCB stockholders meeting, which took place on August 4, 2021) an acquisition proposal with respect to NYCB, and (i) (a) thereafter the merger agreement is terminated by either NYCB or Flagstar because the merger has not been completed prior to the termination date, and NYCB has not obtained the requisite NYCB vote, which was obtained on August 4, 2021, but all other conditions to NYCB’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by Flagstar based on a willful breach of the merger agreement by NYCB that would constitute the failure of an applicable closing condition and (ii) prior to the date that is 12 months after the date of such termination, NYCB enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal with respect to NYCB (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to Flagstar on the earlier of the date NYCB enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing the joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by NYCB and Flagstar.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite NYCB vote or the requisite Flagstar vote, each of which was obtained on August 4, 2021, except that after the receipt of the requisite NYCB vote or the requisite Flagstar vote, there may not be, without further approval of NYCB stockholders or Flagstar shareholders, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite NYCB vote or the requisite Flagstar vote, each of which was obtained on August 4, 2021, there may not be, without further approval of NYCB stockholders or Flagstar shareholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Flagstar board of directors will be subject to the laws of the State of Michigan).

Specific Performance

NYCB and Flagstar will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated United States federal income tax consequences of the merger to U.S. holders (as defined below) of Flagstar common stock that exchange their shares of Flagstar common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to United States federal income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this amended prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of Flagstar common stock that hold their shares of Flagstar common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Flagstar common stock that received Flagstar common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	a holder of Flagstar common stock that holds Flagstar common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Flagstar or NYCB. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Flagstar common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Flagstar common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Flagstar common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger and the holdco merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Flagstar’s obligation to complete the merger that Flagstar receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the closing date, to the effect that the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Additionally, it is a condition to NYCB’s obligation to complete the merger that either (i) NYCB receive a similar opinion from Sullivan & Cromwell LLP, or (ii) the merger and holdco merger, taken together, are not reasonably expected to result in a Material Adverse Tax Consequence (as defined in the merger agreement) to NYCB. The opinions described in the preceding sentences will be based on representation letters (the “Representation Letters”) provided by NYCB and Flagstar and on customary factual assumptions. The opinion will not be binding on the IRS. NYCB and Flagstar have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which the opinions described above are based (the “Representations and Assumptions”) are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.

In addition to the opinions described above, Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion based on similar representations, warranties, covenants and assumptions in connection with this registration statement. This opinion is filed as Exhibit 8.1 to the registration statement of which this amended prospectus is a part.

As a “reorganization,” the U.S. federal income tax consequences of the merger to U.S. holders of Flagstar common stock are as set forth in the remainder of this discussion:

•

a holder who receives solely shares of NYCB common stock (or receives NYCB common stock and cash solely in lieu of a fractional share) in exchange for shares of Flagstar common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of NYCB common stock;

•

the aggregate tax basis of the NYCB common stock received in the merger (including fractional share interests in NYCB common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the Flagstar common stock for which it is exchanged;

•

the holding period of NYCB common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the Flagstar common stock for which it is exchanged.

If holders acquired different blocks of Flagstar common stock at different times and at different prices, a holder’s tax basis and holding period in NYCB common stock may be determined with reference to each block of Flagstar common stock.

Cash Instead of a Fractional Share

A holder of Flagstar common stock who receives cash instead of a fractional share of NYCB common stock will be treated as having received the fractional share of NYCB common stock pursuant to the merger and then as having exchanged that fractional share with NYCB for cash. The character of any gain recognized by such holder will depend on whether the receipt of the cash in lieu of a fractional share of NYCB common stock has the effect of a dividend distribution to such holder or is treated as a sale or exchange, such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of NYCB common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of Flagstar common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

If the receipt of cash instead of a fractional share of NYCB common stock has the effect of a distribution, the receipt of such cash will generally be treated as a dividend to the extent such holder’s ratable share of the undistributed earnings and profits of NYCB. Holders should consult their tax advisors regarding the character of any gain recognized as a result of the receipt of cash instead of fractional shares of NYCB common stock. The receipt of cash instead of a fractional share of NYCB common stock will generally be treated as having the effect of a distribution of a dividend if the receipt of the cash consideration by a holder is not “substantially disproportionate” with respect to such holder or is “essentially equivalent to a dividend” under the tests set forth in Section 302 of the Code. The IRS has indicated in a revenue ruling that a minority shareholder in a publicly-traded corporation will experience a “meaningful reduction” in the holder’s percentage ownership, and as a result a redemption will not be “essentially equivalent to a dividend,” if the shareholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs, and (iii) experiences any reduction in its percentage stock interest. In applying the above tests, a holder may, under constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase stock, in addition to the stock actually owned by the holder. A U.S. holder would generally recognize dividend income up to the amount of the cash received on any amount treated as having the effect of a distribution of a dividend under the tests set forth under Section 302 of the Code.

Backup Withholding

Payments of cash to a non-corporate holder of Flagstar common stock in connection with the merger may be subject to information reporting and backup withholding. Such holders of Flagstar common stock generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This summary of United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of NYCB and Flagstar as an acquisition by NYCB of Flagstar. The merger was announced on April 26, 2021, and provides that each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 4.0151 shares of NYCB common stock.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

the acquisition of Flagstar by NYCB under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations,” where the assets and liabilities of Flagstar will be recorded by NYCB at their respective fair values as of the date the merger is completed;

•	the distribution of shares of NYCB common stock to Flagstar’s shareholders in exchange for shares of Flagstar common stock (based upon a 4.0151 exchange ratio); and

•	transaction costs in connection with the merger.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of NYCB and the related notes included in NYCB’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this amended prospectus; (ii) the historical unaudited consolidated financial statements and related notes included in NYCB’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which is incorporated by reference into this amended prospectus; (iii) the historical audited consolidated financial statements of Flagstar and the related notes included in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this amended prospectus; and (iv) the historical unaudited consolidated financial statements and related notes included in Flagstar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which is incorporated by reference into this amended prospectus.

The unaudited pro forma condensed combined income statements for the six months ended June 30, 2022 and for the year ended December 31, 2021 combine the historical consolidated income statements of NYCB and Flagstar, each giving effect to the merger as if it had been completed on January 1, 2022 and January 1, 2021, respectively. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical consolidated balance sheets of NYCB and Flagstar, giving effect to the merger as if it had been completed on June 30, 2022.

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by NYCB in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon consummation of the merger.

As of the date of this amended prospectus, NYCB has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Flagstar assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Flagstar assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Flagstar’s assets and liabilities will be based on Flagstar’s actual assets and liabilities as of the closing date and, therefore, cannot be made prior to the consummation of the merger. In addition, the value of the merger consideration to be paid by NYCB in shares of NYCB common stock upon the consummation of the merger will be determined based on the closing price of NYCB common stock on the closing date and the number of issued and outstanding shares of Flagstar common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

Further, NYCB has not identified all adjustments necessary to conform Flagstar’s accounting policies to NYCB’s accounting policies. Upon consummation of the merger, or as more information becomes available, NYCB will perform a more detailed review of Flagstar’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on NYCB’s financial information following the consummation of the merger.

Merger related expenses are estimated to be $239 million ($65 million of which has been incurred prior to 6/30/22) on a combined pre-tax basis, with contractually obligated pre-tax merger expenses of $148 million ($108 million net of tax) due at closing. The merger expenses at closing are reflected in the unaudited pro forma condensed combined financial information. See Note H and Note R to those pro formas for additional details.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. NYCB estimated the fair value of certain Flagstar assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Flagstar’s SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.

Upon consummation of the merger, a final determination of the fair value of Flagstar’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to the bargain purchase gain, and may instead include an allocation to goodwill. The final fair value determination may impact NYCB’s statement of income and statement condition following the consummation of the merger. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (As of June 30, 2022)

(in millions, except share data)	NYCB	Flagstar	Pro forma Adjustments	Notes	Proforma Consolidated
Assets
Cash & due from banks	147	198			345
Interest bearing deposits	3,130	237			3,367
Available-for-sale securities	5,664	2,346			8,010
Held-to-maturity securities		173	(1)	A	172
Equity investments	14	—			14
Loans held for sale		3,482			3,482
Loans with government guarantees		1,144	(15)	B	1,129
Loan and leases	48,537	14,655	(277)	B	62,915
Allowance for credit losses	(216)	(122)		C	(338)

Net loans and leases	48,321	15,677	(292)		63,706
Mortgage servicing rights		622			622
Federal Home Loan Bank Stock	635	329			964
Premises and equipment	252	354			606
Bank owned life insurance	1,192	370			1,562
Goodwill & intangible assets	2,426	142	(80)	D	2,488
Other assets	1,312	969	66	E	2,347

Total assets	63,093	24,899	(307)		87,685

Liabilities
Deposits	41,244	16,648	(34)	F	57,858
Wholesale borrowings	13,650	4,001	(14)	G	17,637
Other debt	657	394	(56)	G	995
Other liabilities	718	1,163	105	H	1,986

Total liabilities	56,269	22,206	1		78,476
Shareholders’ equity
Preferred stock	503	—			503
Common Stock	5	1	1	I	7
Additional paid in capital	6,114	1,358	811	J	8,283
Retained earnings	893	1,433	(1,219)	K	1,107
Treasury stock	(238)	—			(238)
Accumulated other comprehensive income	(453)	(99)	99	L	(453)

Total stockholders’ equity	6,824	2,693	(308)		9,209

Total liabilities and stockholders’ equity	63,093	24,899	(307)		87,685

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT (For the Six Months Ended June 30, 2022)

(in millions, except share data)	NYCB	Flagstar	Pro forma Adjustments	Notes	Pro Forma Consolidated
Interest income
Mortgage & other loans	817	357	30	M	1,204
Securities and money market investments	85	29	17	N	131

Total interest income	902	386	47		1,335

Interest expense
Deposits	73	13	7	O	93
Borrowed funds	138	15	6	P	159

Total interest expense	211	28	13		252

Net interest income	691	358	34		1,083
Provision for credit losses (benefit)	7	(13)			(6)

Net interest income after Provision for credit losses	684	371	34		1,089

Non-interest income
Mortgage banking income	—	72			72
Fee income	12	74			86
Bank-owned life insurance	14	—			14
Net (loss) gain on securities	(1)	—			(1)
Other	7	145			152

Total non-interest income	32	291	—		323

Non-interest expense
Compensation, commissions and benefits	159	297			456
Occupancy and equipment	45	91			136
General and administrative	64	118			182
Merger-related-expenses	11	6			17
Amortization of core deposit intangibles	—	5	6	S	11

Total non-interest expense	279	517	6		802

Income before income taxes	437	145	28		610
Income tax expense	111	32	8	T	151

Net income	326	113	20		459

Preferred stock dividends	16	—	—		16
Net income available to common shareholders	310	113	20		443
Basic earnings per common share	$0.66	$2.12			$0.65
Diluted earnings per share	$0.66	$2.11			$0.65
Dividends declared per common share	$0.17	$0.06			$0.17
Weighted average common shares:
Basic	464,092,927	53,244,886			681,093,022
Diluted	464,894,538	53,556,607			681,894,633

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT (For the Year Ended December 31, 2021)

(in millions, except share data)	NYCB	Flagstar	Pro forma Adjustments	Notes	Pro Forma Consolidated
Interest income
Mortgage & other loans	1,525	764	59	M	2,348
Securities and money market investments	164	46	34	N	244

Total interest income	1,689	810	93		2,592

Interest expense
Deposits	114	32	14	O	160
Borrowed funds	286	31	11	P	328

Total interest expense	400	63	25		488

Net interest income	1,289	747	68		2,104
Provision for credit losses (benefit)	3	(112)	54	Q	(55)

Net interest income after provision for credit losses	1,286	859	14		2,159

Non-interest Income
Mortgage banking income	—	655			655
Fee income	23	176			199
Bank-owned life insurance	29	—			29
Net (loss) gain on securities	—	—			—
Other	9	213			222
Bargain purchase gain	—	—	337	U	337

Total non-interest income	61	1,044	337		1,442

Non-interest expense
Compensation, commissions and benefits	303	728			1,031
Occupancy and equipment	88	188			276
General and administrative	127	267			394
Merger-related-expenses	23	19	105	R	147
Amortization of core deposit intangibles	—	11	11	S	22

Total non-interest expense	541	1,213	116		1,870

Income before income taxes	806	690	235		1,731
Income tax expense	210	157	(28)	T	339

Net income	596	533	263		1,392

Preferred stock dividends	33	—	—		33
Net income available to common shareholders	563	533	263		1,359
Basic earnings per common share	$1.20	$10.10			$2.00
Diluted earnings per share	$1.20	$9.96			$1.99
Dividends declared per common share	$0.68	$0.24			$0.68
Weighted average common shares:
Basic	463,865,661	52,792,931			680,865,756
Diluted	464,632,719	53,519,086			681,632,814

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the six months ended June 30, 2022 and for the year ended December 31, 2021 combine the historical consolidated income statement of NYCB and Flagstar, each giving effect to the merger as if it had been completed on January 1, 2022 and January 1, 2021, respectively. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical consolidated balance sheets of NYCB and Flagstar, giving effect to the merger as if it had been completed on June 30, 2022.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving NYCB and Flagstar under the acquisition method of accounting with NYCB treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of NYCB. Under the acquisition method of accounting, the assets and liabilities of Flagstar, as of the effective time, will be recorded by NYCB at their respective fair values, and the excess of the merger consideration over the fair value of Flagstar’s net assets will be allocated to goodwill.

The merger provides for Flagstar shareholders to receive 4.0151 shares of NYCB common stock for each share of Flagstar common stock they hold immediately prior to the merger. Based on an assumed share price of $10.00, which approximates the average stock price between June 30, 2022 and the date of this amended prospectus, the exchange ratio represented approximately $40.15 in value for each share of Flagstar common stock.

The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but are not be limited to, changes in (i) Flagstar’s balance sheet through the effective time; (ii) the aggregate value of merger consideration paid if the price of shares of NYCB common stock varies from the assumed $10.00 per share; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both NYCB and Flagstar are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.

Note 2. Preliminary Purchase Price Allocation

The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of NYCB common stock based on an assumed share price of $10.00, which approximates the average stock price between June 30, 2022 and the date of this amended prospectus, and its impact on the preliminary goodwill/(bargain purchase gain).

(Dollars in millions, except per share data, shares in thousands)	Amount	10% Increase	10% Decrease
FBC common shares as of 6/30/22	53,245	53,245	53,245
FBC equity award plans as 6/30/22	801	801	801

Total shares of FBC	54,046	54,046	54,046
Exchange ratio	4.0151	4.0151	4.0151

NYCB shares to be issued	217,000	217,000	217,000
Price per share of NYCB common stock (assumed)	$10.00	$11.00	$9.00

Total pro forma purchase price consideration	2,170	2,387	1,953

Preliminary goodwill/(bargain purchase gain)	-337	-120	-554

Purchase price consideration
(dollars in millions)
Purchase price consideration	2,170
Fair value of assets acquired:
Cash & due from Banks	198
Interest bearing deposits	237
Available-for-sale securities	2,346
Held-to-maturity securities	172
Loans held for sale	3,482
Loans with government guarantees	1,129
Loan and leases held for investment	14,378
Mortgage servicing rights	622
Federal Home Loan Bank stock	329
Premises and equipment	354
Bank owned life insurance	370
Intangible assets	62
Other assets	1,035

Total assets acquired	24,714

Fair value of liabilities assumed:
Deposits	16,614
Wholesale Borrowings	3,987
Other Debt	338
Other Liabilities	1,268

Total liabilities assumed	22,207
Fair value of net assets acquired	2,507
Preliminary goodwill/(bargain purchase gain)	-337

Note 3—Pro Forma Merger Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 27% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

(Dollars in millions)

A. Adjustments to investment securities to reflect estimated acquired fair value
Estimated fair value of the acquired investment securities classified as held-to-maturity	$(1)

B. Adjustments to loans, net of unearned income
Loans with government guarantees:
Estimate of fair value related to current interest rates and liquidity	$(15)

Loans and Leases:
Estimate of lifetime credit losses on acquired Flagstar loans	$(122)
Estimate of fair value related to current interest rates and liquidity	(155)

Net fair value pro forma adjustments	(277)
Gross up of Purchase Credit Deteriorated (“PCD”) loans for credit mark-See C below for allowance for credit loss	15

$(262)

C. Adjustments to allowance for credit losses
To reflect elimination of Flagstar allowance for credit losses on loans	$122
Establishment of the Allowance for Credit Losses (“ACL”) for PCD loans estimated lifetime losses	(15)
Establishment of the ACL for non-PCD loans estimated lifetime losses	(107)

—

For purposes of this presentation, the loans portfolio was assumed to have a 3-year weighted average life

D. Adjustments to goodwill and other intangible assets
To reflect elimination of Flagstar’s goodwill and other intangibles	$(142)
To record the estimated fair value of acquired identifiable intangible assets related to Flagstar’s non-time deposits, based on third-party estimates. The acquired core deposit intangible is assumed to be amortized over 10 years using the sum-of-the-years-digits method	62

$(80)

E. Adjustments to other assets
Net deferred tax asset/(liability)-Pre core deposit intangible (“CDI”)	$50
Tax Liability on CDI	(17)
Deferred tax asset on established allowance for credit losses under CECL	33

Total deferred taxes at NYCB’s estimated rate of 27%	$66

F. Adjustment to deposits
To reflect estimated fair value at merger date based on current market rates for similar products.	$(34)

G. Adjustment to borrowed funds
To reflect estimated fair value of wholesale borrowings at merger date based on current market rates for similar products.	(14)
To reflect estimated fair value of subordinated and preferred trust notes at the merger date based on current market rates for similar products.	(56)

H. Adjustments to other liabilities
Merger related expenses necessary to close the transaction are estimated at $105 million, which includes a $25 million contribution to the Flagstar Foundation	$105

I. Adjustments to common stock
To reflect elimination of Flagstar’s common stock	$(1)
To reflect issuance of NYCB common stock in connection with the acquisition	2

$1

J. Adjustments to paid-in capital in excess of par
To reflect elimination of Flagstar’s paid-in capital in excess of par	$(1,358)
To reflect issuance of NYCB common stock in excess of par value	2,169

$811

K. Adjustment to retained earnings
To reflect elimination of Flagstar’s retained earnings	$(1,433)
Adjustment to reflect preliminary estimate of bargain gain from business combination	337
Net impact to retained earnings of Flagstar’s one-time transaction costs, purchase accounting adjustments and the establishment of the allowance for credit losses	(123)

$(1,219)

L. Adjustment to accumulated other comprehensive loss, net of tax
To reflect elimination of Flagstar’s accumulated other comprehensive income	$99

Note 4. Pro Forma Merger Adjustments to the Unaudited Pro Forma Condensed Combined Income Statements

Income		Statement
(Dollars in millions)
	Six Months Ended June 30, 2022	Year Ended December 31, 2021
M. Adjustment to loan interest income
To reflect accretion of loan discount from estimated value adjustments over the estimated remaining terms to maturity of the loans	$30	$59

N. Adjustment to securities interest income
To reflect accretion of investment securities discount from estimated fair value adjustment	$17	$34

O. Adjustment to deposit interest expense
To reflect amortization of deposit premium resulting from deposit estimated fair value adjustment over the remaining terms to maturity of the deposits	$7	$14

P. Adjustment to borrowed funds interest expense
To reflect amortization of borrowed funds premium resulting from borrowed funds fair value adjustment	$6	$11

Q. Adjustment for the provision for credit losses
To reflect the increase in the provision for credit losses for non-PCD loans estimated lifetime losses		$54

R. Merger costs
Merger related expenses necessary to close the transaction are estimated at $109 million, which includes a $25 million contribution to the Flagstar Foundation upon close of the transaction.		$105

S. Adjustment to amortization of core deposit intangibles
To reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using the sum-of-the-years-digits method of amortization	$6	$11

T. Adjustment to income tax expense
To reflect the income tax effect of pro forma adjustments for the periods	$8	$28

U. Bargain Purchase Gain
To reflect the bargain purchase gain which is non-taxable.		$337

COMPARISON OF THE RIGHTS OF NYCB STOCKHOLDERS AND FLAGSTAR SHAREHOLDERS

If the merger is completed, Flagstar shareholders will receive shares of NYCB common stock in the merger and they will cease to be holders of Flagstar common stock. NYCB is organized under the laws of the State of Delaware. Flagstar is organized under the laws of the State of Michigan. The following is a summary of certain material differences between (1) the current rights of Flagstar shareholders under the Flagstar articles of incorporation and the Flagstar bylaws and Michigan law and (2) the current rights of NYCB stockholders under the NYCB certificate of incorporation and NYCB bylaws and Delaware law.

The following summary is not a complete statement of the rights of shareholders or stockholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Flagstar’s and NYCB’s governing documents, which we urge you to read carefully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 155 of this amended prospectus.

	Flagstar	NYCB
Authorized Capital Stock

The authorized capital stock of Flagstar includes 105,000,000 shares of capital stock, consisting of 80,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

As of June 18, 2021, the record date for the Flagstar special meeting, there were 52,791,585 shares of Flagstar common stock issued and outstanding and no shares of preferred stock outstanding.

The NYCB certificate of incorporation authorizes NYCB to issue 905,000,000 shares of capital stock, consisting of 900,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

As of June 18, 2021, the record date for the NYCB special meeting, there were 465,060,525 shares of NYCB common stock outstanding and 515,000 shares of NYCB preferred stock outstanding.

Voting

Flagstar shareholders entitled to vote on a matter are entitled to one vote per share.

The Flagstar articles of incorporation do not limit the vote of shareholders who beneficially own in excess of 10% of the then-outstanding shares of common stock of Flagstar.

Flagstar shareholders are not entitled to cumulate their votes in the election of directors.

NYCB stockholders entitled to vote on a matter are entitled to one vote per share.

The NYCB certificate of incorporation provides that, with limited exceptions, stockholders who beneficially own in excess of 10% of the then-outstanding shares of common stock of NYCB (the “NYCB Limit”) are not entitled to any vote with respect to shares held in excess of the NYCB Limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

NYCB common stockholders are not entitled to cumulate their votes in the election of directors.

	Flagstar	NYCB

Rights of Preferred Stock	Except as otherwise provided in the Flagstar articles of incorporation, Flagstar’s board of directors is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of shares of preferred stock in one or more series and to fix and state the powers, designations preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof.	Substantially similar provision as in the Flagstar articles of incorporation.

Size of Board of Directors	The Flagstar articles of incorporation provide that the board of directors shall consist of not less than seven nor more than 15 directors, exclusive of directors, if any, elected by holders of Flagstar preferred stock. The Flagstar bylaws provide that the board of directors shall consist of 11 members.

The NYCB certificate of incorporation provides that the size of the NYCB board of directors is fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the whole board. The NYCB bylaws currently provide that the number of directors who shall constitute the whole board of NYCB shall be such number as the majority of the whole board shall from time to time have designated, which number shall be no less than nine and no more than 18.

The current number of directors designated by the board is 12. Under the merger agreement, in accordance with the NYCB bylaws amendment, at the effective time of the merger, the four Flagstar designated directors (which will be the chief executive officer of Flagstar immediately prior to the effective time, who will serve as the non-executive chairman of the board of directors of NYCB and NYCB Bank, David Treadwell, who will serve as the risk assessment committee chairman of the NYCB board of directors, and such other Flagstar directors as mutually agreed to by

	Flagstar	NYCB
Flagstar and NYCB, who will be independent of NYCB in accordance with applicable stock exchange standards) will be appointed to NYCB’s board of directors.

Classes of Directors	Flagstar’s board of directors is declassified. Each member is elected annually to Flagstar’s board of directors for a one-year term.	NYCB’s board of directors (other than directors elected by the holders of any class or series of preferred stock) is divided into three classes, with each class of directors serving for successive three-year terms so that each year, the term of only one class of directors expires.

Director Eligibility and Mandatory Retirement	Under Section 501 of the MBCA, a corporation may prescribe qualifications of directors in its articles of incorporation or bylaws. Neither the Flagstar articles of incorporation nor bylaws provide qualifications of directors or mandatory retirement requirements.	The NYCB bylaws provide that only persons who are nominated in accordance with the procedures set forth in the bylaws are eligible to be elected as directors. No person may be elected, appointed or nominated as a director after December 31 of the year in which such person attains the age of 80; provided, however, that NYCB’s board of directors, by a written resolution approved by a majority of the disinterested members of the whole board, may exclude an incumbent director from such age limitation. Notwithstanding such age limitation, a director shall be able to complete a term in which he or she attains the age of 80.

Election of Directors	Under the Flagstar articles of incorporation and bylaws, except in a contested election, each director shall be elected by a majority of the votes cast with respect to such director at any meeting of shareholders at which a quorum is present and directors are to be elected. In a contested election, directors shall be elected by a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of directors	Substantially similar provision as in the Flagstar articles of incorporation and bylaws.

	Flagstar	NYCB
are to be elected. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of votes case “against” that director.

Removal of Directors	Under the Flagstar articles of incorporation, any director or the entire board of directors may be removed by the affirmative vote of the holders of a majority of the outstanding shares cast at a meeting of the shareholders called for that purpose. If less than the entire board of directors is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at any election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.	The NYCB certificate of incorporation provides that any NYCB director or the entire board of directors may be removed from office at any time, but only for cause and by the affirmative vote of holders of 80% of the shares entitled to vote in the election of directors, voting as a single class.

Calling Special Meetings of Stockholders / Shareholders	Under the Flagstar bylaws, special meetings of shareholders for any purpose or purposes may be called at any time by the chief executive officer of Flagstar or by the chairman of the Flagstar board of directors, the president or the secretary of Flagstar at the direction of the board of directors.	Under the NYCB bylaws, special meetings of stockholders may be called at any time by the board of directors pursuant to a resolution adopted by a majority of the whole board.

Quorum	The Flagstar bylaws provide that the holders of a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitute a quorum at any meeting of shareholders.	Substantially similar provision as in the Flagstar bylaws.

Advance Notice of Stockholder / Shareholder Proposals and Nominations	The Flagstar articles of incorporation require a shareholder who intends to nominate a candidate for election to the board of directors or propose for any new business at an annual or special meeting of shareholders to give notice thereof	The NYCB bylaws require that all business conducted at any annual or special meeting of stockholders be properly brought before the meeting. In order for a stockholder proposal to be properly brought before an annual meeting of the stockholders, any NYCB

	Flagstar	NYCB
in writing, to the secretary of Flagstar not fewer than 30 days nor more than 60 days prior to the date of any such meeting. However, if notice or public disclosure of the meeting is effected fewer than 40 days before the date of the meeting, such written notice shall be made to the secretary of Flagstar not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders. The notice must contain specified information, as set forth in the Flagstar articles of incorporation.

stockholder making such a proposal must give notice to NYCB’s corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive office of NYCB not less than 90 days prior to the date of the annual meeting; provided, however, in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must contain specified information, as set forth in NYCB’s bylaws.

At a special meeting of the stockholders, only business brought before the meeting by or at the direction of a majority of the whole board may be conducted.

Proxy Access	The Flagstar bylaws do not explicitly provide for proxy access.	The NYCB bylaws provide for stockholder nominations of directors. For an NYCB stockholder to nominate a director, the NYCB bylaws require that a stockholder notice to NYCB proposing to bring a proposal, or nominate a person for election or re-election as a director of NYCB, before an annual meeting of stockholders include information regarding, among other things, any hedging transaction with respect to NYCB’s common stock that is in place or has been entered into within the six months preceding the date of delivery of the stockholder notice by or for the benefit of such stockholder. The proxy access provisions of the NYCB bylaws permit any stockholder or group of up to 20 stockholders who have

Flagstar	NYCB

maintained continuous ownership (as provided in the NYCB bylaws) of 3% or more of NYCB’s outstanding common stock for at least the previous three years to include a specified number of director nominees in NYCB’s proxy materials for an annual meeting of stockholders.

Notice of a nomination pursuant to the proxy access provisions of the NYCB bylaws must be received no earlier than 150 days, and no later than 120 days, before the anniversary of the date that NYCB mailed its proxy statement for the previous year’s annual meeting of stockholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to as an “Other Meeting Date”), the nomination notice must be given in the manner provided in the NYCB bylaws by the later of the close of business on (i) the date that is 180 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. If a group of stockholders is making the nomination, such notice must designate one member of the group that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination. The NYCB bylaws provide that each stockholder seeking to include a director nominee in NYCB’s proxy materials is required to provide NYCB with certain information specified in the NYCB bylaws.

Flagstar	NYCB

A stockholder nominee will not be eligible for inclusion in NYCB’s proxy materials if: NYCB receives a notice that is not pursuant to the proxy access provisions of the NYCB bylaws that a stockholder intends to nominate a candidate for director at the annual meeting; the nominating stockholder or designated lead group member, or any qualified representative thereof, does not appear at the meeting of the stockholders to present the nomination of the stockholder nominee; the NYCB board of directors, acting in good faith, determines that the nominee’s nomination or election to the NYCB board of directors would result in NYCB violating any applicable law, rule or regulation to which NYCB is subject, including any rules or regulations of any stock exchange on which NYCB securities are traded; the nominee was nominated at one of NYCB’s two preceding annual meetings of stockholders and received less than 25% of the votes cast in each such election; or NYCB is notified, or the NYCB board of directors acting in good faith determines, that a nominating stockholder has failed to continue to satisfy the eligibility requirements under the proxy access provisions of the NYCB bylaws, or that the representations and warranties made pursuant to such provisions have ceased to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the nominee or the stockholder who nominated the nominee has otherwise breached any of its or their obligations, representations, or agreements under the proxy access provisions of the NYCB bylaws.

	Flagstar	NYCB

Anti-Takeover Provisions and Other Stockholder / Shareholder Protections

Chapter 7A of the MBCA is applicable to Flagstar. Subject to certain exceptions, Chapter 7A provides that a corporation may not engage in any “business combination” with any “interested shareholder” (generally one who beneficially owns or in the past two years has owned 10% or more of the voting power of outstanding voting shares) unless an advisory statement is given by the board of directors and the combination is approved by a vote of at least 90% of the votes of each class of stock entitled to vote and at least two-thirds of the votes of each class of stock entitled to vote other than the voting shares owned by the interested shareholder.

For the purposes of Chapter 7A of the MBCA, a “business combination” includes, among others, transactions such as mergers, consolidations or transfers with an aggregate book value of at least 10% of the assets of the corporation, in each case with an interested shareholder or with a corporation that would be, after the transaction is effected, an affiliate of an interested shareholder.

These statutory requirements do not apply if, prior to the date that an interested stockholder first becomes an interested stockholder, the board of directors by resolution approves or exempts such business combinations generally or a particular combination from the requirements of the MBCA. Furthermore, subject to certain exceptions related to the interested shareholder voting as a member of the board of directors, these statutory requirements do not apply to a business combination if:

The NYCB certificate of incorporation provides that any “business combination” involving NYCB and an “interested stockholder” must be approved by the holders of at least 80% of the voting power of the then-outstanding shares of stock of NYCB entitled to vote in the election of directors, voting together as a single class, unless the business combination does not involve any cash or other consideration being received by the stockholders (in their capacity as stockholders) and either a majority of the “disinterested directors” (as defined in the charter) of NYCB has approved the business combination or the terms of the proposed business combination satisfy certain minimum price and other standards.

For purposes of these provisions, a “business combination” is defined to include: (i) any merger or consolidation of NYCB or any subsidiary with any interested stockholder or affiliate of an interested stockholder; (ii) the disposition of the assets of NYCB or any subsidiary having an aggregate value of 25% or more of the combined assets of NYCB and its subsidiaries; (iii) the issuance or transfer by NYCB or any subsidiary of any of its securities to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of 25% or more of the outstanding common stock of NYCB and its subsidiaries, except pursuant to an employee benefit plan of NYCB or any subsidiary; (iv) the adoption of any plan for the liquidation or dissolution of

Flagstar	NYCB
(a) certain specified fair price criteria are met; (b) the consideration to be given to the shareholders is in cash or in the form the interested shareholder paid for shares of the same class or series; and (c) between the time the interested shareholder becomes an interested shareholder and before the consummation of a business combination the following conditions are met: (1) any preferred stock dividends are declared and paid on their regular date; (2) the annual dividend rate of stock other than preferred stock is not reduced and is raised if necessary to reflect any transaction which reduces the number of outstanding shares; (3) the interested shareholder does not receive any financial assistance or tax advantage from the corporation other than proportionally as a shareholder; (4) the interested shareholder does not become the beneficial owner of any additional shares of the corporation, except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; and (5) at least five years have elapsed.

NYCB proposed by or on behalf of an interested stockholder or any affiliate of an interested stockholder; and (v) any reclassification of securities or recapitalization of NYCB, or any merger or consolidation of NYCB with any of its subsidiaries or any other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of NYCB or any subsidiary which is owned by an interested shareholder or any affiliate of an interested shareholder.

For purposes of these provisions, an “interested stockholder” includes: (i) any person (with certain exceptions) who is the beneficial owner of more than 10% of NYCB’s outstanding common stock; (ii) any affiliate of NYCB which at any time during the prior two years was the beneficial owner of more than 10% of NYCB’s common stock; or (iii) any assignee of or otherwise successor to any shares of NYCB common stock that were beneficially owned by an “interested stockholder” during the prior two years in a transaction not involving a public offering.

Under Section 203 of the DGCL, a corporation is prohibited from engaging in any “business combination” with an “interested stockholder” or any entity for a period of three years from the date on which the stockholder first becomes an interested stockholder if the transaction is caused by the interested stockholder. There is an exception to the three-year waiting period requirement if:

•  prior to the stockholder becoming an interested stockholder, the board of

Flagstar	NYCB

directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•  upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•  the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting of stockholders.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers with an aggregate market value of at least 10% of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) at least 15% of the outstanding shares of stock entitled to vote.

A Delaware corporation may elect not to be governed by Section 203 of the DGCL. NYCB has not made an election to be exempt from the requirements of Section 203 of the DGCL.

	Flagstar	NYCB

Limitation of Personal Liability of Officers and Directors	The Flagstar articles of incorporation provide that a director will not be personally liable to Flagstar or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty to Flagstar or its shareholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for violation of Section 551 of the MBCA or for any transaction from which the director derived any improper personal benefit	The NYCB certificate of incorporation provides that a director will not be liable to NYCB or its stockholders for monetary damages for breach of a fiduciary duty as a director except for liability for a breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, to the extent exculpation from liability is not permitted by the DGCL or for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers	Under the Flagstar articles of incorporation, Flagstar will, to the full extent permitted by the MBCA and other applicable law, indemnify any director, officer, employee or agent of Flagstar who was or is a party to or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, including any action by or in the right of Flagstar, by reason of the fact that such person is or was (1) a director, officer, employee or agent of Flagstar, or of a subsidiary of Flagstar, or (2) serving at the request of Flagstar as a director, officer, partner, trustee, employee or agent of another corporation partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.	Under the NYCB certificate of incorporation, NYCB will, to the fullest extent permitted by the DGCL, indemnify and advance expenses to any person made a party to an action, suit or proceeding by reason of the fact that he or she is or was (1) a director or officer of NYCB or (2) serving at the request of NYCB as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred or suffered by him or her in connection with such action, suit or proceeding, provided that the action, suit or counterclaim was not initiated by or on behalf of such person unless authorized by the NYCB board of directors.

	Flagstar	NYCB

Appraisal or Dissenters’ Rights	Section 762 of the MBCA permits shareholders to dissent from a merger, share exchange, sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, in each case, where shareholder approval under the MBCA or the corporation’s articles of incorporation is required, or in the event of certain other corporate actions, and obtain payment of the fair value of their shares, if they follow certain statutorily defined procedures. However, dissenters’ rights do not apply as to shares that are listed on a national securities exchange on the record date fixed to vote on the relevant corporate action or if, in the case of a merger, the shareholders would receive cash, shares listed on a national securities exchange or any combination of cash and such shares.	Section 262 of the DGCL permits stockholders to dissent from a merger, consolidation or a sale of all or substantially all the assets of the corporation and obtain payment of the fair value of their shares, if they follow certain statutorily defined procedures. However, appraisal rights do not apply if the corporation’s stock is either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Appraisal rights may be restored if, in the transaction, stockholders are to receive, in exchange for shares of their stock, anything other than: (i) stock of the surviving corporation; (ii) stock of any corporation that is or will be listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of (i), (ii) or (iii). The DGCL further provides that no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the stockholders of the surviving corporation as provided under Section 251(f) of the DGCL.

Dividends	Holders of Flagstar common stock are entitled to receive dividends, if any, as may be declared by the Flagstar board of directors out of assets legally available therefor after payment to holders of any outstanding shares of any class having preference over the common stock as to the payment of dividends. Under Section 345 of the MBCA, Flagstar may not pay a dividend if, after giving it effect, Flagstar would not be able to pay its debts as the debts become due in the usual course of	Holders of NYCB common stock are entitled to receive dividends ratably when, as, and if declared by the NYCB board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Section 170 of the DGCL, NYCB may pay dividends out of surplus or, if there is no surplus, out of NYCB’s net profits for the fiscal year in which declared and/or for the preceding fiscal year.

	Flagstar	NYCB
business, or Flagstar’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Flagstar were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders of any class having preference over the common stock as to the payment of dividends.

Amendments to Charter and Bylaws

The MBCA provides that amendments to the Flagstar articles of incorporation generally may be proposed by the Flagstar board of directors and approved by the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment.

The Flagstar articles of incorporation provide that the Flagstar bylaws may be amended by the vote of a majority of the board of directors. The bylaws may also be amended by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of Flagstar entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the Flagstar shareholders called for that purpose (provided that notice of such amendment is included in the notice of such meeting).

The DGCL provides that the NYCB certificate of incorporation generally may be amended upon the adoption of a resolution by the board of directors and approval by the holders of a majority of the outstanding shares entitled to vote.

Pursuant to the NYCB certificate of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of NYCB entitled to vote generally in the election of directors (excluding any shares held in excess of the NYCB Limit), voting together as a single class, is required to amend or repeal provisions of the charter related to amendment of the certificate of incorporation, limitations on voting of holders of more than 10% of NYCB’s common stock, stockholder action by written consent, persons authorized to call special meetings of NYCB common stockholders, classification and removal of directors and the filling of board vacancies, the adoption, amendment or repeal of NYCB’s bylaws, the approval of certain business combinations, director and officer indemnification by NYCB, and the amendment or repeal of the provision regarding the considerations of the NYCB board of directors in connection with an offered business combination.

	Flagstar	NYCB

The NYCB bylaws may be amended at any meeting of the board by a resolution adopted by a majority of the whole board. The bylaws may also be amended by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of NYCB entitled to vote generally in the election of directors (excluding any shares held in excess of the NYCB Limit).

Action by Written Consent of the Stockholders / Shareholders	Under the Flagstar articles of incorporation, any action required or permitted to be taken at an annual or special meeting of the Flagstar shareholders must be effected at a duly called annual or special meeting of the shareholders, and may not be effected by any consent in writing by such shareholders.	Under the NYCB certificate of incorporation and the NYCB bylaws, subject to the rights of any class or series of preferred stock of NYCB, any action required or permitted to be taken by the stockholders of NYCB at an annual or special meeting must be effected at a duly called annual or special meeting of stockholders of NYCB, and may not be effected by any consent in writing by such stockholders.

Stockholder / Shareholder Rights Plan	Flagstar does not currently have a rights plan in effect.	NYCB does not currently have a rights plan in effect.

LEGAL MATTERS

The validity of the NYCB common stock to be issued in connection with the merger has been passed upon for NYCB by Sullivan & Cromwell LLP, New York, New York.

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel for Flagstar, will provide, prior to the effective time, an opinion regarding certain federal income tax consequences of the merger and the holdco merger.

EXPERTS

NYCB. The consolidated financial statements of NYCB as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Flagstar. The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this amended prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DEADLINES FOR SUBMITTING STOCKHOLDER OR SHAREHOLDER PROPOSALS

NYCB

NYCB held its 2022 annual meeting of stockholders (the “NYCB 2022 annual meeting”) on June 1, 2022. NYCB will hold its 2023 annual meeting of stockholders (the “NYCB 2023 annual meeting”), regardless of whether the merger has been completed.

SEC Rule 14a-8

In order for a stockholder proposal for the NYCB 2023 annual meeting to be eligible for inclusion in NYCB’s proxy statement pursuant to SEC Rule 14a-8, NYCB must receive the proposal at its principal executive offices no later than December 23, 2022, unless the NYCB 2023 annual meeting is held on a date more than 30 days from June 2, 2022, in which case a stockholder proposal must be received within a reasonable time before NYCB begins to print and mail its proxy solicitation materials for the NYCB 2023 annual meeting. An NYCB stockholder must provide its proposal to NYCB in writing, and it must comply with the requirements of SEC Rule 14a-8.

Advance Notice Procedures

The NYCB bylaws set forth the advance notice procedures by which a stockholder may properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of NYCB not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received not later than the close of business on the tenth day following the date on which NYCB’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made. These advance notice procedures are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in NYCB’s proxy statement pursuant to SEC Rule 14a-8. A stockholder wishing to submit a proposal for consideration at the NYCB 2023 annual meeting should do so no later than December 23, 2022.

Proxy Access Procedures

Any stockholder (or group of no more than 20 stockholders) meeting NYCB’s continuous ownership requirements set forth in the NYCB bylaws who wishes to nominate a candidate or candidates for election for up to 20% of the NYCB board of directors, and to require NYCB to include such nominee(s) in its 2023 proxy statement, must submit such nomination and request no earlier than November 23, 2022 nor later than December 23, 2022. The nomination and supporting materials must also comply with the requirements set forth in the NYCB bylaws for inclusion of director nominees in the proxy statement.

Flagstar

Flagstar held its 2022 annual meeting of shareholders on May 24, 2022. Flagstar does not anticipate holding a 2023 annual meeting of Flagstar shareholders if the merger is completed as currently expected. In the event that the merger is not completed as currently expected or at all, Flagstar may hold an annual meeting in 2023 (the “Flagstar 2023 annual meeting”). Any shareholder nominations or proposals for other business intended to be presented at Flagstar’s 2023 annual meeting must be submitted to Flagstar as set forth below.

SEC Rule 14a-8

In order for a shareholder proposal for the Flagstar 2023 annual meeting to be eligible for inclusion in Flagstar’s proxy statement pursuant to SEC Rule 14a-8, Flagstar must receive the proposal and supporting statements at its principal executive offices no later than December 22, 2022, unless the date of Flagstar’s 2023 annual meeting is changed by more than 30 days from May 26, 2023, the one year anniversary of Flagstar’s 2022 annual meeting of shareholders, in which case the proposal must be received a reasonable time before Flagstar begins to print and send its proxy materials. A Flagstar shareholder must provide its proposal to Flagstar in writing, and it must comply with the requirements of SEC Rule 14a-8.

Advance Notice Procedures

Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the Flagstar board of directors or by a shareholder of Flagstar entitled to vote generally in the election of directors who has delivered notice to Flagstar’s secretary at its principal executive offices (containing the information specified in the Flagstar articles of incorporation) not fewer than 30 days nor more than 60 days prior to the date of any such meeting. However, that if notice or public disclosure of the meeting is effected fewer than 40 days before the date of the meeting, such written notice shall be delivered or mailed, as prescribed, to the Flagstar secretary not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders. The notice must contain specified information, as set forth in Flagstar’s articles of incorporation. These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Flagstar’s proxy statement pursuant to SEC Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION

NYCB and Flagstar file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both NYCB and Flagstar, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by NYCB, including the registration statement on Form S-4, as amended, of which this amended prospectus forms a part, will be available free of charge by accessing NYCB’s website at https://www.mynycb.com or alternatively by directing a request by telephone or mail to New York Community Bancorp, Inc., 102 Duffy Avenue, Hicksville, New York 11801, Attention: Investor Relations (516) 683-4420. Documents filed with the SEC by Flagstar will be available free of charge by accessing Flagstar’s website at http://www.flagstar.com or, alternatively, by directing a request by telephone or mail to Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098, Attention: Investor Relations (248) 312-5741. You will not be charged for any of these documents that you request.

The web addresses of the SEC, NYCB and Flagstar are included as inactive textual references only. Except for the documents regarding NYCB and Flagstar specifically incorporated by reference into this amended prospectus, information on those websites is not part of this amended prospectus.

NYCB has filed a post-effective amendment to the registration statement on Form S-4 under the Securities Act with the SEC with respect to NYCB’s securities to be issued in the merger. This amended prospectus constitutes the prospectus of NYCB filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Statements contained in this amended prospectus or incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The SEC allows NYCB and Flagstar to incorporate by reference into this document documents filed with the SEC by NYCB and Flagstar. This means that NYCB and Flagstar can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that NYCB and Flagstar files with the SEC will update and supersede that information. NYCB and Flagstar incorporate by reference the documents listed below and any documents filed by NYCB and Flagstar under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and until the merger is consummated or the merger agreement is terminated in accordance with its terms:

NYCB filings (SEC File No. 001-31565)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2021, filed on February 25, 2022

Definitive Proxy Statement on Schedule 14A	Filed on April 22, 2022

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2022, filed on May 9, 2022 Quarter ended June 30, 2022, filed on August 8, 2022

Current Reports on Form 8-K

Filed on January  26, 2022 (only with respect to Item 8.01)

Filed on March 1, 2022

Filed on April 27, 2022 (only with respect to Item 1.01 and Exhibit 2.1)

Filed on April 27, 2022 (only with respect to Item 8.01)

Filed on June 3, 2022

Filed on June 8, 2022

Filed on July 27, 2022 (only with respect to Item 8.01)

Flagstar’s filings (SEC File No. 001-16577)	Periods Covered or Date of Filing with the SEC
Annual Reports on Form 10-K	Fiscal year ended December 31, 2021, filed on March 1, 2022

Definitive Proxy Statements on Schedule 14A	Filed on April 14, 2022

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2022, filed on May 10, 2022 Quarter ended June 30, 2022, filed on August 9, 2022

Current Reports on Form 8-K	Filed on April 27, 2022 (only with respect to Item 1.01 and Exhibit 2.1) Filed on May 26, 2022

We also incorporate by reference the description of NYCB common stock and Flagstar common stock set forth in the respective Registration Statements on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

You may request a copy of the documents incorporated by reference into this amended prospectus and additional documents previously filed with the SEC by NYCB or Flagstar under the Exchange Act. Except as specifically incorporated by reference into this amended prospectus, such documents are not incorporated by reference into, and are not a part of, this amended prospectus.

Requests for documents should be directed to:

New York Community Bancorp, Inc. 102 Duffy Avenue Hicksville, New York 11801 Attn: Investor Relations (516) 683-4420 ir@mynycb.com	Flagstar Bancorp, Inc. 5151 Corporate Drive Troy, Michigan 48098 Attn: Investor Relations (248) 312-5741 FBCInvestorRelations@flagstar.com

This document does not constitute an offer to sell, or a solicitation of an offer to purchase the securities offered by this document, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or referenced into this document or in our affairs since the date of this document. The information contained in this document with respect to NYCB was provided by NYCB and the information contained in this document with respect to Flagstar was provided by Flagstar.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

NEW YORK COMMUNITY BANCORP, INC.,

615 CORP.

and

FLAGSTAR BANCORP, INC.

Dated as of April 24, 2021

ARTICLE I

THE MERGER

1.1	The Merger	A-1
1.2	Closing	A-2
1.3	Effective Time	A-2
1.4	Effects of the Merger	A-2
1.5	Conversion of Flagstar Common Stock	A-2
1.6	Merger Sub Stock	A-3
1.7	Treatment of Flagstar Equity Awards	A-3
1.8	Articles of Incorporation of the Interim Surviving Entity	A-5
1.9	Bylaws of the Interim Surviving Entity	A-5
1.10	Directors and Officers of the Interim Surviving Entity	A-5
1.11	Tax Consequences	A-5
1.12	Holdco Merger	A-5
1.13	Bank Merger	A-6

ARTICLE II

EXCHANGE OF SHARES

2.1	NYCB to Make Consideration Available	A-6
2.2	Exchange of Shares	A-6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FLAGSTAR

3.1	Corporate Organization	A-9
3.2	Capitalization	A-10
3.3	Authority; No Violation	A-11
3.4	Consents and Approvals	A-12
3.5	Regulatory Reports	A-13
3.6	Financial Statements	A-13
3.7	Broker’s Fees	A-15
3.8	Absence of Certain Changes or Events	A-15
3.9	Legal and Regulatory Proceedings	A-15
3.10	Taxes and Tax Returns	A-15
3.11	Employees	A-16
3.12	SEC Reports	A-19
3.13	Compliance with Applicable Law	A-19
3.14	Certain Contracts	A-21
3.15	Agreements with Governmental Entities	A-22
3.16	Risk Management Instruments	A-23
3.17	Environmental Matters	A-23
3.18	Investment Securities and Commodities	A-23
3.19	Real Property	A-24
3.20	Intellectual Property	A-24
3.21	Information Technology	A-25
3.22	Related Party Transactions	A-25
3.23	State Takeover Laws	A-25
3.24	Reorganization	A-25
3.25	Opinion	A-25
3.26	Flagstar Information	A-26
3.27	Loan Portfolio	A-26
3.28	Insurance	A-27

A-i

3.29	No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary	A-27
3.30	Mortgage Business	A-27
3.31	Securitization Matters	A-30

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NYCB AND MERGER SUB

4.1	Corporate Organization	A-31
4.2	Capitalization	A-31
4.3	Authority; No Violation	A-33
4.4	Consents and Approvals	A-34
4.5	Regulatory Reports	A-34
4.6	Financial Statements	A-35
4.7	Broker’s Fees	A-36
4.8	Absence of Certain Changes or Events	A-36
4.9	Legal and Regulatory Proceedings	A-36
4.10	Taxes and Tax Returns	A-37
4.11	Employees	A-37
4.12	SEC Reports	A-38
4.13	Compliance with Applicable Law	A-39
4.14	Certain Contracts	A-40
4.15	Agreements with Governmental Entities	A-41
4.16	Information Technology	A-41
4.17	Environmental Matters	A-41
4.18	Investment Securities and Commodities	A-41
4.19	Related Party Transactions	A-42
4.20	State Takeover Laws	A-42
4.21	Reorganization	A-42
4.22	Opinion	A-42
4.23	Risk Management Instruments	A-42
4.24	NYCB Information	A-42
4.25	Loan Portfolio	A-43

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	A-43
5.2	Flagstar Forbearances	A-44
5.3	NYCB Forbearances	A-46

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-47
6.2	Access to Information; Confidentiality	A-49
6.3	Shareholders’ Approval and Stockholder Approval	A-49
6.4	Legal Conditions to Merger	A-51
6.5	Stock Exchange Matters	A-51
6.6	Employee Matters	A-51
6.7	Indemnification; Directors’ and Officers’ Insurance	A-53
6.8	Additional Agreements	A-54
6.9	Advice of Changes	A-54
6.10	Dividends	A-55
6.11	Shareholder Litigation	A-55
6.12	Corporate Governance	A-55
6.13	Acquisition Proposals	A-56

A-ii

6.14	Public Announcements	A-57
6.15	Change of Method	A-57
6.16	Restructuring Efforts	A-57
6.17	Takeover Restrictions	A-58
6.18	Treatment of Flagstar Indebtedness	A-58
6.19	Exemption from Liability Under Section 16(b)	A-58
6.20	Transition	A-58

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-59
7.2	Conditions to Obligations of NYCB and Merger Sub	A-59
7.3	Conditions to Obligations of Flagstar	A-60

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-61
8.2	Effect of Termination	A-62

ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	A-63
9.2	Extension; Waiver	A-64
9.3	Nonsurvival of Representations, Warranties and Agreements	A-64
9.4	Expenses	A-64
9.5	Notices	A-64
9.6	Interpretation	A-65
9.7	No Other Representations or Warranties	A-66
9.8	Counterparts	A-66
9.9	Entire Agreement	A-67
9.10	Governing Law; Jurisdiction	A-67
9.11	Waiver of Jury Trial	A-67
9.12	Assignment; Third-Party Beneficiaries	A-67
9.13	Specific Performance	A-68
9.14	Severability	A-68
9.15	Confidential Supervisory Information	A-68
9.16	Delivery by Electronic Transmission	A-68

Exhibit A – Amended and Restated Flagstar Charter
Exhibit B – Seventh Amended and Restated Flagstar Bylaws
Exhibit C – NYCB Bylaw Amendment

A-iii

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	73
Acquisition Proposal	73
Advisory Board	72
affiliate	85
Agreement	1
Applicable Requirements	38
Bank Merger	1
Bank Merger Agreement	7
Bank Merger Certificates	7
Bank Merger Effective Time	8
BHC Act	12
BOLI	35
business day	85
CARES Act	25
Certificates of Merger	2
Chosen Courts	87
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	64
Continuing Employees	67
Controlled Group Liability	22
Data Tape	38
Delaware Secretary	2
DGCL	2
Effective Time	2
Enforceability Exceptions	15
Environmental Laws	30
ERISA	21
ESOP	41
ESPP	5
ESPP Termination Date	5
Exchange Act	16
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	2
Fannie Mae	35
FDIC	12
Federal Reserve Board	15
Final Offering	5
Flagstar	1
Flagstar 401(k) Plan	68
Flagstar Acquired Mortgage Loan	38
Flagstar Bank	1
Flagstar Benefit Plan	20
Flagstar Board Recommendation	65
Flagstar Bylaws	6
Flagstar Charter	6
Flagstar Common Stock	2
Flagstar Compensation Committee	4
Flagstar Contract	28
Flagstar Designated Directors	72
Flagstar Disclosure Schedule	10
Flagstar Equity Awards	13

A-iv

Page
Flagstar ERISA Affiliate	22
Flagstar Indemnified Parties	69
Flagstar Insiders	75
Flagstar Meeting	64
Flagstar Owned Mortgage Loan	38
Flagstar Owned Properties	30
Flagstar Preferred Stock	13
Flagstar PSU	4
Flagstar Qualified Plans	21
Flagstar Real Property	30
Flagstar Regulatory Agreement	29
Flagstar Reports	24
Flagstar Restricted Share	5
Flagstar RSU	3
Flagstar Securities	13
Flagstar Serviced Mortgage Loan	38
Flagstar Stock Plans	13
Flagstar Subsidiary	12
Fraud	80
Freddie Mac	35
GAAP	11
Ginnie Mae	35
Goldman Sachs	46
Governmental Entity	16
Holdco Merger	1
Holdco Merger Certificates	6
Holdco Merger Effective Time	6
Intellectual Property	31
Interest Rate Instruments	29
Interim Surviving Entity	1
IRS	21
Jefferies	18
Joint Proxy Statement	16
knowledge	85
Liens	14
Loans	33
made available	85
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	63
MBCA	2
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Charter	32
Merger Sub Common Stock	3
Michigan LARA	2
Morgan Stanley	18
Mortgage Agencies	62
Mortgage Loans	38
Mortgage Servicing Rights	38
Multiemployer Plan	22
Multiple Employer Plan	22
New Certificates	8
New Plans	67
NYCB	1
NYCB 401(k) Plan	68

A-v

Page
NYCB Bank	1
NYCB Benefit Plans	48
NYCB Board Recommendation	65
NYCB Bylaws	32
NYCB Bylaws Amendment	7
NYCB Charter	7
NYCB Common Stock	2
NYCB Contract	52
NYCB Disclosure Schedule	39
NYCB Equity Awards	41
NYCB ERISA Affiliate	49
NYCB Meeting	64
NYCB Preferred Stock	7
NYCB PSU Award	41
NYCB Regulatory Agreement	53
NYCB Reports	50
NYCB Restricted Stock Award	41
NYCB RSU	3
NYCB Share Issuance	16
NYCB Subsidiary	40
NYDFS	15
NYSE	9
OCC	15
Old Certificate	3
ordinary course of business	85
Pandemic	12
Pandemic Measures	12
PBGC	21
Permits	24
Permitted Encumbrances	31
person	85
Personal Data	25
Piper Sandler	46
PPP	26
Premium Cap	70
Recommendation Change	65
Representatives	72
Requisite Flagstar Vote	14
Requisite NYCB Vote	43
Requisite Regulatory Approvals	62
S-4	16
Sarbanes-Oxley Act	18
SEC	16
Securities Act	24
Securitization Instruments	39
Security Breach	25
Servicing Agreement	39
SRO	16
Subservicer	39
Subsidiary	12
Surviving Bank	1
Takeover Restrictions	32
Tax	20
Tax Return	20
Taxes	20
Termination Date	80

A-vi

Page
Termination Fee	81
the date hereof	85
Trade Secrets	32
transactions contemplated by this Agreement	85
transactions contemplated hereby	85
Willful Breach	81

A-vii

Annex A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2021 (this “Agreement”), by and among New York Community Bancorp, Inc., a Delaware corporation (“NYCB”), 615 Corp., a Delaware corporation and direct, wholly-owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc., a Michigan corporation (“Flagstar”).

RECITALS

A. The Boards of Directors of NYCB, Merger Sub and Flagstar have determined that it is in the best interests of their respective companies and their stockholders and shareholders, as applicable, to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Flagstar (the “Merger”), so that Flagstar is the surviving entity (hereinafter sometimes referred to in such capacity, the “Interim Surviving Entity”) in the Merger, and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Interim Surviving Entity will, subject to the terms and conditions set forth herein, merge with and into NYCB (the “Holdco Merger”), so that NYCB is the surviving entity in the Holdco Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”).

B. At a date and time following the Holdco Merger as determined by NYCB, Flagstar Bank, FSB, a federally chartered stock savings bank and Subsidiary of Flagstar (“Flagstar Bank”), will, subject to the terms and conditions set forth herein and in the Bank Merger Agreement, merge with and into New York Community Bank, a New York State-chartered savings bank and Subsidiary of NYCB (“NYCB Bank”) (the “Bank Merger”), so that NYCB Bank is the surviving bank in the Bank Merger (hereinafter sometimes referred to in such capacity as the “Surviving Bank”).

C. In furtherance thereof, the respective Boards of Directors of NYCB, Merger Sub and Flagstar have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and have resolved to submit this Agreement to their respective stockholders and shareholders, as applicable, for approval and to recommend that their respective stockholders and shareholders, as applicable, approve this Agreement.

D. For U.S. federal income tax purposes, it is intended that the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

E. In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act (the “MBCA”) and Delaware General Corporation Law (the “DGCL”), at the Effective

Annex A-1

Time, Merger Sub shall merge with and into Flagstar pursuant to this Agreement. Flagstar shall be the Interim Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than the second (2nd) business day after the satisfaction or waiver (subject to applicable law) of all the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by NYCB and Flagstar. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, NYCB shall cause to be filed a certificate of merger with the Department of Licensing and Regulatory Affairs of the State of Michigan (the “Michigan LARA”) and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (collectively, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger in accordance with the relevant provisions of the MBCA or DGCL, as applicable, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA, DGCL and this Agreement.

1.5 Conversion of Flagstar Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NYCB, Merger Sub, Flagstar or the holder of any securities of NYCB or Flagstar:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Flagstar issued and outstanding immediately prior to the Effective Time (the “Flagstar Common Stock”), except for shares of Flagstar Common Stock owned by Flagstar or NYCB (in each case, other than shares of Flagstar Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Flagstar or NYCB in respect of debts previously contracted (collectively, the “Excluded Shares”)), shall be converted into the right to receive 4.0151 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of NYCB (the “NYCB Common Stock”) (the “Merger Consideration”).

(b) All the shares of Flagstar Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Flagstar Common Stock) previously representing any such shares of Flagstar Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of NYCB Common Stock that such shares of Flagstar Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Flagstar Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of NYCB Common Stock or Flagstar Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give NYCB and the holders of Flagstar Common Stock the same economic effect as contemplated by this

Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Flagstar or NYCB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Flagstar Common Stock that are owned by Flagstar or NYCB (in each case, other than shares of Flagstar Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Flagstar or NYCB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no NYCB Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Merger Sub Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Entity.

1.7 Treatment of Flagstar Equity Awards.

(a) Restricted Stock Unit Awards. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each outstanding time-based restricted stock award unit (a “Flagstar RSU”) under the Flagstar Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Flagstar Common Stock and shall be converted into a time-based restricted stock unit denominated in shares of NYCB Common Stock (each, an “NYCB RSU”). The number of shares of NYCB Common Stock subject to each such NYCB RSU shall be equal to the product (rounded up to the nearest whole number) of (i) the number of shares of Flagstar Common Stock subject to such Flagstar RSU immediately prior to the Effective Time (including any applicable dividend equivalents), multiplied by (ii) the Exchange Ratio. Except as specifically provided above, at and following the Effective Time, each such NYCB RSU shall continue to be governed by the same terms and conditions (including vesting terms, after giving effect to any “change in control” post-termination protections under the applicable Flagstar Stock Plan or award agreement; provided that such protections shall be extended to apply until eighteen (18) months after the Effective Time) as were applicable to the applicable Flagstar RSU immediately prior to the Effective Time.

(b) Performance Share Unit Awards.

(i) Performance Period Complete. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each outstanding performance share unit award under the Flagstar Stock Plans (a “Flagstar PSU”) for which the applicable performance period is complete, including awards granted prior to the date of this Agreement under the Executive Long-Term Incentive Program and Flagstar PSUs granted in 2019, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Flagstar Common Stock and shall be converted into the right to receive the Merger Consideration in respect of the number of shares of Flagstar Common Stock subject to such Flagstar PSU immediately prior to the Effective Time based on actual performance through completion of the applicable performance period as determined by the compensation committee of the Flagstar Board (the “Flagstar Compensation Committee”) in its reasonable judgement, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) days following the Closing Date; provided, that, with respect to any Flagstar PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Flagstar Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(ii) Performance Period Incomplete. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each Flagstar PSU for which the applicable performance period is not complete shall, automatically and without any action on the part of the holder thereof, cease to represent a performance share unit denominated in shares of Flagstar Common Stock and shall be converted into an NYCB RSU. The number of shares of NYCB Common Stock subject to each such NYCB RSU shall be equal to the product (rounded up to the nearest whole number) of (A) the number of shares of Flagstar Common Stock subject to such Flagstar PSU immediately prior to the Effective Time (including any applicable dividend equivalents) based on (1) in the case of Flagstar PSUs granted in 2020, 150% of the target level of performance and (2) in the case of Flagstar PSUs granted in 2021 and thereafter, the target level of performance multiplied by (B) the Exchange Ratio. Except as specifically provided above, at and following the Effective Time, each such NYCB RSU shall continue to be governed by the same terms and conditions (including employment vesting terms but excluding performance conditions, after giving effect to any “change in control” post-termination protections under the applicable Flagstar Stock Plan or award agreement; provided that such protections shall be extended to apply until eighteen (18) months after the Effective Time) as were applicable to the applicable Flagstar PSU immediately prior to the Effective Time.

(b) Director Restricted Share Awards. Except as otherwise agreed between NYCB and Flagstar, at the Effective Time, each outstanding restricted stock award held by a Flagstar director (a “Flagstar Restricted Share”) under the Flagstar Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, accelerate in full and shall be converted into, and become exchanged for, the Merger Consideration, pursuant to Section 1.5(a).

(c) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, Flagstar shall take all actions (including obtaining any necessary determinations and/or resolutions of the Flagstar Board or Flagstar Compensation Committee and, if appropriate, amending the terms of the Flagstar’s 2017 Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable laws to ensure that (i) except for the three-month offering period under the ESPP that commenced on April 1, 2021 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (ii) the Final Offering shall end on a date no later than the business day immediately preceding the Closing Date (the earlier of the date the Final Offering ends and the business day immediately preceding the Closing Date, the “ESPP Termination Date”), (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Flagstar Common Stock in accordance with the ESPP as of the end of the Final Offering, with any remaining contributions returned to the participant (without interest) as soon as administratively practicable thereafter, (iv) the applicable purchase price for shares of Flagstar Common Stock shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement and (v) the ESPP shall terminate in its entirety upon the ESPP Termination Date and no further rights shall be granted or exercised under the ESPP thereafter other than in accordance with the preceding clause (iii).

(d) At or prior to the Effective Time, Flagstar, the Board of Directors of Flagstar and the Flagstar Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7 and to provide for the net-settlement of all Flagstar RSUs and Flagstar PSUs in respect of any applicable taxes, at the time such taxes may be incurred.

(e) NYCB shall take all corporate actions that are necessary for the treatment of the Flagstar Equity Awards pursuant to Sections 1.7(a) through 1.7(c), including the reservation, issuance and listing of NYCB Common Stock as necessary to effect the transactions contemplated by this Section 1.7. As soon as practicable following the Effective Time, NYCB shall file with the SEC a post-effective amendment to the S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of NYCB Common Stock underlying the NYCB RSUs issued as contemplated by this Section 1.7, and shall maintain the effectiveness of such registration statement for so long as such NYCB RSUs remain outstanding and such registration of shares of NYCB Common Stock issuable thereunder continues to be required.

1.8 Articles of Incorporation of the Interim Surviving Entity. At the Effective Time, the second amended and restated articles of incorporation of Flagstar (the “Flagstar Charter”) shall be amended and restated in the form attached hereto as Exhibit A and thereafter shall be the articles of incorporation of the Interim Surviving Entity until thereafter amended in accordance with its terms and applicable law.

1.9 Bylaws of the Interim Surviving Entity. At the Effective Time, the sixth amended and restated bylaws of Flagstar (the “Flagstar Bylaws”) shall be amended and restated in the form attached hereto as Exhibit B and thereafter shall be the bylaws of the Interim Surviving Entity until thereafter amended in accordance with its terms and applicable law.

1.10 Directors and Officers of the Interim Surviving Entity. At the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.11 Tax Consequences. It is intended that the Merger and the Holdco Merger, taken together, shall be treated as an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321, and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12 Holdco Merger.

(a) General. As soon as reasonably practicable following the Merger and as part of a single integrated transaction for U.S. federal income tax purposes, NYCB shall cause the Interim Surviving Entity to be, and the Interim Surviving Entity shall be, merged with and into NYCB in accordance with the Chapter 7 of the MBCA and Section 253 of the DGCL. NYCB shall be the Surviving Entity in the Holdco Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Holdco Merger, the separate corporate existence of the Interim Surviving Entity shall terminate. NYCB and the Interim Surviving Entity shall enter into a separate agreement and plan of merger to effect the Holdco Merger immediately after the Effective Time. The principal place of business of NYCB, as the surviving entity in the Holdco Merger, will be located at Hicksville, Long Island, New York.

(b) Holdco Merger Effective Time. NYCB and the Interim Surviving Entity shall cause to be filed a certificate of merger with the Delaware Secretary and a certificate of merger with the Michigan LARA (together, the “Holdco Merger Certificates”). The Holdco Merger shall become effective at such date and time as specified in the Holdco Merger Certificates in accordance with the relevant provisions of the Chapter 7 of the MBCA and Section 253 of the DGCL, as applicable, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Holdco Merger Effective Time”).

(c) Effects of the Holdco Merger. At and after the Holdco Merger Effective Time, the Holdco Merger shall have the effects set forth in the applicable provisions of the MBCA, the DGCL and this Agreement.

(d) Cancellation of Interim Surviving Entity Stock. Each share of common stock, no par value, of the Interim Surviving Entity, as well as each share of any other class or series of capital stock of the Interim Surviving Entity, in each case that is issued and outstanding immediately prior to the Holdco Merger Effective Time, shall, at the Holdco Merger Effective Time, solely by virtue and as a result of the Holdco Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.

(e) NYCB Stock. At and after the Holdco Merger Effective Time, each share of NYCB Common Stock and each share of preferred stock of NYCB, par value $0.01 per share (“NYCB Preferred Stock”) issued and outstanding immediately prior to the Holdco Merger Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of NYCB and shall not be affected by the Holdco Merger.

(f) Charter of the Surviving Entity. At the Holdco Merger Effective Time, the amended and restated certificate of incorporation of NYCB (the “NYCB Charter”), as in effect immediately prior to the Holdco Merger Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with its terms and applicable law.

(g) Bylaws of the Surviving Entity. At the Holdco Merger Effective Time, the amended and restated bylaws of NYCB as in effect immediately prior to the Holdco Merger Effective Time (including as amended as set forth in Exhibit C) (such amendment, the “NYCB Bylaws Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with its terms and applicable law.

(h) Directors and Officers of the Surviving Entity. Subject to Section 6.12, at the Holdco Merger Effective Time, the directors and officers of NYCB as of immediately prior to the Holdco Merger Effective Time shall, at and after the Holdco Merger Effective Time, be the directors and officers, respectively, of the Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.13 Bank Merger. At a date and time following the Holdco Merger as determined by NYCB, Flagstar Bank shall merge with and into NYCB Bank. NYCB Bank shall be the Surviving Bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Flagstar Bank shall terminate. The Bank Merger shall be implemented pursuant to an agreement and plan of merger (the “Bank Merger Agreement”) entered into by NYCB Bank and Flagstar Bank on the date of this Agreement. Each of NYCB and Flagstar shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of NYCB Bank and Flagstar Bank, respectively, and NYCB and Flagstar shall, and shall cause NYCB Bank and Flagstar Bank, respectively, to, execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective promptly following the Holdco Merger Effective Time or at such date and time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”).

ARTICLE II

EXCHANGE OF SHARES

2.1 NYCB to Make Consideration Available. At or prior to the Effective Time, NYCB shall deposit, or shall cause to be deposited, with an exchange agent designated by NYCB and reasonably acceptable to Flagstar (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, (a) certificates or, at NYCB’s option, evidence in book-entry form, representing shares of NYCB Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and (b) cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of NYCB Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, NYCB shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Flagstar Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive NYCB Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of NYCB Common Stock and any cash in lieu of fractional shares, which the shares of Flagstar Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of NYCB Common Stock to which such holder of Flagstar Common Stock shall have become entitled pursuant to the provisions of Article I, and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of NYCB Common Stock which the shares of Flagstar Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to NYCB Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of NYCB Common Stock that the shares of Flagstar Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of NYCB Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of NYCB Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Flagstar of the shares of Flagstar Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of NYCB Common Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

(e) Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of NYCB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to NYCB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of NYCB. In lieu of the issuance of any such fractional share, NYCB shall pay to each former holder of Flagstar Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of NYCB Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Flagstar Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of NYCB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Flagstar for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Flagstar Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of NYCB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the NYCB Common Stock deliverable in respect of each former share of Flagstar Common Stock such holder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of NYCB, Flagstar, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Flagstar Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) NYCB shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of NYCB Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Flagstar Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by NYCB or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Flagstar Common Stock in respect of which the deduction and withholding was made by NYCB or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by NYCB or the Exchange Agent, the posting by such person of a bond in such amount as NYCB or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of NYCB Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FLAGSTAR

Except (a) as disclosed in the disclosure schedule delivered by Flagstar to NYCB concurrently with the execution and delivery of this Agreement (the “Flagstar Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in Flagstar Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Flagstar that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced, and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any Flagstar Reports publicly filed with or furnished to the SEC by Flagstar since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Flagstar hereby represents and warrants to NYCB and Merger Sub as follows:

3.1 Corporate Organization.

(a) Flagstar is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is a savings and loan holding company duly registered under the Home Owners’ Loan Act. Flagstar has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Flagstar is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or standing necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. As used in this Agreement, the term “Material Adverse Effect” means, with respect to NYCB, Flagstar or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability (including the Pandemic Measures) to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates and mortgage rates and terms) conditions affecting the industries in which such party or its Subsidiaries operate (including any such changes arising out of the Pandemic or any Pandemic Measures) and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services sectors in which such party and its Subsidiaries operate, or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, forbearance, moratorium or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and “Subsidiary” when used with respect to any person, means any “subsidiary” of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Flagstar Charter and the Flagstar Bylaws, in each case, as in effect as of the date of this Agreement, have previously been made available by Flagstar to NYCB.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each Subsidiary of Flagstar (a “Flagstar Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Flagstar or any Flagstar Subsidiary to pay dividends or distributions except, in the case of Flagstar or a Flagstar Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Flagstar Bank is the only Flagstar Subsidiary that is a depository institution, and the deposit accounts of Flagstar Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Flagstar Disclosure Schedule sets forth a true and complete list of all Flagstar Subsidiaries as of the date hereof. True and complete copies of the organizational documents of Flagstar Bank, as in effect as of the date of this Agreement, have previously been made available by Flagstar to NYCB. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Flagstar other than the Flagstar Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of Flagstar consists of 80,000,000 shares of Flagstar Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Flagstar Preferred Stock”). As of April 22, 2021, there were: (i) 52,752,606 shares of Flagstar Common Stock issued and outstanding, plus 26,244 Flagstar Restricted Shares; (ii) 340,909 shares of Executive Long-Term Incentive Program Performance Shares; (iii) 379,880 shares of Flagstar Common Stock reserved for issuance upon the settlement of outstanding Flagstar PSUs (assuming performance goals are satisfied at the target level) or 472,213 shares of Flagstar Common Stock reserved for issuance upon the settlement of outstanding Flagstar PSUs (assuming performance goals are satisfied at the maximum level); (iv) 299,453 shares of Flagstar Common Stock reserved for issuance upon the settlement of outstanding Flagstar RSUs; (v) no shares of Flagstar Preferred Stock issued and outstanding; (vi) 1,305,797 shares of Flagstar Common Stock reserved for issuance pursuant to future grants under the Flagstar Stock Plans; (vii) 287,592 shares of Flagstar Common Stock reserved for issuance under the ESPP; (viii) 498,775 shares of Flagstar Common Stock reserved for issuance under Flagstar’s dividend reinvestment plan; and (ix) 122,292 shares of Flagstar Common Stock issued and held in trust under the Flagstar Bank 401(k) Plan. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since April 22, 2021 resulting from the exercise, vesting or settlement of any Flagstar RSUs, Flagstar PSUs, Flagstar Restricted Shares and accumulated contributions to purchase shares of Flagstar Common Stock under the ESPP (collectively, “Flagstar Equity Awards”) described in the immediately preceding sentence there are no shares of capital stock or other voting securities or equity interests of Flagstar issued, reserved for issuance or outstanding. As used herein, the “Flagstar Stock Plans” shall mean: the Flagstar 2016 Stock Award and Incentive Plan. All the issued and outstanding shares of Flagstar Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Flagstar may vote. Except as set forth in Section 3.2(a) of the Flagstar Disclosure Schedule, no trust preferred or subordinated debt securities of Flagstar or any Flagstar Subsidiary are issued or outstanding. Other than Flagstar Equity Awards, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Flagstar, or contracts, commitments, understandings or arrangements by which Flagstar may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Flagstar, or that otherwise obligate Flagstar to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Flagstar Securities”). Other than Flagstar Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Flagstar or any of the Flagstar Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Flagstar or any of the Flagstar Subsidiaries is a party with respect to the voting or transfer of Flagstar Common Stock, capital stock or other voting or equity securities or ownership interests of Flagstar or granting any shareholder of Flagstar or other person any registration rights.

(b) Section 3.2(b) of the Flagstar Disclosure Schedule sets forth, as of April 8, 2021, a true and complete list of all holders of Flagstar RSUs and Flagstar PSUs, the number of shares of Flagstar Common Stock subject to each Flagstar RSU or Flagstar PSU, the date of grant, the vesting commencement date, the vesting schedule and any applicable performance period. During the period of April 8, 2021 through the date hereof, (i) no Flagstar Equity Awards have been granted and (ii) no Flagstar Equity Awards have been settled in Flagstar Common Stock.

(c) Flagstar, Flagstar owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Flagstar Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Flagstar Bank, as may be provided under Home Owners’ Loan Act) and free of preemptive rights, with no personal liability attaching to the ownership thereof, except, in the case of all Subsidiaries other than Flagstar Bank, as would not, either individually or in the aggregate, reasonably be expected to have Material Adverse Effect on Flagstar. No Flagstar Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Flagstar has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Flagstar. The Board of Directors of Flagstar has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Flagstar and its shareholders, has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger), has directed that this Agreement and the transactions contemplated hereby be submitted to Flagstar’s shareholders for approval and adoption at a meeting of such shareholders, has recommend that its shareholders approve and adopt this Agreement and the transactions contemplated hereby and has adopted resolutions to the foregoing effect. The Board of Directors of Flagstar Bank has determined that the Bank Merger, on the terms and conditions set forth in the Bank Merger Agreement, is advisable and in the best interests of Flagstar Bank and its sole shareholder, has adopted and approved the Bank Merger Agreement and the Bank Merger, has directed that the Bank Merger Agreement be submitted to Flagstar Bank’s sole shareholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) the adoption and approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Flagstar Common Stock entitled to vote on this Agreement (the “Requisite Flagstar Vote”), (ii) the adoption and approval of the Bank Merger

Agreement by Flagstar as Flagstar Bank’s sole shareholder, and (iii) if applicable, the submission to the shareholders of Flagstar of an advisory (non-binding) vote on the compensation that may be paid or become payable to Flagstar’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of Flagstar are necessary to approve and adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Flagstar and (assuming due authorization, execution and delivery by NYCB and Merger Sub) constitutes a valid and binding obligation of Flagstar, enforceable against Flagstar in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, forbearance, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depositary institutions or their parent companies or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Flagstar nor the consummation by Flagstar of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Flagstar with any of the terms or provisions hereof, will (i) violate any provision of the Flagstar Charter, the Flagstar Bylaws or the amended and restated organizational certificate (as amended) or bylaws of Flagstar Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Flagstar or any of the Flagstar Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Flagstar or any of the Flagstar Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Flagstar or any of the Flagstar Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and the approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the New York State Department of Financial Services (the “NYDFS”), and approval or waiver of such applications, filings and notices, (e) the filing of any required filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), (f) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the Bank Merger Effective Time, and the approvals or waivers of such applications, filings and notices, (g) the filing of any required applications, filings and notices, as applicable, with each Mortgage Agency and the receipt of any required consents or approvals from each Mortgage Agency, (h) the filing of those additional applications, filings and notices, if any, listed on Section 3.4 of the Flagstar Disclosure Schedule or Section 4.4 of the NYCB Disclosure Schedule and approval or non-objection of such applications, filings and notices, (i) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Flagstar’s shareholders and NYCB’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by NYCB in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (j) the filing of the Certificates of Merger with the

Michigan LARA pursuant to the MBCA and Delaware Secretary pursuant to the DGCL and the filing of the Holdco Merger Certificates with the Michigan LARA pursuant to the MBCA and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (k) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NYCB Common Stock pursuant to this Agreement (“NYCB Share Issuance”) and the approval of the listing of such NYCB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (including any government-sponsored enterprise) or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Flagstar of this Agreement, (ii) the execution and delivery by Flagstar Bank of the Bank Merger Agreement or (iii) the consummation by Flagstar and Flagstar Bank of the Merger and the other transactions contemplated hereby (including the Holdco Merger and the Bank Merger). As used in this Agreement, “SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Flagstar has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Flagstar to permit consummation of the Merger, the Holdco Merger and the Bank Merger on a timely basis.

3.5 Regulatory Reports. Flagstar and each of the Flagstar Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with any Governmental Entity, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Subject to Section 9.15 and except for normal examinations conducted by a Governmental Entity in the ordinary course of business of Flagstar and the Flagstar Subsidiaries, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Flagstar, investigation into the business or operations of Flagstar or any of the Flagstar Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Subject to Section 9.15, there (x) is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Flagstar or any of the Flagstar Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Flagstar or any of the Flagstar Subsidiaries since January 1, 2018, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

3.6 Financial Statements.

(a) The financial statements of Flagstar and the Flagstar Subsidiaries included (or incorporated by reference) in the Flagstar Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Flagstar and the Flagstar Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Flagstar and the Flagstar Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Flagstar and the Flagstar Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accounting firm of Flagstar has resigned (or informed Flagstar that it intends to resign) or been dismissed as independent public accountants of Flagstar as a result of or in connection with any disagreements with Flagstar on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, neither Flagstar nor any of the Flagstar Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Flagstar, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Flagstar included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Flagstar and the Flagstar Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Flagstar or the Flagstar Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Flagstar. Flagstar (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Flagstar, including the Flagstar Subsidiaries, is made known to the chief executive officer and the chief financial officer of Flagstar by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Flagstar’s outside auditors and the audit committee of Flagstar’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Flagstar’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Flagstar, any fraud, whether or not material, that involves management or other employees who have a significant role in Flagstar’s internal controls over financial reporting. Any such disclosures were made in writing by management to Flagstar’s auditors and audit committee and true and complete copies of such disclosures have been made available to NYCB. To the knowledge of Flagstar, there is no reason to believe that Flagstar’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2018, (i) neither Flagstar nor any of the Flagstar Subsidiaries, nor, to the knowledge of Flagstar, any director, officer, auditor, accountant or representative of Flagstar or any of the Flagstar Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Flagstar or any of the Flagstar Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Flagstar or any of the Flagstar Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Flagstar or any of the Flagstar Subsidiaries, whether or not employed or retained by Flagstar or any of the Flagstar Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Flagstar or any of the Flagstar Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Flagstar or any committee thereof or the Board of Directors or similar governing body of any Flagstar Subsidiary or any committee thereof, or, to the knowledge of Flagstar, to any director or officer of Flagstar or any Flagstar Subsidiary.

3.7 Broker’s Fees. With the exception of the engagement of Morgan Stanley & Co. LLC (“Morgan Stanley”) and Jefferies LLC (“Jefferies”), neither Flagstar nor any Flagstar Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Flagstar has disclosed to NYCB as of the date hereof the aggregate fees provided for in connection with the engagement by Flagstar of each of Morgan Stanley and Jefferies related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2020, except for changes resulting from or related to the Pandemic or the Pandemic Measures, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

(b) Since December 31, 2020, through the date of this Agreement, except with respect to the transactions contemplated hereby and changes resulting from or related to the Pandemic or the Pandemic Measures, Flagstar and the Flagstar Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Neither Flagstar nor any of the Flagstar Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Flagstar, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Flagstar or any of the Flagstar Subsidiaries or any of their current or former directors or executive officers (i) that would, individually or in the aggregate, be reasonably likely to result in a material restriction on Flagstar or any of the Flagstar Subsidiaries’ businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar or (iii) challenging the validity or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) Subject to Section 9.15, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Flagstar, any of the Flagstar Subsidiaries or the assets of Flagstar or any of the Flagstar Subsidiaries (or that, upon consummation of the Merger and Holdco Merger, would apply to the Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on Flagstar or any of the Flagstar Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

3.10 Taxes and Tax Returns.

(a) Each of Flagstar and the Flagstar Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true and complete in all material respects. All material Taxes of Flagstar and the Flagstar Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Flagstar and the Flagstar Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Flagstar nor any of the Flagstar Subsidiaries has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Flagstar and the Flagstar Subsidiaries or the assets of Flagstar and the Flagstar Subsidiaries. Neither Flagstar nor any of the Flagstar Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Flagstar and the Flagstar Subsidiaries and other than customary provisions contained in commercial arrangements the primary subject of which is not Taxes and which effect is not material). Neither Flagstar nor any of the Flagstar Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Flagstar), or (ii) has any liability for the Taxes of any person (other than Flagstar or any of the Flagstar Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither Flagstar nor any of the Flagstar Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Flagstar nor any of the Flagstar Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means, whether disputed or not (i) any and all U.S. federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property (real, personal, tangible and intangible), capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, franchise, backup withholding, value added, alternative or add-on minimum, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by contract or otherwise by operation of law.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, information return or any other document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Flagstar Disclosure Schedule sets forth a true and complete list of all material Flagstar Benefit Plans. For purposes of this Agreement, “Flagstar Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Flagstar or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Flagstar or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and employment, consulting, retirement, severance, termination or change in control, deferred compensation, equity-based, incentive, bonus, supplemental retirement, retention, profit sharing, insurance, medical, disability, welfare, salary continuation or fringe benefit, plan, program, agreement or arrangement.

(b) Flagstar has made available to NYCB true and complete copies of each material Flagstar Benefit Plan and the following related documents with respect to each such material Flagstar Benefit Plan, to the extent applicable, (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report, and (v) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years.

(c) Except as would not result in any material liability to Flagstar and the Flagstar Subsidiaries, taken as a whole, each Flagstar Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d) Each Flagstar Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “Flagstar Qualified Plans”) and the related trust has been determined by the IRS to be qualified under Section 401(a) of the Code, and, to the knowledge of Flagstar, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Flagstar Qualified Plan or the related trust.

(e) Except as would not result in any material liability to Flagstar and the Flagstar Subsidiaries, taken as a whole, with respect to each Flagstar Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Flagstar Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Flagstar Benefit Plan’s actuary with respect to such Flagstar Benefit Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such Flagstar Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Flagstar or any of the Flagstar Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Flagstar Benefit Plan. No Controlled Group Liability has been incurred by Flagstar or a Flagstar ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Flagstar, no condition exists that presents a material risk to Flagstar or a Flagstar ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Flagstar and the Flagstar Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code.

(f) None of Flagstar and the Flagstar Subsidiaries nor any Flagstar ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Flagstar and the Flagstar Subsidiaries nor any Flagstar ERISA Affiliate has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, “Flagstar ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Flagstar or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(g) Except as set forth in Section 3.11(g) of the Flagstar Disclosure Schedule, no Flagstar Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h) Except as would not reasonably be expected to result in any material liability to Flagstar and the Flagstar Subsidiaries, (i) all contributions required to be made to any Flagstar Benefit Plan, required to be made by Flagstar or any Flagstar Subsidiaries, by applicable law or by any plan document or other contractual undertaking, and (ii) all premiums due or payable with respect to insurance policies funding any Flagstar Benefit

Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Flagstar.

(i) There are no pending or, to the knowledge of Flagstar, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Flagstar’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against Flagstar Benefit Plans, any fiduciaries thereof with respect to their duties to Flagstar Benefit Plans or the assets of any of the trusts under any of Flagstar Benefit Plans that would reasonably be expected to result in any liability of Flagstar or any of the Flagstar Subsidiaries in an amount that would be material to Flagstar and the Flagstar Subsidiaries, taken as a whole.

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, none of Flagstar and the Flagstar Subsidiaries nor any Flagstar ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of Flagstar Benefit Plans or their related trusts, Flagstar, any of the Flagstar Subsidiaries, any Flagstar ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Except as set forth in Section 3.11(k) of the Flagstar Disclosure Schedule, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of Flagstar or any of the Flagstar Subsidiaries to payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer director or independent contractor of Flagstar or the Flagstar Subsidiaries, (iii) accelerate the timing of or directly or indirectly cause Flagstar to transfer or set aside any assets to fund any material benefits under any Flagstar Benefit Plan, (iv) otherwise give rise to any material liability under any Flagstar Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Flagstar Benefit Plan on or following the Effective Time or (vi) result in the payment of any amount (whether in cash, in property, or in the form of benefits) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(l) Neither Flagstar nor any Flagstar Subsidiary has any obligation to provide, and no Flagstar Benefit Plan or other agreement provides any individual with the right to a gross up, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A of the Code or Section 4999 of the Code or otherwise.

(m) No Flagstar Benefit Plan is maintained outside of the United States or provides compensation or benefits primarily for the benefit of any employee or former employee of Flagstar or any Flagstar Subsidiary who primarily resides outside the United States.

(n) Except as would not reasonably be expected to be material to Flagstar and the Flagstar Subsidiaries, taken as a whole, there are no pending or, to Flagstar’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Flagstar or any of the Flagstar Subsidiaries, or any strikes or other labor disputes against Flagstar or any of the Flagstar Subsidiaries. Neither Flagstar nor any of the Flagstar Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and there are no pending or, to the knowledge of Flagstar, threatened organizing efforts by any union seeking to represent any employees of Flagstar or any of the Flagstar Subsidiaries.

(o) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, Flagstar and the Flagstar Subsidiaries are in compliance with, and since January 1,

2018, have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, employee privacy rights, labor relations, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(p) Since January 1, 2018, neither Flagstar nor any Flagstar Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by, and to the knowledge of Flagstar, no allegations of sexual harassment or sexual misconduct have been made to Flagstar against, any individual in his or her capacity as (i) an officer of Flagstar or any of the Flagstar Subsidiaries, (ii) a member of the Board of Directors of Flagstar, or (iii) an employee of Flagstar or any of the Flagstar Subsidiaries at a level of vice president or above. There are no proceedings currently pending or, to the knowledge of Flagstar, threatened related to any allegations of sexual harassment or sexual misconduct by any of the individuals identified in clauses (i)-(iii) of this Section 3.11(p).

3.12 SEC Reports. Flagstar has previously made available to NYCB a true and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by Flagstar pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Flagstar Reports”), and no such Flagstar Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all Flagstar Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Flagstar has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of Flagstar Reports.

3.13 Compliance with Applicable Law.

(a) Flagstar and each of the Flagstar Subsidiaries hold, and have at all times since January 1, 2018 held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith) (the “Permits”), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar, and, to the knowledge of Flagstar, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. Section 3.13(a) of the Flagstar Disclosure Schedule sets forth each Permit currently held by Flagstar and its Subsidiaries.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, Flagstar and each of the Flagstar Subsidiaries, since January 1, 2018, have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Flagstar or any of the Flagstar Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and

Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, regulation, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 (as amended) and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”), the Pandemic Measures, and all Governmental Entity requirements relating to the origination, sale and servicing of mortgage and consumer loans. Flagstar and the Flagstar Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Flagstar and the Flagstar Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Flagstar and the Flagstar Subsidiaries conduct business.

(c) Flagstar Bank has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) Flagstar maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and Trade Secrets against any (i) loss or misuse of Personal Data or Trade Secrets, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data or Trade Secrets (clauses (i) through (iii), a “Security Breach”). To the knowledge of Flagstar, since January 1, 2018, Flagstar has not experienced any Security Breach that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar. To the knowledge of Flagstar, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar.

(e) Without limitation, none of Flagstar or any of the Flagstar Subsidiaries, or to the knowledge of Flagstar, any director, officer, employee, agent or other person acting on behalf of Flagstar or any of the Flagstar Subsidiaries has, directly or indirectly, (i) used any funds of Flagstar or any of the Flagstar Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Flagstar or any of the Flagstar Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Flagstar or any of the Flagstar Subsidiaries, (v) made any fraudulent entry on the books or records of Flagstar or any of the Flagstar Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Flagstar or any of the Flagstar Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Flagstar or any of the Flagstar Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

(f) As of the date hereof, each of Flagstar and Flagstar Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither Flagstar nor Flagstar Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that Flagstar Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, neither Flagstar nor any of the Flagstar Subsidiaries has directly contracted with an agent for providing assistance to eligible borrowers in connection with any Paycheck Protection Program (“PPP”) loans.

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) Flagstar and each of the Flagstar Subsidiaries have properly administered all accounts for which it acts as an agent or fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, investment manager, in accordance with the terms of the governing documents and applicable state, federal and foreign law and (ii) none of Flagstar, any of the Flagstar Subsidiaries, or, to the knowledge of Flagstar, any of its or the Flagstar Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such agent or fiduciary account, and the accountings and related data for each such agent or fiduciary account are true and complete and accurately reflect the assets, activities and performance of such agent or fiduciary account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of Flagstar Disclosure Schedule or as filed with any Flagstar Reports, as of the date hereof, neither Flagstar nor any of the Flagstar Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Flagstar Benefit Plan):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by Flagstar or any of the Flagstar Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Flagstar Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flagstar;

(v) (A) that relates to the incurrence of indebtedness by Flagstar or any of the Flagstar Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Flagstar or any of the Flagstar Subsidiaries of, or any similar commitment by Flagstar or any of the Flagstar Subsidiaries with respect to, the indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $10,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Flagstar or the Flagstar Subsidiaries, taken as a whole;

(vii) which creates future payment obligations from Flagstar or any of the Flagstar Subsidiaries in excess of $3,000,000 per annum (other than any such contracts which are terminable by Flagstar or any of the Flagstar Subsidiaries on ninety (90) days or less notice without any required payment or other conditions, other than the condition of notice);

(viii) that is a settlement, co-existence agreement pertaining to any material trademarks, consent or similar agreement and contains any material continuing obligations of Flagstar or any of the Flagstar Subsidiaries;

(ix) that relates to the material acquisition or disposition of any person, business or asset and under which Flagstar or the Flagstar Subsidiaries have or may have a material obligation or liability;

(x) that relates to any material joint venture, partnership or other similar agreement; or

(xi) which Flagstar or any of the Flagstar Subsidiaries (A) grants any license or other rights under any material Intellectual Property owned by Flagstar or any of the Flagstar Subsidiaries, excluding any license or other rights granted to vendors in the ordinary course of business consistent with past practice, or (B) receives any license or other rights under any Intellectual Property material to the business of Flagstar or any of the Flagstar Subsidiaries, other than in the ordinary course of business.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Flagstar Disclosure Schedule, is referred to herein as a “Flagstar Contract.” Flagstar has made available to NYCB true and complete copies of each Flagstar Contract in effect as of the date hereof.

(b) In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) each Flagstar Contract is valid and binding on Flagstar or one of the Flagstar Subsidiaries, as applicable, and in full force and effect (except as may be limited by the Enforceability Exceptions), (ii) Flagstar and each of the Flagstar Subsidiaries, since January 1, 2018, have complied with and performed all obligations required to be complied with or performed by any of them to date under each Flagstar Contract, (iii) to the knowledge of Flagstar, each third-party counterparty to each Flagstar Contract has, since January 1, 2018, complied with and performed all obligations required to be complied with and performed by it to date under such Flagstar Contract, (iv) neither Flagstar nor any of the Flagstar Subsidiaries has knowledge of, or has received written notice of, (A) any violation of any Flagstar Contract by any of the other parties thereto or (B) any dispute with any third party to any Flagstar Contract, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Flagstar or any of the Flagstar Subsidiaries, or, to the knowledge of Flagstar, any other party thereto, of or under any such Flagstar Contract and (vi) no third-party counterparty to any Flagstar Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Flagstar Contract as a result of the Pandemic or the Pandemic Measures.

3.15 Agreements with Governmental Entities.

(a) Subject to Section 9.15, neither Flagstar nor any of the Flagstar Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Flagstar Disclosure Schedule, a “Flagstar Regulatory Agreement”), nor has Flagstar or any of the Flagstar Subsidiaries been advised in writing, or to Flagstar’s knowledge, orally, since January 1, 2018, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Flagstar Regulatory Agreement.

(b) Flagstar has made available to NYCB each written agreement between a Governmental Entity and Flagstar or a Flagstar Subsidiary, any dispositive court documents and any dispositive correspondence, in each case, with respect to the matter set forth on Section 3.15(b) of the Flagstar Disclosure Schedule and Section 3.15(b) of the Flagstar Disclosure Schedule contains a true and complete list thereof.

3.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of Flagstar or any of the Flagstar Subsidiaries or for the account of a customer of Flagstar or any of the Flagstar Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Flagstar or one of the Flagstar Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Flagstar and each of the Flagstar Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Flagstar, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, Flagstar and the Flagstar Subsidiaries have complied, since January 1, 2018, with all applicable federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws, relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Flagstar, any private environmental investigations or remediation activities or governmental investigations of any nature, pending or to the knowledge of Flagstar threatened, against Flagstar or any of the Flagstar Subsidiaries, seeking to impose or that could reasonably be expected to result in the imposition, on Flagstar or any of the Flagstar Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Flagstar is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar. Flagstar has delivered or made available to NYCB copies of all material environmental reports, studies, assessments, and sampling data in the possession of Flagstar relating to Flagstar or its Subsidiaries or any of their current or former properties or activities that have been prepared since January 1, 2018.

3.18 Investment Securities and Commodities.

(a) Each of Flagstar and the Flagstar Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Flagstar’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Flagstar or the Flagstar Subsidiaries. Such securities and commodities are valued on the books of Flagstar in accordance with GAAP in all material respects.

(b) Flagstar and the Flagstar Subsidiaries employ, to the extent applicable, investment, securities, derivatives, risk management and other policies, practices and procedures that Flagstar believes are prudent and reasonable in the context of their respective businesses, and Flagstar and the Flagstar Subsidiaries have, since January 1, 2018, complied with such policies, practices and procedures in all material respects.

3.19 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Flagstar, Flagstar or a Flagstar Subsidiary (a) has good and valid title to all the real property reflected in the latest audited balance sheet included in Flagstar Reports as being owned by Flagstar or a Flagstar Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business or otherwise in accordance with the terms of Section 5.2(b) of this Agreement) (the “Flagstar Owned Properties”), free and clear of all Liens, other than Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Flagstar Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates collectively with Flagstar Owned Properties, the “Flagstar Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid and lessee is not in default thereunder and, to the knowledge of Flagstar, the lessor is not in default thereunder. There are no pending or, to the knowledge of Flagstar, threatened legal actions or condemnation proceedings against Flagstar Real Property. “Permitted Encumbrances” shall mean (i) statutory Liens securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (ii) Liens for real property Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (iii) easements, rights of way, and other nonmonetary encumbrances that do not materially affect the value, or use or operation in the ordinary course of the business of Flagstar, of the properties or assets subject thereto or affected thereby, (iv) such imperfections or irregularities of title or Liens as do not materially affect the value, or use or operation in the ordinary course of the business of Flagstar, of the properties or assets subject thereto or affected thereby, (v) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such real property and that are not violated by the current use and operation of such real property or the operation of the business of Flagstar and its Subsidiaries, and (vi) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, and rights of landlord under the applicable leases.

3.20 Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (a) Flagstar and each of the Flagstar Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens, other than Permitted Encumbrances), all Intellectual Property used in and necessary for the conduct of its business as currently conducted, (b) to the knowledge of Flagstar, the conduct by Flagstar and the Flagstar Subsidiaries of their respective businesses has not, since January 1, 2018, infringed, misappropriated or otherwise violated the rights of any person, (c) no person has asserted in writing to Flagstar that Flagstar or any of the Flagstar Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property of such person, (d) to the knowledge of Flagstar, no person has, since January 1, 2018, challenged, infringed, misappropriated or otherwise violated any right of Flagstar or any of the Flagstar Subsidiaries with respect to any Intellectual Property owned by Flagstar or the Flagstar Subsidiaries, (e) neither Flagstar nor any Flagstar Subsidiary has received any written notice of any pending or threatened claim with respect to any Intellectual Property owned by Flagstar or any Flagstar Subsidiary, and Flagstar and the Flagstar Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation, or unenforceability of all Intellectual Property owned or licensed, respectively, by Flagstar and the Flagstar Subsidiaries, (f) to the knowledge of Flagstar, no Trade Secret used by Flagstar has been used or discovered by or disclosed to any person except pursuant to appropriate non-disclosure agreements protecting the confidentiality thereof, which such agreements, to the knowledge of Flagstar, have not been breached in any material respect, (g) each current or former employee of Flagstar or any Flagstar Subsidiary who has developed any material Intellectual Property for or on behalf of Flagstar or any Flagstar Subsidiary has signed an agreement containing a present assignment to Flagstar or the applicable Flagstar Subsidiary of all right, title and interest in and to such Intellectual Property, or such development was within the scope of such employees’ employment and such Intellectual Property is owned by Flagstar or the Flagstar Subsidiary as a matter of applicable Law, and (h) each current or former consultant or contractor of Flagstar or any Flagstar Subsidiary who has developed any material Intellectual Property exclusively for or on behalf of Flagstar or any Flagstar Subsidiary has signed an agreement containing a present assignment to Flagstar or the applicable Flagstar Subsidiary of all right, title and interest in and to such Intellectual Property. For purposes of this

Agreement, “Intellectual Property” means all intellectual property rights or other proprietary rights arising under the laws of any jurisdiction, including all rights in any of the following: (i) trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including inventions, discovers, ideas, processes, technologies, protocols, formulae, algorithms, software, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); (iv) writings and other works (including software), whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v)  any similar intellectual property or proprietary rights.

3.21 Information Technology. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (a) each of Flagstar and the Flagstar Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all information technology assets used in the conduct of the business of Flagstar and the Flagstar Subsidiaries as currently conducted, and (b) to the knowledge of Flagstar, since January 1, 2018, no person has gained unauthorized access to any information technology networks owned or controlled by and material to the operation of the business of Flagstar and the Flagstar Subsidiaries.

3.22 Related Party Transactions. As of the date hereof, except as set forth in any Flagstar Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Flagstar or any of the Flagstar Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Flagstar or any of the Flagstar Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Flagstar Common Stock (or any of such person’s immediate family members or affiliates) (other than the Flagstar Subsidiaries) on the other hand, of the type required to be reported in any Flagstar Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.23 State Takeover Laws. The Board of Directors of Flagstar has approved and adopted this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of Flagstar Charter or Flagstar Bylaws (collectively, with any similar provisions of the NYCB Charter, Bylaws of NYCB (the “NYCB Bylaws”), certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and Merger Sub Bylaws, as applicable, “Takeover Restrictions”). In accordance with Section 762 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of Flagstar Common Stock in connection with the Merger.

3.24 Reorganization. Flagstar has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25 Opinion. Prior to the execution of this Agreement, the Board of Directors of Flagstar has received a separate opinion (which, if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Morgan Stanley and Jefferies to the effect that, as of the date thereof and based upon and subject to the factors, assumptions, limitations, qualifications and other matters set forth in the applicable written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Flagstar Common Stock (other than holders of the Excluded Shares). Neither of such opinions has been amended or rescinded as of the date of this Agreement.

3.26 Flagstar Information. The information relating to Flagstar and the Flagstar Subsidiaries that is provided in writing by Flagstar or the Flagstar Subsidiaries or their respective representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of Flagstar incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document to be filed with any Governmental Entity in connection herewith, in each case, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to Flagstar or any of the Flagstar Subsidiaries and other portions within the reasonable control of Flagstar and the Flagstar Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to Flagstar or any of the Flagstar Subsidiaries and other portions within the reasonable control of Flagstar and the Flagstar Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Flagstar with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of NYCB or the NYCB Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.27 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.27(a) of the Flagstar Disclosure Schedule, neither Flagstar nor any of the Flagstar Subsidiaries is a party to any written or oral (i) loan, loan agreement, credit facility, note or borrowing arrangement (including leases, equipment finance facilities, tax-exempt loan facilities, mortgage notes, warehouse lines of credit, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Flagstar or any of the Flagstar Subsidiaries is a creditor that, as of March 31, 2021, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2021, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Flagstar or any of the Flagstar Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Since January 1, 2018, each “extension of credit” to any such “executive officer” or other “insider” of Flagstar or any of the Flagstar Subsidiaries has complied with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. Flagstar and the Flagstar Subsidiaries have not originated any Loan under the PPP to any such “executive officer” or other “insider” of Flagstar or any of the Flagstar Subsidiaries in violation of applicable law. Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.27(a) of the Flagstar Disclosure Schedule sets forth a true and complete list of (A) all the Loans of Flagstar and the Flagstar Subsidiaries that, as of March 31, 2021, had an outstanding balance of $1,000,000 or more and were classified by Flagstar as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or words of similar import, together with (1) the principal amount of and accrued and unpaid interest on each such Loan as of March 31, 2021, (2) the identity of the borrower thereunder and (3) the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, tax-exempt, mortgage, etc.) as of March 31, 2021 and (B) each asset of Flagstar or any of the Flagstar Subsidiaries that, as of March 31, 2021, had a carrying value on the unaudited consolidated balance sheet of Flagstar of $250,000 or more and was classified as “Other Real Estate Owned” and the carrying value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each outstanding Loan of Flagstar or any of the Flagstar Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Flagstar and the Flagstar Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each outstanding Loan of Flagstar or any of the Flagstar Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Flagstar and the Flagstar Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Flagstar or any of the Flagstar Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(e) Neither Flagstar nor any of the Flagstar Subsidiaries is now, nor has it ever been since January 1, 2018, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

3.28 Insurance.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) Flagstar and the Flagstar Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Flagstar reasonably has determined to be prudent and consistent with industry practice, and Flagstar and the Flagstar Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Flagstar and the Flagstar Subsidiaries, Flagstar or the relevant Flagstar Subsidiary thereof is the sole beneficiary of such policies, (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (iv) there is no claim for coverage by Flagstar or any of the Flagstar Subsidiaries pending under any insurance policy as to which coverage has been denied by the underwriters of such insurance policy, and (v) neither Flagstar nor any of the Flagstar Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

(b) Section 3.28(b) of the Flagstar Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Flagstar Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Flagstar Reports in accordance with GAAP.

3.29 No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a) No Flagstar Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b) No Flagstar Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Flagstar is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

3.30 Mortgage Business.

(a) Each of Flagstar and each Flagstar Subsidiary (including Flagstar Bank) (i) is and at all relevant times since January 1, 2018 was approved and in good standing, as required, as an issuer of the Government National Mortgage Association (“Ginnie Mae”), a seller/servicer of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a lender or mortgagee of the Federal Housing Administration of the U.S. Department of Housing and Urban Development, the United States

Department of Veterans Affairs, and the Rural Housing Service of the United States Department of Agriculture, and as otherwise appropriate by all agencies and governmental or quasi-governmental authorities or by all other entities with which such Flagstar entity conducts and has conducted business, (ii) since January 1, 2018, has not received any written notice of any cancellation or suspension of, or material limitation on, its status as a licensee or as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Entities, (iii) since January 1, 2018, has not received any written notice indicating that any event has occurred that would reasonably be expected to result in it not maintaining its Mortgage Servicing Rights in respect of any Servicing Agreement, except, in the case of subclause (iii) only, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, and (iv) holds and at all relevant times since January 1, 2018 held in good standing all required approvals, permits and licenses of all Governmental Entities that are necessary to the conduct of the mortgage banking-related business of Flagstar and the Flagstar Subsidiaries (including Flagstar Bank), as applicable.

(b) As of December 31, 2020, subject to Applicable Requirements and except for any Permitted Encumbrances, Flagstar or a Flagstar Subsidiary (including Flagstar Bank), owned the entire right, title and interest free and clear of any liens or encumbrances in and to the Flagstar Acquired Mortgage Loans, Mortgage Servicing Rights and Flagstar Owned Mortgage Loans, in each case, that were reflected as an asset in the audited consolidated balance sheet of Flagstar and its Subsidiaries as of December 31, 2020 and has not disposed of any such right, title or interest in such assets except in the ordinary course of business consistent with past practice. Flagstar or a Flagstar Subsidiary (including Flagstar Bank) has the right to service the Mortgage Loans currently being serviced by Flagstar or a Flagstar Subsidiary (including Flagstar Bank). If Flagstar or a Flagstar Subsidiary (including Flagstar Bank) originated or acquired a Flagstar Acquired Mortgage Loan and then sold or otherwise transferred such Flagstar Acquired Mortgage Loan to a third party, (i) Flagstar or a Flagstar Subsidiary (including Flagstar Bank), as applicable, had good and marketable title free and clear of any liens or encumbrances, other than Permitted Encumbrances and (ii) such third party does not, as of the date hereof, have the right to exercise any right to demand repurchase of such Flagstar Acquired Mortgage Loan by Flagstar or a Flagstar Subsidiary (including Flagstar Bank).

(c) Flagstar and the Flagstar Subsidiaries (including Flagstar Bank) are in compliance with, and since January 1, 2018, have complied with their respective servicing or, as applicable, subservicing, obligations under all Applicable Requirements. Since January 1, 2018 through the date of this Agreement, neither Flagstar nor any of the Flagstar Subsidiaries has received written or, to the knowledge of Flagstar, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each Flagstar Acquired Mortgage Loan that was originated or securitized by Flagstar or any Flagstar Subsidiary (including Flagstar Bank) and, to the knowledge of Flagstar, each Flagstar Acquired Mortgage Loan that was not originated or securitized by Flagstar, was underwritten, originated, funded, insured and securitized in accordance with all Applicable Requirements in effect at the applicable time. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, each Mortgage Loan and the related servicing rights that was sold or otherwise transferred to a third party, was sold or otherwise transferred in accordance with all Applicable Requirements in effect at the time of such sale or transfer.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, (i) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Mortgage Loan owned or serviced by either Flagstar, a Flagstar Subsidiary (including Flagstar Bank) or, to the knowledge of Flagstar, a Subservicer as of the date hereof is true and complete and complies with all Applicable Requirements and (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by Flagstar, any Flagstar Subsidiary (including Flagstar Bank) or a Subservicer under any Servicing Agreement or any Applicable Requirements.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, all Flagstar Owned Mortgage Loans represent (i) genuine, legal, valid and binding payment obligations in writing of the obligors thereunder, and (ii) are enforceable by the holders thereof in accordance with their terms (other than as may be limited by bankruptcy or insolvency law or the CARES Act or similar state and local laws, directives or guidelines promulgated by any Governmental Entity).

(g) No right of rescission, setoff, adjustment, counterclaim or defense has been asserted or threatened in writing with respect to the Mortgage Loans that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar.

(h) To the knowledge of the Flagstar, no obligor under any Mortgage Loan is an individual that was included on the “Specially Designated Nationals and Blocked Persons List” of the Office of Foreign Assets Control at the time of origination.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, no Mortgage Loan was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and/or assignment of the Mortgage Loans or the related Mortgage Servicing Rights (or any related instruments under which it was originated). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Flagstar, neither Flagstar nor any Flagstar Subsidiary (including Flagstar Bank) has entered into any contract with any obligor that prohibits, restricts or conditions the assignment of such Mortgage Loans or the related Mortgage Servicing Rights (or any related instruments under which it was originated).

(j) Except as would not reasonably be expected to have a Material Adverse Effect on Flagstar, either individually or in the aggregate, either Flagstar or a Flagstar Subsidiary (including Flagstar Bank) (or its designated custodian or servicer) has in its possession the complete Data Tape with respect to each Flagstar Acquired Mortgage Loan and neither such Data Tape nor any files of Flagstar or a Flagstar Subsidiary (including Flagstar Bank) have any marks or notations indicating that any ownership or security interest therein has been pledged, assigned or otherwise conveyed to any person.

(k) Prior to the date hereof, Flagstar has delivered to NYCB an electronic file containing, for each Flagstar Owned Mortgage Loan, the information specified in Section 3.30(k) of the Flagstar Disclosure Schedule (the “Data Tape”). The Data Tape is true and complete in all material respects as of the date specified therein.

(l) For purposes of this Agreement:

(i) “Applicable Requirements” means, as of the time of reference, (A) all applicable laws and published guidelines of Fannie Mae, Freddie Mac or Ginnie Mae, the Federal Housing Administration, the U.S. Department of Veterans Affairs, the U.S. Department of Agriculture, and any other entity (other than Flagstar and the Flagstar Subsidiaries) to or with which a Mortgage Loan (including a Flagstar Owned Mortgage Loan, Flagstar Acquired Mortgage Loan and a Flagstar Serviced Mortgage Loan) is or has been sold, transferred, serviced, pooled, securitized, or insured, in each case relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing or funding of the relevant Mortgage Loan), purchase, assignment, sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan at the relevant time, (B) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan, (C) all requirements set forth in the Servicing Agreements, (D) any law, statute, regulation, order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator applicable to any Mortgage Loans and (E) all requirements set forth in the credit, underwriting, servicing and collection policies and procedures of Flagstar and the Flagstar Subsidiaries (including Flagstar Bank).

(ii) “Flagstar Acquired Mortgage Loan” means any Mortgage Loan originated or purchased by Flagstar or any Flagstar Subsidiary (including Flagstar Bank).

(iii) “Flagstar Owned Mortgage Loan” means any Mortgage Loan for which Flagstar (either on its own or through a Subservicer) performs servicing as a result of its ownership of that Mortgage Loan and not pursuant to a Servicing Agreement.

(iv) “Flagstar Serviced Mortgage Loan” means any Mortgage Loan serviced or master serviced by Flagstar or a Flagstar Subsidiary (either on its own or through a Subservicer) pursuant to a Servicing Agreement at any time since January 1, 2018.

(v) “Mortgage Loans” means any mortgage loan originated, purchased, serviced or subserviced by Flagstar or any Flagstar Subsidiary (including Flagstar Bank), including forward and reverse mortgage loans.

(vi) “Mortgage Servicing Rights” means the rights, title and interest to mortgage servicing rights acquired pursuant to the Servicing Agreements or any side or ancillary agreement entered into in connection with any Servicing Agreement, including (A) the right to receive any servicing fees, general servicing fees, excess servicing fees, late fees or other income or compensation payable to the mortgage servicing rights owner, solely in its capacity as such, under such Servicing Agreement, and (B) all other rights of a mortgage servicing rights owner as provided for in any Servicing Agreement.

(vii) “Servicing Agreement” means any contract or agreement pursuant to which Flagstar or a Flagstar Subsidiary (including Flagstar Bank) is obligated to a Governmental Entity or any other third-party person to service and administer Mortgage Loans.

(viii) “Subservicer” means any third party engaged to service loans on behalf of Flagstar or a Flagstar Subsidiary (including Flagstar Bank) pursuant to a Servicing Agreement.

3.31 Securitization Matters.

(a) Each of Flagstar and the Flagstar Subsidiaries, to the extent that it was a sponsor, co-manager, initial purchaser, depositor or placement agent with respect to any securitization transaction, is in compliance in all material respects with all agreements to which it is bound under such securitization transaction (collectively referred to as the “Securitization Instruments”). Each of Flagstar and the Flagstar Subsidiaries has performed in all material respects all of its respective obligations under the Securitization Instruments.

(b) Each Loan and other instrument underlying any securitization transactions originated, pooled and/or sold by Flagstar or any Flagstar Subsidiaries was originated, pooled and/or sold, in all material respects, in compliance with applicable law and with the Securitization Instruments. None of Flagstar or the Flagstar Subsidiaries has incurred any material liability related to a failure, if any, to comply with applicable law or with the terms of the Securitization Instruments with respect to their participation in any securitization transactions.

(c) There are no, and, since January 1, 2018, there have been no, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or, to the knowledge of Flagstar, threatened in which it is alleged that Flagstar or any Flagstar Subsidiary has made in any agreements, prospectus, or any amendments or supplements thereto contained, as of the date on which it was issued, in any securitization transaction, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NYCB AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by NYCB to Flagstar concurrently with the execution and delivery of this Agreement (the “NYCB Disclosure Schedule”) (it being understood that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the NYCB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NYCB or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced, and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any NYCB Reports publicly filed with or furnished to the SEC by NYCB since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), NYCB and Merger Sub hereby represents and warrants to Flagstar as follows:

4.1 Corporate Organization.

(a) NYCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of NYCB and Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of NYCB and Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or standing necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. True and complete copies of the NYCB Charter, the NYCB Bylaws, the Merger Sub Charter and the Merger Sub Bylaws, in each case, as in effect as of the date of this Agreement, have previously been made available by NYCB to Flagstar.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, each Subsidiary of NYCB (an “NYCB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of NYCB or any NYCB Subsidiary to pay dividends or distributions except, in the case of NYCB or an NYCB Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each NYCB Subsidiary that is a depositary institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the NYCB Disclosure Schedule sets forth a true and complete list of all NYCB Subsidiaries as of the date hereof. True and complete copies of the organizational documents of NYCB Bank, as in effect as of the date of this Agreement, have previously been made available by NYCB to Flagstar. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of NYCB other than the NYCB Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of NYCB consists of 900,000,000 shares of NYCB Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of April 22, 2021, there were (i) 465,073,857 shares of NYCB Common Stock issued and outstanding, including 8,026,934 shares of NYCB Common Stock granted in respect of outstanding NYCB Common Stock subject to vesting, repurchase or other lapse restriction (each, an “NYCB Restricted Stock Award”) and no unallocated shares of NYCB Common Stock outstanding under the NYCB Employee Stock Ownership Plan, as amended and restated effective January 1, 2012 (the “ESOP”), (ii) 25,365,213 shares of NYCB Common Stock held in treasury, (iii) 1,178,025 shares of NYCB Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance-based restricted stock unit awards in respect of shares of NYCB Common Stock (each, an “NYCB PSU Award” and together with the NYCB Restricted Stock Awards, the “NYCB Equity Awards”), (iv) 8,488,314 shares of NYCB Common Stock reserved for issuance pursuant to future grants under the NYCB 2020 Omnibus Incentive Plan, (v) 10,244,408 shares of NYCB Common Stock reserved for issuance upon the exercise of the warrants under NYCB BONUSES Units, (vi) 515,000 shares of NYCB Preferred Stock issued and outstanding and (vii) no other shares of capital stock or other voting securities of NYCB issued, reserved for issuance or outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences and for changes since April 22, 2021 resulting from the exercise, vesting or settlement of NYCB Equity Awards described in this Section 4.2(a), there are no shares of capital stock or other voting securities or equity interests of NYCB or Merger Sub issued, reserved for issuance or outstanding. All the issued and outstanding shares of NYCB Common Stock, NYCB Preferred Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. NYCB is current on all dividends payable on the outstanding shares of NYCB Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of NYCB or Merger Sub may vote. Except as set forth in Section 4.2(a) of the NYCB Disclosure Schedule, no trust preferred or subordinated debt securities of NYCB or any NYCB Subsidiary are issued or outstanding. Other than with respect to the NYCB Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in NYCB or Merger Sub, or contracts, commitments, understandings or arrangements by which NYCB or Merger Sub may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in NYCB or Merger Sub or that otherwise obligate NYCB or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than the NYCB Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of NYCB or any of the NYCB Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which NYCB or any of the NYCB Subsidiaries is a party with respect to the voting or transfer of NYCB Common Stock, Merger Sub Common Stock, capital stock or other voting or equity securities or ownership interests of NYCB or Merger Sub or granting any stockholder or other person any registration rights.

(b) NYCB owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the NYCB Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to NYCB Bank, as provided under the New York Banking Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof, except, in the case of all Subsidiaries other than NYCB Bank, as would not, either individually or in the aggregate, reasonably be expected to have Material Adverse Effect on NYCB. No NYCB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of NYCB and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NYCB and Merger Sub and by NYCB, as the sole shareholder of Merger Sub. The Board of Directors of NYCB has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of NYCB and its stockholders, has adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the NYCB Share Issuance), has directed that the NYCB Share Issuance be submitted to NYCB’s stockholders for approval and adoption at a meeting of such stockholders, has recommended that its stockholders approve and adopt the NYCB Share Issuance and has adopted resolutions to the foregoing effect. The Board of Directors of Merger Sub has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Merger Sub and its sole shareholder, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Holdco Merger), has directed that this Agreement be submitted to Merger Sub’s sole shareholder for approval, and has adopted resolutions to the foregoing effect. The Board of Directors of NYCB Bank has determined that the Bank Merger, on the terms and conditions set forth in the Bank Merger Agreement, is advisable and in the best interests of NYCB Bank and its sole stockholder, has adopted and approved the Bank Merger Agreement and the Bank Merger, and has directed that the Bank Merger Agreement be submitted to NYCB Bank’s sole stockholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) the approval of the NYCB Share Issuance by a majority of all the votes cast by the holders of outstanding NYCB Common Stock at a meeting of the stockholders of NYCB at which a quorum exists (the approval in clause (i), the “Requisite NYCB Vote”), (ii) the adoption and approval of the Bank Merger Agreement by NYCB as NYCB Bank’s sole stockholder, and (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to NYCB’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of NYCB or Merger Sub are necessary to adopt or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NYCB and Merger Sub and (assuming due authorization, execution and delivery by Flagstar) constitutes a valid and binding obligation of NYCB and Merger Sub, enforceable against NYCB and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of NYCB Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite NYCB Vote), and, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of NYCB will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by NYCB or Merger Sub, nor the consummation by NYCB or Merger Sub of the transactions contemplated hereby (including the Merger, the Holdco Merger, the Bank Merger and the NYCB Share Issuance), nor compliance by NYCB or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the NYCB Charter, NYCB Bylaws, Merger Sub Charter, Merger Sub Bylaws or the organizational documents of NYCB Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NYCB, Merger Sub or any of the NYCB Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NYCB, Merger Sub or any of the NYCB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NYCB, Merger Sub or any of the NYCB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B)

above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and the approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the NYDFS, and approval or waiver of such applications, filings and notices, (e) the filing of any required filings and notices, as applicable, with the OCC, (f) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the Bank Merger, and the approvals or waivers of such applications, filings and notices, (g) the filing of any required applications, filings and notices, as applicable, with each Mortgage Agency and the receipt of any required consents or approvals from each Mortgage Agency, (h) the filing of those additional applications, filings and notices, if any, listed on Section 3.4 of the Flagstar Disclosure Schedule or Section 4.4 of the NYCB Disclosure Schedule and approval of such applications, filings and notices, (i) the filing with the SEC of the Joint Proxy Statement, and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration by the SEC of the effectiveness of the S-4, (j) the filing of the Certificates of Merger with the Michigan LARA pursuant to the MBCA and Delaware Secretary pursuant to the DGCL and the filing of the Holdco Merger Certificates with the Michigan LARA pursuant to the MBCA and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (k) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the NYCB Share Issuance, and the approval of the listing of such NYCB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by NYCB and Merger Sub of this Agreement, (ii) the execution and deliver by NYCB Bank of the Bank Merger Agreement or (iii) the consummation by NYCB, Merger Sub and NYCB Bank of the Merger and the other transactions contemplated hereby (including the Holdco Merger, the Bank Merger and NYCB Share Issuance). As of the date hereof, NYCB and Merger Sub has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by NYCB or Merger Sub to permit consummation of the Merger, the Holdco Merger, the Bank Merger or the NYCB Share Issuance on a timely basis.

4.5 Regulatory Reports. NYCB and each of the NYCB Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with any Governmental Entities, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. Subject to Section 9.15 and except for normal examinations conducted by a Governmental Entity in the ordinary course of business of NYCB and the NYCB Subsidiaries, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of NYCB, investigation into the business or operations of NYCB or any of the NYCB Subsidiaries since January 1, 2018, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. Subject to Section 9.15, there (a) is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of NYCB or any of the NYCB Subsidiaries, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of NYCB or any of the NYCB Subsidiaries since January 1,

2018, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.6 Financial Statements.

(a) The financial statements of NYCB and the NYCB Subsidiaries included (or incorporated by reference) in the NYCB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NYCB and the NYCB Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of NYCB and the NYCB Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of NYCB and the NYCB Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accounting firm of NYCB has resigned (or informed NYCB that it intends to resign) or been dismissed as independent public accountants of NYCB as a result of or in connection with any disagreements with NYCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, neither NYCB nor any of the NYCB Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of NYCB, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of NYCB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of NYCB and the NYCB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, NYCB or the NYCB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. NYCB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to NYCB, including NYCB Subsidiaries, is made known to the chief executive officer and the chief financial officer of NYCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to NYCB’s outside auditors and the audit committee of NYCB’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NYCB’s ability to record, process, summarize and report financial information, and (B) to the knowledge of NYCB, any fraud, whether or not material, that involves management or other employees who have a significant role in NYCB’s internal controls over financial reporting. Any such disclosures were made in writing by management to NYCB’s auditors and audit committee and true and complete copies of such disclosures have been made available to Flagstar. To the knowledge of NYCB, there is no reason to believe that NYCB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2018, (i) neither NYCB nor any of the NYCB Subsidiaries, nor, to the knowledge of NYCB, any director, officer, auditor, accountant or representative of NYCB or any of the NYCB Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NYCB or any of the NYCB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NYCB or any of the NYCB Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing NYCB or any of the NYCB Subsidiaries, whether or not employed or retained by NYCB or any of the NYCB Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by NYCB or any of the NYCB Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of NYCB or any committee thereof or the Board of Directors or similar governing body of any NYCB Subsidiary or any committee thereof, or, to the knowledge of NYCB, to any director or officer of NYCB or any NYCB Subsidiary.

4.7 Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”) and Goldman Sachs & Co. LLC (“Goldman Sachs”), neither NYCB nor any NYCB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. NYCB has disclosed to Flagstar as of the date hereof the aggregate fees provided for in connection with the engagement by NYCB of each of Piper Sandler and Goldman Sachs related to the Merger and the other transactions contemplated hereunder.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2020, except for changes resulting from or related to the Pandemic or the Pandemic Measures, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

(b) Since December 31, 2020, through the date of this Agreement, except with respect to the transactions contemplated hereby and changes resulting from or related to the Pandemic or the Pandemic Measures, NYCB and the NYCB Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) Neither NYCB nor any of the NYCB Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of NYCB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NYCB or any of the NYCB Subsidiaries or any of their current or former directors or executive officers (i) that would, individually or in the aggregate, be reasonably likely to result in a material restriction on NYCB or any of the NYCB Subsidiaries’ businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB or (iii) challenging the validity or propriety of this Agreement or the transactions contemplated by this Agreement.

(b) Subject to Section 9.15, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon NYCB, any of the NYCB Subsidiaries or the assets of NYCB or any of the NYCB Subsidiaries (or that, upon consummation of the Merger and Holdco Merger, would apply to the Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on NYCB or any of the NYCB Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.10 Taxes and Tax Returns. Each of NYCB and NYCB Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true and complete in all material respects. All material Taxes of NYCB and NYCB Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of NYCB and NYCB Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither NYCB nor any of the NYCB Subsidiaries has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of NYCB and NYCB Subsidiaries or the assets of NYCB and NYCB Subsidiaries. Neither NYCB nor any of the NYCB Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among NYCB and NYCB Subsidiaries and other than customary provisions contained in commercial arrangements the primary subject of which is not Taxes and which effect is not material). Neither NYCB nor any of the NYCB Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was NYCB), or (ii) has any liability for the Taxes of any person (other than NYCB or any of the NYCB Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither NYCB nor any of the NYCB Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither NYCB nor any of the NYCB Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

4.11 Employees.

(a) Except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, each NYCB Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “NYCB Benefit Plans” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the NYCB or any of its Subsidiaries for the benefit of any current or former employee, officer or director of NYCB or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, retention, profit sharing, insurance, medical, disability, welfare, salary continuation or fringe benefits.

(b) Except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, with respect to each NYCB Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such NYCB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such NYCB Benefit Plan’s actuary with respect to such NYCB Benefit Plan, did not, as of its latest valuation date, exceed the then-current fair market value of the assets of such NYCB Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums required to be made to the PBGC have been timely paid in full, (vi) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by NYCB or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such NYCB Benefit Plan. No Controlled Group Liability has been incurred by NYCB or an NYCB ERISA Affiliates that has not been satisfied in full, and, to the knowledge of NYCB, no condition exists that presents a material risk to NYCB or an NYCB ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Flagstar and the Flagstar Subsidiaries.

(c) None of NYCB, the NYCB Subsidiaries nor any other NYCB ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of NYCB and the NYCB Subsidiaries nor any NYCB ERISA Affiliate has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, “NYCB ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the NYCB or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(d) Except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, there are no pending or, to NYCB’s knowledge, threatened labor grievances or unfair labor practice claims or charges against NYCB or any of its Subsidiaries, or any strikes or other labor disputes against NYCB or any of its Subsidiaries. Neither NYCB nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and, except as would not result in any material liability to NYCB and the NYCB Subsidiaries, taken as a whole, there are no pending or, to the knowledge of NYCB, threatened organizing efforts by any union seeking to represent any employees of NYCB or any of its Subsidiaries.

(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, NYCB and the NYCB Subsidiaries, since January 1, 2018, have complied with all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, employee privacy rights, labor relations, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(f) Since January 1, 2018, neither NYCB nor any NYCB Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by, and to the knowledge of NYCB, no allegations of sexual harassment or sexual misconduct have been made to NYCB against, any individual in his or her capacity as (i) an officer of NYCB or any of the NYCB Subsidiaries, (ii) a member of the Board of Directors of NYCB, or (iii) an employee of NYCB or any of the NYCB Subsidiaries at a level of vice president or above. There are no proceedings currently pending or, to the knowledge of NYCB, threatened related to any allegations of sexual harassment or sexual misconduct by any of the individuals identified in clauses (i)-(iii) of this Section 4.11(f).

4.12 SEC Reports. NYCB has previously made available to Flagstar a true and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by NYCB pursuant to the Securities Act or the Exchange Act (the “NYCB Reports”), and no such NYCB Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all NYCB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of NYCB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the NYCB Reports.

4.13 Compliance with Applicable Law.

(a) NYCB and each of the NYCB Subsidiaries hold, and have at all times since January 1, 2018, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, and, to the knowledge of NYCB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, NYCB and each of the NYCB Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NYCB or any of the NYCB Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, regulation, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 (as amended) and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the CARES Act, the Pandemic Measures, and all Governmental Entity requirements relating to the origination, sale and servicing of mortgage and consumer loans. NYCB and the NYCB Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by NYCB and the NYCB Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where NYCB and the NYCB Subsidiaries conduct business.

(c) NYCB Bank has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) NYCB maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and Trade Secrets against any Security Breach. To the knowledge of NYCB, since January 1, 2018, NYCB has not experienced any Security Breach that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. To the knowledge of NYCB, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

(e) Without limitation, none of NYCB, or any of the NYCB Subsidiaries, or, to the knowledge of NYCB, any director, officer, employee, agent or other person acting on behalf of NYCB or any of the NYCB Subsidiaries has, directly or indirectly, (i) used any funds of NYCB or any of the NYCB Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NYCB or any of the NYCB Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of NYCB or any of the NYCB Subsidiaries, (v) made any fraudulent entry on the books or records of NYCB or any of the NYCB Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for NYCB or any of the NYCB Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NYCB or any of the NYCB Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

(f) As of the date hereof, each of NYCB and NYCB Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither NYCB nor NYCB Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that NYCB Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, neither NYCB nor any of the NYCB Subsidiaries has directly contracted with an agent for providing assistance to eligible borrowers in connection with any PPP loans.

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, (i) NYCB and each of the NYCB Subsidiaries have properly administered all accounts for which it acts as an agent or fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, investment manager, in accordance with the terms of the governing documents and applicable state, federal and foreign law and (ii) none of NYCB, any of the NYCB Subsidiaries, or, to the knowledge of NYCB, any of its or the NYCB Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such agent or fiduciary account, and the accountings and related data for each such agent or fiduciary account are true and complete and accurately reflect the assets, activities and performance of such agent or fiduciary account.

4.14 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which NYCB or any of the NYCB Subsidiaries is a party or by which NYCB or any of the Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by NYCB, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, an “NYCB Contract”).

(b) In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, (i) each NYCB Contract is valid and binding on NYCB or one of the NYCB Subsidiaries, as applicable, and in full force and effect (except as may be limited by the Enforceability Exceptions), (ii) NYCB and each of the NYCB Subsidiaries, since January 1, 2018 have complied with and performed all obligations required to be complied with or performed by any of them to date under each NYCB Contract, (iii) to the knowledge of NYCB, each third-party counterparty to each NYCB Contract has, since

January 1, 2018, complied with and performed all obligations required to be complied with and performed by it to date under such NYCB Contract, (iv) neither NYCB nor any of the NYCB Subsidiaries has knowledge of, or has received written notice of, (A) any violation of any NYCB Contract by any of the other parties thereto or (B) any dispute with any third party to any NYCB Contract, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of NYCB or any of the NYCB Subsidiaries or, to the knowledge of NYCB, any other party thereto, of or under any such NYCB Contract and (vi) no third-party counterparty to any NYCB Contract has exercised or threatened to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any NYCB Contract as a result of the Pandemic or the Pandemic Measures.

4.15 Agreements with Governmental Entities. Subject to Section 9.15, neither NYCB nor any of the NYCB Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the NYCB Disclosure Schedule, an “NYCB Regulatory Agreement”), nor has NYCB or any of the NYCB Subsidiaries been advised in writing, or to NYCB’s knowledge, orally, since January 1, 2018, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such NYCB Regulatory Agreement.

4.16 Information Technology. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, (a) each of NYCB and the NYCB Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all information technology assets used in the conduct of the business of NYCB and the NYCB Subsidiaries as currently conducted, and (b) to the knowledge of NYCB, since January 1, 2018, no person has gained unauthorized access to any information technology networks owned or controlled by and material to the operation of the business of NYCB and the NYCB Subsidiaries.

4.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, NYCB and its Subsidiaries, since January 1, 2018, have complied with all applicable Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of NYCB, any private environmental investigations or remediation activities or governmental investigations of any nature, pending or to the knowledge of NYCB threatened, against NYCB or any of its Subsidiaries, seeking to impose or that could reasonably be expected to result in the imposition on NYCB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB. NYCB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB.

4.18 Investment Securities and Commodities.

(a) Each of NYCB and the NYCB Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to NYCB’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of NYCB or the NYCB Subsidiaries. Such securities and commodities are valued on the books of NYCB in accordance with GAAP in all material respects.

(b) NYCB and the NYCB Subsidiaries employ, to the extent applicable, investment, securities, derivatives, risk management and other policies, practices and procedures that NYCB believes are prudent and reasonable in the context of their respective businesses, and NYCB and the NYCB Subsidiaries, since January 1, 2018, have complied with such policies, practices and procedures in all material respects.

4.19 Related Party Transactions. As of the date hereof, except as set forth in any NYCB Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between NYCB or any of the NYCB Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NYCB or any of the NYCB Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding NYCB Common Stock (or any of such person’s immediate family members or affiliates) (other than NYCB Subsidiaries) on the other hand, of the type required to be reported in any NYCB Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.20 State Takeover Laws. Each of the Boards of Directors of NYCB and Merger Sub has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Restrictions. In accordance with Section 262 of the DGCL and Section 762 of the MBCA, as applicable, no appraisal or dissenters’ rights will be available to the holders of NYCB Common Stock, NYCB Preferred Stock or Merger Sub Common Stock in connection with the Merger and the Holdco Merger, as applicable.

4.21 Reorganization. NYCB has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Opinion. Prior to the execution of this Agreement, each of Piper Sandler and Goldman Sachs rendered to the Board of Directors of NYCB an oral opinion (which will be confirmed by delivery of a written opinion), in each case, to the effect that, as of the date of the opinion and based upon and subject to the factors, assumptions, limitations and other matters set forth in the applicable written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to NYCB. Neither of such opinions has been amended or rescinded as of the date of this Agreement.

4.23 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, all Interest Rate Instruments, whether entered into for the account of NYCB or any of the NYCB Subsidiaries or for the account of a customer of NYCB or any of the NYCB Subsidiaries were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of NYCB or one of the NYCB Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). NYCB and each of the NYCB Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of NYCB, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.24 NYCB Information. The information relating to NYCB and the NYCB Subsidiaries that is provided in writing by NYCB or the NYCB Subsidiaries or their respective representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of NYCB incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document to be filed with any Governmental Entity in connection herewith, in each case, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Flagstar or any of the Flagstar Subsidiaries or are within the reasonable control of Flagstar and the Flagstar Subsidiaries) will comply in all material respects with the provisions of the Exchange

Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Flagstar or any of the Flagstar Subsidiaries or are within the reasonable control of Flagstar and the Flagstar Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25 Loan Portfolio.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, each outstanding Loan of NYCB or any of the NYCB Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of NYCB and the NYCB Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NYCB, each outstanding Loan of NYCB or any of the NYCB Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of NYCB and the NYCB Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c) None of the agreements pursuant to which NYCB or any of the NYCB Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(d) Neither NYCB nor any of the NYCB Subsidiaries is now, nor has it ever been since January 1, 2018, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Flagstar Disclosure Schedule or the NYCB Disclosure Schedule), as may be required by law or regulation (including any Pandemic Measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) Flagstar shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (b) each of NYCB and Flagstar shall, and shall cause its respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either NYCB or Flagstar to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, Section 5.2 (other than Section 5.2(b) and Section 5.2(f), to which this sentence shall not apply) or Section 5.3 (other than Section 5.3(b), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2 or Section 5.3. Notwithstanding anything to the contrary set forth in this Section 5.1, no action or failure to take action by Flagstar or any of its Subsidiaries or NYCB or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 (in the case of Flagstar or its Subsidiaries) or Section 5.3 (in the case of NYCB or its Subsidiaries) shall constitute a breach of this Section 5.1 unless such action or failure to take action would constitute a breach of such provision of Section 5.2 (in the case of Flagstar or its Subsidiaries) or Section 5.3 (in the case of NYCB or its Subsidiaries).

5.2 Flagstar Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Flagstar Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as may be required by law or regulation (including the Pandemic Measures), Flagstar shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NYCB (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Flagstar or any of its wholly-owned Subsidiaries to Flagstar or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly-owned Subsidiary of Flagstar) (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Flagstar Securities or any securities of any Flagstar Subsidiary, except, in each case, (A) regular quarterly cash dividends by Flagstar at a rate not in excess of $0.06 per share of Flagstar Common Stock, and any associated dividend equivalents for Flagstar Equity Awards, (B) dividends paid by any of the Subsidiaries of Flagstar to Flagstar or any of Flagstar’s wholly-owned Subsidiaries, (C) the acceptance of shares of Flagstar Common Stock for withholding Taxes incurred in connection with the vesting or settlement of Flagstar Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements or (D) regular distributions of outstanding trust preferred securities in accordance with their terms;

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Flagstar Securities or any securities of any Flagstar Subsidiary; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Flagstar Securities or any securities of any Flagstar Subsidiary or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Flagstar Securities or any securities of any Flagstar Subsidiary, except pursuant to the vesting or settlement of Flagstar Equity Awards (and dividend equivalents thereon, if any) in accordance with their terms, in each case, outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;

(c) sell, transfer, license, encumber or otherwise dispose of any of its material properties (other than real property), deposits or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment or acquisition (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) in or of any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of Flagstar;

(e) in each case, except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Flagstar Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Flagstar or its Subsidiaries, or (ii) enter into any contract that would constitute a Flagstar Contract if it were in effect on the date of this Agreement; provided that this clause (ii) shall not apply to the entry into of any contract in connection with any action otherwise permitted by this Section 5.2;

(f) except as required under the terms of any Flagstar Benefit Plan existing as of the date hereof, (i) enter into, establish, adopt, amend or terminate any Flagstar Benefit Plan, or any arrangement that would be a Flagstar Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than (A) increases to current employees at the level below senior vice president in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, or (B) the payment of incentive compensation for completed performance periods based upon actual corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) grant any new awards, or amend or modify the terms of any outstanding awards, under any Flagstar Benefit Plan, (v) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Flagstar Benefit Plan, (vii) terminate the employment or services of any employee at or above the level of senior vice president, other than for cause, or (viii) hire any employee at the level of senior vice president or above or promote any employee at or above the level of senior vice president (other than as a replacement hire or promotion receiving substantially similar terms of employment as the departed employee);

(g) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(h) except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $250,000 individually or $500,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by Flagstar or any Flagstar Subsidiary in respect thereof), or (ii) that would impose any material restriction on, or create any adverse precedent that would be material to, the business of Flagstar or its Subsidiaries or the Surviving Entity or its Subsidiaries;

(i) take any action where such action could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j) amend the Flagstar Charter, the Flagstar Bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(k) other than in prior consultation with NYCB, materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m) (i) enter into any new line of business, (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or policies imposed by any Governmental Entity, or (iii) make any loans or extensions of credit or renewals thereof to the extent such loan or extension of credit has (A) a risk rating of 10 or worse (as determined in the ordinary course of business consistent with past practice under Flagstar’s and its Subsidiaries’ lending policies in effect as of the date hereof) and (B) an aggregate principal balance that exceeds $20,000,000 individually; provided that, in the case of this clause (iii), if NYCB does not respond to any such request for consent within five (5) business days after the relevant loan package is provided to NYCB, such non-response shall be deemed to constitute consent pursuant to this clause (iii);

(n) make, or commit to make, any capital expenditures, other than (i) any capital expenditures in an amount that, in the aggregate, does not exceed the aggregate amount of capital expenditures set forth in Flagstar’s capital expenditure budget set forth in Section 5.2(n) of the Flagstar Disclosure Schedule and (ii) any additional capital expenditures so long as the amount of any individual capital expenditure incurred in reliance on this clause (ii) does not exceed the amount contemplated by the foregoing clause (i) by more than five percent (5%);

(o) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(p) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(q) (i) make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Flagstar or its Subsidiaries, (ii) mortgage, acquire or sell any real property (other than other real estate owned (OREO) properties in the ordinary course) for consideration in an amount in excess of $1,000,000 for any individual property or (iii) enter into, materially amend, renew or terminate (except for any renewal or termination in accordance with the terms thereof) any lease with respect to real property requiring base annual rental payments under any individual lease in excess of $500,000;

(r) knowingly take any action that is intended or reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied in a timely manner;

(s) abandon, cancel, or otherwise allow to lapse or expire any material Intellectual Property owned by Flagstar or any Flagstar Subsidiary; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 NYCB Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the NYCB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as may be required by law or regulation (including the Pandemic Measures), NYCB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Flagstar (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the NYCB Charter or the NYCB Bylaws in a manner that would (i) prevent or delay the adoption of, or conflict with, the NYCB Bylaws Amendment or (ii) otherwise materially and adversely affect the holders of Flagstar Common Stock, or adversely affect the holders of Flagstar Common Stock relative to other holders of the NYCB Common Stock;

(b) adjust, split, combine or reclassify any capital stock of NYCB or make, declare or pay any extraordinary dividend on any capital stock of NYCB;

(c) incur any indebtedness for borrowed money (other than indebtedness of NYCB or any of its wholly-owned Subsidiaries to NYCB or any of its Subsidiaries) that would reasonably be expected to prevent NYCB or its Subsidiaries from assuming Flagstar’s or its Subsidiaries’ outstanding indebtedness;

(d) sell or transfer all or substantially all of the assets of it or NYCB Bank, merge or consolidate itself or NYCB Bank with and into any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or NYCB Bank;

(e) take any action where such action could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(f) knowingly take any action that is intended or reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied in a timely manner; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, NYCB and Flagstar shall prepare and file with the SEC the Joint Proxy Statement, and NYCB shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. NYCB and Flagstar, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of NYCB and Flagstar shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and NYCB and Flagstar shall thereafter as promptly as practicable mail or deliver the Joint Proxy Statement to their respective stockholders and shareholders, as applicable. NYCB shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Flagstar shall use reasonable best efforts, to the extent permitted by applicable law, to furnish all information concerning Flagstar and the holders of Flagstar Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use reasonable best efforts to (i) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use reasonable best efforts to make such filings within forty (40) days of the date of this Agreement) that are necessary or advisable to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and Bank Merger), (ii) obtain each such permit, consent, approval or authorization contemplated by the foregoing clause (i) as promptly as practicable and (iii) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The parties shall cooperate with each other in connection with the matters contemplated by this Section 6.1(b) (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of any Governmental Entities for documents and information. NYCB and Flagstar shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to Flagstar or NYCB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity in connection with or affecting the transactions contemplated by this Agreement which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.15. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof), or waivers of such regulatory authorizations, consents, orders and approvals, (i) from the Federal Reserve Board, the FDIC, the NYDFS and the Mortgage Agencies and, with respect to NYCB Bank’s establishment and operation of Flagstar Bank’s branches and other offices following the Bank Merger Effective Time, any state bank regulatory authority and (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and the Bank Merger), except, in the case of clause (ii), for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Entity. As used herein, “Mortgage Agencies” means Ginnie Mae, Fannie Mae, Freddie Mac, the Federal Housing Authority of the U.S. Department of Housing and Urban Development, the United States Department of Agriculture and the United States Department of Veterans Affairs.

(c) In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing and (ii) avoid or eliminate each and every impediment that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require NYCB or any of its Subsidiaries, or permit Flagstar or any of its Subsidiaries (without the prior written consent of NYCB), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d) NYCB and Flagstar shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of NYCB, Flagstar or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Holdco Merger the Bank Merger, and the other transactions contemplated by this Agreement.

(e) NYCB and Flagstar shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of NYCB and Flagstar, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time and upon prior written notice from the accessing party, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of NYCB and Flagstar shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that NYCB or Flagstar, as the case may be, is not permitted to disclose in accordance with Section 9.15 or otherwise under applicable law or regulation), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither NYCB nor Flagstar nor any of their respective Subsidiaries shall be required to provide access to or to disclose information, or otherwise comply with the foregoing provisions of this Section 6.2, where such access or disclosure would violate or prejudice the rights of NYCB’s or Flagstar’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or to the extent that NYCB or Flagstar, as the case may be, reasonably determines, in light of the Pandemic or the Pandemic Measures, that such access would jeopardize the health and safety of any of its employees. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of NYCB and Flagstar shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 7, 2021, between NYCB and Flagstar (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approval and Stockholder Approval.

(a) Each of NYCB and Flagstar shall call, give notice of, convene and hold a meeting of its stockholders and shareholders, respectively (the “NYCB Meeting” and the “Flagstar Meeting,” respectively) as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) the Requisite NYCB Vote and the Requisite Flagstar Vote, respectively, required in connection with this Agreement, the NYCB Share Issuance and the Merger, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders or shareholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of NYCB and Flagstar shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of each party.

(b) Subject to Section 6.3(c), (i) each of NYCB and Flagstar and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of NYCB and the shareholders of Flagstar, respectively, the Requisite NYCB Vote and the Requisite Flagstar Vote, respectively, including by communicating to the respective stockholders of NYCB and shareholders of Flagstar its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of NYCB, the stockholders of NYCB approve and adopt the NYCB Share Issuance (the “NYCB Board Recommendation”), and, in the case of Flagstar, that the shareholders of Flagstar adopt this Agreement (the “Flagstar Board Recommendation”); and (ii) each of NYCB and Flagstar and their respective Boards of Directors shall not (A) withhold, withdraw, modify or qualify in a manner adverse to the other party the NYCB Board Recommendation, in the case of NYCB, or Flagstar Board Recommendation, in the case of Flagstar, (B) fail to make the NYCB Board Recommendation, in the case of NYCB, or Flagstar Board Recommendation, in the case of Flagstar, in the Joint Proxy Statement, (C) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the NYCB Board Recommendation, in the case of NYCB, or Flagstar Board Recommendation, in the case of Flagstar, in each case, within ten (10) business days (or such fewer number of days as remains prior to the NYCB Meeting or Flagstar Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (E) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of NYCB or Flagstar, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to make or continue to make the NYCB Board Recommendation or Flagstar Board Recommendation, as applicable, such Board of Directors may, in the case of NYCB, prior to the receipt of the Requisite NYCB Vote, and in the case of Flagstar, prior to the receipt of the Requisite Flagstar Vote, submit this Agreement to its stockholders or shareholders, respectively, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders or shareholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (i) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable law to make or continue to make the NYCB Board Recommendation or Flagstar Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new notice period as referred to in this Section 6.3(c).

(d) NYCB or Flagstar shall adjourn or postpone the NYCB Meeting or Flagstar Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of NYCB Common Stock or Flagstar Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Flagstar or NYCB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Flagstar Vote or the Requisite NYCB Vote. Subject to the terms and conditions of this Agreement, Flagstar or NYCB, as applicable, shall continue to use reasonable best efforts to solicit proxies from its stockholders or shareholders, as applicable, in order to obtain the Requisite Flagstar Vote or Requisite NYCB Vote, respectively; provided that the foregoing shall not restrict in any way each of the Boards of Directors of NYCB and Flagstar from making a Recommendation Change permitted by Section 6.3(c) and disclosing such Recommendation Change and the basis and reasons therefor. Notwithstanding anything to the contrary set forth in this Agreement, neither NYCB nor Flagstar shall be required to adjourn or postpone the NYCB Meeting or the Flagstar Meeting, as applicable, more than two (2) times pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, but subject to the obligation to adjourn or postpone such meeting as set forth in the first sentence of this Section 6.3(d), unless this Agreement has been terminated in accordance with its terms, (i) the NYCB Meeting shall be convened and the NYCB Share Issuance shall be submitted to the stockholders of NYCB at the NYCB Meeting for approval, (ii) the Flagstar Meeting shall be convened and this Agreement shall be submitted to the shareholders of Flagstar at Flagstar Meeting for adoption and (iii) nothing contained in this Agreement shall be deemed to relieve NYCB of such obligation under the foregoing clause (i)  or Flagstar of such obligation under the foregoing clause (ii).

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 and Section 6.3(c) of this Agreement, each of NYCB and Flagstar shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, the Holdco Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Flagstar or NYCB or any of their respective Subsidiaries in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c) or any similar opinions required in connection with the Joint Proxy Statement or the S-4 described in Section 6.1, including by executing and delivering representations contained in certificates of officers of NYCB and Flagstar reasonably satisfactory in form and substance to NYCB’s and Flagstar’s respective counsels.

6.5 Stock Exchange Matters.

(a) NYCB shall cause the shares of the NYCB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

(b) Prior to the Closing Date, Flagstar shall cooperate with NYCB and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Entity of Flagstar Common Stock from the NYSE and the deregistration of Flagstar Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.6 Employee Matters.

(a) Commencing on the Effective Time and ending on December 31, 2022, unless otherwise mutually determined by Flagstar and NYCB prior to the Effective Time, NYCB shall provide to employees of Flagstar and the Flagstar Subsidiaries who at the Effective Time become employees of NYCB or the NYCB Subsidiaries (the

“Continuing Employees”) (i) a base salary or base wage rate no less than that provided by Flagstar and the Flagstar Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) target incentive opportunities (both cash and equity) that are no less favorable, in the aggregate, than the target incentive opportunities (both cash and equity) provided by Flagstar and the Flagstar Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (iii) employee benefits (other than severance) that are no less favorable than those provided to other similarly situated employees of NYCB or by Flagstar and the Flagstar Subsidiaries to each such Continuing Employee immediately prior to the Effective Time. Notwithstanding the foregoing, NYCB and Flagstar agree that, during the period commencing at the Effective Time and ending on the later of the first anniversary thereof or December 31, 2022, NYCB shall provide severance payments and benefits as described in Section 6.6(a) of the NYCB Disclosure Schedule with respect to any Continuing Employee who is involuntarily terminated during such period.

(b) With respect to any employee benefit plans of NYCB or NYCB Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (“New Plans”), NYCB and the NYCB Subsidiaries shall, to the extent permitted by applicable law, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of NYCB or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles, co-payments or coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Flagstar and its Subsidiaries for all purposes under each applicable New Plan (it being understood that, for the avoidance of doubt, such service credit shall not entitle any Continuing Employee to benefits under any frozen NYCB Benefit Plan), as if such service had been performed with NYCB, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) If requested by NYCB in writing delivered to Flagstar not less than twenty (20) business days before the Closing Date, the Board of Directors of Flagstar (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Flagstar 401(k) Employee Savings Plan (the “Flagstar 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If NYCB requests that Flagstar 401(k) Plan be terminated, (i) Flagstar shall provide NYCB with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by NYCB) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by NYCB or one of its Subsidiaries (the “NYCB 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan for Continuing Employees. NYCB and Flagstar shall take any and all actions as may be required, including amendments to Flagstar 401(k) Plan and/or the NYCB 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the NYCB 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from Flagstar 401(k) Plan in the form of cash, notes (in the case of loans), NYCB Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from Flagstar 401(k) Plan, and NYCB shall endeavor through reasonably commercial efforts to ensure availability of in-kind and note rollover.

(d) On and after the date hereof, any written employee notices or communication materials for distribution to a group of employees (including any website posting) or broad-based oral communications (i) to be provided or communicated by Flagstar with respect to any material employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of NYCB, and Flagstar shall consider in good faith revising such notice or communication to reflect any comments or advice that NYCB timely provides and (ii) to be provided or communicated by NYCB to employees of Flagstar with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Flagstar, and NYCB shall consider in good faith revising such notice or communication to reflect any comments or advice that Flagstar timely provides.

(e) Except as otherwise expressly set forth in this Section 6.6, NYCB agrees to assume and honor, in accordance with their terms, all Flagstar Benefit Plans including with respect to any accrued paid time off, vacation or other approved leave, it being understood that this sentence shall not be construed to limit the ability of NYCB or any NYCB Subsidiary to amend or terminate any Flagstar Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable Flagstar Benefit Plan. NYCB agrees that the transactions contemplated by this Agreement shall constitute a “change in control”, “change of control” or other similar concept under any Flagstar Benefit Plan, and prior to the Effective Time, Flagstar Board (or the compensation committee thereof) shall be empowered to take such action as necessary to declare such status under such Flagstar Benefit Plans.

(f) NYCB shall take all necessary action to cause the ESOP to be terminated as of not later than the business day prior to the Effective Time. Subject to the terms of the ESOP and applicable law, upon termination of the ESOP pursuant to the prior sentence, the accounts of all participants and beneficiaries in the ESOP immediately prior to the Effective Time shall become fully vested effective as of the effective time of the termination of the ESOP.

(g) NYCB shall take all necessary action to cause the Supplemental Benefits Plan of NYCB Bank to be terminated at or immediately prior to the Effective Time in accordance with Section 409A of the Code and the terms of the plan document, and to pay to each participant a lump sum cash amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan.

(h) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of NYCB or Flagstar or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Flagstar, NYCB or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Flagstar, NYCB or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NYCB or Flagstar or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Flagstar Benefit Plan or NYCB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Flagstar Benefit Plan or NYCB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of NYCB or Flagstar or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, Flagstar Charter, Flagstar Bylaws and the governing or organizational documents of any Flagstar Subsidiary, each present and former director, officer or employee of Flagstar and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Flagstar Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Flagstar or any of its Subsidiaries or is or was serving at the request of Flagstar or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Flagstar Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Flagstar Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with Flagstar Indemnified Parties, and Flagstar Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Flagstar (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Flagstar or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Flagstar for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Flagstar, in consultation with, but only upon the consent of, NYCB, may (and at the request of NYCB, Flagstar shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Flagstar’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The obligations of the Surviving Entity, NYCB or Flagstar under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Flagstar Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Flagstar Indemnified Party or affected person.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Flagstar Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of NYCB, on the one hand, and a Subsidiary of Flagstar, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the Holdco Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by NYCB.

6.9 Advice of Changes. NYCB and Flagstar shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it, or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends. After the date of this Agreement and to the extent permitted under the NYCB Charter and Flagstar Charter, respectively, each of NYCB and Flagstar shall coordinate with the other the declaration of any dividends in respect of the NYCB Common Stock and Flagstar Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Flagstar Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Flagstar Common Stock and any shares of the NYCB Common Stock any such holder receives in exchange therefor in the Merger. In furtherance of the foregoing, (a) starting with the fourth quarter of 2021, the Board of Directors of Flagstar shall cause its regular quarterly dividend record dates and payments dates for Flagstar Common Stock to be delayed so as to be similar to the regular quarterly dividend record dates and payments dates for NYCB Common Stock and (b) the Board of Directors of NYCB shall continue to pay dividends on the NYCB Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

6.11 Shareholder Litigation. Each party shall, to the extent permitted under applicable law and regulation, give the other party prompt notice in writing of any stockholder or shareholder, as applicable, litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Flagstar shall give NYCB the opportunity to participate (at NYCB’s expense) in the defense or settlement of any such litigation. Each party shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. Flagstar shall not agree to settle any such litigation without NYCB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that NYCB shall not be obligated to consent to any settlement which does not include a full release of NYCB and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.12 Corporate Governance.

(a) Prior to the Effective Time, the Board of Directors of NYCB shall take all actions necessary to adopt the NYCB Bylaws Amendment. Effective as of the Holdco Merger Effective Time, and in accordance with the NYCB Bylaws Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of NYCB Bank shall each be twelve (12), of which (i) eight (8) shall be directors of NYCB immediately prior to the Effective Time, which shall include the Chief Executive Officer of NYCB immediately prior to the Effective Time, Robert Wann, Hanif Dahya, who shall serve as the Presiding Director, and such other directors as determined by NYCB and (ii) four (4) shall be directors of Flagstar immediately prior to the Effective Time (the “Flagstar Designated Directors”), which shall include the Chief Executive Officer of Flagstar immediately prior to the Effective Time, who shall serve as the non-Executive Chairman of the Board of Directors of each of the Surviving Entity and the Board of Directors of NYCB Bank, David Treadwell, who shall serve as the Risk Assessment Committee Chairman of the Surviving Entity and such other directors as mutually agreed to by Flagstar and NYCB, who shall be independent of NYCB in accordance with applicable stock exchange standards.

(b) At the Effective Time, NYCB shall invite all directors of Flagstar immediately prior to the Effective Time other than the Flagstar Designated Directors to become members of an Advisory Board of NYCB (the “Advisory Board”), and shall cause all such individuals who accept such invitation to be elected or appointed for a two (2)-year term as members of the Advisory Board. Such members of the Advisory Board will serve on the Advisory Board until the second (2nd) anniversary of the Closing Date or until their respective earlier death or resignation, during which period such members will each receive quarterly compensation of $10,000 per quarter served. The Chief Executive Officer of NYCB shall meet with the Advisory Board at least one time per quarter during the two (2) year period beginning on the Closing Date.

(c) Effective as of the Effective Time, the Board of Directors of NYCB shall take such actions as are necessary and appropriate to adopt the lending policies and procedures of Flagstar that were in effect immediately prior to the Closing with respect to the acquired Flagstar operations as the lending policies and procedures for such acquired Flagstar operations.

6.13 Acquisition Proposals.

(a) Each party agrees that it will, and will cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Flagstar, in the case of NYCB, or NYCB, in the case of Flagstar, with respect to any Acquisition Proposal.

(b) Each party agrees that it will not, and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except (x) to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.13 and (y) to seek and obtain legal or financial advice from such party’s outside counsel and outside financial advisors, as applicable), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary set forth in Section 6.13(a) or 6.13(b), in the event that after the date of this Agreement and prior to the receipt of the Requisite NYCB Vote, in the case of NYCB, or the Requisite Flagstar Vote, in the case of Flagstar, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data to and participate in negotiations or discussions with the person making the Acquisition Proposal, or any Representative of the person making the Acquisition Proposal, if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.

(d) Each party will promptly (and, in any event, within one business day after receipt) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and will keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(e) As used in this Agreement, “Acquisition Proposal” shall mean, (i) with respect to Flagstar, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (A) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Flagstar and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Flagstar or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Flagstar, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Flagstar or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Flagstar, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Flagstar or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Flagstar; and (ii) with respect to NYCB, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, transactions described in subclauses (A) through (C) of clause (i) of this Section 6.13(e), substituting (x) “NYCB” for “Flagstar” thereof and (y) “50%” for “25%” thereof.

(f) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14 Public Announcements. Flagstar and NYCB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15 Change of Method. Each of NYCB and Flagstar shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Flagstar and NYCB (including the provisions of Article I), and, if and to the extent requested by such party, the other party shall agree to enter into such amendments to this Agreement as such requesting party may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Flagstar’s shareholders, or (c) impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16 Restructuring Efforts. If either Flagstar or NYCB shall have failed to obtain the Requisite Flagstar Vote or the Requisite NYCB Vote at the duly convened Flagstar Meeting or NYCB Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Flagstar as provided for in this Agreement, or any term that would adversely affect the Tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its respective shareholders or stockholders, as applicable, for approval.

6.17 Takeover Restrictions. None of Flagstar, NYCB or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.18 Treatment of Flagstar Indebtedness. At and after the Effective Time for any debt of Flagstar or the Bank Merger Effective Time for any debt of Flagstar Bank, as applicable, NYCB or NYCB Bank, as applicable, shall (x) assume the due and punctual performance and observance of the covenants to be performed by Flagstar or Flagstar Bank, as applicable, under the definitive documents governing the indebtedness set forth on Section 6.18 of the Flagstar Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby; or (y) repay such indebtedness in full. In connection with any such assumption, prior to the Effective Time or the Bank Merger Effective Time, as applicable, NYCB and Flagstar shall, and shall cause NYCB Bank and Flagstar Bank, respectively, to, cooperate and use reasonable best efforts to (a) execute and deliver any supplemental indentures, officer’s certificates or other documents (including in connection with any necessary amendment or waiver), and (b) provide any opinion of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the Bank Merger Effective Time, as applicable.

6.19 Exemption from Liability Under Section 16(b). Flagstar and NYCB agree that, in order to most effectively compensate and retain those officers and directors of Flagstar subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Flagstar Insiders”), both prior to and after the Effective Time, it is desirable that Flagstar Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Flagstar Common Stock and Flagstar Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. Flagstar shall deliver to NYCB in a reasonably timely fashion prior to the Effective Time accurate information regarding Flagstar Insiders, and the Board of Directors of NYCB and of Flagstar, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Flagstar) any acquisitions and dispositions of Flagstar Common Stock or Flagstar Equity Awards by Flagstar Insiders, and (in the case of NYCB) any acquisitions of NYCB Common Stock or NYCB Equity Awards by any Flagstar Insiders who, immediately following the Merger, will be officers or directors of NYCB subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 Transition. Subject to Sections 6.2(c), commencing on and following the date hereof through the Closing Date or the earlier termination of this Agreement, and in all cases subject to applicable law or regulation, upon the reasonable request of NYCB, Flagstar shall, and shall cause its Subsidiaries to, (a) reasonably cooperate with NYCB and its Subsidiaries to facilitate the integration of the parties and their respective businesses (including the transition of Flagstar Bank’s business and operations as a Federal Savings Bank to New York

Community Bank a New York State Chartered Savings Bank) effective as of the Closing Date or such later date as may be determined by NYCB and (b) consistent with the performance of their day-to-day operations and the continuous operation of Flagstar and its Subsidiaries in the ordinary course of business, use commercially reasonable efforts to cause the employees and officers of Flagstar and its Subsidiaries to provide NYCB reasonable assistance, upon the reasonable request of NYCB, with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion); provided, however, that, in each case, neither Flagstar nor any Flagstar Subsidiary shall be required to (i) terminate any third-party service provider arrangements prior to the Closing and (ii) take any action that may unreasonably and materially interfere with the business of Flagstar or any of its Subsidiaries or impede or delay the consummation of the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder and Stockholder Approvals. The Requisite NYCB Vote and the Requisite Flagstar Vote shall have been obtained.

(b) NYSE Listing. The shares of NYCB Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction, decree or other legal restraint prohibiting the consummation of the Merger, the Holdco Merger or the Bank Merger issued by any Governmental Entity of competent jurisdiction shall be in effect. No law, statute, rule, regulation shall have been enacted, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, Holdco Merger or the Bank Merger.

7.2 Conditions to Obligations of NYCB and Merger Sub. The obligation of NYCB and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by NYCB, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Flagstar set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of Flagstar set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Flagstar Bank), Section 3.2(b), Section 3.2(c) (but only with respect to Flagstar Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the

Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Flagstar set forth in this Agreement (read without giving effect to any qualification as to the materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Flagstar or the Surviving Entity. NYCB shall have received a certificate dated as of the Closing Date and signed on behalf of Flagstar by the Chief Executive Officer and the Chief Financial Officer of Flagstar to the foregoing effect.

(b) Performance of Obligations of Flagstar. Flagstar shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and NYCB shall have received a certificate dated as of the Closing Date and signed on behalf of Flagstar by the Chief Executive Officer and the Chief Financial Officer of Flagstar to such effect.

(c) Federal Tax Opinion. Either (i) NYCB shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to NYCB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and, for the avoidance of doubt, in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NYCB and Flagstar, reasonably satisfactory in form and substance to such counsel), or (ii) there is not reasonably expected to be a Material Adverse Tax Consequence. “Material Adverse Tax Consequence” means that (i) the opinion described in Section 7.2(c)(i) is not able to be delivered and (ii) as a result of a change in law after the date hereof, the Merger and the Holdco Merger, taken together, result in materially adverse income tax consequences to NYCB and its Subsidiaries (including by reason of being a successor to Flagstar and its Subsidiaries).

7.3 Conditions to Obligations of Flagstar. The obligation of Flagstar to effect the Merger is also subject to the satisfaction, or waiver by Flagstar, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of NYCB set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of NYCB set forth in Section 4.1(a), Section 4.1(b) (but only with respect to NYCB Bank), Section 4.2(b) (but only with respect to NYCB Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of NYCB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NYCB. Flagstar shall have received a certificate dated as of the Closing Date and signed on behalf of NYCB by the Chief Executive Officer and the Chief Financial Officer of NYCB to the foregoing effect.

(b) Performance of Obligations of NYCB and Merger Sub. NYCB and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Flagstar shall have received a certificate dated as of the Closing Date and signed on behalf of NYCB by the Chief Executive Officer and the Chief Financial Officer of NYCB to such effect.

(c) Federal Tax Opinion. Flagstar shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Flagstar, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and Holdco Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NYCB and Flagstar, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Flagstar Vote or the Requisite NYCB Vote (except in the case of Sections 8.1(e) and Section 8.1(f)):

(a) by mutual written consent of NYCB and Flagstar;

(b) by either NYCB or Flagstar if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, the Holdco Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the Holdco Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either NYCB or Flagstar if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either NYCB or Flagstar (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Flagstar, in the case of a termination by NYCB, or NYCB or Merger Sub, in the case of a termination by Flagstar, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by NYCB, or Section 7.3, in the case of a termination by Flagstar, and which is not cured within forty-five (45) days following written notice to Flagstar, in the case of a termination by NYCB, or NYCB, in the case of a termination by Flagstar, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Flagstar, prior to such time that the Requisite NYCB Vote is obtained, if (i) NYCB or the Board of Directors of NYCB shall have made a Recommendation Change, or (ii) NYCB or the Board of Directors of NYCB shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(f) by NYCB, prior to such time that the Requisite Flagstar Vote is obtained, if (i) Flagstar or the Board of Directors of Flagstar shall have made a Recommendation Change, or (ii) Flagstar or the Board of Directors of Flagstar shall have breached its obligations under Section 6.3 or 6.13 in any material respect.

The party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either NYCB or Flagstar as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of NYCB, Merger Sub, Flagstar, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of NYCB, Merger Sub or Flagstar shall be relieved or released from any liabilities or damages arising out of its actual and intentional common law fraud in such party’s making of its representations and warranties set forth in this Agreement (“Fraud”) or its Willful Breach of any provision of this Agreement. “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b) (i) In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to Flagstar shall have been communicated to or otherwise made known to the Board of Directors or senior management of Flagstar or shall have been made directly to the shareholders of Flagstar generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to Flagstar Meeting) an Acquisition Proposal with respect to Flagstar and (B) (x) thereafter this Agreement is terminated by either NYCB or Flagstar pursuant to Section 8.1(c) without the Requisite Flagstar Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by NYCB pursuant to Section 8.1(d) as a result of a Willful Breach and (C) prior to the date that is twelve (12) months after the date of such termination, Flagstar enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to Flagstar (whether or not the same Acquisition Proposal as that referred to above), then Flagstar shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay NYCB, by wire transfer of same-day funds, a fee equal to ninety million dollars ($90,000,000) (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(ii) In the event that this Agreement is terminated by NYCB pursuant to Section 8.1(f), then Flagstar shall pay NYCB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to NYCB shall have been communicated to or otherwise made known to the Board of Directors or senior management of NYCB or shall have been made directly to the shareholders of NYCB generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the NYCB Meeting) an Acquisition Proposal with respect to NYCB and (B) (x) thereafter this Agreement is terminated by either NYCB or Flagstar pursuant to Section 8.1(c) without the Requisite NYCB Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Flagstar pursuant to Section 8.1(d) as a result of a Willful Breach and (C) prior to the date that is twelve (12) months after the date of such termination, NYCB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to NYCB (whether or not the same Acquisition Proposal as that referred to above), then NYCB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Flagstar the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(ii) In the event that this Agreement is terminated by Flagstar pursuant to Section 8.1(e), then NYCB shall pay Flagstar, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud or Willful Breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of NYCB and Flagstar acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if NYCB or Flagstar, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if NYCB or Flagstar, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by Flagstar and NYCB pursuant to Section 8.2(b) and Section 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and, except in the case of Fraud or Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite NYCB Vote or the Requisite Flagstar Vote; provided, however, that after the receipt of the Requisite NYCB Vote or the Requisite Flagstar Vote, there may not be, without further approval of the stockholders of NYCB or the shareholders of Flagstar, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered by such other parties pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite NYCB Vote or the Requisite Flagstar Vote, there may not be, without further approval of the stockholders of NYCB or the shareholders of Flagstar, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement or in any certificate delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger and the other transactions contemplated hereby shall be borne equally by NYCB and Flagstar.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, by e-mail transmission (provided that no “error message” or other notification of non-delivery is generated), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Flagstar, to:

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, MI 48098

Attention: James K. Ciroli, EVP and Chief Financial Officer

With a copy (which shall not constitute notice) to

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, MI 48098

Attention: General Counsel

With a copy (which shall not constitute notice) to

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

or

155 N. Wacker Drive

Chicago, Illinois 60606

Attention:	Sven G. Mickisch
David R. Clark
Email:	Sven.Mickisch@skadden.com
David.Clark@skadden.com

and

(b)	if to NYCB or Merger Sub, to:

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

Attention:	R. Patrick Quinn, General Counsel
E-mail:	R.Patrick.Quinn@mynycb.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	H. Rodgin Cohen
Mark J. Menting
Jared M. Fishman
Email:	cohenhr@sullcrom.com
mentingm@sullcrom.com
fishmanj@sullcrom.com

9.6 Interpretation. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Flagstar means the actual knowledge of any of the officers of Flagstar listed on Section 9.6 of the Flagstar Disclosure Schedule, and the “knowledge” of NYCB means the actual knowledge of any of the officers of NYCB listed on Section 9.6 of the NYCB Disclosure Schedule. As used in this Agreement, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was

(i) provided by one party or its representatives to the other party and its representatives prior to the execution and delivery of this Agreement, (ii) included in the virtual data room of a party prior to the execution and delivery of this Agreement, or (iii) filed or furnished by a party with the SEC and publicly available on EDGAR prior to the execution and delivery of this Agreement, (d) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Holdco Merger and the Bank Merger, and (f) the term “ordinary course of business,” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-business day, the period in question shall end on the next succeeding business day. References to a particular statute or regulation including all rules and regulations promulgated thereunder and any amendment or successor to such statute or regulation. References to all contracts or agreements shall include any amendments thereto. The Flagstar Disclosure Schedule and the NYCB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Flagstar in Article III, neither Flagstar nor any other person makes any express or implied representation or warranty with respect to Flagstar, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Flagstar hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Flagstar nor any other person makes or has made any representation or warranty to NYCB, Merger Sub or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Flagstar, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Flagstar in Article III, any oral or written information presented to NYCB, Merger Sub or any of their respective affiliates or representatives in the course of their due diligence investigation of Flagstar, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Flagstar acknowledges and agrees that none of NYCB, Merger Sub or any other person on behalf of NYCB or Merger Sub has made or is making, and Flagstar has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

(b) Except for the representations and warranties made by NYCB or Merger Sub in Article IV, none of NYCB, Merger Sub or any other person makes any express or implied representation or warranty with respect to NYCB, its Subsidiaries (including Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of NYCB and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of NYCB, Merger Sub or any other person makes or has made any representation or warranty to Flagstar or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to NYCB, any of its Subsidiaries (including Merger Sub) or their respective businesses, or (ii) except for the representations and warranties made by NYCB and Merger Sub in Article IV, any oral or written information presented to Flagstar or any of its affiliates or representatives in the course of their due diligence investigation of NYCB and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Each of NYCB and Merger Sub acknowledges and agrees that neither Flagstar nor any other person on behalf of Flagstar has made or is making, and neither NYCB nor Merger Sub has not relied upon, any express or implied representation or warranty other than those contained in Article III.

9.8 Counterparts. This Agreement may be executed in counterparts (including by .pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the documents and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Flagstar shall be subject to the laws of the State of Michigan).

(b) Each party hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Flagstar Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(c), 12 C.F.R. § 309.5(g)(8), 12 C.F.R. § 4.32(b), 12 C.F.R. § 309.5(g) and New York Banking Law § 36.10) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law; provided that, to the extent legally permissible, appropriate modified or substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this section apply.

9.16 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Thomas R. Cangemi
Name: Thomas R. Cangemi Title: Chairman, President and Chief Executive Officer

615 Corp.

By:	/s/ R. Patrick Quinn
Name: R. Patrick Quinn Title: Secretary

FLAGSTAR BANCORP, INC.

By:	/s/ Alessandro DiNello
Name: Alessandro DiNello Title: President and CEO

Signature Page to Merger Agreement

Exhibit A

Amended and Restated Flagstar Charter

(attached)

Exhibit B

Seventh Amended and Restated Flagstar Bylaws

(attached)

Exhibit C

NYCB Bylaw Amendment

(attached)

Annex B

EXECUTION VERSION

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1, dated as of April 26, 2022 (this “Amendment”), amends the Agreement and Plan of Merger, dated as of April 24, 2021 (the “Agreement”), by and among New York Community Bancorp, Inc., a Delaware corporation (“NYCB”), 615 Corp., a Delaware corporation and direct, wholly-owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc., a Michigan corporation (“Flagstar”). Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Agreement.

RECITAL:

WHEREAS, the parties to the Agreement now desire to amend the Agreement in accordance with Section 9.1 of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions, agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.	Amendments.

(a)	Recital B of the Agreement is hereby amended and restated as follows:

“Unless otherwise agreed to in writing by NYCB and Flagstar, (i) promptly on the day after the day on which the Merger and the Holdco Merger occur, Flagstar Bank, FSB, a federally chartered stock savings bank and Subsidiary of Flagstar (“Flagstar Bank”), will convert from a federal savings bank into a national banking association (such resulting entity, “NewNB” and such conversion, the “Conversion”), and (ii) promptly following the Conversion, New York Community Bank, a New York State-chartered savings bank and Subsidiary of NYCB (“NYCB Bank”), will, subject to the terms and conditions set forth herein and in the Bank Merger Agreement, merge with and into NewNB (the “Bank Merger”), so that NewNB is the surviving bank in the Bank Merger (hereinafter sometimes referred to in such capacity as the “Surviving Bank”).”

(b)	Section 1.13 of the Agreement is hereby amended and restated as follows:

“Conversion and Bank Merger.

(a) Unless otherwise agreed to in writing by NYCB and Flagstar, promptly on the day after the day on which the Merger and the Holdco Merger occur, subject to the terms and conditions of this Agreement, in accordance with 12 CFR 5.24 and applicable provisions of the National Bank Act (together with its implementing regulations, the “NBA”), Flagstar Bank shall convert from a federal savings bank into a national banking association.

(b) Unless otherwise agreed to in writing by NYCB and Flagstar, promptly following the Conversion, NYCB Bank shall merge with and into NewNB. NewNB shall be the Surviving Bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of NYCB Bank shall terminate. The Bank Merger shall be implemented pursuant to the Amended and Restated Agreement and Plan of Merger to be entered into by and between NYCB Bank and NewNB, in the form agreed to by the parties as of the date of Amendment No. 1 to this Agreement. Each of NYCB and Flagstar shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of NYCB

Annex B-1

Bank and NewNB, respectively, and NYCB and Flagstar shall, and shall cause NYCB Bank and NewNB, respectively, to, execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective promptly following the Conversion or at such date and time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”). Each of NYCB and Flagstar hereby waives any newspaper publication requirement under the NBA with respect to its approval of the Bank Merger Agreement as the sole voting shareholder of NYCB Bank and NewNB, respectively.”

(c)	Section 3.4 of the Agreement is hereby amended by:

(i)	deleting the text in clause (c) and clause (d) and replacing such deleted text in each such clause with the following text: “[RESERVED]”;

(ii)

amending and restating clause (e) as follows: “the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) and approval or waiver of such applications, filings and notices,”; and

(iii)

amending and restating clause (f) as follows: “the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to NewNB’s establishment and operation of branches and other offices in connection with the Conversion and Bank Merger, and the approvals or waivers of such applications, filings and notices,”; and

(iv)

deleting the reference to “(including the Holdco Merger and the Bank Merger)” that appears in clause (iii) therein and replacing such deleted reference with “(including the Holdco Merger, the Conversion and the Bank Merger)”.

(d)	Section 4.4 of the Agreement is hereby amended and restated as follows:

(i)	deleting the text in clause (c) and clause (d) and replacing such deleted text in each such clause with the following text: “[RESERVED]”;

(ii)

amending and restating clause (e) as follows: “the filing of any required applications, filings and notices, as applicable, with the OCC and approval or waiver of such applications, filings and notices,”;

(iii)

amending and restating clause (f) as follows: “the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to NewNB’s establishment and operation of branches and other offices in connection with the Conversion and Bank Merger, and the approvals or waivers of such applications, filings and notices,”; and

(iv)

deleting the reference to “(including the Holdco Merger and the Bank Merger)” that appears in clause (iii) therein and replacing such deleted reference with “(including the Holdco Merger, the Conversion and the Bank Merger)”.

(e)	Section 6.1(b) of the Agreement is hereby amended by:

(i)	deleting the reference to “within forty (40) days of the date of this Agreement” that appears therein and replacing such deleted reference with “by May 16, 2022”;

(ii)

deleting the reference to “(including the Merger, the Holdco Merger and Bank Merger)” that appears in clause (i) therein and replacing such deleted reference with “(including the Merger, the Holdco Merger, the Conversion and the Bank Merger)”; and

(iii)

amending and restating clause (i) of the definition of “Requisite Regulatory Approvals” as follows: “from the Federal Reserve Board, the OCC and the Mortgage Agencies and, with respect to NewNB’s establishment and operation of branches and other offices in connection with the Conversion and Bank Merger, any state bank regulatory authority”.

(f)

Section 6.2(b) of the Agreement is hereby amended by adding the following text after the words “between NYCB and Flagstar” that appear therein: “, as amended by Amendment No. 1 thereto, dated as of April 26, 2022”.

(g)

Section 6.6(a) of the Agreement is hereby amended by deleting the reference to “December 31, 2022” that appears in the first sentence and last sentence therein and, in each case, replacing such deleted reference with “December 31, 2023”.

(h)	Section 6.15 of the Agreement is hereby amended by adding the following language after the last sentence therein:

“At the written request of a party to the other party, the parties shall consider and negotiate in good faith a change to, or the restructuring of, the Conversion or Bank Merger or other transactions or matters affecting the Requisite Regulatory Approvals in a manner mutually determined by the parties to address any material matter, financial or otherwise, or material structural consideration with respect thereto or to make it more likely that the Merger will be consummated on or prior to the Termination Date. Notwithstanding the parties’ obligations, covenants and agreements in this Section 6.15, the parties’ performance or compliance with this Section 6.15 shall not affect Flagstar’s or NYCB’s right to terminate the Merger Agreement in accordance with the terms of Section 8.1(c) following the Termination Date.”

(i)	Section 8.1(c) set forth in the Agreement is hereby amended and restated as follows:

“by either NYCB or Flagstar if the Merger shall not have been consummated on or before October 31, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the failure of the Closing to occur by the Termination Date is due to the failure of such party to perform or observe the obligations, covenants and agreements of such party set forth herein;”

(j)	Section 9.6 of the Agreement is hereby amended by adding the following text between “the Holdco Merger” and “and the Bank Merger” in clause (e) of the twelfth sentence therein: “, the Conversion”.

2.	Miscellaneous.

(a) Except as expressly amended and/or superseded by this Amendment, the Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended and supplemented as set forth herein. This Amendment and the Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. If and to the extent there are any inconsistencies between the Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Agreement or in any of the other Transaction Agreements to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

(d) Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6 (as amended by Section 1(j) of this Amendment), Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.12, Section 9.13, Section 9.14 and Section 9.16 of the Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Thomas R. Cangemi
	Name:	Thomas R. Cangemi
	Title:	Chairman, President and Chief Executive Officer

615 CORP.

By:	/s/ R. Patrick Quinn
	Name:	R. Patrick Quinn
	Title:	Secretary

FLAGSTAR BANCORP, INC.

By:	/s/ Alessandro P. Dinello
Name:	Alessandro P. Dinello
Title:	President and CEO

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex C

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

April 24, 2021

Board of Directors

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, NY 11590

Ladies and Gentlemen:

New York Community Bancorp, Inc. (“Viking”), 615 Corp., a direct, wholly-owned subsidiary of Viking (“Merger Sub”), and Flagstar Bancorp, Inc. (“Foxtrot”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will, subject to the terms and conditions set forth in the Agreement, merge with and into Foxtrot (the “Merger”), so that Foxtrot is the surviving entity in the Merger (referred to herein as the “Interim Surviving Entity”), and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Code, the Interim Surviving Entity will, subject to the terms and conditions set forth in the Agreement, merge with and into Viking (the “Holdco Merger”), so that Viking is the surviving entity in the Holdco Merger. As set forth in the Agreement, at the Effective Time, each share of the common stock, $0.01 par value per share, of Foxtrot (“Foxtrot Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of Foxtrot Common Stock as specified in the Agreement, shall be converted into the right to receive 4.0151 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Viking (“Viking Common Stock”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Viking.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Viking that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Foxtrot that we deemed relevant; (iv) certain internal preliminary financial information for Viking for the quarter ending March 31, 2021, as provided by the senior management of Viking; (v) certain internal preliminary financial information for Foxtrot for the quarter ending March 31, 2021, as provided by the senior management of Foxtrot; (vi) publicly available median analyst earnings per share estimates for Viking for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Viking; (vii) publicly available median analyst earnings per share and dividends per share estimates for Foxtrot for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Viking; (viii) the pro forma financial impact of the Merger on Viking based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for current expected credit losses (CECL) accounting standards and the granting of a certain number of restricted stock awards by Foxtrot prior to the closing of the Merger, as provided by the senior management of Viking; (ix) the publicly

Annex C-1

reported historical price and trading activity for Viking Common Stock and Foxtrot Common Stock, including a comparison of certain stock trading information for Viking Common Stock and Foxtrot Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (x) a comparison of certain financial and market information for Viking and Foxtrot with similar financial institutions for which information is publicly available; (xi) the financial terms of certain recent merger and acquisition transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xii) the current market environment generally and the banking environment in particular; and (xiii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Viking and its representatives the business, financial condition, results of operations and prospects of Viking and held similar discussions with certain members of the senior management of Foxtrot and its representatives regarding the business, financial condition, results of operations and prospects of Foxtrot.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Viking, Foxtrot or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Viking and Foxtrot that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Viking or Foxtrot. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Viking or Foxtrot. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Viking or Foxtrot, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Viking or Foxtrot. We have assumed, with your consent, that the respective allowances for loan losses for both Viking and Foxtrot are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler received and used certain internal preliminary financial information for each of Viking and Foxtrot for the quarter ending March 31, 2021, as provided by the senior managements of Viking and Foxtrot, respectively. Piper Sandler also used publicly available median analyst earnings per share estimates for Viking for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Viking. In addition, Piper Sandler used publicly available median analyst earnings per share and dividends per share estimates for Foxtrot for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021 as well as for the year ending December 31, 2022, as well as an estimated annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Viking. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards and the granting of a certain number of restricted stock awards by Foxtrot prior to the closing of the Merger, as provided by the senior management of Viking. With respect to the foregoing information, the respective senior managements of Viking and Foxtrot confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of those respective senior managements as to the future financial performance of Viking and Foxtrot, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Viking’s or Foxtrot’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Viking and Foxtrot will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent and to the extent material to our analyses, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions

C-2

precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect that would be material to our analyses of Viking, Foxtrot or the Merger, or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. We express no opinion as to any legal, accounting or tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Viking Common Stock or Foxtrot Common Stock at any time or what the value of Viking Common Stock will be once it is actually received by the holders of Foxtrot Common Stock.

We have acted as Viking’s financial advisor in connection with the Merger and will receive an advisory fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Viking has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Viking in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to Foxtrot in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Viking, Foxtrot and their respective affiliates. We may also actively trade the equity and debt securities of Viking, Foxtrot and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Viking in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Viking as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to Viking and does not address the underlying business decision of Viking to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Viking or the effect of any other transaction in which Viking might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Viking or Foxtrot officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Viking from a financial point of view.

Very truly yours,

/s/ Piper Sandler & Co.
Piper Sandler & Co.

C-3

Annex D

PERSONAL AND CONFIDENTIAL

April 24, 2021

Board of Directors

New York Community Bancorp, Inc.

615 Merrick Avenue

New York, NY 11590

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to New York Community Bancorp, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 4.0151 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in exchange for each outstanding share of common stock, par value $0.01 per share (the “Flagstar Common Stock”), of Flagstar Bancorp, Inc. (“Flagstar”), other than certain shares held by the Company or Flagstar, pursuant to the Agreement and Plan of Merger, dated as of April 24, 2021 (the “Agreement”), by and among the Company, 615 Corp., a wholly owned subsidiary of the Company, and Flagstar.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities , derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Flagstar and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory and/or underwriting services to the Company, Flagstar and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Flagstar for the five years ended December 31, 2020; certain publicly available research analyst reports for the Company and Flagstar; certain internal financial analyses and forecasts for Flagstar prepared by its management; and certain financial analyses and forecasts for Flagstar on a stand-alone basis and certain internal financial analyses and forecasts for the Company on a stand-alone basis and pro forma for the Transaction, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Flagstar regarding their assessment of the past and current business operations, financial condition and future prospects of Flagstar and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Flagstar Common Stock; compared certain financial and stock market information for the Company and Flagstar with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain

Annex D-1

Board of Directors

New York Community Bancorp, Inc.

April 24, 2021

Page Two

recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Flagstar or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto and, accordingly, we have assumed that such allowances and marks for losses for the Company or Flagstar are in the aggregate adequate to cover such losses. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Flagstar or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Flagstar, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or Flagstar Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or Flagstar or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Flagstar or the ability of the Company or Flagstar to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)

D-2

Annex E

April 24, 2021

Board of Directors

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, MI 48098

Members of the Board:

We understand that Flagstar Bancorp, Inc. (“Flagstar”), New York Community Bancorp, Inc. (“New York Community”) and 615 Corp., a wholly owned subsidiary of New York Community (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 23, 2021 (the “Merger Agreement”), which provides, among other things, for (i) the merger (the “Merger”) of Acquisition Sub with and into Flagstar, with Flagstar surviving, and (ii) as soon as reasonably practicable following the Merger, the merger of Flagstar with and into New York Community, with New York Community surviving. Upon the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of Flagstar (the “Flagstar Common Stock”), except for shares of Flagstar Common Stock owned by Flagstar or New York Community (in each case, other than shares of Flagstar Common Stock (i) held in trust accounts, managed accounts, mutual funds or the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Flagstar or New York Community in respect of debts previously contracted) (collectively, the “Excluded Shares”), will be converted into the right to receive 4.0151 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of New York Community (the “New York Community Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Flagstar Common Stock (other than holders of the Excluded Shares).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Flagstar and New York Community, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning Flagstar and New York Community, respectively;

3)	Reviewed certain financial projections prepared by the managements of Flagstar and New York Community, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Flagstar and New York Community, respectively;

5)

Discussed the past and current operations and financial condition and the prospects of Flagstar, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Flagstar;

6)

Discussed the past and current operations and financial condition and the prospects of New York Community, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of New York Community;

7)	Reviewed the pro forma impact of the Merger on New York Community’s earnings per share, consolidated capitalization and certain financial ratios and measures;

Annex E-1

8)	Reviewed the reported prices and trading activity for Flagstar Common Stock and New York Community Common Stock;

9)

Compared the financial performance of Flagstar and New York Community and the prices and trading activity of FlagstarCommon Stock and New York Community Common Stock with that of certain other publicly-traded companies comparable with Flagstar and New York Community, respectively, and their securities;

10)	Participated in certain discussions and negotiations among representatives of Flagstar and New York Community and certain parties and their financial and legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Flagstar and New York Community, and formed a substantial basis for this opinion.

At your direction, our analysis relating to the business and financial prospects for Flagstar for purposes of this opinion have been made on the basis of (i) certain financial projections with respect to Flagstar prepared by the management of Flagstar, which were approved by you for our use (the “Flagstar Financial Projections”) and (ii) certain financial projections with respect to Flagstar that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of Flagstar, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on your guidance and reviewed and approved by you for our use (such forecasts and extrapolations thereof, the “Flagstar Street Forecasts”). At your direction, our analysis relating to the business and financial prospects for New York Community for purposes of this opinion have been made on the basis of certain financial projections with respect to New York Community that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of New York Community, which forecasts were extrapolated at the direction of Flagstar for certain fiscal years based on your guidance and reviewed and approved by you for our use (such forecasts and extrapolations thereof, the “New York Community Street Forecasts”). We have been advised by Flagstar, and have assumed, with your consent, that the Flagstar Financial Projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, reflect the best currently available estimates of the future financial performance of Flagstar, and the Flagstar Street Forecasts and New York Community Street Forecasts are reasonable bases upon which to evaluate the business and financial prospects of Flagstar and New York Community, respectively. We express no view as to the Flagstar Financial Projections, the New York Community Street Forecasts or the Flagstar Street Forecasts or the assumptions on which they were based, including the selection of the equity research financial forecasts from which the Flagstar Street Forecasts and New York Community Street Forecasts were derived.

In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are not experts in the evaluation of allowance for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses at Flagstar or New York Community, nor have we examined any individual loan credit files of Flagstar or New York Community or been requested to conduct such a review, and, as a result, we have assumed that the aggregate allowances for loan losses of Flagstar and New York Community are adequate. We are financial advisors only and have relied upon, without independent verification, the assessment of New York Community and Flagstar and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Flagstar’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio to be paid to the holders of shares of Flagstar Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Flagstar or New York Community, nor have we been furnished with any such valuations or appraisals, upon which we have relied without independent verification. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the

E-2

date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Flagstar in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. Morgan Stanley may also seek to provide financial advisory and financing services to New York Community and Flagstar and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of New York Community, Flagstar, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Flagstar and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Flagstar is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which New York Community Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of New York Community and Flagstar should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Flagstar Common Stock (other than holders of the Excluded Shares).

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ Elizabeth Jacobs Kapp
Elizabeth Jacobs Kapp Managing Director

E-3

Annex F

Jefferies LLC

520 Madison Avenue

New York, NY 10022

www.jefferies.com

April 24, 2021

The Board of Directors

Flagstar Bancorp, Inc.

5151 Corporate Drive

Troy, MI 48098

The Board of Directors:

We understand that Flagstar Bancorp, Inc., a Michigan corporation (“FBC”), New York Community Bancorp, Inc., a Delaware corporation (“NYCB”), and 615 Corp., a Delaware corporation and a direct, wholly owned subsidiary of NYCB (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 23, 2021 (the “Merger Agreement”), which provides for, among other things and subject to the terms and conditions contained therein, (i) the merger of Merger Sub with and into FBC, with FBC surviving (the “Merger”), and (ii) as soon as reasonably practicable following the Merger, the merger of FBC with and into NYCB, with NYCB surviving. Upon the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of FBC (“FBC Common Stock”), except for shares of FBC Common Stock owned by FBC or NYCB (in each case, other than shares of FBC Common Stock (i) held in trust accounts, managed accounts, mutual funds or the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by FBC or NYCB in respect of debts previously contracted) (collectively, the “Excluded Shares”), will be converted into the right to receive 4.0151 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of NYCB (“NYCB Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to holders of shares of FBC Common Stock (other than holders of the Excluded Shares).

In arriving at our opinion, we have, among other things:

(i)	reviewed the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information regarding FBC and NYCB;

(iii)	reviewed certain information prepared, and furnished to us, by NYCB’s senior management, including certain financial forecasts, projections and estimates relating to NYCB;

(iv)	reviewed certain information prepared, and furnished to us, by FBC’s senior management, including certain financial forecasts, projections and estimates relating to FBC;

(v)

reviewed certain estimates as to potential cost savings to result from the Merger prepared, and furnished to us, by the respective senior management teams of FBC and NYCB (collectively, the “Synergies”), which were approved for our use by FBC;

(vi)

discussed the businesses, operations and prospects of FBC and NYCB, the strategic rationale for (and benefits of) the Merger and the other matters described in clauses (ii) through (v) above with members of the senior management teams of FBC and NYCB;

(vii)

reviewed certain aspects of the financial performance and condition of FBC and NYCB (as were prepared, and furnished to us, by FBC) and compared them with those of certain publicly traded companies comparable with FBC and NYCB, respectively;

(viii)	reviewed the stock trading price history for, and analysts’ consensus estimates for the future earnings of, FBC and NYCB;

The Board of Directors

Flagstar Bancorp, Inc.

April 24, 2021

(ix)

considered certain potential pro forma financial effects of the Merger on FBC and NYCB utilizing the financial forecasts, projections and estimates relating to FBC and NYCB and the potential Synergies described in clauses (iv) through (v) above (all of which were prepared, and furnished to us, by FBC); and

(x)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility or obligation to independently investigate or verify, the accuracy and completeness of all documents and information (including, but not limited, to financial information) that was supplied, provided, furnished or otherwise made available by (or on behalf of) FBC and NYCB (and their respective affiliates), or that was publicly available, to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the managements and other representatives of FBC and NYCB that they are not aware of any facts, events, developments, occurrences or circumstances that would make such documents or information incomplete, inaccurate or misleading. In our review, we have not made or obtained an independent evaluation or appraisal of any of the assets (or related collateral) or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor have we conducted any physical inspection of any of the properties, locations or facilities, of FBC, NYCB or any other entity and we assume no responsibility or obligation to perform, obtain or conduct any such evaluations, investigations, appraisals or physical inspections. We are not experts in the evaluation of deposit accounts or loan or securities portfolios, including with respect to interest rate or credit marks or allowances for losses, and we assume no responsibility or obligation for conducting a review of individual credit files or loan or securities portfolios. We express no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of FBC and NYCB has, and the pro forma combined company will have, appropriate reserves to cover any such losses or liabilities. We have not evaluated the solvency or fair value of FBC, NYCB or any other entity under any laws relating to bankruptcy, insolvency, receivership or similar matters. Our analyses and opinion also do not consider any actual, pending, threatened or potential arbitration, litigation, claims, disputes or possible unasserted claims, investigations, inquiries or other proceedings to which FBC, NYCB or any of their respective affiliates are or in the future may be a party or subject.

At your direction, our analysis relating to the business and financial prospects for FBC for purposes of this opinion have been made on the basis of (i) certain financial projections with respect to FBC prepared by the management of FBC, which were approved by you for our use (the “FBC Financial Projections”) and (ii) certain financial projections with respect to FBC that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of FBC, which forecasts were extrapolated at the direction of FBC for certain fiscal years based on your guidance and reviewed and approved by you for our use (such forecasts and extrapolations thereof, the “FBC Street Forecasts”). At your direction, our analysis relating to the business and financial prospects for NYCB for purposes of this opinion have been made on the basis of certain financial projections with respect to NYCB that were primarily derived from a consensus of selected Wall Street equity research financial forecasts identified by the management of NYCB, which forecasts were extrapolated at the direction of FBC for certain fiscal years based on your guidance and reviewed and approved by you for our use (such forecasts and extrapolations thereof, the “NYCB Forecasts”). With respect to the FBC Financial Projections, FBC Street Forecasts and NYCB Forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised by you, and we have assumed, that the FBC Financial Projections, including the potential Synergies that we have been approved and directed to utilize for purposes of our analyses and opinion, have been reasonably prepared on bases reflecting the best currently available forecasts, projections, estimates and good faith judgments of the management of FBC and the FBC Street Forecasts and NYCB Forecasts are an appropriate basis upon which to evaluate the future financial performance of FBC and NYCB, respectively. We express no opinion as to any financial forecasts, projections or estimates or the assumptions or judgments on which they are based. We have assumed that the financial results reflected in such financial forecasts, projections and estimates, including with respect to potential Synergies, will be realized in the amounts and at the times projected.

We have relied upon the assessments of the respective managements of FBC and NYCB as to, among other things, (i) the potential impact on NYCB and FBC (and their respective affiliates) of market, competitive, macroeconomic and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the financial services and banking industries and the geographic regions in which FBC and NYCB (and their

The Board of Directors

Flagstar Bancorp, Inc.

April 24, 2021

respective affiliates) operate, including the views of such managements regarding prevailing and future interest rates and capital requirements, (ii) matters relating to FBC’s and NYCB’s (and their respective affiliates’) respective loan and securities portfolios and existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, vendors, suppliers, third-party service providers and other commercial relationships, (iii) matters relating to prior acquisitions of FBC, including financial aspects involved, ongoing obligations, if any, and integration and other financial effects, and (iv) the ability to integrate the businesses of FBC and NYCB (and their respective affiliates). We have assumed that there will not be any developments with respect to any such matters that would have an adverse effect on FBC, NYCB (or their respective affiliates) or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion and that any structural or other change in effecting, consummating, or restructuring of, the Merger as permitted under the Merger Agreement would not impact or later such analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing, and which can be evaluated, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact, circumstance or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, the industries in which FBC and NYCB (and their respective affiliates) operate and the securities of FBC and NYCB have experienced and may continue to experience volatility, and we express no view or opinion as to any potential effects of such volatility on FBC, NYCB (or their respective affiliates) or the Merger (including the contemplated benefits thereof).

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to FBC, NYCB (or their respective affiliates) or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to FBC and/or the Board of Directors of FBC (the “Board”), including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting FBC, NYCB (or their respective affiliates) or the Merger (including the contemplated benefits thereof) and legal, regulatory, accounting and tax consequences to FBC, NYCB or their respective affiliates or securityholders of the terms of, and transactions contemplated by, the Merger Agreement and related documents. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without any waiver, modification, restatement or amendment of any material term, condition, provision or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on FBC, NYCB or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with FBC’s express consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes and will otherwise qualify for the intended tax treatment contemplated by the Merger Agreement. We further have assumed that the final Merger Agreement, when signed by the parties thereto, will not differ from the execution version reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion does not address the relative merits of the Merger as compared to any alternative transaction or opportunity that might be available to FBC (or its affiliates), nor does it address the underlying business decision by FBC to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure (or any alternative structure or restructuring) of the Merger or any term, aspect or implication of any voting agreement, governance arrangements or any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger (as applicable) or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of shares of FBC Common Stock (other than holders of the Excluded Shares) to the extent expressly specified herein and without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of FBC held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. In addition, we have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of FBC, NYCB or any other party.

The Board of Directors

Flagstar Bancorp, Inc.

April 24, 2021

Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise. We also express no view or opinion as to the actual value of NYCB Common Stock when issued in connection with the Merger or the prices at which shares of FBC Common Stock, NYCB Common Stock or any other securities may trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC solely for the limited purposes set forth herein.

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Exchange Ratio from a financial point of view. Our opinion does not constitute a recommendation as to how any securityholder should vote or act with respect to the Merger or any other matter.

We have been engaged solely to act as a financial advisor to FBC in connection with the Merger and will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, FBC has agreed to reimburse us for certain expenses incurred in connection with our engagement and to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As you are aware, although we and our affiliates have not provided financial advisory or financing services to FBC (or its affiliates) unrelated to the Merger or to FBC (or its affiliates) during the past two years for which we or our affiliates received compensation, we and our affiliates may in the future provide such services to FBC, NYCB and/or their respective affiliates, for which services we and our affiliates would expect to receive compensation, subject to the terms of our engagement agreement. In the ordinary course of business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of FBC, NYCB and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to holders of shares of FBC Common Stock (other than holders of the Excluded Shares).

Very truly yours,

JEFFERIES LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL permits, under certain circumstances, the indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. Except with respect to mandatory indemnification of expenses to successful defendants as described above or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not party to the proceeding, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he or she is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

NYCB has adopted provisions in the NYCB certificate of incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL, provided that, except for proceedings to enforce rights to indemnification, NYCB will indemnify an indemnitee in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors. As authorized by the DGCL, under the NYCB certificate of incorporation, no director shall be personally liable to NYCB or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under DGCL Section 174 (concerning unlawful distributions to stockholders), or (4) for any transaction from which the director derived an improper personal benefit. The NYCB certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. NYCB has purchased an insurance policy that purports to insure the officers and directors of NYCB against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

The foregoing is only a general summary of certain aspects of Delaware law and the NYCB certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the DGCL referenced above and the NYCB certificate of incorporation and bylaws.

Item 21. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among New York Community Bancorp, Inc., 615 Corp. and Flagstar Bancorp, Inc., dated as of April 24, 2021 (attached as Annex A to the amended prospectus forming a part of this Registration Statement)

2.2	Amendment No. 1, dated April 26, 2022, to the Agreement and Plan of Merger, by and among New York Community Bancorp, Inc., 615 Corp. and Flagstar Bancorp, Inc., dated as of April 24, 2021 (attached as Annex B to the amended prospectus forming a part of this Registration Statement)

3.1	Amended and Restated Certificate of Incorporation of New York Community Bancorp, Inc., dated May 7, 2001 (incorporated by reference to Exhibit 3.1 filed with NYCB’s Form 10-Q for the quarterly period ended March 31, 2001 (File No. 0-22278))

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of New York Community Bancorp, Inc., dated May 14, 2003 (incorporated by reference to Exhibit 3.2 filed with NYCB’s Form 10-K for the year ended December 31, 2003 (File No. 1-31565))

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of New York Community Bancorp, Inc., dated April 26, 2016 (incorporated by reference to Exhibit 3.1 filed with NYCB’s Form 8-K dated April 27, 2016)

3.4	Certificate of Designation of the Registrant with respect to the Series A Preferred Stock, dated March 16, 2017, filed with the Secretary of State of the State of Delaware and effective March 16, 2017 (incorporated by reference to Exhibit 3.4 of NYCB’s Registration Statement on Form 8-A (File No. 333-210919), as filed with the Securities and Exchange Commission on March 16, 2017)

3.5	Amended and Restated Bylaws of New York Community Bancorp, Inc., effective June 2, 2022 (incorporated by reference to Exhibit 3(ii) filed with NYCB’s Form 8-K filed with the Securities and Exchange Commission on June 8, 2022)

4.1	Specimen Stock Certificate of New York Community Bancorp, Inc. (incorporated by reference to Exhibit 4.1 filed with NYCB’s Form 10-Q for the quarterly period ended September 30, 2017 (File No. 1-31565))

4.2	Deposit Agreement, dated as of March 16, 2017, by and among New York Community Bancorp, Inc., Computershare, Inc., and Computershare Trust Company, N.A., as joint depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 filed with NYCB’s Form 8-K filed with the Securities and Exchange Commission on March 17, 2017)

4.3	Form of certificate representing the Series A Preferred Stock (incorporated by reference to Exhibit 4.1 filed with NYCB’s Form 8-K filed with the Securities and Exchange Commission on March 17, 2017)

4.4	Form of depositary receipt representing the Depositary Shares (incorporated by reference to Exhibit 4.1 filed with NYCB’s Form 8-K filed with the Securities and Exchange Commission on March 17, 2017)

4.5	Description of securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934 (incorporated by reference to Exhibit 4.5 filed with NYCB’s Form 10-K filed with the Securities and Exchange Commission on February 28, 2020)

4.6	Registrant will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries

5.1	Opinion of Sullivan & Cromwell LLP as to validity of the securities being registered*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. income tax aspects of the mergers*

21	Subsidiaries of New York Community Bancorp, Inc. (incorporated by reference to the caption “Subsidiaries” contained in Part I of New York Community Bancorp, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2022)

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Sullivan & Cromwell LLP (included as part of its opinion filed as Exhibit 5.1)*

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of its opinion filed as Exhibit 8.1)*

24.1	Powers of Attorneys of Directors and Officers of New York Community Bancorp, Inc. (included on signature page)*

99.3	Consent of Piper Sandler & Co.*

99.4	Consent of Goldman Sachs & Co. LLC

99.5	Consent of Morgan Stanley & Co. LLC*

99.6	Consent of Jefferies LLC*

99.7	Consent of Alessandro DiNello to be named as a director*

99.8	Consent of David Treadwell to be named as a director*

*	previously filed.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)

That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hicksville, State of New York, on September 28, 2022.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Thomas R. Cangemi
	Name:	Thomas R. Cangemi
	Title:	Chairman, President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 2 to the registration statement has been signed by the following persons in the capacities indicated on September 28, 2022.

Signature	Title

/s/ Thomas R. Cangemi Thomas R. Cangemi	Chairman, President & Chief Executive Officer (Principal Executive Officer) and Director

/s/ John J. Pinto John J. Pinto	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Wann Robert Wann	Senior Executive Vice President, Chief Operating Officer (Principal Operating Officer), and Director

* Dominick Ciampa	Director

* Hanif W. Dahya	Director

* Leslie D. Dunn	Director

/s/ Marshall J. Lux Marshall J. Lux	Director

* James J. O’Donovan	Director

* Lawrence Rosano, Jr.	Director

* Ronald A. Rosenfeld	Director

* Lawrence J. Savarese	Director

*By:	/s/ Thomas R. Cangemi
Thomas R. Cangemi
(Attorney-in-Fact)
September 28, 2022